As filed with the Securities and Exchange Commission on September 23, 1997

                                                      Registration No. 333-32711

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ----------------------

                              JP Foodservice, Inc.
             (Exact name of Registrant as specified in its charter)

       Delaware                             5141                     52-1634568
    (State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)

                            ----------------------

                            9830 Patuxent Woods Drive
                            Columbia, Maryland 21046
                                 (410) 312-7100
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                            ----------------------

                                David M. Abramson
                    Senior Vice President and General Counsel
                              JP Foodservice, Inc.
                            9830 Patuxent Woods Drive
                            Columbia, Maryland 21046
                                 (410) 312-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ----------------------

                                  Copies to:

   Richard J. Parrino                Edward D. Herlihy                 Elizabeth C. Kitslaar
  Hogan & Hartson, L.L.P.      Wachtell, Lipton, Rosen & Katz       Jones, Day, Reavis & Pogue
555 Thirteenth Street, N.W.         51 West 52nd Street                   77 West Wacker
  Washington, D.C.  20004           New York, NY  10019            Chicago, Illinois  60601-1692
      (202) 637-5600                   (212) 403-1000                     (312) 782-3939

                            ----------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of a subsidiary of JP Foodservice, Inc. and Rykoff-Sexton, Inc., as described in the Agreement and Plan of Merger, dated as of June 30, 1997, as amended (the "Merger Agreement"), attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                            ----------------------


                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
   Title of Each Class of      Amount to be   Offering Price
      securities to be          registered       Per Unit      Aggregate Offering Price   Amount of Registration Fee
         registered
----------------------------------------------------------------------------------------------------------------------
        Common Stock            25,680,118 (1)         N.A.          $ 746,252,000 (2)      $ 226,137 (2)
  $.01 par value per share
----------------------------------------------------------------------------------------------------------------------
       Warrants to
     purchase Common
  Stock, par value $.01
        per share                  (3)              (4)              $   3,496,002 (4)      $   1,060
----------------------------------------------------------------------------------------------------------------------

                            ----------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Includes the maximum number of shares of Common Stock to be registered hereunder that may be issuable pursuant to the Merger as described herein. Based upon the product of (a) 30,571,569, the number of shares of Common Stock, par value $.10 per share, of Rykoff-Sexton, Inc. outstanding, assuming (i) the exercise of all Rykoff-Sexton stock options currently expected to be exercisable prior to January 1, 1998, plus (ii) the issuance of shares under all Rykoff-Sexton performance share awards times (b) 0.84, the Exchange Ratio (as defined in the Merger Agreement). Such shares of Common Stock were previously registered. Also includes, pursuant to Rule 416 under the Securities Act, such indeterminate number of shares of Common Stock as may be issuable upon exercise of the Warrants.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act. Such registration fee was previously paid.

(3) Reflects Warrants to purchase an aggregate of 278,679 shares of Common Stock as of August 31, 1997. Pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock is being registered to cover any adjustments in the number of shares issuable upon exercise of the Warrants.

(4)  Reflects a Warrant aggregate exercise purchase price of $3,496,002.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

[JP FOODSERVICE, INC. LOGO]                                 JP Foodservice, Inc.
                                                       9830 Patuxent Woods Drive
                                                        Columbia, Maryland 21046
                                                       Telephone: (410) 312-7100






Dear Stockholder:

     It is my pleasure to invite you to attend the 1997 Annual Meeting of Stockholders (the "JP Foodservice Annual Meeting") of JP Foodservice, Inc. ("JP Foodservice"), which will be held on _____________ ___, 1997 at _____ a.m., local time, at ____________________________.

     At the meeting, you will be asked to approve the issuance of JP Foodservice Common Stock in connection with an Agreement and Plan of Merger described herein (the "Merger Agreement") pursuant to which Rykoff-Sexton, Inc. ("Rykoff-Sexton") will be merged with and into a wholly-owned subsidiary of JP Foodservice (the "Merger") and will become a wholly-owned subsidiary of JP Foodservice. As discussed in the accompanying Joint Proxy Statement/Prospectus, in the Merger each outstanding share of Common Stock of Rykoff-Sexton will be converted into the right to receive 0.84 of a share of JP Foodservice Common Stock. Current stockholders of JP Foodservice and current stockholders of Rykoff-Sexton will each own approximately one-half of JP Foodservice Common Stock outstanding immediately after the Merger.

     Rykoff-Sexton is the nation's third largest broadline distributor of food and related non-food products. It currently offers more than 40,000 products to over 100,000 customers in 32 service areas throughout the United States, including many important metropolitan areas.

     We believe that this business combination brings together two strong companies with highly complementary operations, geographies, product lines and management resources. The Merger will result in a combined enterprise that will constitute the nation's second largest broadline foodservice distributor. JP Foodservice after the Merger will have a nationwide distribution network capable of serving an area covering more than 85% of the country's population.

     Following the Merger, I will continue to serve as Chairman and Chief Executive Officer of JP Foodservice. Mark Van Stekelenburg, currently Chairman and Chief Executive Officer of Rykoff-Sexton, will become Vice Chairman and President of JP Foodservice. JP Foodservice's Board of Directors after the Merger will consist of the nine current JP Foodservice directors, five current Rykoff-Sexton directors, two Merrill Lynch designees and one new, independent director to be added after closing of the Merger.

     The accompanying Notice of Annual Meeting of Stockholders and Joint Proxy Statement/Prospectus contain information about the Merger and the JP Foodservice Annual Meeting, including information about a number of other important proposals you will be asked to approve. The Joint Proxy Statement/Prospectus also contains information about Rykoff-Sexton. We urge you to give this material your complete attention.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE IN THE BEST INTERESTS OF JP FOODSERVICE AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ALL JP FOODSERVICE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF JP FOODSERVICE COMMON STOCK IN CONNECTION WITH THE MERGER.

     It is important that your shares be represented at the JP Foodservice Annual Meeting. Therefore, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the JP Foodservice Annual Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

     We hope you will find it possible to attend the JP Foodservice Annual Meeting. We look forward to the successful combination of JP Foodservice and Rykoff-Sexton, and to your continued support as a stockholder of JP Foodservice.

                                         Sincerely,




                                         James L. Miller
                                         Chairman, President and Chief
                                          Executive Officer

                              JP FOODSERVICE, INC.
                            9830 Patuxent Woods Drive
                            Columbia, Maryland 21046

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be held on ________ ___, 1997


     TO THE STOCKHOLDERS OF JP FOODSERVICE, INC.:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of JP Foodservice, Inc., a Delaware corporation ("JP Foodservice"), will be held on __________, 1997 at _______ a.m., local time, at _______________________________
(the "JP Foodservice Annual Meeting"), or at any adjournment or postponement thereof, for the following purposes:

           1. To consider and vote upon the issuance of shares of JP Foodservice Common Stock, par value $.01 per share (the "JP Foodservice Common Shares"), in connection with an Agreement and Plan of Merger, dated as of June 30, 1997, as amended (the "Merger Agreement"), among JP Foodservice, Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), and Hudson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JP Foodservice ("Merger Sub"), pursuant to which, among other things, (i) Rykoff-Sexton will be merged with and into Merger Sub (the "Merger") and (ii) each outstanding share of Common Stock, par value $.10 per share (the "Rykoff-Sexton Common Shares"), of Rykoff-Sexton will be converted into the right to receive 0.84 (the "Exchange Ratio") of a JP Foodservice Common Share. The Exchange Ratio, which was determined through negotiations between JP Foodservice and Rykoff-Sexton, is fixed pursuant to the Merger Agreement and will not be subject to increase or decrease based on changes in the market values of the JP Foodservice Common Shares or the Rykoff-Sexton Common Shares. JP Foodservice expects to issue approximately 24,000,000 JP Foodservice Common Shares as of the effective time of the Merger. No time of fractional JP Foodservice Common Shares will be issued in connection with the Merger. In lieu of such fractional shares, a holder of Rykoff-Sexton Common Shares will receive an amount in cash equal to the fractional portion of a JP Foodservice Common Share such holder would have received based on the Exchange Ratio multiplied by the average closing price of a JP Foodservice Common Share over the ten trading days ending on the fifth day preceding consummation of the Merger. The aggregate amount of such cash to be paid cannot be precisely determined until the effective time of the Merger, but will not exceed such average JP Foodservice Common Share price, multiplied by the number of holders of Rykoff-Sexton Common Shares at the effective time of the Merger. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AND THE APPENDICES THERETO WHICH FORM A PART OF THIS NOTICE, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

           2. To consider and vote upon a proposal to elect three directors of JP Foodservice for terms expiring at the JP Foodservice Annual Meeting of Stockholders in the year 2000.

           3. To consider and vote upon a proposal to amend JP Foodservice's Restated Certificate of Incorporation to increase the number of authorized JP Foodservice Common Shares from 75,000,000 shares to 150,000,000 shares.

           4. To consider and vote upon a proposal to (i) amend the 1994 JP Foodservice Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of JP Foodservice Common Shares authorized for issuance under the Stock Incentive Plan from 1,532,404 shares to 2,600,000 shares and (ii) amend the Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

           5. To consider and vote upon a proposal to amend the JP Foodservice Stock Option Plan for Outside Directors (the "Director Plan") to (i) increase the number of JP Foodservice Common Shares authorized for issuance under the Director Plan from 100,000 shares to 200,000 shares, (ii) increase the number of JP Foodservice Common Shares subject to annual option grants under the Director Plan from 1,000 shares to 2,000 shares and
     (iii) modify the eligibility requirements for awards under the Director
     Plan.

           6. To transact such other matters as may arise relating to the conduct of the JP Foodservice Annual Meeting or any one or more adjournments or postponements thereof.

     Only holders of record of JP Foodservice Common Shares at the close of business on ________, 1997, the record date for the JP Foodservice Annual Meeting, are entitled to notice of, and to vote at, the JP Foodservice Annual Meeting and any adjournments or postponements thereof. Approval of the issuance of JP Foodservice Common Shares in connection with the Merger will require the affirmative vote of the holders of a majority of the JP Foodservice Common Shares present or represented at the JP Foodservice Annual Meeting and entitled to vote.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE JP FOODSERVICE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE JP FOODSERVICE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF A PROXY IS SIGNED BUT NO VOTING INSTRUCTIONS ARE INDICATED THEREON, SUCH PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH IN THIS NOTICE OF ANNUAL MEETING. IF YOU ATTEND THE JP FOODSERVICE ANNUAL MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors



                                            David M. Abramson
                                            Secretary


Columbia, Maryland
             , 1997
-------------

[RYKOFF-SEXTON LOGO]                                         Rykoff-Sexton, Inc.
                                                             613 Baltimore Drive
                                                  East Mountain Corporate Center
                                                Wilkes-Barre, Pennsylvania 18702
                                                       Telephone: (717) 831-7500







Dear Fellow Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Rykoff-Sexton Special Meeting") of Rykoff-Sexton, Inc. ("Rykoff-Sexton"), which will be held on ____________, 1997 at _____________ a.m. (local time) at
___________________________.

     At this important meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger (the "Merger Agreement") described herein pursuant to which Rykoff-Sexton will be merged (the "Merger") with and into a wholly-owned subsidiary of JP Foodservice, Inc. ("JP Foodservice"). As discussed in the accompanying Joint Proxy Statement/Prospectus, in the Merger each outstanding share of Rykoff-Sexton Common Stock will be converted into the right to receive 0.84 of a share of JP Foodservice Common Stock. Current Rykoff-Sexton stockholders will hold approximately one half of JP Foodservice Common Stock outstanding after the Merger.

     JP Foodservice is the nation's fifth largest broadline distributor of food and related products to restaurants and institutional foodservice establishments. JP Foodservice markets and distributes 30,000 national, private and signature brand items to over 34,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools, in the MidAtlantic, Midwestern and Northeastern regions of the United States and in Las Vegas, Nevada. JP Foodservice's diverse customer base encompasses both independent and chain businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Eurest Dining Services, Ruby Tuesday and Pizzeria Uno.

     We believe that the strategic combination between Rykoff-Sexton and JP Foodservice offers a significant opportunity for our stockholders, customers and employees. The merger of Rykoff-Sexton and JP Foodservice will result in a combined enterprise with pro forma fiscal 1997 annual sales of more than $5.1 billion, constituting the nation's second largest broadline foodservice distribution company.

It will enhance our nationwide distribution capabilities and create a company with a customer base of more than 130,000 restaurant, hotel and institutional foodservice customers throughout the United States. Following completion of the Merger, the combined company will be known as JP Foodservice, Inc. and will be headquartered in Columbia, Maryland. Its Common Stock will continue to trade on the New York Stock Exchange under the JPF symbol.

     As a result of the Merger, we expect to build upon the progress that we have made in recent years in sharpening our strategic focus, improving our operational efficiency, and positioning the company for sustained, profitable growth. We are pleased to be a part of a combined enterprise whose product mix will include a broad range of domestic and imported offerings, and whose distribution, technological and marketing skills will form a strong foundation for enhanced growth.

     Following the Merger, Jim Miller, current Chairman, President and Chief Executive Officer of JP Foodservice, will be Chairman and Chief Executive Officer of the combined company, and I will become Vice Chairman and President and a director of the combined company. After the Merger, the company's Board of Directors will consist of the nine current JP Foodservice directors, five current Rykoff-Sexton directors, two Merrill Lynch designees and one new, independent director to be added after completion of the Merger.

     The accompanying Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus contain information about the Merger and the Rykoff-Sexton Special Meeting. The Joint Proxy Statement/Prospectus also contains information regarding JP Foodservice. We urge you to give this material your complete attention.

     The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of shares of Rykoff-Sexton Common Stock outstanding on _______________, 1997, the record date for the Rykoff-Sexton Special Meeting.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF RYKOFF-SEXTON HAS DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF RYKOFF-SEXTON, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT RYKOFF-SEXTON STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     It is important that your shares be represented at the Rykoff-Sexton Special Meeting. Therefore, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Rykoff-Sexton Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

     We hope you will find it possible to attend the Rykoff-Sexton Special Meeting. As fellow stockholders, we are excited by the opportunities created by the Merger. We believe that the combined company will be a larger, more diverse company with increased financial stability that will be well-positioned to capitalize on strategic and other opportunities. We therefore urge you to return your proxy card promptly.

                                              Sincerely yours,

                                              Mark Van Stekelenburg
                                              Chairman, President and
                                                Chief Executive Officer



                             YOUR VOTE IS IMPORTANT
                    PLEASE COMPLETE, SIGN AND DATE AND RETURN
                            THE ENCLOSED PROXY CARD.

                               RYKOFF-SEXTON, INC.
                               613 Baltimore Drive
                         East Mountain Corporate Center
                        Wilkes-Barre, Pennsylvania 18702

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To be held on __________, 1997

TO THE STOCKHOLDERS OF RYKOFF-SEXTON, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), will be held at ___________________, on ___________, ________________, 1997 at ________ a.m.
(local time) (the "Rykoff-Sexton Special Meeting"), or at any adjournment or postponement thereof, for the following purposes:

           1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of June 30, 1997, as amended (the "Merger Agreement"), by and among Rykoff-Sexton, JP Foodservice, Inc., a Delaware corporation ("JP Foodservice"), and Hudson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JP Foodservice ("Merger Sub"), pursuant to which, among other things (a) Rykoff-Sexton will be merged with and into Merger Sub (the "Merger"), and (b) each outstanding share of Rykoff-Sexton Common Stock, par value $.10 per share (the "Rykoff-Sexton Common Shares"), will be converted into the right to receive 0.84 (the "Exchange Ratio") of a share of JP Foodservice Common Stock, par value $.01 per share (the "JP Foodservice Common Shares"). The Exchange Ratio, which was determined through negotiations between JP Foodservice and Rykoff-Sexton, is fixed pursuant to the Merger Agreement and will not be subject to increase or decrease based on changes in the market values of the JP Foodservice Common Shares or the Rykoff-Sexton Common Shares. JP Foodservice expects to issue approximately 24,000,000 JP Foodservice Common Shares as of the effective time of the Merger. No fractional JP Foodservice Common Shares will be issued in connection with the Merger. In lieu of such fractional shares, a holder of Rykoff-Sexton Common Shares will receive an amount in cash equal to the fractional portion of a JP Foodservice Common Share such holder would have received based on the Exchange Ratio multiplied by the average closing price of a JP Foodservice Common Share over the ten trading days ending on the fifth day preceding consummation of the Merger. The aggregate amount of such cash to be paid cannot be precisely determined until the effective time of the

     Merger, but will not exceed such average JP Foodservice Common Share price, multiplied by the number of holders of Rykoff-Sexton Common Shares at the effective time. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES THERETO THAT FORM A PART OF THIS NOTICE, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

           2. To transact such other matters as may arise relating to the conduct of the Rykoff-Sexton Special Meeting or any one or more adjournments or postponements thereof.

     Only holders of record of Rykoff-Sexton Common Shares at the close of business on _____________, 1997, the record date for the Rykoff-Sexton Special Meeting, are entitled to receive notice of, and to vote at, the Rykoff-Sexton Special Meeting and any adjournments or postponements thereof.

     The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of Rykoff-Sexton Common Shares outstanding on the record date for the Rykoff-Sexton Special Meeting.

     Pursuant to the Delaware General Corporation Law, Rykoff-Sexton stockholders are not entitled to appraisal rights in connection with the Merger, because the Rykoff-Sexton Common Shares are listed on the New York Stock Exchange and such stockholders will receive as consideration in the Merger only JP Foodservice Common Shares, which are listed on the New York Stock Exchange, and cash in lieu of fractional shares.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE RYKOFF-SEXTON SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE RYKOFF-SEXTON SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF A PROXY IS SIGNED BUT NO VOTING INSTRUCTIONS ARE INDICATED THEREON, SUCH PROXY WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT. IF YOU ATTEND THE RYKOFF-SEXTON SPECIAL MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors



                                            Robert J. Harter, Jr.
                                            Secretary

Wilkes-Barre, Pennsylvania
           , 1997
-----------

             Subject to Completion, Dated September 22, 1997

                             JP FOODSERVICE, INC.

                                      AND

                              RYKOFF-SEXTON, INC.

                             JOINT PROXY STATEMENT

                                ---------------

                    PROSPECTUS OF JP FOODSERVICE, INC.



     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of JP Foodservice, Inc., a Delaware corporation ("JP Foodservice"), in connection with the solicitation of proxies by the JP Foodservice Board of Directors for use at the 1997 Annual Meeting of Stockholders of JP Foodservice (including any adjournments or postponements thereof, the "JP Foodservice Annual Meeting") to be held on ___________, 1997 at ____ a.m., local time, at _____________________________________________________________________________,
for the purposes set forth in the accompanying Notice to the stockholders of JP Foodservice.

     This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), in connection with the solicitation of proxies by the Rykoff-Sexton Board of Directors for use at a Special Meeting of Rykoff-Sexton stockholders (including any adjournments or postponements thereof, the "Rykoff-Sexton Special Meeting") to be held on _____________, 1997 at ____ a.m., local time, at
__________________________ ___________________________________________, for the
purposes set forth in the accompanying Notice to the stockholders of Rykoff-Sexton.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of JP Foodservice relating to shares of its common stock, par value $.01 per share (the "JP Foodservice Common Shares"), and common stock purchase warrants evidencing the right to purchase JP Foodservice Common Shares to be issued by JP Foodservice in accordance with the terms of the Agreement and Plan of Merger, dated as of June 30, 1997, as amended as of September 3, 1997 (the "Merger Agreement"), described in this Joint Proxy Statement/Prospectus and attached hereto as Appendix A, by and among JP Foodservice, Hudson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JP Foodservice ("Merger Sub"), and Rykoff-Sexton. Pursuant to the

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion, Dated August 1, 1997


                             JP FOODSERVICE, INC.

                                      AND

                              RYKOFF-SEXTON, INC.

                             JOINT PROXY STATEMENT

                                ---------------

                      PROSPECTUS OF JP FOODSERVICE, INC.

                       __________ SHARES OF COMMON STOCK

                                ---------------

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of JP Foodservice, Inc., a Delaware corporation ("JP Foodservice"), in connection with the solicitation of proxies by the JP Foodservice Board of Directors for use at a Special Meeting of JP Foodservice stockholders (including any adjournments or postponements thereof, the "JP Foodservice Special Meeting") to be held on ___________, 1997 at ____ a.m., local time, at __________________________________ ___________________________________________,
for the purposes set forth in the accompanying Notice to the stockholders of JP Foodservice.

     This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), in connection with the solicitation of proxies by the Rykoff-Sexton Board of Directors for use at a Special Meeting of Rykoff-Sexton stockholders (including any adjournments or postponements thereof, the "Rykoff-Sexton Special Meeting") to be held on _____________, 1997 at ____ a.m., local time, at
__________________________ ___________________________________________, for the
purposes set forth in the accompanying Notice to the stockholders of Rykoff-Sexton.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of JP Foodservice relating to 25,680,118 shares of its Common Stock, par value $.01 per share (the "JP Foodservice Common Shares"), to be issued by JP Foodservice in accordance with the terms of the Agreement and Plan of Merger, dated as of June 30, 1997 (the "Merger Agreement"), described in this Joint Proxy Statement/Prospectus and attached hereto as Appendix A, by and among JP Foodservice, Hudson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JP Foodservice ("Merger Sub"), and Rykoff-Sexton. Pursuant to the Merger Agreement, Rykoff-Sexton will be merged with and into Merger Sub (the "Merger") and each outstanding share of Common Stock, par value $.10 per share, of Rykoff-Sexton (the "Rykoff-Sexton Common Shares") will be converted into the right to receive 0.84 of a JP Foodservice Common Share.

     See "RISK FACTORS" beginning on page 30 for a discussion of certain risks.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of JP Foodservice and Rykoff-Sexton on or about ___________________, 1997.

     This Joint Proxy Statement/Prospectus does not cover any resales of JP Foodservice Common Shares to be received by Rykoff-Sexton stockholders upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with any such resale.

                        ------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
               AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                    ADEQUACY OF THIS JOINT PROXY STATEMENT/
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------

The date of this Joint Proxy Statement/Prospectus is _________, 1997.

Merger Agreement, Rykoff-Sexton will be merged with and into Merger Sub (the "Merger") and each outstanding share of Common Stock, par value $.10 per share, of Rykoff-Sexton (the "Rykoff-Sexton Common Shares") will be converted into the right to receive 0.84 of a JP Foodservice Common Share.

     See "RISK FACTORS" beginning on page 33 for a discussion of certain risks.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of JP Foodservice and Rykoff-Sexton on or about ___________________,1997.

     This Joint Proxy Statement/Prospectus does not cover any resales of JP Foodservice Common Shares or Warrants (or underlying JP Foodservice Common Shares) to be received by Rykoff-Sexton stockholders upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with any such resale.





             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
               STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS JOINT PROXY STATEMENT/
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                           ---------------------------


The date of this Joint Proxy Statement/Prospectus is _________, 1997.

                                TABLE OF CONTENTS


                                                                                                    Page
                                                                                                    ----
AVAILABLE INFORMATION................................................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................1
FORWARD-LOOKING STATEMENTS...........................................................................4
SUMMARY..............................................................................................5
      The Companies..................................................................................5
      Meetings of Stockholders.......................................................................6
      The Merger.....................................................................................9
      Dividends and Market Prices of JP Foodservice and Rykoff-Sexton Common Shares..................24
      Summary Unaudited Pro Forma Combined Consolidated Financial Data of JP Foodservice and
        Rykoff-Sexton................................................................................27
      Summary Historical Consolidated Financial Data of JP Foodservice...............................29
      Summary Historical Consolidated Financial Data of Rykoff-Sexton................................30
      Comparative Unaudited Per Share Data...........................................................31
RISK FACTORS.........................................................................................33
      Uncertainties in Integrating Business Operations and Achieving Cost Savings; Possible
        Dilution.....................................................................................33
      Effect of Significant Indebtedness on Results of Operations and Financial Condition of
        Combined Company.............................................................................34
      Offer to Purchase Rykoff-Sexton Senior Subordinated Notes......................................35
      Shares Eligible for Future Sale................................................................36
      Potential Influence by and Relationship with ML Investors......................................36
      Factors Relating to Future Acquisitions........................................................37
      JP Foodservice Dividend Policy.................................................................38
      Fixed Exchange Ratio...........................................................................38
THE JP FOODSERVICE ANNUAL MEETING....................................................................40
      Date, Time and Place of Meeting................................................................40
      Record Date and Outstanding Shares.............................................................40
      Voting of Proxies..............................................................................40
      Vote Required..................................................................................40
      Quorum; Broker Non-Votes.......................................................................41
      Solicitation of Proxies and Expenses...........................................................42
THE RYKOFF-SEXTON SPECIAL MEETING....................................................................44
      Date, Time and Place of Meeting................................................................44
      Record Date and Outstanding Shares.............................................................44
      Voting of Proxies..............................................................................44
      Vote Required..................................................................................44
      Quorum; Broker Non-Votes.......................................................................45
      Solicitation of Proxies and Expenses...........................................................45
THE MERGER...........................................................................................47
      General........................................................................................47
      Background of the Merger.......................................................................48
      Recommendation of the JP Foodservice Board of Directors; Reasons for the Merger................50
      Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger.................61
      Potential Cost Savings and Operating Synergies.................................................64
      Opinions of Financial Advisors to JP Foodservice...............................................66


      Opinions of Financial Advisors to Rykoff-Sexton................................................75
      Interests of Certain Persons in the Merger.....................................................83
      Certain Federal Income Tax Consequences........................................................88
      Restrictions on Resale of JP Foodservice Common Shares by Affiliates...........................91
      Amendments to Rights Plans.....................................................................92
      Clearance Under Federal Antitrust Laws.........................................................92
      Accounting Treatment...........................................................................93
      Listing of JP Foodservice Common Shares on the NYSE............................................93
      Absence of Dissenters' Rights..................................................................94
      Exchange of Certificates.......................................................................94
THE MERGER AGREEMENT.................................................................................96
      General........................................................................................96
      Effective Time.................................................................................98
      Representations and Warranties.................................................................98
      Business of Rykoff-Sexton Pending the Merger...................................................100
      Business of JP Foodservice Pending the Merger..................................................102
      No Solicitation................................................................................104
      Certain Other Covenants........................................................................104
      Conditions; Waivers............................................................................107
      Amendment; Termination.........................................................................109
      Termination Fees...............................................................................111
      Expenses.......................................................................................112
OTHER AGREEMENTS.....................................................................................113
      Support Agreement..............................................................................113
      Stock Option Agreements........................................................................115
      Standstill Agreement...........................................................................120
      Registration Rights Agreement..................................................................127
UNAUDITED PRO FORMA COMBINING CONSOLIDATED FINANCIAL STATEMENTS FOR THE MERGER.......................130
DESCRIPTION OF PROPOSED NEW FINANCING ARRANGEMENTS...................................................137
      New Credit Facility............................................................................137
      Receivables Securitization.....................................................................140
OWNERSHIP OF JP FOODSERVICE COMMON SHARES............................................................141
MANAGEMENT OF JP FOODSERVICE AFTER THE MERGER........................................................145
      Directors......................................................................................145
      Executive Officers.............................................................................150
      JP Foodservice Executive Compensation..........................................................152
      Rykoff-Sexton Executive Compensation...........................................................164
JP FOODSERVICE ANNUAL MEETING PROPOSALS..............................................................175
      JP Foodservice Director Election Proposal......................................................175
      JP Foodservice Charter Amendment Proposal......................................................179
      JP Foodservice Stock Incentive Plan Amendment Proposal.........................................181
      JP Foodservice Director Plan Amendment Proposal................................................194
      Independent Accountants........................................................................202
      Section 16(a) Beneficial Ownership Reporting Compliance........................................203
      Stockholder Proposals for 1998 JP Foodservice Annual Meeting...................................203
DESCRIPTION OF JP FOODSERVICE........................................................................205
DESCRIPTION OF RYKOFF-SEXTON.........................................................................207
DESCRIPTION OF JP FOODSERVICE CAPITAL STOCK..........................................................208
      General........................................................................................208
      Common Shares, Rights and Series A Preferred Stock.............................................209
      Preferred Stock................................................................................214
WARRANTS.............................................................................................215
DESCRIPTION OF RYKOFF-SEXTON CAPITAL STOCK...........................................................217


      General........................................................................................217
      Common Shares, Rights and Series A Preferred Stock.............................................217
      Preferred Stock................................................................................222
COMPARATIVE RIGHTS OF JP FOODSERVICE STOCKHOLDERS AND RYKOFF-SEXTON STOCKHOLDERS.....................223
      Authorized Shares of Capital Stock; Dividend Rights............................................223
      Voting Rights..................................................................................224
      Supermajority Voting Requirements; Business Combinations.......................................224
      Appraisal Rights...............................................................................226
      Special Meetings of Stockholders...............................................................227
      Stockholder Action Without a Meeting...........................................................228
      Stockholder Proposal Procedures................................................................228
      Stockholder Rights Plan........................................................................228
      Classified Board of Directors..................................................................229
      Nominations of Directors.......................................................................229
      Removal of Directors...........................................................................230
      Vacancies in the Board of Directors............................................................230
      Indemnification................................................................................230
      Limitation of Personal Liability of Directors..................................................230
      Amendment of Charter Documents.................................................................231
      Amendment of By-Laws...........................................................................232
LEGAL MATTERS........................................................................................233
EXPERTS..............................................................................................233
STOCKHOLDER PROPOSALS................................................................................233
OTHER MATTERS........................................................................................234


                             AVAILABLE INFORMATION

     JP Foodservice and Rykoff-Sexton are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information filed by JP Foodservice and Rykoff-Sexton can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site (http//: www.sec.gov) that contains reports, proxy statements and other information regarding registrants such as JP Foodservice and Rykoff-Sexton that file electronically with the SEC. This Joint Proxy Statement/Prospectus was filed electronically with the SEC. In addition, material filed by JP Foodservice and Rykoff-Sexton can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the JP Foodservice Common Shares and the Rykoff-Sexton Common Shares are listed.

     JP Foodservice has filed with the SEC a registration statement on Form S-4 (herein, together with any amendments, supplements and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the JP Foodservice Common Shares to be issued in connection with the transactions contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are necessarily summaries of such documents, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. JP Foodservice or Rykoff-Sexton, as applicable, will provide without charge to each person to whom this Joint Proxy Statement/Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Joint Proxy Statement/Prospectus incorporates). Oral or written requests for JP Foodservice documents should be directed to JP Foodservice, Inc., 9830 Patuxent Woods Drive, Columbia, Maryland 21046, telephone number (410) 312-7100, attention: David M. Abramson, Senior Vice President and General Counsel. Oral or written requests for Rykoff-Sexton documents should be directed to Rykoff-Sexton, Inc., 613 Baltimore Drive, East Mountain Corporate Center, Wilkes-Barre, Pennsylvania 18702, telephone number (717) 831-7500, attention: Richard J. Martin, Executive Vice President and Chief Financial Officer. To ensure timely delivery of the documents, any request should be made by _________, 1997.

     The following documents or portions of documents filed by JP Foodservice with the SEC pursuant to the Exchange Act are incorporated herein by reference:


         1. JP Foodservice's Annual Report on Form 10-K for the fiscal year ended June 28, 1997, including the information incorporated by reference from JP Foodservice's 1997 Annual Report to Stockholders (the "JP Foodservice Annual Report on Form 10-K");

         2. JP Foodservice's Current Reports on Form 8-K dated June 30, 1997 and September 3, 1997;

         3. the description of the JP Foodservice Common Shares which is contained in JP Foodservice's Registration Statement on Form 8-A filed pursuant to the Exchange Act on December 19, 1996, including any amendments or reports filed for the purpose of updating such description; and

         4. the description of the preferred share purchase rights attached to the JP Foodservice Common Shares which is contained in JP Foodservice's Registration Statement on Form 8-A filed pursuant to the Exchange Act on December 19, 1996, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by JP Foodservice pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the JP Foodservice Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     The following documents previously filed by Rykoff-Sexton with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         1. Rykoff-Sexton's Annual Report on Form 10-K for the year ended June 28, 1997 (the "Rykoff-Sexton Annual Report on Form 10-K"); and

          2. Rykoff-Sexton's Current Reports on Form 8-K dated June 30, 1997 and September 3, 1997.

     All documents filed by Rykoff-Sexton pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Rykoff-Sexton Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Statements herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     No person is authorized to give any information or to make any representations with respect to the matters described in this Joint Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by JP Foodservice or Rykoff-Sexton. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of JP Foodservice or Rykoff-Sexton since the date hereof or that the information in this Joint Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof. All information regarding JP Foodservice and Merger Sub, and all pro forma financial information, in this Joint Proxy Statement/Prospectus has been supplied by JP Foodservice, and all information regarding Rykoff-Sexton herein has been supplied by Rykoff-Sexton.

                          FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding JP Foodservice, Rykoff-Sexton or the combined company's expected future financial position, business strategy, cost savings and operating synergies, projected costs and plans, and objectives of management for future operations are forward-looking statements. Although JP Foodservice and Rykoff-Sexton believe their respective expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include, among others, the factors set forth under the caption "Risk Factors," general economic and business and market conditions, changes in federal laws, difficulties in achieving expected cost savings and operating synergies from the Merger, increased competitive pressure in the combined company's industry, costs or difficulties relating to the integration of the businesses of JP Foodservice and Rykoff-Sexton, and the ability of JP Foodservice and Rykoff-Sexton to achieve the goals described under the caption "The Merger."

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Appendices hereto. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices and the documents incorporated herein by reference. References to Rykoff-Sexton after the Effective Time (as defined herein) refer to Merger Sub, which will be the surviving corporation in the Merger and will be renamed Rykoff-Sexton, Inc. as of the Effective Time. Unless otherwise indicated or the context otherwise requires, references to the number of JP Foodservice Common Shares to be issued in connection with the Merger (i) are based upon the number of Rykoff-Sexton Common Shares outstanding as of August 31, 1997, Performance Share Awards (as defined herein) outstanding as of September 15, 1997 and other Rykoff-Sexton Common Shares issuable as of the Effective Time and (ii) assume no JP Foodservice Common Shares have been issued pursuant to the exercise of any Assumed Options or Assumed Warrants (as defined herein). Stockholders of JP Foodservice and Rykoff-Sexton are urged to read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety.


The Companies


     JP Foodservice. JP Foodservice is a leading broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States and in Las Vegas, Nevada. JP Foodservice ranks as the nation's fifth largest broadline distributor based on pro forma 1996 calendar year net sales, including the results of foodservice distribution businesses acquired by it in fiscal 1997. JP Foodservice markets and distributes from its 15 full-service distribution centers over 30,000 national, private and signature brand items to over 34,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. This diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses. JP Foodservice's comprehensive product line provides its customers with a single source to satisfy substantially all of their foodservice needs. The principal executive offices of JP Foodservice are located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, and JP Foodservice's telephone number is
(410) 312-7100. See "Description of JP Foodservice."


     Rykoff-Sexton. Rykoff-Sexton is a leading distributor and manufacturer of high-quality food and related non-food products for the foodservice industry throughout the United States. Rykoff-Sexton distributes its product line of more than 40,000 items to over 100,000 foodservice customers, including restaurants, industrial cafeterias, healthcare facilities, schools and colleges, supermarket service delicatessen departments, lodging establishments and other segments of the travel and leisure markets. It also offers equipment and supplies and design and engineering services for all types of foodservice operations. Established in 1911,

Rykoff-Sexton has grown from a regional distributor to its present position as the third largest broadline foodservice distributor in the nation. The principal executive offices of Rykoff-Sexton are located at 613 Baltimore Drive, East Mountain Corporate Center, Wilkes-Barre, Pennsylvania 18702, and Rykoff-Sexton's principal telephone number is (717) 831-7500. See "Description of Rykoff-Sexton."

     Merger Sub. Merger Sub, a wholly-owned subsidiary of JP Foodservice, was formed by JP Foodservice solely for the purpose of effecting the Merger. The mailing address of Merger Sub's executive offices is c/o JP Foodservice, Inc., 9830 Patuxent Woods Drive, Columbia, Maryland 21046, and Merger Sub's telephone number is (410) 312-7100.


 Meetings of Stockholders

         Date, Time and Place


     JP Foodservice Annual Meeting. The JP Foodservice Annual Meeting will be held on ________, 1997 at _____ a.m., local time, at __________________________.


     Rykoff-Sexton Special Meeting. The Rykoff-Sexton Special Meeting will be held on ________, 1997 at _____ a.m., local time, at __________________________.


     Matters to be Considered at Meetings


     JP Foodservice Annual Meeting. At the JP Foodservice Annual Meeting, stockholders of record of JP Foodservice as of the close of business on the JP Foodservice Record Date (as defined herein) will be asked to consider and vote upon the following proposals:

     (i) a proposal to approve the issuance of JP Foodservice Common Shares in connection with the Merger (the "JP Foodservice Merger Proposal");

     (ii) a proposal to elect three directors of JP Foodservice for terms expiring at the JP Foodservice Annual Meeting of Stockholders in the year 2000 (the "JP Foodservice Director Election Proposal");

     (iii) a proposal to amend JP Foodservice's Restated Certificate of Incorporation (the "JP Foodservice Charter Amendment") to increase the number of authorized JP Foodservice Common Shares from 75,000,000 shares to 150,000,000 shares (the "JP Foodservice Charter Amendment Proposal");

     (iv) a proposal to (a) amend the 1994 JP Foodservice Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of

JP Foodservice Common Shares authorized for issuance under the Stock Incentive Plan from 1,532,404 shares to 2,600,000 shares and (b) amend the Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder (collectively, the "JP Foodservice Stock Incentive Plan Amendment") (the "JP Foodservice Stock Incentive Plan Amendment Proposal"); and

     (v) a proposal to amend the JP Foodservice Stock Option Plan for Outside Directors (the "Director Plan") to (a) increase the number of JP Foodservice Common Shares authorized for issuance under the Director Plan from 100,000 shares to 200,000 shares, (b) increase the number of JP Foodservice Common Shares subject to annual option grants under the Director Plan from 1,000 shares to 2,000 shares and (c) modify the eligibility requirements for awards under the Director Plan (the "JP Foodservice Director Plan Amendment Proposal").

     Approval of the JP Foodservice Merger Proposal is not conditioned upon approval of any of the other proposals. If approved by the JP Foodservice stockholders at the JP Foodservice Annual Meeting, the JP Foodservice Charter Amendment and the JP Foodservice Stock Incentive Plan Amendment will become effective only upon consummation of the Merger. See "JP Foodservice Annual Meeting Proposals."

     JP Foodservice stockholders must approve the issuance of the JP Foodservice Common Shares in connection with the Merger in order to comply with requirements of the NYSE, on which the JP Foodservice Common Shares are listed. Stockholder approval is required if a company whose common stock is listed on the NYSE issues common stock in a transaction such as the Merger in an amount equal to or greater than 20% of the number of shares of common stock outstanding prior to such issuance.

     Rykoff-Sexton Special Meeting. At the Rykoff-Sexton Special Meeting, stockholders of record of Rykoff-Sexton as of the close of business on the Rykoff-Sexton Record Date (as defined herein) will be asked to (i) consider and vote upon the adoption of the Merger Agreement (the "Rykoff-Sexton Proposal") and (ii) transact such other matters as may arise relating to the conduct of the Rykoff-Sexton Special Meeting.

     Record Dates; Outstanding Shares


     JP Foodservice Annual Meeting. Holders of record of JP Foodservice Common Shares at the close of business on ________, 1997 (the "JP Foodservice Record Date") are entitled to notice of and to vote at the JP Foodservice Annual Meeting. At the close of business on the JP Foodservice Record Date, there were ___________ JP Foodservice Common Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon at the JP Foodservice Annual Meeting.

     Rykoff-Sexton Special Meeting. Holders of record of Rykoff-Sexton Common Shares at the close of business on ____________, 1997 (the "Rykoff-Sexton Record Date") are entitled to notice of and to vote at the Rykoff-Sexton Special Meeting. At the close of business on the Rykoff-Sexton Record Date, there were ________ Rykoff-Sexton Common Shares issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Rykoff-Sexton Special Meeting.

     Quorum

     The required quorum for the transaction of business at the JP Foodservice Annual Meeting is a majority of the issued and outstanding JP Foodservice Common Shares. The required quorum for the transaction of business at the Rykoff-Sexton Special Meeting is a majority of the issued and outstanding Rykoff-Sexton Common Shares. Abstentions and broker non-votes each will be counted for purposes of determining the presence of a quorum.

     Vote Required


     JP Foodservice Annual Meeting. The JP Foodservice Merger Proposal, the JP Foodservice Stock Incentive Plan Amendment Proposal and the JP Foodservice Director Plan Amendment Proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the JP Foodservice Common Shares present or represented at the JP Foodservice Annual Meeting and entitled to vote, assuming a quorum is present. The JP Foodservice Charter Amendment Proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the JP Foodservice Common Shares outstanding on the JP Foodservice Record Date. The election to the JP Foodservice Board of Directors of each of the nominees specified in the JP Foodservice Director Election Proposal will require the affirmative vote of a plurality of the votes cast at the JP Foodservice Annual Meeting. Abstentions will have the same effect as votes against the JP Foodservice Merger Proposal, the JP Foodservice Charter Amendment Proposal, the JP Foodservice Stock Incentive Plan Amendment Proposal and the JP Foodservice Director Plan Amendment Proposal. Broker non-votes on the JP Foodservice Charter Amendment Proposal will have the same effect as a vote against the JP Foodservice Charter Amendment Proposal.

     On the JP Foodservice Record Date, directors and executive officers of JP Foodservice, together with their affiliates as a group, beneficially owned approximately ___% of the issued and outstanding JP Foodservice Common Shares. It is currently expected that each director and executive officer of JP Foodservice will vote the JP Foodservice Common Shares beneficially owned by such director or executive officer for approval of the JP Foodservice Merger Proposal and the other proposals submitted to stockholders at the JP Foodservice Annual Meeting. See "Ownership of JP Foodservice Common Shares."

     Rykoff-Sexton Special Meeting. The Rykoff-Sexton Proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the Rykoff-Sexton Common Shares outstanding on the Rykoff-Sexton Record Date. Abstentions and broker non-votes will have the same effect as votes against the Rykoff-Sexton Proposal. On the Rykoff-Sexton Record Date, directors and executive officers of Rykoff-Sexton, together with their affiliates as a group (other than the ML Entities (as defined herein) and their designees on the Rykoff-Sexton Board Directors), beneficially owned approximately ____% of the issued and outstanding Rykoff-Sexton Common Shares. It is currently expected that each director and executive officer of Rykoff-Sexton will vote the Rykoff-Sexton Common Shares beneficially owned by such director or executive officer for approval of the Rykoff-Sexton Proposal. The ML Investors (as defined herein), who hold in the aggregate approximately 36% of the Rykoff-Sexton Common Shares outstanding as of the Rykoff-Sexton Record Date, have agreed to vote the Rykoff-Sexton Common Shares beneficially owned by them for approval of the Rykoff-Sexton Proposal. See "Other Agreements--Support Agreement." The ML Investors are entities affiliated with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), an international investment banking and advisory firm. See "The Merger--Interests of Certain Persons in the Merger." The ML Entities consist of the ML Investors and Merrill Lynch Capital Partners, Inc. ("MLCP"), the general partner of certain of the ML Investors. See "Other Agreements-Standstill Agreement--ML Entities."


The Merger

     Effect of the Merger

     Pursuant to the terms of the Merger Agreement, Rykoff-Sexton will be merged with and into Merger Sub, a wholly-owned subsidiary of JP Foodservice, at the Effective Time. Merger Sub will be the surviving corporation ("the Surviving Corporation") in the Merger, will be renamed Rykoff-Sexton, Inc. as of the Effective Time and will continue to be a wholly-owned subsidiary of JP Foodservice.

     Conversion of Rykoff-Sexton Common Shares

     The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the Effective Time, each issued and outstanding Rykoff-Sexton Common Share (other than such shares, if any, owned by JP Foodservice, Merger Sub or Rykoff-Sexton, which will be canceled) will be converted into the right to receive 0.84 (the "Exchange Ratio") of a JP Foodservice Common Share. The Exchange Ratio is fixed pursuant to the Merger Agreement and will not be subject to increase or decrease based on changes in the market values of the JP

Foodservice Common Shares or the Rykoff-Sexton Common Shares. If, prior to the Effective Time, the outstanding Rykoff-Sexton Common Shares or JP Foodservice Common Shares are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, the Exchange Ratio will be adjusted accordingly to provide the holders of Rykoff-Sexton Common Shares with the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend. No fractional JP Foodservice Common Shares will be issued in connection with the Merger. In lieu of such fractional shares, a holder of Rykoff-Sexton Common Shares will receive an amount in cash equal to the fractional portion of a JP Foodservice Common Share such holder would have received based on the Exchange Ratio multiplied by the average closing price of a JP Foodservice Common Share over the ten trading days ending on the fifth day preceding consummation of the Merger.


     In connection with the Merger, the holders of Rykoff-Sexton Common Shares immediately before the Merger will receive an aggregate of 24,129,445 JP Foodservice Common Shares, which is expected to represent approximately 51.6% of the outstanding JP Foodservice Common Shares immediately after the Merger. The ML Investors will receive an aggregate of 8,463,843 JP Foodservice Common Shares, which is expected to represent approximately 18.1% of the outstanding JP Foodservice Common Shares immediately after the Merger. See "Description of the Merger Agreement--General--Conversion of Rykoff-Sexton Common Shares."

     Assumption of Stock Options and Warrants


     As of August 31, 1997, Rykoff-Sexton had outstanding options (the "Options") to purchase 2,313,463 Rykoff-Sexton Common Shares under certain director and employee stock plans (the "Rykoff-Sexton Stock Plans") and outstanding warrants (the "Warrants") to purchase 331,761 Rykoff-Sexton
Common Shares. The Merger Agreement provides that, at the Effective Time, each Option which is outstanding immediately prior to the Effective Time (collectively, the "Assumed Options") and each Warrant which is outstanding immediately prior to the Effective Time (collectively, the "Assumed Warrants") will be assumed by JP Foodservice. Each Assumed Option and each Assumed Warrant will be converted into an option or warrant, as the case may be, to purchase, on the same terms and conditions as were applicable to such Options (subject to adjustment of the applicable exercise prices thereunder based on the Exchange Ratio) and Warrants, an adjusted number of JP Foodservice Common Shares based on the Exchange Ratio. Based on the outstanding Options and the Warrants described above, 2,221,988 JP Foodservice Common Shares will be reserved for issuance upon the exercise of the Assumed Options and the Assumed Warrants. See "The Merger Agreement--General--Assumption of Options and Warrants" and "Warrants."

     Recommendations of the Boards of Directors

     JP Foodservice Board of Directors. On June 29, 1997, the JP Foodservice Board of Directors unanimously determined that the Merger is in the best interests of JP Foodservice and its stockholders, approved the Merger Agreement and the Merger and the issuance of the JP Foodservice Common Shares in connection with the Merger and recommended that the stockholders of JP Foodservice vote "for" approval of the issuance of the JP Foodservice Common Shares in connection with the Merger. In making this recommendation, the JP Foodservice Board of Directors carefully considered the factors discussed under "The Merger--Background of the Merger," "--Recommendation of the JP Foodservice Board of Directors; Reasons for the Merger" and "--Opinions of Financial Advisors to JP Foodservice."

     Rykoff-Sexton Board of Directors. On June 29, 1997, the Rykoff-Sexton Board of Directors unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of Rykoff-Sexton, approved the Merger Agreement and recommended that the stockholders of Rykoff-Sexton vote "for" adoption of the Merger Agreement. In making this recommendation, the Rykoff-Sexton Board of Directors carefully considered the factors discussed under "The Merger--Background of the Merger," "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger" and "--Opinions of Financial Advisors to Rykoff-Sexton."

     Opinions of Financial Advisors

     Opinions of Financial Advisors to JP Foodservice. JP Foodservice retained Goldman, Sachs & Co. ("Goldman Sachs") and Smith Barney Inc. ("Smith Barney") to act as financial advisors to JP Foodservice in connection with the proposed Merger. Goldman Sachs and Smith Barney have each delivered to the Board of Directors of JP Foodservice a written opinion dated June 30, 1997 to the effect that, as of such date and based upon and subject to certain matters stated therein and such other matters as Goldman Sachs and Smith Barney considered relevant, the Exchange Ratio was fair (in the case of Smith Barney, from a financial point of view) to JP Foodservice. The full texts of the written opinions of Goldman Sachs and Smith Barney dated June 30, 1997, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Appendix B and Appendix C, respectively, to this Joint Proxy Statement/Prospectus and should be read carefully in their entirety. The opinions of Goldman Sachs and Smith Barney are directed to the Board of Directors of JP Foodservice and relate only to the fairness of the Exchange Ratio (in the case of Smith Barney, from a financial point of view) to JP Foodservice, do not address any other aspect of the

Merger or related transactions and do not constitute a recommendation to any stockholder as to how such stockholder should vote at the JP Foodservice Annual Meeting. See "The Merger--Opinions of Financial Advisors to JP Foodservice."


     Opinions of Financial Advisors to Rykoff-Sexton. In deciding to approve the Merger, the Rykoff-Sexton Board of Directors considered, among other things, separate, but substantially identical, opinions of its financial advisors, Merrill Lynch and Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), as to the fairness of the Exchange Ratio from a financial point of view to the stockholders of Rykoff-Sexton (other than JP Foodservice and its affiliates). The opinion of Merrill Lynch (the "Merrill Lynch Opinion") and the opinion of Wasserstein Perella (the "Wasserstein Perella Opinion" and together with the Merrill Lynch Opinion, the "Rykoff-Sexton Fairness Opinions") are attached to this Joint Proxy Statement/Prospectus as Appendix D and Appendix E, respectively. Rykoff-Sexton stockholders are encouraged to read these opinions in their entirety as they contain the assumptions made, the procedures followed, the other matters considered and the limits of the review conducted by each of Merrill Lynch and Wasserstein Perella in arriving at their respective opinions. See "The Merger-Opinions of Financial Advisors to Rykoff-Sexton" and "--Interests of Certain Persons in the Merger."

     Interests of Certain Persons in the Merger; Management and Operations of JP Foodservice After the Merger


     Certain members of the Boards of Directors and management of JP Foodservice and Rykoff-Sexton and certain holders of Rykoff-Sexton Common Shares have certain interests (described below and under the captions "The Merger--Interests of Certain Persons in the Merger," "--Opinions of Financial Advisors to Rykoff-Sexton" and "Management of JP Foodservice After the Merger") in the Merger that are different from, or in addition to, the interests generally of stockholders of JP Foodservice or Rykoff-Sexton, as applicable. The JP Foodservice Board of Directors and the Rykoff-Sexton Board of Directors were each aware of these interests of their respective directors and officers and, in the case of Rykoff-Sexton, certain stockholders and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.


     Employment, Change in Control and Severance Agreements. The consummation of the Merger will constitute a "change in control" of Rykoff-Sexton under certain compensation agreements and arrangements between Rykoff-Sexton and each of Mark Van Stekelenburg, Chairman, President and Chief Executive Officer of Rykoff-Sexton, Harold E. Feather, Executive Vice President, Strategic Planning of Rykoff-Sexton, Robert J. Harter, Senior Vice President, Administration and General Counsel of Rykoff-Sexton, Richard J. Martin, Executive Vice President and Chief Financial Officer of Rykoff-Sexton, and David F. McAnally, former Senior Vice President and

Chief Financial Officer of Rykoff-Sexton. As a result of such change in control provisions, Messrs. Van Stekelenburg and Harter and, if the Merger is consummated before September 2, 1998, Mr. McAnally will receive specified payments and other benefits upon consummation of the Merger. Messrs. Feather and Martin are expected to become executive officers of JP Foodservice as of the Effective Time. If their employment is terminated under certain circumstances, Messrs. Feather and Martin also could receive specified payments and other benefits upon or after consummation of the Merger. In addition, the Merger Agreement provides that JP Foodservice will enter into an employment agreement with Mr. Van Stekelenburg, pursuant to which he will become the Vice Chairman and President of JP Foodservice as of the Effective Time. See "The Merger-- Interests of Certain Persons in the Merger" and "Management of JP Foodservice after the Merger--Rykoff-Sexton Executive Compensation."

     Merrill Lynch Advisory Services. Rykoff-Sexton retained Merrill Lynch to act as one of Rykoff-Sexton's financial advisors in connection with the proposed business combination with JP Foodservice. Merrill Lynch is an affiliate of the ML Investors, who beneficially owned approximately 36% of the Rykoff-Sexton Common Shares outstanding as of the Rykoff-Sexton Record Date. See "The Merger-Opinions of Financial Advisors to Rykoff-Sexton" for a discussion of amounts payable to Merrill Lynch for such financial advisory services.


     Board Designations; Directors. JP Foodservice has agreed in the Merger Agreement that, prior to the Effective Time, it will increase the size of the JP Foodservice Board of Directors from nine to 17 directors. In addition, the Merger Agreement provides that the JP Foodservice Board of Directors, immediately following the Effective Time, will consist of (i) nine individuals, including each of the incumbent members of the JP Foodservice Board of Directors (or their replacements), no fewer than five of whom will be outside directors, as selected by JP Foodservice prior to the Effective Time, (ii) seven individuals, two of whom will be individuals designated by MLCP, one of whom will be Mr. Van Stekelenburg and four of whom (James I. Maslon, Bernard Sweet, Neil I. Sell and James P. Miscoll) will be current incumbents of the Rykoff-Sexton Board of Directors who are not employees of Rykoff-Sexton or its subsidiaries or affiliated with MLCP and (iii) one additional person to be designated by the Chairman of JP Foodservice following the Merger. See "Management of JP Foodservice After the Merger--Directors."

     Combined Company Management. See "Management of JP Foodservice After the Merger" for information concerning the expected composition of the senior management of JP Foodservice after the Effective Time.


     Registration Rights Agreement. In connection with the acquisition by Rykoff-Sexton of US Foodservice Inc. ("US Foodservice") on May 17, 1996 (the "US Foodservice Acquisition"), Rykoff-Sexton entered into an agreement (the "Registration Rights Agreement"), pursuant to which the ML Investors were granted certain "demand" and "piggyback" rights, and the Equitable Entities named therein and Frank H. Bevevino, former President of Rykoff-Sexton, were granted certain "piggyback" rights, requiring Rykoff-Sexton to register under the Securities Act the transfer of all or a portion of the Rykoff-Sexton Common Shares issued to them pursuant to the US Foodservice Acquisition (the "Registrable Securities"). Such "demand" and "piggyback" rights will remain in effect until the resale of such Registrable Securities is no longer subject to restrictions under the Securities Act. Pursuant to the Support Agreement, JP Foodservice has agreed, as of the Effective Time, to assume Rykoff-Sexton's rights and obligations under the Registration Rights Agreement and will be required, subject to certain limitations and qualifications, to register under the Securities Act the transfer of all or a portion of the 9,693,618 JP Foodservice Common Shares that will be issued in the Merger pursuant to the Exchange Ratio in exchange for Registrable Securities to holders thereof who have rights under the Registration Rights Agreement. See "Other Agreements-- Registration Rights Agreement."

     Stock Options and Other Rights. Of the 2,313,463 Options outstanding under the Rykoff-Sexton Stock Plans as of August 31, 1997, 1,515,968 were fully vested and exercisable as of that date. Of the remaining Options, 397,388 will automatically become fully vested upon stockholder approval of the Rykoff-Sexton Proposal. As of August 31, 1997, directors and executive officers of Rykoff-Sexton held 936,728 Options that are expected to be Assumed Options.

     As of August 31, 1997, 101,520 Rykoff-Sexton Common Shares were issued and outstanding under the Rykoff-Sexton Stock Plans and subject to a risk of forfeiture and restrictions on transfer (the "Restricted Shares") and 405,000 Rykoff-Sexton Common Shares were subject to outstanding performance share awards (the "Performance Share Awards") granted under the Rykoff-Sexton Stock Plans. As of August 31, 1997, directors and executive officers of Rykoff-Sexton held 451,758 Restricted Shares and Performance Share Awards. Subsequent to August 31, 1997, the number of outstanding Performance Share Awards was reduced to 349,000. Upon stockholder approval of the Rykoff-Sexton Proposal, all Restricted Shares then outstanding will automatically become nonforfeitable and freely transferable (subject to any transfer restrictions under applicable securities laws and described under the caption "The Merger--Restriction on Resale of JP Foodservice Common Shares by Affiliates"), and all Rykoff-Sexton Common Shares subject to Performance Share Awards then outstanding will become issuable. Such Restricted Shares and all of such Rykoff-Sexton Common Shares will thereafter be converted, at the Effective Time, into the right to receive JP Foodservice Common Shares at the Exchange Ratio.

     Indemnification; Insurance. Pursuant to the Merger Agreement, JP Foodservice has agreed to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Rykoff-Sexton and its subsidiaries (and any of their respective predecessors, including, without limitation, US Foodservice) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Rykoff-Sexton or in Section
7.13 of the merger agreement governing the US Foodservice Acquisition. In addition, the Merger Agreement provides that, from and after the Effective Time, directors and officers of Rykoff-Sexton who become directors or officers of JP Foodservice will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of JP Foodservice. See "The Merger-Interests of Certain Persons in the Merger--Indemnification; Insurance."

     Certain Other Agreements


     Support Agreement. Under an agreement (as amended and restated as of June 30, 1997, the "Support Agreement") among JP Foodservice and the ML Investors entered into concurrently with the Merger Agreement on June 30, 1997, each ML Investor has agreed, among other things, (i) to vote its Rykoff-Sexton Common Shares for adoption of the Merger Agreement and (ii) not to engage in certain activities relating to business combinations involving JP Foodservice, Rykoff-Sexton or their respective subsidiaries other than the Merger (including, without limitation, not directly or indirectly to solicit or encourage, or engage in certain activities with respect to, any third party proposal to acquire, by way of merger, consolidation or otherwise, the business, assets or voting securities of JP Foodservice or Rykoff-Sexton or such subsidiaries). See "Other Agreements--Support Agreement." The Support Agreement was entered into by the ML Investors as an inducement to JP Foodservice to enter into the Merger Agreement.


     Stock Option Agreements. Concurrently with their execution of the Merger Agreement, JP Foodservice and Rykoff-Sexton entered into reciprocal stock option agreements (the "Stock Option Agreements") on June 30, 1997 with substantially identical terms. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with its terms and to compensate the holder of the option for certain expenses, losses and costs that may be incurred by it in connection with the proposed transaction if the Merger is not consummated under certain circumstances involving an acquisition or proposed acquisition by a third party of more than a specified level of voting securities or assets of the issuer of the option.

     Rykoff-Sexton has granted JP Foodservice an option (the "Rykoff-Sexton Option") to purchase up to 5,564,140 Rykoff-Sexton Common Shares, representing approximately 19.9% of the Rykoff-Sexton Common Shares outstanding as of the date of the Rykoff-Sexton Option, at an exercise price of $25.305 per Rykoff-Sexton Common Share, which is the product of (x) the closing sale price of the JP Foodservice Common Shares on the NYSE on June 27, 1997, the last trading day preceding public announcement of the execution of the Merger Agreement, and (y) the Exchange Ratio. The Rykoff-Sexton Option is exercisable by JP Foodservice upon the occurrence of certain specified events or transactions, including the acquisition of (or the initiation of a tender offer or exchange offer for) more than 20% of the outstanding Rykoff-Sexton Common Shares by a third party and the agreement by Rykoff-Sexton to engage in a business combination other than the Merger or to sell all or a material portion of its assets to a third party.

     JP Foodservice has granted Rykoff-Sexton an option (the "JP Foodservice Option") to purchase up to 4,495,149 JP Foodservice Common Shares, representing approximately 19.9% of the JP Foodservice Common Shares outstanding as of the date of the JP Foodservice Option, at an exercise price of $30.125 per JP Foodservice Common Share, which is the closing sale price of the JP Foodservice Common Shares on the NYSE on the last trading day preceding public announcement of the execution of the Merger Agreement. The JP Foodservice Option is exercisable by Rykoff-Sexton upon the occurrence of certain specified events or transactions, including the acquisition of (or the initiation of a tender offer or exchange offer for) more than 20% of the outstanding JP Foodservice Common Shares by a third party and the agreement by JP Foodservice to engage in a business combination other than the Merger or to sell all or a material portion of its assets to a third party. See "Other Agreements--Stock Option Agreements."

     Standstill Agreement. In connection with the US Foodservice Acquisition, Rykoff-Sexton and the ML Entities entered into an agreement (the "Standstill Agreement"), which imposes certain standstill, voting and transfer restrictions on the ML Entities and provides for representation on the Rykoff-Sexton Board of Directors and certain committees thereof by individuals selected by the ML Entities. From and after the Effective Time, the Standstill Agreement will be for the benefit of, and will be enforceable by, JP Foodservice to the same extent and in the same manner as the Standstill Agreement benefits and is enforceable by Rykoff-Sexton prior to the Merger. See "Other Agreements--Standstill Agreement."

     Registration Rights Agreement. Pursuant to the Support Agreement, as of the Effective Time, JP Foodservice will assume the rights and obligations of Rykoff-Sexton under the Registration Rights Agreement. See "Other
Agreements--Support Agreement" and "--Registration Rights Agreement."

     New Credit Facility

     In connection with the Merger and effective as of the Closing Date, JP Foodservice proposes to obtain funding of up to $750 million through a new revolving credit facility and a new revolver/term loan facility (collectively, the "New Credit Facility"). Pursuant to commitment letters (collectively, the "Commitment Letter") with JP Foodservice, NationsBank, N.A. ("NationsBank"), The Chase Manhattan Bank, N.A. ("Chase"), Bank of America, The First National Bank of Chicago and PNC Bank, National Association have committed to provide JP Foodservice funding of up to $750 million toward the New Credit Facility, subject to the terms and conditions of the Commitment Letter, and affiliates of NationsBank and Chase have agreed to act as co-arrangers in the syndication of the New Credit Facility to other financial institutions. Borrowings under the New Credit Facility will be used primarily to refinance indebtedness of JP Foodservice and Rykoff-Sexton outstanding under their existing senior bank credit facilities (collectively, the "Existing Bank Credit Facilities"), which totaled approximately $479 million as of June 28, 1997, to pay estimated fees and expenses of approximately $33 million incurred in connection with the Merger and to finance capital expenditures and on-going working capital needs. The availability of financing under the New Credit Facility or otherwise is not a condition to consummation of the Merger. Such financing will be subject to certain terms and conditions, which will include the negotiation, execution and delivery of definitive credit documents. There can be no assurance as to whether, or the definitive terms on which, the New Credit Facility actually will be available to JP Foodservice. See "Description of Proposed New Financing Arrangements--New Credit Facility."

     Risk Factors

     The matters set forth under the caption "Risk Factors" should be carefully considered by JP Foodservice stockholders in deciding whether to approve the issuance of JP Foodservice Common Shares in connection with the Merger and by Rykoff-Sexton stockholders in deciding whether to adopt the Merger Agreement.

     Clearance Under Federal Antitrust Laws

     The Merger is subject to the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (collectively, the "HSR Act"), which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. JP Foodservice and Rykoff-Sexton filed the required information and material with respect to the Merger with the Antitrust Division and the FTC on July 3, 1997. The required waiting period under the HSR Act with respect to such filings expired on August 2, 1997. Merrill Lynch & Co., Inc., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P. and Merrill Lynch Capital Appreciation Partnership No. XIII, L.P. and JP Foodservice filed the required information with the

Antitrust Division and the FTC on September 8, 1997. The required waiting period under the HSR Act with respect to such filings will expire on October 8, 1997, unless extended by a request for additional information or documentary material or unless early termination of the waiting period is granted. ML Offshore LBO Partnership No. B-XVIII filed the required information with the Antitrust Division and the FTC on September 10, 1997. The required waiting period under the HSR Act with respect to such filing will expire on October 10, 1997, unless extended or terminated early. Satisfaction or termination of the waiting period requirement with respect to any such filing does not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge will not be made or, if made, would not succeed.

     Effective Time of the Merger

     The Merger will be consummated and become effective at the time (the "Effective Time") of the filing of the certificate of merger pursuant to the DGCL with the Secretary of State of the State of Delaware (or at such later date and time as JP Foodservice and Rykoff-Sexton may specify in such certificate), which will be as soon as practicable on the closing date of the transactions contemplated by the Merger Agreement (the "Closing Date"). See "The Merger Agreement--Effective Time."

     Exchange of Certificates in the Merger

     As soon as reasonably practicable after the Effective Time, _____ (the "Exchange Agent") will mail a transmittal letter and instructions to each holder of record (other than JP Foodservice, Merger Sub or Rykoff-Sexton) of certificates which immediately prior to the Effective Time represented outstanding Rykoff-Sexton Common Shares. Such transmittal letter and instructions are to be used in forwarding such certificates for surrender and exchange for (i) certificates representing that number of whole JP Foodservice Common Shares that such holder has the right to receive pursuant to the Merger Agreement and (ii) cash for any fractional JP Foodservice Common Shares to which such holder otherwise would be entitled (the "Merger Consideration"). RYKOFF-SEXTON STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. Following the Effective Time, holders of certificates formerly representing Rykoff-Sexton Common Shares will not be entitled to receive dividends, if any, or any other distributions from JP Foodservice until such certificates are so surrendered, and in any event will not be entitled to receive interest on such dividends or other distributions. Upon consummation of the Merger, the Rykoff-Sexton Common Shares will cease to be traded on the

NYSE, and there will be no further market for the Rykoff-Sexton Common Shares. See "The Merger--Exchange of Certificates."

     Listing of JP Foodservice Common Shares on the NYSE

     It is a condition to each party's obligation to consummate the Merger that the JP Foodservice Common Shares to be issued in connection with the Merger (including shares issuable upon exercise of the Assumed Options and Assumed Warrants) be approved for listing on the NYSE, subject only to official notice of issuance. JP Foodservice has agreed to use its best efforts to cause such shares to be so approved for listing, subject only to official notice of issuance, prior to the Effective Time.

     Business of Rykoff-Sexton and JP Foodservice Pending the Merger

     Each of Rykoff-Sexton and JP Foodservice has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, it and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, with certain exceptions permitted by the Merger Agreement. In addition, unless the other party agrees in writing or except as otherwise permitted pursuant to the Merger Agreement or as previously disclosed to the other party, none of Rykoff-Sexton, JP Foodservice or any of their respective subsidiaries is permitted to engage prior to the Effective Time in any of a number of actions specified in the Merger Agreement. See "The Merger Agreement--Business of Rykoff-Sexton Pending the Merger" and "--Business of JP Foodservice Pending the Merger."

     Conditions of the Merger; Termination

     The consummation of the Merger is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger Agreement. Such conditions include the following: approval of the JP Foodservice Merger Proposal and the Rykoff-Sexton Proposal by JP Foodservice and Rykoff-Sexton stockholders, respectively; termination or expiration of any applicable waiting period under the HSR Act; procurement of all required consents and approvals of, and completion of all notices to and filings with, governmental entities, except where the failure to do so would not have a material adverse effect on JP Foodservice, Rykoff-Sexton or the Surviving Corporation; absence of action by a court or other governmental entity preventing consummation of the Merger or which is reasonably likely to have a material adverse effect on JP Foodservice or Rykoff-Sexton; approval of NYSE listing of the JP Foodservice Common Shares issuable to Rykoff-Sexton's stockholders; delivery of legal opinions of counsel to JP Foodservice and Rykoff-Sexton as to certain federal income tax consequences of the Merger and letters of the independent accountants of JP Foodservice and Rykoff-Sexton as to pooling of interests accounting relative to Rykoff-Sexton and the Merger. Other conditions include the continued accuracy of representations and warranties by JP Foodservice and Rykoff-Sexton contained in the Merger Agreement, except where the failure to be accurate does not have, and is not likely to have, a material adverse effect on the party making such representations and warranties; performance by JP Foodservice and Rykoff-Sexton in all material respects of their obligations under the Merger Agreement; absence of any material adverse change relating to JP Foodservice or Rykoff-Sexton; and absence of exercise or distribution of rights under the JP Foodservice Rights Agreement (as defined herein) or the Rykoff-Sexton Rights Agreement (as defined herein).

     The Merger Agreement may be terminated (i) by mutual consent of JP Foodservice and Rykoff-Sexton, (ii) by either JP Foodservice or Rykoff-Sexton if the Merger has not been consummated by April 1, 1998 and (iii) under certain other circumstances. See "The Merger Agreement--Amendment; Termination."

     Termination Fees

     JP Foodservice and Rykoff-Sexton each have agreed to pay the other a termination fee of $30 million (a "Termination Fee") in substantially identical circumstances that result in the termination of the Merger Agreement and abandonment of the Merger.

     Each company has agreed to pay the other company (the "Terminating Party") a Termination Fee in the event that: (i) the Terminating Party terminates the Merger Agreement and abandons the Merger as a result of a willful breach or failure by the other company to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure (x) has or is likely to have, individually or in the aggregate, a material adverse effect on the other company, and (y) is incapable of being cured or is not cured within 45 days of written notice; (ii) the Terminating Party terminates the Merger Agreement and abandons the Merger because the Board of Directors of the other company shall have (A) failed to make its recommendation to stockholders in favor of the JP Foodservice Merger Proposal (in the case of JP Foodservice) or the Rykoff-Sexton Proposal (in the case of Rykoff-Sexton), (B) withdrawn such recommendation or
(C) modified or changed such recommendation in a manner adverse to the interests of the Terminating Party; or (iii) either company terminates the Merger Agreement and abandons the Merger as a result of the failure of the other company's stockholders to approve the applicable proposal if at the time of such failure any event has occurred that would give the Terminating Party the right to exercise the Rykoff-Sexton Option (in the case of JP Foodservice) or the JP Foodservice Option (in the case of Rykoff-Sexton), including an acquisition or proposed acquisition by a third party of 20% or more of the outstanding Common Shares of the other party or a material portion of the assets of the other party.

     If JP Foodservice exercises the Rykoff-Sexton Option or Rykoff-Sexton exercises the JP Foodservice Option, any Termination Fee payable by JP Foodservice or Rykoff-Sexton, as applicable, pursuant to the Merger Agreement will be reduced by the amount of any profit realized by JP Foodservice or Rykoff-Sexton, as the case may be, upon the sale or other disposition by such company of any shares acquired by it pursuant to exercise of the applicable Option. A Termination Fee payment by JP Foodservice or Rykoff-Sexton will reduce the amount of any cash payment required to be made by such company in cancellation of the Option granted by it under the circumstances specified in the applicable Stock Option Agreement. See "The Merger Agreement--Termination Fees" and "Other Agreements--Stock Option Agreements."

     Expenses

     Each of JP Foodservice and Rykoff-Sexton will bear its own expenses incurred in connection with the transactions contemplated by the Merger Agreement, except with respect to the Termination Fee payable by each party and except that each party will pay one-half of (i) the costs of registering the JP Foodservice Common Shares issuable pursuant to the Merger Agreement and of printing and mailing this Joint Proxy Statement/Prospectus and (ii) the costs of all filings under the HSR Act related to the Merger. See "The Merger Agreement--Expenses."

     Absence of Dissenters' Rights

     Both JP Foodservice and Rykoff-Sexton are incorporated under the laws of the State of Delaware, and, accordingly, are governed by the provisions of the DGCL. Pursuant to Section 262(b)(1) of the DGCL, the stockholders of Rykoff-Sexton are not entitled to appraisal rights in connection with the Merger because Rykoff-Sexton Common Shares are listed on the NYSE and such stockholders will receive as consideration in the Merger only shares of JP Foodservice Common Shares, which shares will be listed on the NYSE upon the closing of the Merger, and cash in lieu of fractional shares. In addition, JP Foodservice stockholders are not entitled to appraisal rights under Section 262 of the DGCL because, even though approval of such stockholders is required for the issuance of JP Foodservice Common Shares in connection with the Merger pursuant to the requirements of the NYSE, JP Foodservice is not a constituent corporation in the Merger.

     Resale of JP Foodservice Common Shares

     The issuance of the JP Foodservice Common Shares to Rykoff-Sexton stockholders in connection with the Merger has been registered under the Securities Act. Such shares may be traded freely and without restriction by those Rykoff-

Sexton stockholders who are not deemed to be "affiliates" of Rykoff-Sexton within the meaning of the Securities Act. Any subsequent transfer of JP Foodservice Common Shares issued in the Merger by any person who is an affiliate of Rykoff-Sexton at the time adoption of the Merger Agreement is submitted for stockholder approval at the Rykoff-Sexton Special Meeting will, under existing law, require either (i) the registration of such transfer under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act (which permits limited sales under certain circumstances) or (iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to, among other persons, directors and executive officers of Rykoff-Sexton and the holders of 10% or more of the Rykoff-Sexton Common Shares converted in the Merger, including the ML Investors. See "The Merger--Restrictions on Resale of JP Foodservice Common Shares by Affiliates."

     From and after the Effective Time, the ML Investors will have the right under the Registration Rights Agreement to require JP Foodservice, for a specified period and subject to certain limitations and qualifications, to register under the Securities Act the transfer of all or a portion of the JP Foodservice Common Shares issued to them in the Merger in exchange for Registrable Securities, thus permitting the sale of such Rykoff-Sexton Common Shares to the general public in the circumstances and subject to the conditions and restrictions set forth therein. The ML Investors and other parties to the Registration Rights Agreement also will have "piggyback" registration rights with respect to JP Foodservice Common Shares issued to them in the Merger in exchange for Registrable Securities. See "Risk Factors--Shares Eligible for Future Sale" and "Other Agreements--Registration Rights Agreement."

     Certain Federal Income Tax Consequences

     The consummation of the Merger is conditioned, among other things, upon the receipt by JP Foodservice of an opinion of Wachtell, Lipton, Rosen & Katz, counsel for JP Foodservice, and the receipt by Rykoff-Sexton of an opinion of Jones, Day, Reavis & Pogue, counsel to Rykoff-Sexton, substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinions will be dated the Closing Date, will be based upon certain customary representations, and will be subject to certain assumptions and limitations set forth therein. Such customary representations include representations relating to the absence of plans to engage in certain transactions with respect to Merger Sub and the assets of Rykoff-Sexton, the continued operation of Rykoff-Sexton's historic business after the Merger, payment of Merger expenses, limitation on cash paid for fractional shares in connection with the Merger, and the nature of compensation paid to employee-stockholders of Rykoff-Sexton after the Merger. No ruling regarding the Merger will be sought from the Internal Revenue

Service, which will not be bound by the conclusions expressed in such opinions of counsel.

     In accordance with such opinions, (i) neither JP Foodservice nor Rykoff-Sexton will recognize any gain or loss as a result of the Merger and (ii) no gain or loss will be recognized by stockholders of Rykoff-Sexton upon the exchange of their Rykoff-Sexton Common Shares pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional JP Foodservice Common Shares. See "The Merger--Certain Federal Income Tax Consequences."

     EACH HOLDER OF RYKOFF-SEXTON COMMON STOCK IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER UNDER FEDERAL, STATE, LOCAL, FOREIGN OR ANY OTHER APPLICABLE LAW.

     To provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes, each ML Investor has agreed in the Support Agreement that, at or prior to the Effective Time, it will represent to Rykoff-Sexton and JP Foodservice or their respective counsel that, as of the Effective Time, and subject to certain exceptions, (i) it has no plan or intention to sell, exchange or otherwise dispose of, or to enter into an agreement to sell, exchange or otherwise dispose of, JP Foodservice Common Shares during the two-year period immediately following the Effective Time and
(ii) it is not subject to or obligated to enter into an agreement to sell, exchange or dispose of JP Foodservice Common Shares , if any resulting sale, exchange or disposition would (when taken in combination with actions by other ML Investors and assuming all agreements referred to in clause (i) are consummated) cause the ML Investors in the aggregate to retain ownership for federal income tax purposes of less than the lesser of (i) 25% of the JP Foodservice Common Shares received by the ML Investors in the aggregate in the Merger or (ii) a specified percentage of the JP Foodservice Common Shares issued in the Merger to stockholders of Rykoff-Sexton. See "Other Agreements --Support Agreement."

     Accounting Treatment

     It is intended that the Merger will be accounted for by JP Foodservice as a pooling of interests in accordance with generally accepted accounting principles. It is a condition to the consummation of the Merger that (i) Rykoff-Sexton and JP Foodservice receive a letter, dated as of the Closing Date, from Rykoff-Sexton's independent accountants stating that Rykoff-Sexton will meet the criteria for pooling of interests accounting under Accounting Principles Board ("APB") Opinion No. 16 and applicable SEC rules and regulations and (ii) JP Foodservice and Rykoff-Sexton receive a letter, dated as of the Closing Date, from JP Foodservice's independent accountants stating that the Merger will qualify for accounting as a pooling of interests under APB Opinion No. 16 and applicable SEC rules and regulations. See "The Merger Agreement--Conditions; Waivers--Conditions to Each Party's Obligations to Effect the Merger."

Dividends and Market Prices of JP Foodservice and Rykoff-Sexton Common
Shares

     JP Foodservice

     The JP Foodservice Common Shares have been listed on the NYSE under the symbol "JPF" since December 31, 1996. From November 16, 1994 until December 31, 1996, the JP Foodservice Common Shares were quoted on the Nasdaq National Market under the symbol "JPFS." The table below sets forth, for the periods indicated, the reported high and low bid prices of JP Foodservice Common Shares on the Nasdaq National Market prior to December 31, 1996 and, beginning on December 31, 1996, the reported high and low sale prices on the NYSE Composite Tape.

                                                            High         Low
                                                           ------       -----
   Fiscal Year Ended July 1, 1995
        Second Quarter (from November 16, 1994)..........  $11.50       $9.25
        Third Quarter....................................   13.25        9.25
        Fourth Quarter...................................   14.38       10.75
   Fiscal Year Ended June 29, 1996
        First Quarter....................................  $18.00      $12.75
        Second Quarter...................................   19.75       15.25
        Third Quarter....................................   22.75       18.00
        Fourth Quarter...................................   25.00       18.00
   Fiscal Year Ended June 28, 1997
        First Quarter............................... ....  $26.00      $20.50
        Second Quarter...................................   28.75       20.38
        Third Quarter....................................   29.25       25.75
        Fourth Quarter...................................   30.19       26.00
   Fiscal Year Ending June 27, 1998
        First Quarter (through September 15, 1997).......  $32.44      $28.25

     JP Foodservice has never declared or paid a cash dividend and does not anticipate declaring or paying a cash dividend for the foreseeable future. Financial covenants and other restrictions contained in agreements relating to JP Foodservice's indebtedness require JP Foodservice prior to the Merger, and will require JP Foodservice after the Merger, to meet certain financial tests and may restrict its ability to pay cash dividends. See "Risk Factors--JP Foodservice Dividend Policy."

     Rykoff-Sexton

     The Rykoff-Sexton Common Shares are listed on the NYSE under the symbol "RYK." The table below sets forth, for the periods indicated, the reported high and low sale prices of Rykoff-Sexton Common Shares on the NYSE Composite Tape and the semi-annual cash dividends per share paid by Rykoff-Sexton on such shares. In December 1994, the Rykoff-Sexton Board of Directors declared a five-for-four stock split, payable January 24, 1995, to stockholders of record on December 21, 1994. Share prices shown below have been adjusted to give effect to this stock split. Effective May 17, 1996, Rykoff-Sexton changed its fiscal year-end from the Saturday closest to April 30 to the Saturday closest to June
30. Accordingly, the information presented in the table below for the First Quarter of the Fiscal Year Ended June 28, 1997 represents information from April 29, 1996 through September 27, 1996.

                                                                                        Cash
                                                                                      Dividends
                                                           High            Low        Per Share
                                                           ----            ---        ---------
   Fiscal Year Ended April 29, 1995
        First Quarter...............................      $16.88          $14.38          ---
        Second Quarter..............................       17.88           15.00          ---
        Third Quarter...............................       16.75           15.88          ---
        Fourth Quarter..............................       17.88           14.88         $0.03
   Fiscal Year Ended April 27, 1996
        First Quarter...............................      $20.63          $17.25         $0.03
        Second Quarter..............................       24.63           19.63          ---
        Third Quarter...............................       22.50           15.63          0.03
        Fourth Quarter..............................       16.25           13.88          ---
   Fiscal Year Ended June 28, 1997
        First Quarter (from April 29, 1996
         through September 27, 1996)................      $16.38          $13.50         $0.03
        Second Quarter..............................       16.00           13.38          ---
        Third Quarter...............................       18.50           15.13          0.03
        Fourth Quarter..............................       20.00           17.00          ---
   Fiscal Year Ending June 27, 1998
        First Quarter (through  September 15, 1997).      $26.88          $22.63          ---

     In December 1994, Rykoff-Sexton announced the reinstatement of its cash dividend on a semi-annual basis in the amount of $0.03 per Rykoff-Sexton Common Share. Rykoff-Sexton's policy to declare a dividend is based on a decision made by the Rykoff-Sexton Board of Directors from time to time following consideration of the results of operations and financial condition of Rykoff-Sexton, terms of debt instruments that may restrict Rykoff-Sexton's ability to pay dividends and such other factors as the Rykoff-Sexton Board of Directors considers relevant. In light of the pending Merger, the Rykoff-Sexton Board of Directors has determined not to declare a dividend in the first quarter of fiscal 1998.

     Comparative Share Prices

     The following table sets forth the closing sale prices per JP Foodservice Common Share and per Rykoff-Sexton Common Share on the NYSE on June 27, 1997, the last full trading day prior to public announcement of the execution of the Merger Agreement, and on __________, 1997, the latest practicable date before the printing of this Joint Proxy Statement/Prospectus for which sales price information was available, and the equivalent per share prices for Rykoff-Sexton Common Shares based on the prices of JP Foodservice Common Shares.

                                                          Rykoff-Sexton
                     JP Foodservice     Rykoff-Sexton     Equivalent
                     Common Shares      Common Shares     Common Share(1)
                     --------------     -------------     ------------
June 27, 1997            $30.13           $ 19.63            $   25.31
_______, 1997            $                $                  $

(1) Represents the equivalent price of one Rykoff-Sexton Common Share in the Merger, calculated by multiplying the closing sale price per JP Foodservice Common Share on such date by the Exchange Ratio.

     Stockholders are urged to obtain current quotations for the market prices of JP Foodservice Common Shares and Rykoff-Sexton Common Shares. No assurance can be given as to the market price of JP Foodservice Common Shares or Rykoff-Sexton Common Shares at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement and neither JP Foodservice nor Rykoff-Sexton has the right to terminate the Merger Agreement based on changes in the market price of either party's stock, the market value of the JP Foodservice Common Shares that holders of Rykoff-Sexton Common Shares will receive in the Merger may vary significantly from the prices shown in the preceding tables.

Summary Unaudited Pro Forma Combined Consolidated Financial Data of JP Foodservice and Rykoff-Sexton

     The following table presents (i) summary unaudited pro forma combined consolidated statement of operations data for the years ended July 1, 1995, June 29, 1996 and June 28, 1997 of JP Foodservice and Rykoff-Sexton reflecting the consummation of the Merger and (ii) unaudited pro forma combined balance sheet data as of June 28, 1997 of JP Foodservice and Rykoff-Sexton reflecting consummation of the Merger and the one-time charges to be incurred in connection with the Merger. See "Unaudited Pro Forma Combining Consolidated Financial Statements for the Merger." The unaudited combined and pro forma consolidated financial data have been prepared giving effect to the Merger using the pooling of interests method of accounting.

     The summary unaudited pro forma combined consolidated statement of operations data do not reflect any operating or interest costs savings that management believes may be realized following the Merger. Management of JP Foodservice and Rykoff-Sexton have estimated that the combination of JP Foodservice and Rykoff-Sexton could create opportunities for operating cost savings of approximately $12 million during the first twelve-month period following the Effective Time, $18 million during the second twelve-month period following the Effective Time and $25 million annually thereafter. These cost savings are expected to be realized primarily through the restructuring of operations. In addition, in connection with the Merger, JP Foodservice expects to enter into the New Credit Facility, which will provide for lower borrowing costs than the overall borrowing costs under the Existing Bank Credit Facilities. Management estimates the New Credit Facility will provide annual interest cost savings of approximately $5 million. See "Description of Proposed New Financing Arrangements." No assurances can be made as to the amount of cost savings that will actually be realized.

     The unaudited pro forma combined results of JP Foodservice and of Rykoff-Sexton are not necessarily indicative of results of operations that would have resulted if the Merger had been consummated at the beginning of the periods indicated or of the results that will be achieved in the future.

                                                                            Pro Forma  Combined
                                                                            Fiscal Year Ended (1)
                                                         ----------------------------------------------------
                                                                  July 1,       June 29,       June 28,
                                                                   1995           1996           1997
                                                                   ----           ----           ----
                                                                (in thousands, except per share amounts)
Statement of Operations Data:
   Net sales.......................................            $ 2,857,334    $3,238,781     $ 5,169,406
   Gross profit....................................                594,515       652,685       1,003,074
   Amortization of intangible assets...............                  2,792         4,244          15,349
   Impairment of long-lived assets.................                      -        29,700               -
   Executive severance compensation................                      -             -           4,000
   Reversal of restructuring charge................                      -        (6,441)         (4,000)
   Income from operations .........................                 64,852        34,736         145,824
   Interest expense and other financing costs, net.                 32,941        32,527          76,063
   Income from continuing operations before
     income taxes..................................                 31,911           692          64,361
   Income from continuing operations...............                 18,303           133          38,286
   Net income .....................................                 37,209           133          38,286

   Per share data:
     Income from continuing operations
       per common share............................                  $0.72         $0.00           $0.83
      Net income per common share..................                   1.46          0.00            0.83
     Weighted average number of shares of common
       stock and common stock equivalents
       outstanding.................................                 25,477        31,359          45,923
                                                                                             Pro Forma
                                                                                             Combined
                                                                                              As of
                                                                                           June 28, 1997
                                                                                           -------------
Balance Sheet Data:
   Total assets..........................................................................   $ 1,729,628
   Long-term debt, excluding current maturities .........................................       655,246
    Stockholders' equity ................................................................       530,049

---------------------

(1) Unaudited pro forma combined consolidated statement of operations data for the years ended July 1, 1995 , June 29, 1996 and June 28, 1997 include historical consolidated financial results of Rykoff-Sexton for the fiscal years ended April 29, 1995, April 27, 1996 and June 28, 1997, respectively.

Summary Historical Consolidated Financial Data of JP Foodservice

     The following summary of consolidated financial data for JP Foodservice should be read in conjunction with the consolidated financial statements of JP Foodservice as of and for the fiscal years ended July 1, 1995, June 29, 1996 and June 28, 1997 incorporated herein by reference. The consolidated statement of operations data and balance sheet data for the four fiscal years ended June 28, 1997 have been derived from JP Foodservice's audited consolidated financial statements and notes thereto. The consolidated statement of operations data for the fiscal year ended July 3, 1993 are unaudited.

                                                                  Fiscal Year Ended
                                              -----------------------------------------------------------
                                              July 3,      July 2,       July 1,    June 29,     June 28,
                                              1993(1)       1994          1995        1996          1997
                                              -------      -------       -------    --------     --------
                                                       (in thousands, except per share amounts)
Statement of Operations Data:
   Net sales..........................     $1,152,709   $1,178,826    $1,288,315   $1,449,303   $1,691,913
   Gross profit.......................        199,008      199,718       218,821      250,506      295,690
   Amortization of intangible assets..          2,266        2,265         2,263        2,338        2,918
   Stock compensation charge..........              -            -           709            -            -
   Income from operations.............         29,779       33,758        38,359       45,215       60,337
   Nonrecurring charges...............              -            -             -        1,517        5,400
   Interest expense and other
     financing costs, net.............         38,577       32,255        22,074       15,187       16,522
   Income (loss) before income taxes
     and extraordinary item...........         (8,811)       1,281        16,285       28,511       38,415
   Income (loss) before extraordinary
     item.............................         (6,620)        (298)        8,927       16,913       22,248
   Net income (loss)..................         (6,620)        (298)        4,337       16,913       22,248

   Per share data:
     Income (loss) per common  share
       before extraordinary item......     $    (1.95)  $    (0.17)   $     0.68   $     0.90   $     1.02

     Net income (loss) per common
       share..........................          (1.95)       (0.17)         0.33         0.90         1.02
     Weighted average number of shares
       of common stock outstanding....          4,633        4,633        13,104       18,809       21,862
                                                                                                     As of
                                                                                                 June 28, 1997
                                                                                                 --------------
                                                                                                 (in thousands)
Balance Sheet Data:
   Total assets...........................................................................        $524,148
   Long-term debt, excluding current maturities...........................................         168,515
   Stockholders' equity...................................................................         228,946

----------------

(1)  53-week fiscal year.

Summary Historical Consolidated Financial Data  of Rykoff-Sexton

     The following summary of consolidated financial data for Rykoff-Sexton should be read in conjunction with the consolidated financial statements of Rykoff-Sexton as of and for the fiscal years ended April 29, 1995 , April 27, 1996 and June 28, 1997 and the nine-week transition period ended June 29, 1996 incorporated herein by reference. The consolidated statements of operations data and balance sheet data for the four fiscal years ended April 27, 1996 and for the fiscal year ending June 28, 1997 have been derived from Rykoff-Sexton's audited consolidated financial statements and notes thereto.

                                                                   Fiscal Year Ended
                                             -------------------------------------------------------------
                                              May 1,      April 30,     April 29,   April 27,    June 28,
                                               1993         1994          1995       1996(1)      1997(2)
                                               ----         ----          ----       ----         ----
                                                       (in thousands, except per share amounts)
Statement of Operations Data:
    Net sales.........................     $1,412,943   $1,444,226    $1,569,019   $1,789,478   $3,477,943
    Gross profit(3)...................        348,016      352,247       375,694      402,179      707,384
    Amortization of intangible assets.            460          156           529        1,906       12,431
    Executive severance compensation..              -            -             -                     4,000
    Impairment of long-lived assets...              -            -             -       29,700            -
    Restructuring charge (reversal)...         31,000            -             -       (6,441)      (4,000)
    Income (loss) from operations.....        (25,951)      18,872        26,493      (10,479)      85,487
    Interest expense and other
      financing costs, net............         12,401       11,946        10,867       17,340       59,541
    Income (loss) from continuing
      operations before income taxes..        (38,352)       6,926        15,626      (27,819)      25,946
    Income (loss) from continuing
      operations......................        (24,150)       4,121         9,376      (16,780)      16,038
    Net income (loss).................        (18,960)       5,918        32,872      (16,780)      16,038

    Per share data:
      Income (loss) from continuing
        operations per common share...     $    (1.66)  $     0.28    $     0.64   $    (1.12)  $     0.56
      Net income (loss) per common
        share.........................          (1.30)        0.40          2.24        (1.12)        0.56
      Weighted average number of
        shares of common stock and
        common stock equivalents
        outstanding...................         14,508       14,601        14,730       14,941       28,644
                                                                                                  As of
                                                                                               June 28, 1997
                                                                                              --------------
                                                                                              (in thousands)
   Balance Sheet Data:
     Total assets.........................................................................      $1,219,022
     Long-term debt, excluding current maturities.........................................         486,731
     Stockholders' equity.................................................................         354,173

----------------

(1)  Includes amounts for H&O Foods, Inc. from November 1, 1995 to
     April 27, 1996.

(2)  Includes amounts for US Foodservice for the full fiscal year.

(3) Reflects certain reclassifications in fiscal 1993, 1994, 1995 and 1996 to conform to the fiscal 1997 presentation.

Comparative Unaudited Per Share Data

     The following table sets forth (i) selected historical per share data for both JP Foodservice and Rykoff-Sexton and (ii) selected unaudited pro forma combined per share data which reflect consummation of the Merger as if the Merger had been consummated at the beginning of the period presented. The unaudited pro forma combined data have been prepared giving effect to the Merger using the pooling of interests method of accounting. The Rykoff-Sexton equivalent pro forma amounts have been calculated by multiplying the corresponding pro forma per share amounts of JP Foodservice by the Exchange Ratio of 0.84.

     The summary unaudited pro forma combined consolidated statement of operations data do not reflect any operating or interest cost savings that management believes may be realized following the Merger. Management of JP Foodservice and Rykoff-Sexton have estimated that the combination of JP Foodservice and Rykoff-Sexton could create opportunities for operating cost savings of approximately $12 million during the first twelve-month period following the Effective Time, $18 million during the second twelve-month period following the Effective Time and $25 million annually thereafter. These cost savings are expected to be realized primarily through the restructuring of operations. In addition, in connection with the Merger, JP Foodservice expects to enter into the New Credit Facility, which will provide lower borrowing costs than the overall borrowing costs under the Existing Bank Credit Facilities. Management estimates the New Credit Facility will provide annual interest cost savings of approximately $5 million. See "Description of Proposed New Financing Arrangements." No assurances can be made as to the amount of cost savings that will actually be realized.

    The per share data presented herein are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of JP Foodservice and Rykoff-Sexton, both of which are incorporated herein by reference. The unaudited pro forma combined results of JP Foodservice and of Rykoff-Sexton are not necessarily indicative of results of operations that would have resulted if the Merger had been consummated at the beginning of the periods indicated or of the results that will be achieved in the future.

                                                          As of and for the Fiscal Year Ended
                                                         July 1,        June 29,      June 28,
JP Foodservice                                            1995           1996           1997
Income from continuing operations per common share:
    Historical.....................................       $0.68          $0.90          $1.02

     Pro forma.....................................        0.72           0.00           0.83

Cash dividends per common share (1)................        0.00           0.00           0.00
Book value per common share:
    Historical.....................................                                     10.13

    Pro forma......................................                                     11.39

                                                         As of and for the Fiscal Year Ended
                                                        April 29,      April 27,       June 28,
 Rykoff-Sexton                                            1995           1996           1997
Income (loss) from continuing operations
    per common share:
    Historical.....................................       $0.64         $(1.12)         $0.56

    Equivalent pro forma...........................        0.60           0.00           0.70

Cash dividends per common share....................        0.03           0.06           0.06
Book value per common share:
    Historical.....................................                                     12.64

    Equivalent pro forma...........................                                      9.57

--------------------
     (1) JP Foodservice has never paid cash dividends on the JP Foodservice Common Shares and does not anticipate declaring or paying cash dividends for the foreseeable future following the Merger.

                                  RISK FACTORS

     The following risk factors should be carefully considered by JP Foodservice stockholders in deciding whether to approve the issuance of JP Foodservice Common Shares in connection with the Merger and by Rykoff-Sexton stockholders in deciding whether to adopt the Merger Agreement.


Uncertainties in Integrating Business Operations and Achieving Cost Savings; Possible Dilution

     In determining that the Merger is in the best interests of their respective stockholders, the JP Foodservice Board of Directors and the Rykoff-Sexton Board of Directors considered the cost savings, operating efficiencies and other synergies expected to result from the integration of the JP Foodservice and Rykoff-Sexton businesses. See "The Merger--Recommendation of the JP Foodservice Board of Directors; Reasons for the Merger" and "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger." Management of JP Foodservice and Rykoff-Sexton have estimated that the combination of JP Foodservice and Rykoff-Sexton could create opportunities for operating cost savings of approximately $12 million during the first twelve-month period following the Effective Time, $18 million during the second twelve-month period following the Effective Time and $25 million annually thereafter. These cost savings are expected to be realized primarily through the restructuring of operations. See "The Merger--Potential Cost Savings and Operating Synergies."


       The foregoing cost savings estimates were developed by JP Foodservice and Rykoff-Sexton solely for purposes of evaluating the Merger, do not include non-recurring adjustments that will be recorded in conjunction with the Merger, and should not be relied upon as an estimate of actual cost savings that may be achieved. These estimates are based upon assumptions and operating synergies that are inherently uncertain, though considered reasonable by JP Foodservice and Rykoff-Sexton, and are subject to significant business, economic and competitive uncertainties which are difficult to predict and often beyond the control of management. See "The Merger --Potential Cost Savings and Operating Synergies." Several of the cost savings estimates are premised on the assumption that certain levels of efficiency presently maintained by either JP Foodservice or Rykoff-Sexton can be achieved by JP Foodservice following the Merger. Other estimates are based on management's opinion as to what levels of enhanced purchasing leverage and operating efficiencies should be achievable by an entity the size of the combined entity.

     The consolidation of functions, the integration of operations, systems, marketing methods and procedures and the relocation of staff present significant management challenges. There can be no assurance that such actions will be accomplished successfully or as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which such cost savings and efficiencies will be achieved or that unforeseen costs and expenses or other factors will not offset the projected cost savings in whole or in part. To the extent management of the combined company is unable to integrate successfully the operations of the combined company or such cost savings and efficiencies are not otherwise achieved or achieved on a timely basis, JP Foodservice's operating results could be negatively affected and the Merger could be dilutive to holders of JP Foodservice Common Shares. Dilution to earnings per JP Foodservice Common Share could be experienced by a JP Foodservice shareholder if, as a result of an inability of the combined company to realize expected operating efficiencies, the increment in aggregate earnings obtained through the integration of Rykoff-Sexton is more than offset by the number of JP Foodservice Common Shares required to be issued in the Merger based on the Exchange Ratio. See "The Merger--Opinions of Financial Advisors to JP Foodservice."


Effect of Significant Indebtedness on Results of Operations and Financial Condition of Combined Company

     Following the consummation of the Merger, JP Foodservice will have significant indebtedness and debt service obligations. Giving effect to the Merger and the other acquisitions described under the caption "Unaudited Pro Forma Combining Consolidated Financial Statements for the Merger," and assuming such transactions had occurred on June 28, 1997, JP Foodservice's total indebtedness (excluding current maturities) would have been approximately $655 million on such date. JP Foodservice may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. Anticipated borrowings under the New Credit Facility will result in indebtedness with lower average interest rates for the combined entity than the Rykoff-Sexton indebtedness to be refinanced with such borrowings, although average interest rates under the New Credit Facility are expected to be generally higher than average interest rates historically paid by JP Foodservice on borrowings under its existing senior bank credit facility. In the fiscal year ended June 28, 1997, JP Foodservice's borrowings under its existing senior bank credit facility accrued interest at an overall weighted average rate of 6.1% per annum and Rykoff-Sexton's borrowings under its existing senior bank credit facility accrued interest at an overall weighted average rate of 8.6% per annum. There can be no assurance as to whether, or the definitive terms on which, the New Credit Facility actually will be available to JP Foodservice. See "Description of Proposed New Financing Arrangements--New Credit Facility."

     Based upon the current level of operations and anticipated cost savings, JP Foodservice believes that after the Merger its cash flow from operations, together with borrowings under the New Credit Facility (or, if JP Foodservice does not obtain the New Credit Facility, the Existing Bank Credit Facilities) and its other sources of liquidity, will be adequate to meet its anticipated requirements for working capital, capital expenditures and debt service over the next several years. There can be no assurance, however, that the combined company's business will continue to generate cash flow at or above the cash flow levels attained by JP Foodservice and Rykoff-Sexton in the aggregate or that anticipated cost savings can be fully achieved. The failure of JP Foodservice to generate sufficient cash flow from operations in the future could have a material adverse effect on the results of operations and financial condition of the combined company. If JP Foodservice is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, JP Foodservice may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance as to whether, or the terms on which, any such refinancing or asset sales would be consummated or any additional financing could be obtained.


Offer to Purchase Rykoff-Sexton Senior Subordinated Notes

     Consummation of the Merger will constitute a "change of control" of Rykoff-Sexton as defined in the indenture (the "Indenture") pursuant to which $130 million principal amount of Rykoff-Sexton's 8 7/8% Senior Subordinated Notes due 2003 (the "Rykoff-Sexton Public Notes") were outstanding as of June 28, 1997. Pursuant to the Indenture, within 30 business days after the Merger is consummated, the Surviving Corporation will be required to make an offer to purchase the Rykoff-Sexton Public Notes at a purchase price equal to 101% of their principal amount ($131.3 million as of June 28, 1997), plus accrued interest from the most recent preceding semi-annual interest payment date to the redemption date. Because the Rykoff-Sexton Public Notes have traded in recent periods at prices at or above 101% of their principal amount, JP Foodservice does not currently anticipate that the holders of a material principal amount of Rykoff-Sexton Public Notes will accept the offer to purchase. JP Foodservice expects to fund any payments required pursuant to the purchase offer with borrowings under the New Credit Facility. See "Description of Proposed New Financing Arrangements--New Credit Facility." The application of such borrowings to fund the offer to purchase will reduce the amounts available under the New Credit Facility or, if JP Foodservice does not obtain the New Credit Facility, under the Existing Bank Credit Facilities for working capital, capital expenditures and other general corporate purposes. The adverse impact, if any, of the repurchase of Rykoff-Sexton Public Notes on the combined company's results of operations and financial condition will be partially offset by the fact that the interest rate borne by the Rykoff-Sexton Public Notes exceeds the interest rate expected to accrue on borrowings applied to fund the offer to purchase.

Shares Eligible for Future Sale

      Immediately following the Merger, the ML Investors will beneficially own approximately 18.1% of the outstanding JP Foodservice Common Shares. The ML Investors may not sell the JP Foodservice Common Shares issued to them in the Merger except pursuant to an effective registration statement under the Securities Act covering such sale or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. See "The Merger--Restrictions on Resale of JP Foodservice Common Shares by Affiliates." The ML Investors will have the right following the Merger, pursuant to the Registration Rights Agreement, to require JP Foodservice, for a specified period and subject to certain limitations and qualifications, to effect the registration under the Securities Act of the sale of the JP Foodservice Common Shares issued to them in the Merger in exchange for Registrable Securities. The ML Investors and other parties will also have "piggyback" registration rights under the Registration Rights Agreement with respect to the JP Foodservice Common Shares that will be issued to them in the Merger in exchange for Registrable Securities. See "Other Agreements--Registration Rights Agreement." The holders of the Assumed Warrants will be entitled to certain "demand" and "piggyback" registration rights with respect to the JP Foodservice Common Shares issued or issuable upon exercise of the new warrants issued by JP Foodservice in exchange for the Assumed Warrants. See "Warrants."

     In addition, JP Foodservice has previously granted certain "shelf" and "piggyback" registration rights with respect to JP Foodservice Common Shares issued in connection with the acquisition of other foodservice businesses. Such registration rights are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering in which such persons are participants.

     No predictions can be made as to the effect, if any, that market sales of JP Foodservice Common Shares by the ML Investors or other stockholders pursuant to such registration rights, or the availability of such shares for such future sales, will have on the market price of JP Foodservice Common Shares prevailing from time to time. Sales of substantial amounts of JP Foodservice Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the JP Foodservice Common Shares and could impair JP Foodservice's future ability to raise capital through an offering of its equity securities.


Potential Influence by and Relationship with ML Investors

     Immediately following the Merger, the 18.1% of outstanding JP Foodservice Common Shares beneficially owned by the ML Investors is expected to constitute the largest percentage of such shares beneficially owned by any person or group.

The Merger Agreement entitles the ML Entities to designate two nominees to the JP Foodservice Board of Directors. See "Management of JP Foodservice After the Merger--Directors." In addition, pursuant to the Standstill Agreement, the ML Entities have agreed to vote the Rykoff-Sexton Common Shares and other voting securities owned by them and their affiliates for Rykoff-Sexton's nominees to the Rykoff-Sexton Board of Directors, in accordance with the recommendation of the Nominating Committee of the Rykoff-Sexton Board of Directors, subject to certain exceptions. The ML Entities also have agreed that neither they nor any of their affiliates will (subject to certain exceptions) participate in proxy solicitations, acquire additional Rykoff-Sexton Common Shares or otherwise engage in transactions, or take actions involving a change of control of Rykoff-Sexton. The Rykoff-Sexton Common Shares and other voting securities owned by the ML Investors are subject to certain restrictions on sale or transfer. The ML Entities are prohibited from soliciting, offering, seeking to effect and negotiating with any person with respect to sales or transfers of Rykoff-Sexton Common Shares and other voting securities held by the ML Entities unless otherwise permitted by the Standstill Agreement. See "Other Agreements--Standstill Agreement." From and after the Effective Time, the Standstill Agreement will be for the benefit of, and will be enforceable by, JP Foodservice to the same extent and in the same manner as the Standstill Agreement benefits and is enforceable by Rykoff-Sexton prior to the Merger.

     The JP Foodservice Common Shares to be received by the ML Investors in the Merger will constitute a significant block of the voting power of the JP Foodservice Common Shares. The voting of such shares as required by the Standstill Agreement will make it easier for the JP Foodservice Board of Directors to obtain the approval of JP Foodservice stockholders for the election of JP Foodservice's nominees to the JP Foodservice Board of Directors. Such a voting block also could facilitate or impede the approval of any other matter requiring approval of JP Foodservice stockholders, including a merger, consolidation or other business combination involving JP Foodservice, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of JP Foodservice.


Factors Relating to Future Acquisitions

     JP Foodservice's growth strategy emphasizes supplementing internal expansion with acquisitions, and a significant portion of the growth of JP Foodservice's revenues in fiscal 1997 resulted from acquisitions. See "The Merger--Background of the Merger." There can be no assurance that JP Foodservice will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets in the future. Further, there can be no assurance that acquisitions will not have an adverse effect upon JP Foodservice's operating results, particularly in periods following the consummation of such transactions, during which the operations of the acquired businesses are being integrated into JP Foodservice's operations. Once integrated, acquired operations may not achieve levels of net sales or profitability comparable to those achieved by JP Foodservice's existing operations, or otherwise perform as expected. There can be no assurance that, following the Merger, JP Foodservice will be able to increase its revenues or earnings through future acquisitions at the same rates it achieved through the acquisitions it completed in fiscal 1997. Management may determine that it is necessary or desirable to obtain financing for such acquisitions through additional bank borrowings or the issuance of additional debt or equity securities. Debt financing of any such acquisition could increase the leverage of JP Foodservice and will be subject to restrictions contained in the New Credit Facility and other agreements relating to JP Foodservice's indebtedness. Equity financing of any such acquisition may dilute the ownership of JP Foodservice's stockholders. There can be no assurance that JP Foodservice will be able to obtain financing on acceptable terms. See "--Effect of Significant Indebtedness on Results of Operations and Financial Condition of Combined Company."


JP Foodservice Dividend Policy

       In December 1994, Rykoff-Sexton announced the reinstatement of its cash dividend on a semi-annual basis in the amount of $0.03 per Rykoff-Sexton Common Share. JP Foodservice has never paid cash dividends on the JP Foodservice Common Shares and does not anticipate declaring or paying cash dividends for the foreseeable future following the Merger. See "Summary--Dividends and Market Prices of JP Foodservice and Rykoff-Sexton Common Shares." Financial covenants and other restrictions contained in the Existing Bank Credit Facilities and JP Foodservice's outstanding senior notes currently require, and the New Credit Facility will require, JP Foodservice to meet certain financial tests and may restrict its ability to pay cash dividends. See "Description of Proposed New Financing Arrangements--New Credit Facility."


Fixed Exchange Ratio

       The Exchange Ratio is fixed at 0.84 of a JP Foodservice Common Share for each outstanding Rykoff-Sexton Common Share and will not be subject to increase or decrease based on changes in the market values of the JP Foodservice Common Shares or the Rykoff-Sexton Common Shares. See "The Merger Agreement--General." The market prices of the JP Foodservice Common Shares and the Rykoff-Sexton Common Shares at the Effective Time can be expected to vary from the market prices as of June 27, 1997, the last trading day prior to public announcement of the execution of the Merger Agreement, and the prices as of the date of this Joint Proxy Statement/Prospectus and the date or dates on which the JP Foodservice Annual Meeting and the Rykoff-Sexton Special Meeting are held, because of changes in the business, operations or prospects of JP Foodservice,

Rykoff-Sexton or the combined entity, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. See "Summary -- Dividends and Market Prices of JP Foodservice and Rykoff-Sexton Common Shares."

                       THE JP FOODSERVICE ANNUAL MEETING

Date, Time and Place of Meeting


     The JP Foodservice Annual Meeting will be held on __________ __, 1997, at ____ a.m., local time, at __________________________________.


Record Date and Outstanding Shares


     Holders of record of JP Foodservice Common Shares at the close of business on __________, 1997 (the "JP Foodservice Record Date") are entitled to notice of, and to vote at, the JP Foodservice Annual Meeting. At the close of business on the JP Foodservice Record Date, there were ___________ JP Foodservice Common Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon at the JP Foodservice Annual Meeting.


Voting of Proxies


     The JP Foodservice proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the JP Foodservice Board of Directors for use at the JP Foodservice Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to JP Foodservice. If no instructions are indicated, such proxies will be voted for approval of each proposal considered at the JP Foodservice Annual Meeting. The JP Foodservice Board of Directors is not currently aware of any matters other than those referred to herein which will come before the JP Foodservice Annual Meeting. If any other matter arising from the conduct of the meeting should be properly presented at the JP Foodservice Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.


Vote Required


     The consummation of the Merger is conditioned on, among other things, the approval of the JP Foodservice Merger Proposal at the JP Foodservice Annual Meeting. JP Foodservice stockholders must approve the JP Foodservice Merger Proposal in connection with the Merger in order to comply with requirements of the NYSE, on which the JP Foodservice Common Shares are listed. Stockholder approval is required if a company whose common stock is listed on the NYSE issues common stock in a transaction such as the Merger in an amount equal to or greater than 20% of the number of shares of common stock outstanding prior to such issuance.

     JP Foodservice is not a constituent corporation in the Merger and, therefore, specific approval of the Merger or the Merger Agreement by JP Foodservice's stockholders is not required under the DGCL, the JP Foodservice Certificate of Incorporation or the JP Foodservice By-laws.


     The JP Foodservice Merger Proposal, the JP Foodservice Stock Incentive Plan Amendment Proposal and the JP Foodservice Director Plan Amendment Proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the JP Foodservice Common Shares present or represented at the JP Foodservice Annual Meeting and entitled to vote, assuming a quorum is present. The JP Foodservice Charter Amendment Proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the JP Foodservice Common Shares outstanding on the JP Foodservice Record Date. The election to the JP Foodservice Board of Directors of each of the nominees specified in the JP Foodservice Director Election Proposal will require the affirmative vote of a plurality of the votes cast at the JP Foodservice Annual Meeting.


     On the JP Foodservice Record Date, directors and executive officers of JP Foodservice, together with their affiliates as a group, beneficially owned approximately ___% of the issued and outstanding JP Foodservice Common Shares. It is currently expected that each director and executive officer of JP Foodservice will vote the JP Foodservice Common Shares beneficially owned by such director or executive officer for approval of the JP Foodservice Merger Proposal and the other proposals submitted to stockholders at the JP Foodservice Annual Meeting. See "Ownership of JP Foodservice Common Shares."


Quorum; Broker Non-Votes


     The holders of a majority of the JP Foodservice Common Shares issued and outstanding and entitled to vote at the JP Foodservice Annual Meeting, present in person or by proxy, will constitute a quorum at the JP Foodservice Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the JP Foodservice Annual Meeting.


     Votes cast in person or by proxy at the JP Foodservice Annual Meeting will be tabulated by the inspectors of election appointed for the JP Foodservice Annual Meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Because abstentions will be counted for purposes of determining the shares present or represented at the JP Foodservice Annual Meeting and entitled to vote, abstentions will have the same effect as a vote against the JP Foodservice Merger Proposal, the JP Foodservice Charter Amendment Proposal, the JP Foodservice Stock Incentive Plan Amendment Proposal and the JP Foodservice Director Plan Amendment Proposal. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on certain other matters, which typically include transactions related to mergers, including the issuance of shares in connection therewith, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming presence of a quorum, will not affect whether any proposal other than the JP Foodservice Charter Amendment Proposal is approved at the JP Foodservice Annual Meeting. Broker non-votes on the JP Foodservice Charter Amendment Proposal will have the same effect as a vote against the JP Foodservice Charter Amendment Proposal.


     Each stockholder who signs and returns a proxy in the form enclosed with this Joint Proxy Statement/Prospectus may revoke the same at any time prior to its use by giving notice of such revocation to JP Foodservice in writing to the Secretary of JP Foodservice, by signing and returning a later dated proxy, or by voting in person at the JP Foodservice Annual Meeting. Unless so revoked, the JP Foodservice Common Shares represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy.


Solicitation of Proxies and Expenses


     Pursuant to the Merger Agreement, JP Foodservice will bear one-half of the costs and expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus. Except as otherwise provided in the Merger Agreement, JP Foodservice will bear the cost of soliciting proxies for the JP Foodservice Annual Meeting. JP Foodservice also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of stock. Proxies are being solicited primarily by mail, but officers and regular employees of JP Foodservice may also solicit proxies personally, by telephone or by special letter. JP Foodservice will also use the services of Shareholder Communications Corporation to aid in the solicitation of proxies at an anticipated fee of $5,000, plus reasonable out-of-pocket expenses.

     THE BOARD OF DIRECTORS OF JP FOODSERVICE HAS UNANIMOUSLY DETERMINED THE MERGER TO BE IN THE BEST INTERESTS OF JP FOODSERVICE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY

APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ALL JP FOODSERVICE STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF JP FOODSERVICE COMMON SHARES IN CONNECTION WITH THE MERGER. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ALL JP FOODSERVICE STOCKHOLDERS VOTE "FOR" THE OTHER PROPOSALS SUBMITTED TO STOCKHOLDERS AT THE JP FOODSERVICE ANNUAL MEETING.

                       THE RYKOFF-SEXTON SPECIAL MEETING

Date, Time and Place of Meeting

     The Rykoff-Sexton Special Meeting will be held on __________, __, 1997, at ____ a.m., local time, at __________________________________.


Record Date and Outstanding Shares

     Holders of record of Rykoff-Sexton Common Shares at the close of business on _______________, 1997 (the "Rykoff-Sexton Record Date") are entitled to notice of, and to vote at, the Rykoff-Sexton Special Meeting. At the close of business on the Rykoff-Sexton Record Date, there were ________ Rykoff-Sexton Common Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Rykoff-Sexton Special Meeting.


Voting of Proxies

     The Rykoff-Sexton proxy accompanying this Joint Proxy Statement/ Prospectus is solicited on behalf of the Rykoff-Sexton Board of Directors for use at the Rykoff-Sexton Special Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Rykoff-Sexton. If no instructions are indicated, such proxies will be voted for adoption of the Merger Agreement. The Rykoff-Sexton Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Rykoff-Sexton Special Meeting. If any other matter arising from the conduct of the meeting should be properly presented at the Rykoff-Sexton Special Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.


Vote Required

     The Rykoff-Sexton Proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the Rykoff-Sexton Common Shares outstanding on the Rykoff-Sexton Record Date. Abstentions and broker non-votes will have the same effect as votes against the Rykoff-Sexton Proposal. On the Rykoff-Sexton Record Date, directors and executive officers of Rykoff-Sexton, together with their affiliates as a group (other than the ML Entities and their designees on the Rykoff-Sexton Board of Directors), beneficially owned approximately ___% of the issued and outstanding Rykoff-Sexton Common Shares. It is currently expected that each director and executive officer of Rykoff-Sexton will vote the Rykoff-Sexton Common Shares beneficially owned by such director or executive officer for the approval of the Rykoff-Sexton Proposal. The ML Investors, who hold in the aggregate approximately 36% of the Rykoff-Sexton Common Shares outstanding as of the Rykoff-Sexton Record Date, have agreed to vote the Rykoff- Sexton Common Shares owned by them for approval of the Rykoff-Sexton Proposal. See "Other
Agreements -- Support Agreement."

Quorum; Broker Non-Votes

     The holders of a majority of the Rykoff-Sexton Common Shares issued and outstanding and entitled to vote at the Rykoff-Sexton Special Meeting, present in person or by proxy, will constitute a quorum at the Rykoff-Sexton Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Rykoff-Sexton Special Meeting.

     Votes cast in person or by proxy at the Rykoff-Sexton Special Meeting will be tabulated by the inspectors of election appointed for the Rykoff-Sexton Special Meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Abstentions will have the same effect as a vote against the Rykoff-Sexton Proposal. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on certain other matters, which typically include transactions related to mergers, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence, which includes the Rykoff-Sexton Proposal, are referred to as broker non-votes. Broker non-votes on the Rykoff-Sexton Proposal will have the same effect as a vote against the Rykoff-Sexton Proposal.


     Each stockholder who signs and returns a proxy in the form enclosed with this Joint Proxy Statement/Prospectus may revoke the same at any time prior to its use by giving notice of such revocation to Rykoff-Sexton in writing to the Secretary of Rykoff-Sexton, by signing and returning a later dated proxy, or by voting in person at the Rykoff-Sexton Special Meeting. Unless so revoked, the Rykoff-Sexton Common Shares represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy.

Solicitation of Proxies and Expenses

     Pursuant to the Merger Agreement, Rykoff-Sexton will bear one-half of the costs and expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus. Except as otherwise provided in the Merger

Agreement, Rykoff-Sexton will bear the cost of soliciting proxies for the Rykoff-Sexton Special Meeting. Rykoff-Sexton will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of stock. Proxies are being solicited primarily by mail, but officers and regular employees of Rykoff-Sexton may also solicit proxies personally, by telephone or by special letter. Rykoff-Sexton will also use the services of Chase Mellon Shareholder Services, L.L.C. to aid in the solicitation of proxies at an anticipated fee of $5,000, plus reasonable out-of-pocket expenses.

     THE BOARD OF DIRECTORS OF RYKOFF-SEXTON HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF RYKOFF-SEXTON, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT RYKOFF-SEXTON STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                  THE MERGER

     The discussion in this Joint Proxy Statement/Prospectus of the Merger and the Merger Agreement's principal terms is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy
Statement/Prospectus as Appendix A and incorporated herein by reference.


General

     Upon the terms and subject to the conditions of the Merger Agreement, Rykoff-Sexton will be merged with and into Merger Sub, a wholly-owned subsidiary of JP Foodservice, at the Effective Time. Merger Sub will be the Surviving Corporation in the Merger, will be renamed "Rykoff-Sexton, Inc." as of the Effective Time and will continue to be a wholly-owned subsidiary of JP Foodservice.

     At the Effective Time, each issued and outstanding Rykoff-Sexton Common Share (other than such shares, if any, owned by JP Foodservice, Merger Sub or Rykoff-Sexton, which will be canceled) will be converted into the right to receive 0.84 of a JP Foodservice Common Share. Holders of Rykoff-Sexton Common Shares immediately before the Merger will receive an aggregate of 24,129,445 JP Foodservice Common Shares, which is expected to represent approximately 51.6% of the JP Foodservice Common Shares outstanding immediately after the Merger. The ML Investors will receive an aggregate of 8,463,843 JP Foodservice Common Shares, which is expected to represent approximately 18.1% of the JP Foodservice Common Shares outstanding immediately after the Merger.

     At the Effective Time, each Assumed Option to purchase Rykoff-Sexton Common Shares and each Assumed Warrant to purchase Rykoff-Sexton Common Shares will be assumed by JP Foodservice. Each Assumed Option and each Assumed Warrant will be converted into an option or warrant, as the case may be, to purchase, on the same terms and conditions as were applicable to such Options (subject to adjustment of the applicable exercise prices thereunder based on the Exchange Ratio) and Warrants, an adjusted number of JP Foodservice Common Shares based on the Exchange Ratio. Based on the Options and Warrants outstanding as of August 31, 1997, 2,221,988 JP Foodservice Common Shares will be reserved for issuance upon the exercise of the Assumed Options and the Assumed Warrants. See "The Merger Agreement--General--Assumption of Options and Warrants" and
"Warrants."

     The Merger Agreement provides that the JP Foodservice Board of Directors, immediately following the Effective Time, will consist of (i) nine individuals, including each of the incumbent members of the JP Foodservice Board of Directors (or their replacements), no fewer than five of whom will be outside directors, as selected by JP Foodservice prior to the Effective Time, (ii) seven individuals, two of whom will be individuals designated by MLCP, one of whom will be Mr. Van Stekelenburg and four of whom will be current incumbents of the Rykoff-Sexton Board of Directors who are not employees of Rykoff-Sexton or its subsidiaries or affiliated with MLCP and (iii) one additional person to be designated by the Chairman of JP Foodservice following the Merger.

     Following the Merger, James L. Miller will continue to serve as Chairman and Chief Executive Officer of JP Foodservice. As of the Effective Time, Mr. Van Stekelenburg, the current Chairman and Chief Executive Officer of Rykoff-Sexton, will become Vice Chairman and President of JP Foodservice. See "Management of JP Foodservice After the Merger."


Background of the Merger

     Foodservice Industry Trends

     Companies in the U.S. foodservice distribution industry purchase, store, market and transport food products, paper products and other supplies and food-related items to establishments that prepare and serve meals to be eaten away from home. Net sales for the industry were approximately $134 billion in 1996. For the three-year period ended 1996, foodservice distribution sales increased at a compounded annual rate of 2.4%, which was comparable to the rate of increase in the U.S. gross national product during the same period.

     The foodservice distribution industry is extremely fragmented, with over 3,000 companies in operation in 1996. Nevertheless, over the last 20 years, the industry has experienced substantial consolidation as larger distributors have acquired small and regional distributors. The resulting consolidation has permitted large foodservice distributors to benefit from lower-cost distribution facilities resulting from various economies of scale, increased net purchasing power, more efficient delivery systems, more efficient use of personnel and other overhead savings. Larger distributors also have been able to take advantage of more sophisticated management techniques and the development of management information systems specifically designed to enhance customer service and increase operating efficiency.

     JP Foodservice and Rykoff-Sexton management anticipate further consolidation in the industry as more companies seek to obtain the efficiencies of operating larger distribution centers, maintaining modern fleets of delivery vehicles and developing the sophisticated information systems required for cost-efficient operations. JP Foodservice and Rykoff-Sexton believe that large, well-capitalized broadline distributors generally will benefit from continuing industry consolidation as well as from certain forecasted demographic and economic trends that are expected to increase expenditures on meals eaten away from home. These trends include an increasing number of two wage-earner families who eat meals away from home, the increasing availability of convenient take-out meals and restaurant home delivery services and the increasing affluence of the "baby boomer" segment of the population. In addition, forecasted expansion of many chain restaurants is anticipated to generate additional sales volume for large regional or national broadline distributors that can satisfy the product and delivery requirements of this customer segment.

     JP Foodservice has supplemented its internal expansion with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. In the first quarter of fiscal 1997, JP Foodservice extended the scope of its distribution network into the Western region of the United States through its acquisition of Valley Industries, Inc., a broadline distributor located in Las Vegas, Nevada. As consideration for the acquisition, JP Foodservice assumed or discharged certain liabilities of the acquired business and issued 1,936,494 JP Foodservice Common Shares with an approximate value of $40.7 million. Also in the first quarter of fiscal 1997, pursuant to JP Foodservice's strategy to increase penetration in its existing service areas, JP Foodservice acquired Arrow Paper and Supply Co., Inc., a broadline distributor located in Connecticut serving the New England, New York, New Jersey and Pennsylvania markets. JP Foodservice assumed or discharged certain liabilities of the acquired business and paid consideration of $28.9 million, of which $27.2 million was paid in cash and $1.7 million in the form of 73,977 JP Foodservice Common Shares. In the second quarter of fiscal 1997, JP Foodservice filled a gap in its Midwestern distribution network by acquiring Squeri Food Service, Inc., a broadline distributor located in Ohio serving the Greater Cincinnati, Dayton, Columbus, Indianapolis, Louisville and Lexington markets. As consideration for the acquisition, JP Foodservice assumed or discharged certain liabilities of the acquired business and issued 1,079,875 JP Foodservice Common Shares with an approximate value of $24.8 million. In the fourth quarter of fiscal 1997, JP Foodservice strengthened its presence in the Mid-Atlantic region through its acquisition of Mazo-Lerch Company, Inc., a broadline distributor located in Virginia serving the District of Columbia, Virginia, Maryland, southern New Jersey and northern North Carolina markets. JP Foodservice acquired this business in exchange for the issuance of 279,268 JP Foodservice Common Shares valued at approximately $8 million. See "Description of JP Foodservice."

     Over the past two years, Rykoff-Sexton also has pursued strategic business combinations as part of its effort to sharpen its strategic focus, improve operational efficiency and position itself for sustained, profitable growth. In the fourth quarter of fiscal 1995, Rykoff-Sexton extended the scope of its distribution network in the Mid-Atlantic region through the acquisition of substantially all of the assets of Continental Foods, Inc. ("Continental"), a broadline distributor located in Maryland serving the metropolitan Baltimore and Washington, D.C. markets, for an aggregate cash purchase price of approximately $27.0 million (including costs of acquisition). In the first quarter of fiscal 1996, Rykoff-Sexton increased its penetration of the Midwestern region through the acquisition of the Specialty Foods Division of Olfisco, Inc. ("Olfisco"), a Minneapolis-based subsidiary of Noon Hour Food Products, for an aggregate cash purchase price of approximately $4.0 million (including costs of acquisition). In the third quarter of fiscal 1996, Rykoff-Sexton enhanced its distribution network throughout the State of Nevada when it acquired substantially all of the assets of H&O Foods, Inc. ("H&O Foods"), a regional, full-line institutional foodservice distributor, for an aggregate cash purchase price of approximately $29.6 million (including costs of acquisition). Effective May 17, 1996, Rykoff-Sexton completed the US Foodservice Acquisition, which significantly expanded the geographic coverage of its distribution network in the Southeastern, Southwestern and Mid-Atlantic regions. The US Foodservice Acquisition also enabled Rykoff-Sexton to enhance its product mix and to decentralize the management of the Rykoff-Sexton distribution centers. As consideration for the US Foodservice Acquisition, Rykoff-Sexton assumed or discharged certain liabilities of US Foodservice and issued approximately 12.9 million Rykoff-Sexton Common Shares with an approximate value of $210.0 million. Prior to the US Foodservice Acquisition, US Foodservice had enhanced its distribution network in the Southeastern region through the 1995 acquisitions of certain divisions of Clark Foodservice, Inc. in Florida, for an aggregate cash purchase price of approximately $27.3 million (including costs of acquisition), the assets of Fort Myers Meat & Seafood Company, Inc., in Fort Myers, Florida, for an aggregate cash purchase price of approximately $2.1 million (including costs of acquisition), the assets of City Provisioners, Inc., in Ormond Beach, Florida, for an aggregate cash purchase price of approximately $36.6 million (including costs of acquisition), and the assets of Goode Foodservice, Inc. in Georgia, for an aggregate cash purchase price of approximately $8.9 million (including costs of acquisition). "See Description of Rykoff-Sexton."


     Chronology of Events Leading up to the Merger

     Since the early 1990's, the management of JP Foodservice has periodically analyzed various potential strategic options that might be available to JP Foodservice, including possible business combinations with other foodservice companies. In the fall of 1994, in the period preceding consummation of JP Foodservice's initial public offering, JP Foodservice engaged in exploratory discussions with several large foodservice companies, including Rykoff-Sexton, regarding a possible business combination. Those discussions did not advance beyond a preliminary stage and were terminated when the JP Foodservice Board determined that JP Foodservice should complete its initial public offering. Following consummation of the offering in November 1994, the management of JP Foodservice, with the assistance of various financial advisors, looked at many of the country's 50 largest foodservice distributors to evaluate their suitability as potential candidates for a business combination, and periodically briefed the JP Foodservice Board with respect to such matters. In the fall of 1995, the managements of JP Foodservice and US Foodservice conducted extensive discussions regarding a possible combination transaction, but ultimately did not pursue such a transaction. In November 1995, Sara Lee Corporation ("Sara Lee") made a proposal to JP Foodservice that JP Foodservice combine with Sara Lee's wholly-owned foodservice distribution subsidiary, PYA/Monarch, Inc. JP Foodservice and Sara Lee terminated discussions regarding this proposal in February 1996.

     Beginning in 1993, Rykoff-Sexton implemented various initiatives and analyzed strategic options that were designed to improve its operations and market position. Such initiatives and strategic options included possible acquisitions of, and business combinations with, other foodservice companies. From 1993 through 1995, Rykoff-Sexton met with several other foodservice companies, including JP Foodservice, regarding possible acquisitions and business combinations. Those discussions resulted in the consummation of the Continental, Olfisco and H&O Foods acquisitions discussed above under "--Foodservice Industry Trends" and enabled Rykoff-Sexton to expand selectively its distribution network and market penetration. Throughout the same period, Rykoff-Sexton, with the assistance of various financial advisors, evaluated the suitability of possible business combinations with many of the other large foodservice distributors that would enable Rykoff-Sexton to significantly expand its distribution network. This evaluation eventually culminated in the US Foodservice Acquisition in May 1996. Rykoff-Sexton's management devoted a significant amount of its time and resources from late 1995 through 1996 to the consummation of the US Foodservice Acquisition and the subsequent consolidation of functions and integration of operations of the two companies and, therefore, did not seriously address the possibility of further business combinations until early 1997, at which time senior management of Rykoff-Sexton began to study possible combinations with other large foodservice distributors.

     In February 1997, the management of JP Foodservice had a number of discussions with JP Foodservice's financial advisor, Goldman Sachs, regarding significant foodservice distributors who might be approached by JP Foodservice to discuss a possible business combination. On February 19, 1997, James L. Miller, Chairman, President and Chief Executive Officer of JP Foodservice, contacted Frank H. Bevevino, then President of Rykoff-Sexton, to express JP Foodservice's interest in initiating discussions regarding a possible business combination between JP Foodservice and Rykoff-Sexton. Mr. Miller and Mr. Bevevino and Mark

Van Stekelenburg, then Chairman and Chief Executive Officer of Rykoff-Sexton, had known each other for a number of years and had spoken periodically by telephone and in person at business and social occasions. From late February through the end of March, Messrs. Miller and Bevevino engaged in a number of exploratory discussions regarding the concept of a business combination between JP Foodservice and Rykoff-Sexton. During the week of March 24, 1997, Mr. Bevevino, at the request of Mr. Van Stekelenburg, contacted Mr. Miller about arranging a meeting of the managements of JP Foodservice and Rykoff-Sexton to begin formal discussions regarding a possible business combination between the two companies.

     On April 1, 1997, Mr. Miller and Lewis Hay, III, Senior Vice President and Chief Financial Officer of JP Foodservice, on behalf of JP Foodservice, and Messrs. Van Stekelenburg and Bevevino and David McAnally, then Senior Vice President and Chief Financial Officer of Rykoff-Sexton, on behalf of Rykoff-Sexton, met to discuss trends in the foodservice distribution industry, certain strategic issues in the context of a possible business combination between the two companies and procedures for the commencement of due diligence investigations and the exchange of financial information. The representatives generally discussed the operations of their respective companies, and management of Rykoff-Sexton provided the JP Foodservice representatives with information regarding Rykoff-Sexton's progress in integrating the operations of US Foodservice. Discussions regarding a combination transaction focused on the different categories of potential operating synergies that might be achieved, on the magnitude of such potential synergies as independently estimated by each company and on the appropriate accounting treatment for a business combination. The two management teams identified the exchange ratio for a combination, management succession, board composition and location of the corporate headquarters of the combined company as important issues that would have to be resolved.

     On or about April 1, 1997, Rykoff-Sexton engaged Merrill Lynch to provide financial advisory services and to act as financial advisor in connection with a possible business combination with JP Foodservice.

     On April 2, 1997, JP Foodservice and Rykoff-Sexton each agreed to provide the other company with certain confidential information for use in evaluating a possible business combination. On the same date, JP Foodservice signed a confidentiality agreement pursuant to which JP Foodservice and its affiliates and representatives agreed to maintain as confidential certain information received from Rykoff-Sexton in connection with such an evaluation and Rykoff-Sexton signed a substantially identical confidentiality agreement pursuant to which Rykoff-Sexton and its affiliates and representatives agreed to maintain as confidential certain information received from JP Foodservice for the same purpose. In addition, JP Foodservice and Rykoff-Sexton each agreed that, for a period of one year, neither it nor its affiliates or representatives would acquire the other company's voting securities, engage in the solicitation of proxies with respect to the other company's voting securities or form any "group" within the meaning of the Exchange Act relating to the other company's voting securities without the other company's written consent. Following execution of the confidentiality agreements, JP Foodservice and Rykoff-Sexton exchanged information (including financial models and projections), which information was not and is not publicly available, regarding their respective companies and businesses and initiated their financial, business and legal due diligence review.

     On April 7, 1997, members of senior management of JP Foodservice and Rykoff-Sexton and their respective financial advisors met to discuss a possible business combination and to exchange and review financial information and other due diligence materials, which were not and are not publicly available, concerning the two companies. Members of JP Foodservice management attending the meeting included Messrs. Miller and Hay. Members of Rykoff-Sexton management attending the meeting included Messrs. Van Stekelenburg, Bevevino and McAnally and Richard J. Martin, then Senior Vice President, Corporate Development of Rykoff-Sexton. Management representatives of each company made a presentation that included information about the company's business (including customer and product mix), organizational structure and management philosophy, distribution facility locations and capacity, financial condition, and strategic plan and financial projections. In its presentation, Rykoff-Sexton briefed JP Foodservice management on the performance and prospects of the manufacturing division and the Targeted Specialty Services, Inc. division, Rykoff-Sexton's efforts to sell the manufacturing division, projected and realized synergies from the US Foodservice Acquisition and the effect of the US Foodservice Acquisition on Rykoff-Sexton's sales and sales growth rates. Representatives of the companies discussed various matters relating to financial reporting. Both management teams also focused on identifying and quantifying the potential cost savings from synergies expected to result from a combination transaction. The financial advisors exchanged views on the structure of a combination, the exchange ratio and management of the combined company.

     On April 17, 1997, the financial advisors to JP Foodservice and Rykoff-Sexton met to discuss financial information about the two companies. The information included comparative trading data for the JP Foodservice Common Shares and the Rykoff-Sexton Common Shares and other financial data relating to JP Foodservice and Rykoff-Sexton. The financial advisors also discussed management succession issues, matters relating to each company's financial projections and the appropriate accounting treatment of a potential business combination between JP Foodservice and Rykoff-Sexton.

     On April 24, 1997, the JP Foodservice Board of Directors met in a regularly scheduled meeting at which JP Foodservice's senior management advised the directors of the status of discussions with Rykoff-Sexton and provided the directors with information regarding Rykoff-Sexton and its business. Management's presentation included estimates of potential cost savings that could result from synergies expected from a combination transaction and the estimated effects on earnings per JP Foodservice Common Share that a transaction could have at different potential exchange ratios and at different levels of synergy realization.

     On or about April 24, 1997, JP Foodservice engaged Goldman Sachs to provide financial advisory services and to act as financial advisor in connection with a possible business combination with Rykoff-Sexton.

     On or about April 26, 1997, Rykoff-Sexton engaged Wasserstein Perella to provide financial advisory services and to act as financial advisor in connection with a possible business combination with JP Foodservice.

     On April 30, 1997, the financial advisors to JP Foodservice and Rykoff-Sexton met to discuss the financial information provided and the positions of the two companies regarding the terms of a possible business combination, including an appropriate exchange ratio.

     During the first week of May 1997, JP Foodservice and Rykoff-Sexton exchanged additional detailed financial and accounting information and, together with their respective financial advisors, discussed due diligence matters. The two companies provided historical financial data on a division-by-division basis, information on distribution facility capacity in terms of potential sales volume, information regarding accounting practices and policies, data on recent and projected capital expenditures, assumptions underlying previously supplied financial projections, and information regarding collective bargaining agreements and employee relations.

     On May 7, 1997, the Rykoff-Sexton Board of Directors met in a regularly scheduled meeting at which Rykoff-Sexton's senior management and financial advisors advised the directors of the status of discussions with JP Foodservice and provided the directors with information regarding JP Foodservice and its business, and related financial data. Management's presentation included estimates of the value of Rykoff-Sexton based on different exchange ratios, management succession issues and potential synergistic opportunities provided by a combination transaction.

     On May 8 , 1997, Mr. Miller and Mr. Hay met with Matthias B. Bowman, Albert
J. Fitzgibbons, III, Jan W. Jeurgens, Sunil C. Khanna, James I. Maslon and James
P. Miscoll, each of whom is a director of Rykoff-Sexton, for general discussions regarding a possible business combination. The discussions centered on issues relating to the operation of a combined company, including the capabilities of JP Foodservice senior management, the position of the company in the industry and the post-combination strategic plan, competition from other distributors, the location of the corporate headquarters, the corporate name, the proposed organizational structure, and integration of the operations of JP Foodservice and Rykoff-Sexton.

     On May 12, 1997, Messrs. Miller and Hay met with Richard M. Fink, Neil I. Sell and Bernard Sweet, each of whom is a director of Rykoff-Sexton, for similar discussions.

     On May 12, 1997, the Rykoff-Sexton Board of Directors met in a special meeting and discussed, among other things, the discussions between members of the board and representatives of JP Foodservice (described above), certain management issues and other issues related to a possible combination transaction. The Rykoff-Sexton Board of Directors requested that management prepare a presentation for the Rykoff-Sexton Board of Directors regarding the long-term strategy of Rykoff-Sexton in light of a possible business combination with JP Foodservice.

     During the period from late May 1997 to June 17, 1997, members of senior management of JP Foodservice and Rykoff-Sexton, and their financial and legal advisors, held discussions and meetings pertaining to the terms of the proposed business combination and general business issues , and conducted due diligence investigations. The discussions regarding terms of a combination transaction related principally to agreeing upon an exchange ratio, defining management structure and roles, including the terms of Mr. Van Stekelenburg's employment by the combined company, and determining the composition of the combined company's board. Working groups composed of employees of both companies and their independent accountants and financial advisors were formed to examine various issues, including the structure and accounting treatment of a business combination, the impact of change in control and severance arrangements, the compatibility and integration of information systems, the debt levels and debt coverage of the two companies and the prospects for combination of existing credit facilities, and potential operational synergies by division and function. Accounting due diligence encompassed a number of financial reporting matters, including conformity of accounting policies and status of accruals and reserves.

     On June 5, 1997, the Rykoff-Sexton Board of Directors met in a special meeting at which Rykoff-Sexton's senior management reviewed with the Board the status of discussions with JP Foodservice in the context of Rykoff-Sexton's strategic plan and developments in the foodservice industry. Management's presentation addressed primarily industry trends and the potential advantages and synergies of a combination transaction. Management also commented on observations resulting from due diligence activities, accounting treatment of a combination transaction and potential valuations and exchange ratios.

     On or about June 17, 1997, JP Foodservice formally engaged Smith Barney to provide financial advisory services and to act as financial advisor in connection with a possible business combination with Rykoff-Sexton.

     On June 17, 1997, Messrs. Miller and Van Stekelenburg confirmed that they would be prepared to recommend to their respective Boards of Directors a tax free, all stock business combination involving conversion of the outstanding Rykoff-Sexton Common Shares into the right to receive JP Foodservice Common Shares at the Exchange Ratio, and the other material terms of the transaction as described herein, subject to negotiation of definitive transaction documents and approval of the combination by the JP Foodservice Board and the Rykoff-Sexton Board.

     On June 18, 1997, the JP Foodservice Board of Directors held a special meeting with members of JP Foodservice's senior management to review the terms of the proposed transaction. The JP Foodservice Board authorized the members of senior management to proceed to negotiate the terms of the definitive transaction documents. On the same date, the Rykoff-Sexton Board of Directors held a special meeting with members of Rykoff-Sexton's senior management to review the terms of and reasons for the proposed transaction. The Rykoff-Sexton Board of Directors authorized the members of senior management to proceed to negotiate the terms of the definitive transaction documents.

     During the ten days following June 19, 1997, members of senior management of JP Foodservice and Rykoff-Sexton, together with their financial and legal advisors, negotiated the terms of the Merger Agreement and related transaction documents, including the Stock Option Agreements and the Support Agreement. During this period, JP Foodservice and its advisors also negotiated the terms of the Support Agreement with representatives of the ML Entities and their advisors. The parties continued during this time to exchange financial, business and legal due diligence materials and conducted additional due diligence.

     On June 26, 1997, Mr. Miller and JP Foodservice's counsel, together with Mr. Van Stekelenburg, met separately with representatives of the ML Entities (Messrs. Bowman and Fitzgibbons) and their counsel to discuss matters relating to the Support Agreement and the proposed transaction.

     On June 27, 1997, the JP Foodservice Board of Directors met in a regularly scheduled meeting, at which JP Foodservice's senior management advised the directors of the status of JP Foodservice's due diligence review and the negotiations relating to the definitive transaction documents.

     On June 28, 1997, Messrs. Miller and Hay and David M. Abramson, Senior Vice President and General Counsel of JP Foodservice, for JP Foodservice, and Messrs. Van Stekelenburg, Martin and McAnally, for Rykoff-Sexton, held a meeting to discuss outstanding issues relating principally to financial projections and to the financial terms of the proposed Merger Agreement and related transaction documents.

     On June 29, 1997, the Rykoff-Sexton Board of Directors met in a special meeting. At this meeting, members of Rykoff-Sexton's senior management, Wasserstein Perella and Merrill Lynch, together with counsel to Rykoff-Sexton, reviewed with the Rykoff-Sexton Board, among other things, the background of the proposed Merger, the financial and legal aspects of the transaction, the proposed composition of the board of directors and management of the combined entity, the terms of the Merger Agreement, the Stock Option Agreements, the Support Agreement and related transaction documents, and the other matters described below under "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger." Part of the meeting was attended by Mr. Miller, who, together with Mr. Van Stekelenburg, made a presentation to the Rykoff-Sexton Board regarding the management of the combined entity. Members of the Rykoff-Sexton Board discussed the terms of the proposed merger, including the proposed composition of the board of directors and proposed management of the combined entity, during the meeting and during a recess that followed the presentation. Mr. Abramson and Mr. Miller met separately with the representatives of the ML Entities on the Rykoff-Sexton Board and their counsel and Mr. Van Stekelenburg to discuss matters relating to the Support Agreement and the Standstill Agreement. Following further discussions between representatives of JP Foodservice and the Rykoff-Sexton Board during the recess, the Board reconvened. Wasserstein Perella and Merrill Lynch each delivered their oral opinion to the Rykoff-Sexton Board, which oral opinions were subsequently confirmed in written opinions dated June 30, 1997, to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of Rykoff-Sexton Common Shares, other than JP Foodservice and its affiliates. After discussion and consideration, the Rykoff-Sexton Board unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of Rykoff-Sexton, unanimously approved the Merger Agreement and recommended that the Merger Agreement be submitted for adoption by the stockholders of Rykoff-Sexton.

     On June 29, 1997, the JP Foodservice Board met in a special meeting. At this meeting, members of JP Foodservice's senior management, together with JP Foodservice's legal and financial advisors, reviewed with the Board, among other things, the financial and legal aspects of the transaction, the terms of the Merger Agreement, the Stock Option Agreements, the Support Agreement and related transaction documents, and the other matters described below under "-- Recommendation of the JP Foodservice Board of Directors; Reasons for the Merger." Goldman Sachs and Smith Barney each delivered its oral opinion to the Board of Directors, which oral opinions were subsequently confirmed by delivery of written opinions dated June 30, 1997, to the effect, that as of such date and based upon and subject to certain matters stated therein and such other matters as Goldman Sachs and Smith Barney considered relevant, the Exchange Ratio was fair (in the case of Smith Barney, from a financial point of view) to JP Foodservice. See "--Opinions of Financial Advisors to JP Foodservice." After discussion and consideration, the JP Foodservice Board unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of JP Foodservice and its stockholders, unanimously approved the Merger Agreement and the Merger and the issuance of JP Foodservice Common Shares in connection with the Merger and unanimously recommended that the issuance of JP Foodservice Common Shares in connection with the Merger be submitted for approval by the stockholders of JP Foodservice. In addition, on June 29, by unanimous written consent, the Board of Directors of Merger Sub approved and adopted the Merger Agreement, and JP Foodservice, as the sole stockholder of Merger Sub, approved and adopted the Merger Agreement.

     On June 30, 1997, the Merger Agreement was executed and delivered by JP Foodservice, Rykoff-Sexton and Merger Sub, the Stock Option Agreements were executed and delivered by JP Foodservice and Rykoff-Sexton, and the Support Agreement was executed and delivered by JP Foodservice and the ML Entities and acknowledged by Rykoff-Sexton.


Recommendation of the JP Foodservice Board of Directors; Reasons for the Merger

     The JP Foodservice Board of Directors believes that the Merger Agreement and the transactions contemplated thereby are in the best interests of JP Foodservice and its stockholders. Accordingly, the JP Foodservice Board of Directors has unanimously approved the Merger Agreement and the Merger and the issuance of the JP Foodservice Common Shares in connection with the Merger and unanimously recommends that the JP Foodservice stockholders vote "for" the approval of the issuance of JP Foodservice Common Shares in connection with the Merger.


     In evaluating a business combination with Rykoff-Sexton, the JP Foodservice Board of Directors reviewed presentations from, and discussed the terms and conditions of the Merger Agreement and the Merger with, senior executive officers of JP Foodservice and JP Foodservice's legal and financial advisors. The JP Foodservice Board of Directors considered a number of factors, including, in addition to the factors referred to in "--Background of the Merger" and "Management of JP Foodservice After the Merger," the factors listed below, in reaching its determination to approve the Merger Agreement and the transactions contemplated thereby. The following list is not exhaustive, but includes all material factors considered by the JP Foodservice Board. In view of the wide variety of factors considered by the JP Foodservice Board in connection with its evaluation of the Merger, the JP Foodservice Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of the JP Foodservice Board may have given different weights to different factors.

                  (i) Strategic Benefits in Consolidating Industry. The JP Foodservice Board considered management's view of recent trends in the U.S. foodservice industry, particularly the trend toward consolidation, and management's view that the Merger with Rykoff-Sexton would further JP Foodservice's strategic objective of supplementing internal growth with a program of acquisitions and business combinations to increase JP Foodservice's existing market presence and expand its operations into new markets. The JP Foodservice Board took into account that the combination of JP Foodservice and Rykoff-Sexton would create the second largest broadline foodservice distributor in the United States based on projected pro forma fiscal 1997 net sales of over $5 billion. The JP Foodservice Board considered that the combined enterprise would have a nationwide distribution network through which it could offer its products and services across a broad geographic area encompassing more than 85% of the U.S. population. The JP Foodservice Board noted the complementary nature of the businesses of the two companies, with Rykoff-Sexton conducting large-scale distribution operations in the Southeastern, Southwestern and Western regions of the United States, in which JP Foodservice has had a significantly smaller presence. The JP Foodservice Board considered management's view that the establishment of nationwide operations would give the combined entity the ability to leverage its existing regional relationships with chain customers on a national basis, would strengthen its regional market positions and would enable it to compete more effectively with traditional national broadline foodservice distribution competitors, such as SYSCO Corp. and Alliant Foodservice, Inc. The JP Foodservice Board considered the potential of the combined entity to increase sales by offering complementary product lines and services to customers now only partially served by JP Foodservice and/or Rykoff-Sexton and the potential positive impact on gross margins of the combined entity that would result from increased percentages of sales attributable to sales of imported and specialty items and private label products in the Rykoff-Sexton product line. The JP Foodservice Board also considered the economies of scale, cost savings and synergies that management of JP Foodservice believes over time may result from the combination of JP Foodservice and Rykoff-Sexton, as discussed under "--Potential Cost Savings and Operating Synergies."

                  (ii) Information Concerning JP Foodservice and Rykoff-Sexton. In evaluating the terms of the Merger, the JP Foodservice Board of Directors considered, among other things, information (including the results of its due diligence review of Rykoff-Sexton's business) with respect to the financial condition, results of operations, businesses and prospects of JP Foodservice and Rykoff-Sexton, and current industry, economic and market conditions. In evaluating Rykoff-Sexton's prospects, the JP Foodservice Board considered, among other things, the strengths of Rykoff-Sexton's food distribution and related businesses, including particularly the fact that Rykoff-Sexton, directly and through US Foodservice and its other subsidiaries, (i) operates in 32 service areas throughout the United States and has a significant presence in many key metropolitan areas, (ii) has strong nationwide distribution capabilities, which enable it to offer more than 40,000 products to over 100,000 customers through 32 distribution centers,
         (iii) generates approximately 65% of its sales volume from sales to street accounts, which generally have higher gross margins than sales to chain accounts, (iv) offers a wide array of high-quality proprietary private and signature brand products, which generally have higher gross margins than national brand products of comparable quality, and (v) offers, as part of its value-added services, design and engineering services for diverse types of foodservice operations through its contract/design group. The JP Foodservice Board also took into account the quality, experience and breadth of Rykoff-Sexton's senior management team, distribution center management and sales force. In its evaluation, the JP Foodservice Board considered its management's view that Rykoff-Sexton's management has successfully integrated a number of significant regional acquisitions and that, since acquiring US Foodservice in May 1996, Rykoff-Sexton has realized significant cost savings and synergies.

                  (iii) Integration of Rykoff-Sexton. The JP Foodservice Board considered the record of JP Foodservice in integrating and realizing the benefits of prior acquisitions and the potential issues, including operational, marketing, administrative, financial and personnel issues, in integrating Rykoff-Sexton and realizing the benefits of the Merger.

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

           (iv) Opinions of Goldman Sachs and Smith Barney. The JP Foodservice Board of Directors considered the opinions and financial analysis of Goldman Sachs and Smith Barney described below under "--Opinions of Financial Advisors to JP Foodservice."

           (v) Terms and Conditions of the Merger Agreement. The JP Foodservice Board of Directors considered the terms and conditions of the Merger Agreement. In its review, the JP Foodservice Board noted that the Exchange Ratio represented a premium to the market price of Rykoff-Sexton Common Shares as of the last trading day prior to public announcement of execution of the Merger Agreement, the fixed Exchange Ratio provides certainty as to the number of JP Foodservice Common Shares to be issued in the Merger, and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and for pooling of interests accounting treatment. The JP Foodservice Board took into account the provisions of the Merger Agreement that would require JP Foodservice to pay to Rykoff-Sexton a Termination Fee of $30 million if the Merger Agreement is terminated and the Merger is abandoned in certain circumstances and the effects of the change of control payments, accelerated vesting of certain Rykoff-Sexton employee stock awards and the rights of holders of the Rykoff-Sexton Public Notes in connection with the Merger. The JP Foodservice Board considered the terms of the Stock Option Agreements, the Support Agreement and related transaction documents and the fact that JP Foodservice would succeed to Rykoff-Sexton's rights and obligations under agreements to which Rykoff-Sexton is a party, including the Standstill Agreement and the Registration Rights Agreement. The JP Foodservice Board also considered the proposed arrangements with respect to the current directors and executive officers of JP Foodservice and Rykoff-Sexton, as described below under "--Interests of Certain Persons in the Merger" and "Management of JP Foodservice After the Merger."

           (vi)    Effect on Public Market for JP Foodservice Common Shares.
     The JP Foodservice Board of Directors took into account the effects of the issuance of additional JP Foodservice Common Shares in connection with the Merger. Among such effects, the JP Foodservice Board considered that the issuance of JP Foodservice Common Shares would result in a more liquid public market for such shares, which would facilitate JP Foodservice's ability to consummate future acquisitions by offering potential acquisition targets an interest in JP Foodservice Common Shares.


Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger

     The Board of Directors of Rykoff-Sexton has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of Rykoff-Sexton, has approved the Merger Agreement and recommends that Rykoff-Sexton stockholders vote "for" adoption of the Merger Agreement.

     In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Rykoff-Sexton Board of Directors considered a number of factors, including, in addition to the factors referred to in "--Background of the Merger" and "Management of JP Foodservice After the Merger," the factors listed below. The following list is not exhaustive, but includes all material factors considered by the Rykoff-Sexton Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Rykoff-Sexton Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of the Rykoff-Sexton Board may have given different weights to different factors.

           (i) Management's Recommendation. The Rykoff-Sexton Board of Directors reviewed presentations from, and discussed the terms and conditions of the Merger Agreement and the Merger with, senior executive officers of Rykoff-Sexton, representatives of Rykoff-Sexton's legal counsel and representatives of Rykoff-Sexton's financial advisors. The Rykoff-Sexton Board considered management's view of recent trends in the United States foodservice industry. In particular, the Rykoff-Sexton Board of Directors considered management's view that a combination of Rykoff-Sexton with JP Foodservice, the fifth largest broadline food distribution company in the United States, would create the second largest U.S. foodservice distribution company and a strong competitor in the foodservice distribution industry, with increased presence in many of Rykoff-Sexton's existing service areas. In making its determination, the Rykoff-Sexton Board also considered the view expressed by Rykoff-Sexton's management that the Merger with JP Foodservice would further Rykoff-Sexton's strategic objectives. Rykoff-Sexton's management's view is based on its belief that the pattern of consolidation in the foodservice industry will continue, and that sales growth and expansion in existing and into new markets through acquisitions will be essential to compete as a low-cost, high-quality national distributor in the foodservice industry. The Rykoff-Sexton Board also considered management's view as to the importance of a transaction with JP Foodservice in creating a larger organization in order to maintain historical growth rates in an increasingly consolidating industry and competitive environment.

           (ii) JP Foodservice's Business, Condition, Prospects and Management. In evaluating the terms of the Merger, the Rykoff-Sexton Board of Directors considered information with respect to the financial condition, results of operations and businesses of JP Foodservice, on both a historical and prospective basis, and JP Foodservice's success in increasing sales and profitability and implementing strategic acquisitions over the last several years. The Rykoff-Sexton Board of Directors also considered the quality, experience and breadth of JP Foodservice's senior management team and the growth-oriented corporate culture of JP Foodservice's management. In evaluating JP Foodservice's prospects, the Rykoff-Sexton Board of Directors considered, among other things, the strengths of JP Foodservice's food distribution businesses, including its customer relationships, and the challenges facing the foodservice distribution business, including competition from traditional broadline foodservice distribution competitors (such as SYSCO Corp. and Alliant Foodservice, Inc.) and specialized system distributors (such as Prosource, Inc. and AmeriServ Food Company).

           (iii) Strategic Benefits. In reviewing the Merger and JP Foodservice's assets and operations, the Rykoff-Sexton Board of Directors considered Rykoff-Sexton's strategic plan as an independent company and the belief that Rykoff-Sexton's ability to pursue its plan would be enhanced by the Merger. In particular, Rykoff-Sexton's Board of Directors reviewed the complementary nature of the businesses of the two companies, the potential of the combined entity to increase sales by offering complementary product lines and services to customers now only partially served by Rykoff-Sexton and/or JP Foodservice, the economies of scale, cost savings and synergies that management of Rykoff-Sexton believes over time may result from the combination of Rykoff-Sexton and JP Foodservice, as discussed below under "--Potential Cost Savings and Operating Synergies," and the availability of experienced management to address the challenges associated with successfully integrating the businesses of the two corporations. In particular, the Rykoff-Sexton Board of Directors considered the role of Rykoff-Sexton management in its recent acquisition history, focusing on the successful integration of a number of significant regional foodservice distributors and the significant cost savings and operating synergies that have been realized since the consummation of the US Foodservice Acquisition in May 1996.

           (iv) Terms and Conditions of the Merger Agreement. The Rykoff-Sexton Board of Directors considered the terms and conditions of the Merger Agreement (including the Exchange Ratio), together with the terms of the Stock Options, the Support Agreement, the proposed amendment of the Rykoff-Sexton Rights Plan (as defined herein) and the JP/Van Stekelenburg Employment Agreement (as defined herein).

           (v) Tax and Accounting Treatment. The Rykoff-Sexton Board of Directors also approved the transaction relying upon its belief that the Merger would be accomplished on a tax-free basis for federal income tax purposes (other than cash received in lieu of fractional shares) and accounted for as a pooling of interests transaction.

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

           (vi) Opinions of Merrill Lynch and Wasserstein Perella. The Rykoff-Sexton Board of Directors considered as favorable to its determination the oral opinions delivered by each of Merrill Lynch and Wasserstein Perella on June 29, 1997, each of which was subsequently confirmed in a written opinion to the Rykoff-Sexton Board of Directors dated June 30, 1997, to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of Rykoff-Sexton Common Shares (other than JP Foodservice and its affiliates). The Rykoff-Sexton Board of Directors reviewed a financial comparison of Rykoff-Sexton and JP Foodservice, studied the potential impact of the Merger on the balance sheet and earnings per share of Rykoff-Sexton, and analyzed certain historical and estimated financial information (including sales, net income, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT")) for Rykoff-Sexton, JP Foodservice and the pro forma combined entity resulting from the Merger and the relative contributions of Rykoff-Sexton and JP Foodservice to the combined entity. The Rykoff-Sexton Board also considered the expectation that, based upon the Exchange Ratio, the Merger would be accretive to holders of Rykoff-Sexton Common Shares on an earnings per share basis and that holders of Rykoff-Sexton Common Shares would receive a premium over market for their shares in connection with the Merger. See "-- Opinion of Financial Advisors to Rykoff-Sexton." Copies of Merrill Lynch's and Wasserstein Perella's written opinions to the Rykoff-Sexton Board of Directors are attached as Appendix D and Appendix E, respectively, to this Joint Proxy Statement/Prospectus and are incorporated herein by reference.

           (vii) Financial Flexibility; Equity Markets. The Rykoff-Sexton Board of Directors considered the fact that the combined company will have improved financial flexibility and a more attractive currency with which to pursue future strategic acquisitions. Specifically, the Board of Directors considered the fact that following the Merger, JP Foodservice could be expected to have greater borrowing capacity than Rykoff-Sexton would have on a stand-alone basis, the likelihood that the debt of the combined company would be rated at a level above the current rating of Rykoff-Sexton's indebtedness, and the greater public float that would be available to Rykoff-Sexton stockholders in the form of JP Foodservice Common Shares compared to the current public float of Rykoff-Sexton Common Shares. The Board also considered the fact that the combined entity should attract a stronger equity analyst following in the public markets following the Merger due to the combined company's size and enhanced position in the foodservice industry.


Potential Cost Savings and Operating Synergies

     Management of JP Foodservice and Rykoff-Sexton have estimated that the combination of JP Foodservice and Rykoff-Sexton could create opportunities for operating cost savings of approximately $12 million during the first twelvemonth period following the Effective Time, $18 million during the second twelvemonth period following the Effective Time and $25 million annually thereafter. These cost savings are expected to be realized primarily through the restructuring of operations. See "Unaudited Pro Forma Combining Consolidated Financial Statements for the Merger." In addition, in connection with the Merger, JP Foodservice proposes to enter into the New Credit Facility, which is expected to provide for lower borrowing costs than the overall borrowing costs available under the Existing Bank Credit Facilities. See "Description of Proposed New Financing Arrangements--New Credit Facility." Management estimates that the New Credit Facility will provide annual interest cost savings of approximately $5 million. The estimates of cost savings through the restructuring of operations were based on preliminary evaluations of opportunities for the combined foodservice businesses of JP Foodservice and Rykoff-Sexton to benefit from operating a larger business with cost savings and other synergies associated with the operation of larger-scale distribution facilities that benefit from various economies of scale. Such economies of scale result from increased net purchasing power, more efficient delivery systems, more efficient use of personnel and reduction of overhead costs through elimination of redundant management and overhead expenses. Although no assurances can be given as to the amount, nature and timing of such synergies, the managements of JP Foodservice and Rykoff-Sexton expect that the bulk of these cost savings should be derived from the following opportunities:

           (i) enhanced purchasing leverage (resulting in a lower cost of goods), selection among the most advantageous purchasing programs currently in effect at JP Foodservice and Rykoff-Sexton, and more favorable sales and marketing allowances from suppliers resulting from the increased purchasing power of the combined entity;

           (ii) opportunities to achieve operating efficiencies and synergies, including (a) the consolidation of overlapping distribution centers and related management teams, and reduction of redundant facility costs, and (b) rationalization of routing logistics for facilities with overlapping service areas;

           (iii) opportunities to increase the sales volume and related earnings for self-manufactured items through JP Foodservice's sales force;

           (iv) the combination of certain management and administrative functions of JP Foodservice and Rykoff-Sexton, and the elimination of costs associated with redundant departments and functions, including (a) cost efficiencies in information system operations as a result of the consolidation of such operations and related economies of scale, (b) cost savings from integrated, combined purchasing of equipment and miscellaneous supplies, labels and packaging and (c) rationalization and consolidation of employee benefit plans, including combined purchasing of insurance;

           (v) opportunities to lower borrowing costs by refinancing certain of the outstanding indebtedness of Rykoff-Sexton, which accrues interest at higher rates than are expected to be charged on borrowings by the combined entity under the New Credit Facility or other financing sources; and

           (vi) the capacity of the combined entity to increase sales by expanding existing regional relationships with chain customers on a national scale and by offering additional product lines and services to customers now only partially served by JP Foodservice and/or Rykoff-Sexton, including, in particular, (a) opportunities for JP Foodservice to offer equipment and supplies, contract and design services and specialty and imported products to additional customers through JP Foodservice's sales force and (b) opportunities for Rykoff-Sexton to offer in certain markets JP Foodservice's "center-of-the-plate" (or entree) selections and commodity products.

     The foregoing cost savings estimates were developed jointly by JP Foodservice and Rykoff-Sexton solely for purposes of evaluating the Merger, do not include non-recurring adjustments that will be recorded in conjunction with the Merger, and should not be relied upon as an estimate of actual cost savings that may be achieved, which may vary materially from such estimates. These estimates are based upon assumptions that are inherently uncertain, though considered reasonable by JP Foodservice and Rykoff-Sexton, and are subject to significant business, economic and competitive uncertainties which are difficult to predict and often beyond the control of management.


Opinions of Financial Advisors to JP Foodservice

     JP Foodservice retained Goldman Sachs and Smith Barney to act as financial advisors to JP Foodservice in connection with the proposed Merger. On June 29, 1997, at a meeting of the Board of Directors of JP Foodservice held to evaluate the proposed Merger, Goldman Sachs and Smith Barney each delivered an oral opinion (which oral opinions were subsequently confirmed by delivery of written opinions dated June 30, 1997, the date of execution of the Merger Agreement) to the Board of Directors of JP Foodservice to the effect that, as of such date and based upon and subject to certain matters stated therein and such other matters as Goldman Sachs and Smith Barney considered relevant, the Exchange Ratio was fair (in the case of Smith Barney, from a financial point of view) to JP Foodservice.

     In arriving at their respective opinions, each of Goldman Sachs and Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of JP Foodservice and certain senior officers and other representatives and advisors of Rykoff-Sexton concerning the businesses, operations and prospects of JP Foodservice and Rykoff-Sexton. Each of Goldman Sachs and Smith Barney examined certain publicly available business and financial information relating to JP Foodservice and Rykoff-Sexton as well as certain financial forecasts and other information and data for JP Foodservice and Rykoff-Sexton which were provided to or otherwise discussed with Goldman Sachs and Smith Barney by the respective managements of JP Foodservice and Rykoff-Sexton, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Each of Goldman Sachs and Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of JP Foodservice Common Shares and Rykoff-Sexton Common Shares; the historical and projected earnings and other operating data of JP Foodservice and Rykoff-Sexton; and the capitalization and financial condition of JP Foodservice and Rykoff-Sexton. Each of Goldman Sachs and Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Goldman Sachs and Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Goldman Sachs and Smith Barney considered relevant in evaluating those of JP Foodservice and Rykoff-Sexton. Each of Goldman Sachs and Smith Barney also evaluated the potential pro forma financial impact of the Merger on JP Foodservice. In addition to the foregoing, each of Goldman Sachs and Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Goldman Sachs and Smith Barney deemed appropriate in arriving at their respective opinions. Each of Goldman Sachs and Smith Barney noted that their respective opinions were necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Goldman Sachs and Smith Barney as of the date of such opinions.

     In rendering their respective opinions, each of Goldman Sachs and Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Goldman Sachs and Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Goldman Sachs and Smith Barney, the managements of JP Foodservice and Rykoff-Sexton advised each of Goldman Sachs and Smith Barney that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the respective managements of JP Foodservice and Rykoff-Sexton as to the future financial performance of JP Foodservice and Rykoff-Sexton and the strategic implications and operational benefits anticipated to result from the Merger. Each of Goldman Sachs and Smith Barney assumed, with the consent of the Board of Directors of JP Foodservice, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and

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


as a tax-free reorganization for federal income tax purposes. Goldman Sachs and Smith Barney also assumed, with the consent of the Board of Directors of JP Foodservice, that the Merger will not constitute a change of control of JP Foodservice. The respective opinions of Goldman Sachs and Smith Barney, as set forth therein, relate to the relative values of JP Foodservice and Rykoff-Sexton. Neither Goldman Sachs nor Smith Barney expressed any opinion as to what the value of the JP Foodservice Common Shares actually will be when issued to Rykoff-Sexton stockholders pursuant to the Merger or the price at which the JP Foodservice Common Shares will trade subsequent to the Merger. Neither Goldman Sachs nor Smith Barney made, and neither Goldman Sachs nor Smith Barney was provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of JP Foodservice or Rykoff-Sexton, nor did Goldman Sachs or Smith Barney make any physical inspection of the properties or assets of JP Foodservice or Rykoff-Sexton. Neither Goldman Sachs nor Smith Barney was requested to consider, and neither the opinion of Goldman Sachs nor the opinion of Smith Barney addresses, the relative merits of the Merger as compared to any alternative business strategies that might exist for JP Foodservice or the effect of any other transaction in which JP Foodservice might engage. Although each of Goldman Sachs and Smith Barney evaluated the fairness to JP Foodservice of the Exchange Ratio (in the case of Smith Barney, from a financial point of view), neither Goldman Sachs nor Smith Barney was asked to recommend, and neither Goldman Sachs nor Smith Barney recommended, the specific consideration payable in the Merger, which was determined through negotiation between JP Foodservice and Rykoff-Sexton. No other limitations were imposed by JP Foodservice on either Goldman Sachs or Smith Barney with respect to the investigations made or procedures followed by Goldman Sachs or Smith Barney in rendering their respective opinions.

     The full texts of the written opinions of Goldman Sachs and Smith Barney dated June 30, 1997, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Appendix B and Appendix C, respectively, and should be read carefully in their entirety. The opinions of Goldman Sachs and Smith Barney are directed to the Board of Directors of JP Foodservice and relate only to the fairness of the Exchange Ratio (in the case of Smith Barney, from a financial point of view) to JP Foodservice, do not address any other aspect of the Merger or related transactions and do not constitute a recommendation to any stockholder as to how such stockholder should vote at the JP Foodservice Annual Meeting. The summary of the respective opinions of Goldman Sachs and Smith Barney set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinions.

     In preparing their respective opinions, each of Goldman Sachs and Smith Barney separately performed a variety of financial and comparative analyses,

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

including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the opinion of Goldman Sachs or the opinion of Smith Barney. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, each of Goldman Sachs and Smith Barney believes that their respective analyses must be considered as a whole and that selecting portions of their respective analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinions. In their respective analyses, each of Goldman Sachs and Smith Barney made numerous assumptions with respect to JP Foodservice, Rykoff-Sexton, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of JP Foodservice and Rykoff-Sexton. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The respective opinions and analyses of Goldman Sachs and Smith Barney were only one of many factors considered by the Board of Directors of JP Foodservice in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of JP Foodservice with respect to the Exchange Ratio or the proposed Merger. Neither JP Foodservice nor Rykoff-Sexton publicly discloses internal management estimates of the type provided to Goldman Sachs and Smith Barney in connection with their review of the financial terms of the Merger.

     The following is a summary of the material analyses performed by Goldman Sachs and Smith Barney in connection with their respective opinions dated June 30, 1997:

     Selected Company Analysis. Using publicly available information, each of Goldman Sachs and Smith Barney analyzed, among other things, the market values and trading multiples of Rykoff-Sexton and the following selected publicly traded companies in the foodservice distribution industry: JP Foodservice; Performance Food Group Company; and SYSCO Corp. (collectively, the "Selected Companies"). Goldman Sachs compared equity market values as a multiple of estimated net income for the fiscal years ending June 30, 1997 and 1998 and adjusted market values (equity market value, plus total debt, less cash and cash equivalents) as multiples of latest twelve months (i) sales, (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) earnings before interest and taxes ("EBIT"). The range of multiples for the Selected Companies for the latest

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

    twelve months was (i) 0.4x to 0.6x sales, (ii) 10.2x to 14.1x EBITDA and
(iii) 13.2x to 18.5x EBIT.

     Smith Barney compared market values as a multiple of, among other things, estimated calendar 1998 net income and adjusted market values (equity market value, plus total debt and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, estimated calendar 1997 revenues, EBITDA and earnings before interest, taxes and amortization ("EBITA"). All multiples were based on closing stock prices as of June 27, 1997. Applying a range of multiples for the Selected Companies of estimated calendar 1998 net income and estimated calendar 1997 revenues, EBITDA and EBITA of 16.1x to 19.1x, 0.23x to 0.47x, 8.0x to 10.7x and 10.5x to 12.7x, respectively, to corresponding financial data for Rykoff-Sexton resulted in an equity reference range for Rykoff-Sexton of approximately $14.38 to $28.33 per share, as compared to the equity value implied by the Exchange Ratio of approximately $25.31 per share based on a closing stock price of JP Foodservice Common Shares on June 27, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, each of Goldman Sachs and Smith Barney analyzed the purchase price and implied transaction value multiples paid in selected transactions in the foodservice distribution industry effected, in the case of Goldman Sachs, from 1984 through 1997 and, in the case of Smith Barney, in 1995 and 1996. The selected transactions analyzed by Goldman Sachs consisted of (acquiror/target): JP Foodservice/Mazo-Lerch Co.; Performance Food Group Company/McLane Food Service; Nash Finch/Super Food Services; JP Foodservice/Squeri Food Service, Inc.; JP Foodservice/Arrow Paper Supply & Food Co.; JP Foodservice/Valley Food Distributors; Rykoff-Sexton/US Foodservice; Rykoff-Sexton/Continental Foods; Unifax/White Swan; SUPER VALU/Wetterau; Wal-Mart/McLane; Kraft Foodservice/Three Branches of PYA; Chase Manhattan Bank/PYA North and Midwest (JP Foodservice): Management/White Swan; SYSCO Corp./CFS Continental; Management/IU Foodservice; Marriott Corp./Saga Corp.; ARA Holding Company/ARA Services, Inc.; Staley Manufacturing/CFS Continental, Inc.; and Kraft Foodservice/Clayton Dubilier & Rice (collectively, the "Goldman Sachs Selected Transactions"). The selected transactions analyzed by Smith Barney consisted of (acquiror/target): (i) transactions announced or effected in 1996:
JP Foodservice/Squeri Food Service, Inc.; JP Foodservice/Arrow Paper and Supply Co., Inc.; JP Foodservice/Valley Industries, Inc.; and Rykoff-Sexton/US Foodservice Inc. (collectively, the "1996 Transactions"); and (ii) transactions announced or effected in 1995: JP Foodservice/Foodservice Distribution of Rotelle; Rykoff-Sexton/H&O Foods Inc.; Shamrock Foods Co./Dairy Maid Foods Corp.; Fresh America Corp./Lone Star Produce, Inc.; Proficient Acquisition Corp./Proficient Food Company (Flagstar); Rykoff-Sexton/Olfisco Inc.-Specialty Foods Division; JP Foodservice/Tri-River Foods Inc.; Performance Food Group Company/Cannon Foodservice, Inc.; US Foodservice Inc./City Provisioners Inc.; ProSource Distribution Services/Martin-Brower-60

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


National Accounts; and Clayton Dubilier & Rice/Kraft Foodservice (collectively, the "1995 Transactions" and, together with the 1996 Transactions, the "Smith Barney Selected Transactions"). Each of Goldman Sachs and Smith Barney compared, among other things, the transaction values in such transactions as multiples of latest 12 months revenues, EBITDA and EBIT. All multiples for the Goldman Sachs Selected Transactions and the Smith Barney Selected Transactions were based on information available at the time of announcement of the applicable transaction. With respect to the Goldman Sachs Selected Transactions analyzed, Goldman Sachs focused primarily on the larger acquisitions, such as the acquisition by Clayton Dubilier & Rice of Kraft Foodservice (0.2x latest twelve months sales) and the acquisition by Rykoff-Sexton of US Foodservice (0.4x latest twelve months sales, 9.7x latest twelve months EBITDA and 13.4x latest twelve months EBIT). In general, the comparability of this transaction to many of the Goldman Sachs Selected Transactions was limited as a result of the smaller sizes and limited publicly available information on those transactions.

     With respect to the Smith Barney Selected Transactions analyzed, Smith Barney focused primarily on the 1996 Transactions. Applying a range of multiples (excluding outliers) for the 1996 Transactions of latest 12 months revenue, EBITDA and EBIT of 0.38x to 0.49x, 8.5x to 10.3x and 9.9x to 13.8x, respectively, to corresponding financial data for Rykoff-Sexton for fiscal year 1997 resulted in an equity reference range for Rykoff-Sexton of approximately $19.06 to $29.91 per share, as compared to the equity value implied by the Exchange Ratio of approximately $25.31 per share based on a closing stock price of JP Foodservice Common Shares on June 27, 1997.

     No company, transaction or business used in the "Selected Company Analysis" or the "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to JP Foodservice, Rykoff-Sexton or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. Goldman Sachs analyzed the respective contributions of JP Foodservice and Rykoff-Sexton to the estimated revenue, EBITDA, EBIT, net income and net income plus goodwill of the combined company for fiscal years 1997 through 1999, based on internal estimates of the managements of JP Foodservice and Rykoff-Sexton, before giving effect to certain cost savings and other potential synergies anticipated by the managements of JP Foodservice and Rykoff-Sexton to result from the Merger. This analysis indicated that in fiscal year 1997, JP Foodservice would contribute approximately 32.7% of revenues, 36.7% of EBITDA, 38.0% of EBIT, 58.7% of net income, and 48.3% of net income plus goodwill, of the

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

combined company; in fiscal year 1998, JP Foodservice would contribute approximately 35.3% of revenues, 37.7% of EBITDA, 40.6% of EBIT, 56.5% of net income, and 49.7% of net income plus goodwill, of the combined company; and in fiscal year 1999, JP Foodservice would contribute approximately 36.0% of revenues, 36.3% of EBITDA, 38.3% of EBIT, 49.5% of net income, and 58.7% of net income plus goodwill, of the combined company.

     Smith Barney analyzed the respective contributions of JP Foodservice and Rykoff-Sexton to the estimated revenue, gross profit, EBITDA, EBITA and net income of the combined company for fiscal years 1997 through 2000, based on internal estimates of the managements of JP Foodservice and Rykoff-Sexton, both before and after giving effect to certain cost savings and other potential synergies anticipated by the managements of JP Foodservice and Rykoff-Sexton to result from the Merger and after excluding non-recurring charges, with particular focus on such contributions before giving effect to such cost savings and other potential synergies. This analysis indicated that before giving effect to certain cost savings and other potential synergies, in fiscal year 1997, JP Foodservice would contribute approximately 32.7% of revenues, 29.4% of gross profit, 36.7% of EBITDA, 38.3% of EBITA and 61.7% of net income, of the combined company; in fiscal year 1998, JP Foodservice would contribute approximately 35.3% of revenues, 32.0% of gross profit, 37.7% of EBITDA, 38.8% of EBITA and 56.4% of net income, of the combined company; in fiscal year 1999, JP Foodservice would contribute approximately 36.0% of revenues, 32.9% of gross profit, 36.3% of EBITDA, 36.9% of EBITA and 49.1% of net income, of the combined company; and in fiscal year 2000, JP Foodservice would contribute approximately 36.7% of revenues, 33.7% of gross profit, 36.2% of EBITDA, 36.6% of EBITA and 46.2% of net income, of the combined company. Based on the Exchange Ratio, current stockholders of JP Foodservice and Rykoff-Sexton would own approximately 48.6% and 51.4%, respectively, of the combined company upon consummation of the Merger, and JP Foodservice and Rykoff-Sexton would constitute approximately 38.6% and 61.4%, respectively, of the adjusted equity value (equity market value, plus total debt, less cash and cash equivalents) of the combined company.

     Discounted Cash Flow Analysis. Each of Goldman Sachs and Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Rykoff-Sexton for the fiscal years 1998 through 2002, based on internal estimates of the management of Rykoff-Sexton. The stand-alone discounted cash flow analysis of Rykoff-Sexton was determined by (i) adding (x) the net present value of projected free cash flows over the five-year period from 1998 to 2002 and (y) the present value of Rykoff-Sexton's estimated terminal value in year 2002 and (ii) subtracting the current net debt of Rykoff-Sexton. The range of estimated terminal values for Rykoff-Sexton at the end of the five-year period was calculated by applying terminal value multiples ranging, in the case of Goldman Sachs, from 7.0x to 9.0x and, in the case of Smith Barney, from 8.0x to 9.0x, to Rykoff-Sexton's projected 2002 EBITDA, representing Rykoff-Sexton's estimated value beyond the year 2002. The

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


cash flows and terminal values of Rykoff-Sexton were discounted to present value using discount rates ranging, in the case of Goldman Sachs, from 10% to 11% and, in the case of Smith Barney, from 10% to 12%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for Rykoff-Sexton of, in the case of Goldman Sachs, approximately $22.49 to $35.01 per share and, in the case of Smith Barney, approximately $24.82 to $34.39 per share, as compared to the equity value implied by the Exchange Ratio of approximately $25.31 per share based on a closing stock price of JP Foodservice Common Shares on June 27, 1997.

     Pro Forma Merger Analysis. Each of Goldman Sachs and Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of JP Foodservice for the fiscal years 1998 through 2000, based on internal estimates of the managements of JP Foodservice and Rykoff-Sexton. The results of the pro forma merger analysis suggested that the Merger could be accretive to JP Foodservice's EPS in each of the fiscal years analyzed, assuming certain cost savings and other potential synergies anticipated by the managements of JP Foodservice and Rykoff-Sexton to result from the Merger were achieved in the amounts and in the time period contemplated and excluding non-recurring charges. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Goldman Sachs compared the Exchange Ratio with the historical ratio of the daily closing prices of JP Foodservice Common Shares and Rykoff-Sexton Common Shares over the last six-month and twelve-month periods and the period from JP Foodservice's initial public offering of JP Foodservice Common Shares on November 15, 1994 through June 25, 1997. The average exchange ratios during such periods were 0.643, 0.631 and 0.985, respectively, as compared to the Exchange Ratio of 0.84. Smith Barney compared the Exchange Ratio with the historical ratio of the daily closing prices of JP Foodservice Common Shares and Rykoff-Sexton Common Shares over the three-month, six-month and 12-month periods ending June 27, 1997 and the period from JP Foodservice's initial public offering through June 27, 1997. The average exchange ratios during such periods were 0.673, 0.644, 0.634 and 0.988, respectively, as compared to the Exchange Ratio of 0.84.

     Other Factors and Comparative Analyses. In rendering their respective opinions, each of Goldman Sachs and Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) JP Foodservice's and Rykoff-Sexton's historical and projected financial results; (ii) the history of trading prices and volume for JP Foodservice Common Shares and Rykoff-Sexton Common Shares and, in the case of Smith Barney, the relationship between movements in such Common Shares, movements in the common stock of the Selected Companies and movements in the S&P 500 Index;

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

and (iii) selected published analysts' reports on JP Foodservice and Rykoff-Sexton, including analysts' estimates as to the earnings growth potential of JP Foodservice and Rykoff-Sexton. Smith Barney also reviewed the premiums paid in selected transactions with transaction values of $1.0 billion to $1.5 billion and the pro forma ownership of the combined company.

     Pursuant to the terms of its engagement of Goldman Sachs, JP Foodservice has agreed to pay Goldman Sachs for its services in connection with the Merger an aggregate financial advisory fee of $2.5 million. In addition, if in certain circumstances JP Foodservice is entitled to a break-up or similar fee or payment, Goldman Sachs will be entitled to a fee equal to 7.5% of such payment. JP Foodservice has also agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses incurred by Goldman Sachs in performing its services, including the fees and expenses of its legal counsel, and to indemnify Goldman Sachs and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement of Goldman Sachs.

     Pursuant to the terms of Smith Barney's engagement, JP Foodservice has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of approximately $1.6 million. In addition, if in certain circumstances JP Foodservice is entitled to a break-up or similar fee or payment, Smith Barney will be entitled to a fee based on such payment. JP Foodservice has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     The terms of the fee arrangements for Goldman Sachs and Smith Barney described above which JP Foodservice believes are customary for transactions similar to the proposed Merger, were negotiated at arm's length between JP Foodservice, on the one hand, and each of Goldman Sachs and Smith Barney, on the other.

     Each of Goldman Sachs and Smith Barney has advised JP Foodservice that, in the ordinary course of business, Goldman Sachs or Smith Barney and their respective affiliates may actively trade or hold the securities of JP Foodservice and Rykoff-Sexton for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs and Smith Barney have in the past provided investment banking services to JP Foodservice unrelated to the Merger, for which services they have received compensation, and may provide investment banking services to JP Foodservice in the future. JP Foodservice has engaged Goldman Sachs to provide financial advisory services with respect to JP Foodservice's capital structure and other matters for a period of one year following the Merger. Smith Barney is

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

currently providing JP Foodservice with similar financial advisory services. In addition, Goldman Sachs and its affiliates and Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with JP Foodservice and Rykoff-Sexton.

     Each of Goldman Sachs and Smith Barney is an internationally recognized investment banking firm and was selected by JP Foodservice based on its experience, expertise and familiarity with JP Foodservice and its business. Each of Goldman Sachs and Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


Opinions of Financial Advisors to Rykoff-Sexton

     Rykoff-Sexton retained Merrill Lynch and Wasserstein Perella to act as its financial advisors in connection with a possible business combination. Representatives of Merrill Lynch and Wasserstein Perella attended the meeting of the Rykoff-Sexton Board of Directors on June 29, 1997 at which the Rykoff-Sexton Board of Directors considered and approved the Merger Agreement. At that meeting, each of Merrill Lynch and Wasserstein Perella orally rendered its respective opinion (subsequently confirmed in a written opinion dated June 30, 1997) that, as of such date (and based upon the matters, assumptions, qualifications and limitations to be set forth in the written opinion, forms of which were presented to the Rykoff-Sexton Board of Directors), the Exchange Ratio was fair to the holders of Rykoff-Sexton Common Shares (other than JP Foodservice and its affiliates) from a financial point of view.

     The full texts of the Rykoff-Sexton Fairness Opinions, which set forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by each of Merrill Lynch and Wasserstein Perella, are attached as Appendix D and Appendix E, respectively, to this Joint Proxy Statement/Prospectus and are incorporated herein by reference. Stockholders of Rykoff-Sexton are urged to and should read such Rykoff-Sexton Fairness Opinions in their entirety. The summary of the Rykoff-Sexton Fairness Opinions set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full texts of such Rykoff-Sexton Fairness Opinions. The Rykoff-Sexton Fairness Opinions were provided to the Rykoff-Sexton Board of Directors for its use and benefit and are directed only to the fairness from a financial point of view of the Exchange Ratio to the holders of Rykoff-Sexton Common Shares (other than JP Foodservice and its affiliates), do not address the merits of the underlying decision by Rykoff-Sexton to engage in the Merger and do not constitute a

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

recommendation to any Rykoff-Sexton stockholder as to how such stockholder should vote with respect to the Merger Agreement or any transaction related thereto.

     The Exchange Ratio was determined through negotiations between JP Foodservice and Rykoff-Sexton and was approved by the Rykoff-Sexton Board of Directors. Merrill Lynch and Wasserstein Perella provided advice to Rykoff-Sexton during the course of such negotiations.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Rykoff-Sexton Fairness Opinions or the presentation made by Merrill Lynch and Wasserstein Perella to the Rykoff-Sexton Board of Directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at their respective opinions, Merrill Lynch and Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch and Wasserstein Perella believe that their analyses must be considered as a whole and that selecting portions of their analyses, without considering all analyses, would create an incomplete view of the process underlying each of their opinions.

     In performing their analyses, numerous assumptions were made with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Wasserstein Perella, Rykoff-Sexton and/or JP Foodservice. Any estimates contained in the analyses performed by Merrill Lynch and Wasserstein Perella are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither Merrill Lynch nor Wasserstein Perella assume any responsibility for their accuracy. In addition, as described above, the Rykoff-Sexton Fairness Opinions and the joint presentation to the Rykoff-Sexton Board of Directors by Merrill Lynch and Wasserstein Perella were among several factors taken into consideration by the Rykoff-Sexton Board of Directors in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch and Wasserstein Perella analyses described below should not be viewed as determinative of the decision of the Rykoff-Sexton Board of Directors or Rykoff-Sexton's management with respect to the fairness of the Exchange Ratio.

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

     In arriving at their respective opinions, each of Merrill Lynch and Wasserstein Perella, among other things: (i) reviewed certain publicly available business and financial information relating to each of Rykoff-Sexton and JP Foodservice which each of Merrill Lynch and Wasserstein Perella deemed relevant;
(ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Rykoff-Sexton and JP Foodservice, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies"), in each case furnished to Merrill Lynch and Wasserstein Perella by Rykoff-Sexton and JP Foodservice; (iii) conducted discussions with members of senior management and representatives of Rykoff-Sexton and JP Foodservice concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Savings and Synergies; (iv) reviewed the market prices and valuation multiples for Rykoff-Sexton Common Shares and JP Foodservice Common Shares and compared them with those of certain publicly traded companies which each of Merrill Lynch and Wasserstein Perella deemed relevant; (v) reviewed the results of operations of Rykoff-Sexton and JP Foodservice and compared them with those of certain publicly traded companies which each of Merrill Lynch and Wasserstein Perella deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which each of Merrill Lynch and Wasserstein Perella deemed relevant; (vii) participated in certain discussions and negotiations among representatives of Rykoff-Sexton and JP Foodservice and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed the Merger Agreement; and (x) reviewed such other financial studies and analyses and took into account such other matters as each of Merrill Lynch and Wasserstein Perella deemed necessary, including Merrill Lynch's and Wasserstein Perella's assessment of current general economic, market and monetary conditions.

     In connection with their review, each of Merrill Lynch and Wasserstein Perella relied on the accuracy and completeness of all information supplied or otherwise made available to each of Merrill Lynch and Wasserstein Perella, discussed with or reviewed by or for each of Merrill Lynch and Wasserstein Perella, or publicly available and further relied on the assurances of management of Rykoff-Sexton and JP Foodservice that they were not aware of any facts that would make such information inaccurate or misleading. Each of Merrill Lynch and Wasserstein Perella has not assumed any responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities of Rykoff-Sexton or JP Foodservice and has not been furnished with any such evaluation or appraisal. In addition, each of Merrill Lynch and Wasserstein Perella has not assumed any obligation to conduct a physical inspection of the properties or facilities of Rykoff-Sexton or JP Foodservice. With respect to the financial forecasts and the Expected Savings and Synergies furnished to or discussed with Merrill Lynch and Wasserstein Perella by Rykoff-Sexton or JP

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

Foodservice, each of Merrill Lynch and Wasserstein Perella assumed that they were reasonably prepared in good faith and reflected the best currently available estimates and judgments of Rykoff-Sexton's and JP Foodservice's managements as to the expected future financial performance of, and expenses and benefits to, Rykoff-Sexton or JP Foodservice, as the case may be, and the Expected Savings and Synergies, and that such forecasted results and Expected Savings and Synergies will be realized in the amounts and at the times indicated thereby. Each of Merrill Lynch and Wasserstein Perella expressed no view as to such financial forecasts and Expected Savings and Synergies or the assumptions on which they were based. In addition, each of Merrill Lynch and Wasserstein Perella assumed that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States Federal income tax purposes. Each Rykoff-Sexton Fairness Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Neither Merrill Lynch nor Wasserstein Perella was authorized by Rykoff-Sexton or the Rykoff-Sexton Board of Directors to solicit, nor did Merrill Lynch or Wasserstein Perella solicit, third-party indications of interest for the acquisition of all or any part of Rykoff-Sexton. In addition, neither Merrill Lynch nor Wasserstein Perella was asked to consider, and neither Rykoff-Sexton Fairness Opinion in any manner addresses, the price at which or the trading ranges in which JP Foodservice Common Shares will actually trade following the announcement or consummation of the Merger.

     Set forth below is a brief summary of the material analyses presented jointly by Merrill Lynch and Wasserstein Perella to the Rykoff-Sexton Board of Directors in connection with the rendering of the Rykoff-Sexton Fairness Opinions.

     Premium Analysis. Merrill Lynch and Wasserstein Perella calculated the percentage stock premium paid for all announced merger of equals transactions between April 20, 1995 and April 20, 1997 with total transaction values greater than $500 million at one day, one week and four week periods prior to the announcement of the merger. The median premium paid by the acquiror for such mergers for the one day, one week and four week periods was 8.9%, 10.2% and 13.6%, respectively.

     Merrill Lynch and Wasserstein Perella then analyzed the premium to the historic stock price of Rykoff-Sexton Common Shares by comparing the $25.10 implied transaction value per share to the closing price of Rykoff-Sexton Common Shares on June 26, 1997, March 27, 1997, December 27, 1996 and June 27, 1996. The $25.10 implied transaction value per share was determined by multiplying the 0.84x Exchange Ratio by the closing price of JP Foodservice Common Shares on June 26, 1997. Based on such comparisons, Merrill Lynch and Wasserstein Perella calculated that the implied transaction value per share exceeded such stock prices by 27.1%, 41.4%, 59.3% and 77.7%, respectively. Merrill Lynch and Wasserstein Perella also calculated the percentage premium represented by the Exchange Ratio

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

over the average exchange ratio (i.e., the average of the ratios of the closing stock prices of Rykoff-Sexton Common Shares to JP Foodservice Common Shares) for 30 days, 60 days, 90 days and 12 months prior to June 26, 1997 and determined that the Exchange Ratio represented a premium of 20.7%, 24.1%, 27.0% and 32.6%, respectively, over such average exchange ratio.

     Leveraged Contribution Analysis. Merrill Lynch and Wasserstein Perella compared the relative contributions by each of Rykoff-Sexton and JP Foodservice to the implied combined Market Value of the two companies ("Market Value" being defined for each company as total shares outstanding times a recent closing price per share plus the option spread (options deemed outstanding times average exercise price)) at June 26, 1997 and noted that Rykoff-Sexton's contribution to the Market Value of the combined entity was 45.6%. Merrill Lynch and Wasserstein Perella also compared the relative contributions by each of Rykoff-Sexton and JP Foodservice to a hypothetical implied combined market value of the two companies based on (a) a value derived by applying median trading multiples (obtained from the Comparable Company Analysis described below) to estimated 1997 and 1998 Revenues, EBITDA and EBIT for each of Rykoff-Sexton and JP Foodservice (as provided by the respective managements of Rykoff-Sexton and JP Foodservice) and
(b) subtracting, in each case, net debt. Based on estimated 1997 financial data, Rykoff-Sexton's rates of contribution to such hypothetical implied combined market value based on Revenues, EBITDA and EBIT were 60.8%, 54.1% and 47.7%, respectively. Such contribution rates correspond to implied exchange ratios of 1.240, .942 and .728, respectively. Based on estimated 1998 financial data, Rykoff-Sexton's rates of contribution to such hypothetical implied combined market value based on Revenues, EBITDA and EBIT were 56.8%, 52.7% and 47.5%, respectively. Such contribution rates correspond to implied exchange ratios of 1.048, .888 and .723, respectively. Merrill Lynch and Wasserstein Perella further compared the relative contributions by each of Rykoff-Sexton and JP Foodservice to a hypothetical implied combined market value of the two companies based on a value derived by applying median trading multiples (obtained from the Comparable Company Analysis described below) to estimated 1997 and 1998 net income for each of Rykoff-Sexton and JP Foodservice (as provided by the respective managements of Rykoff-Sexton and JP Foodservice). Based on estimated 1997 and 1998 financial data as provided by the respective managements of Rykoff-Sexton and JP Foodservice, Rykoff-Sexton's rates of contribution based on net income were 41.0% and 42.6%, respectively, to such hypothetical implied combined market value. Such contribution rates correspond to implied exchange ratios of .555 and .593, respectively.

     The contribution analyses pertaining to net income, EBITDA and EBIT (especially those using the estimated 1998 financial data) are believed by Merrill Lynch and Wasserstein Perella to be the most relevant measures primarily because such measures are the most reflective of profitability. Accordingly, based on such measures, Merrill Lynch and Wasserstein Perella calculated a range of implied

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

exchange ratios based on the contribution analysis described above of 0.60x to 0.90x.

     Comparable Company Analysis. In order to analyze the Exchange Ratio in relationship to the relative public market valuations of Rykoff-Sexton and JP Foodservice, Merrill Lynch and Wasserstein Perella compared the stock price and operating performance of Rykoff-Sexton and JP Foodservice with certain selected comparable public foodservice distributors (i.e., SYSCO Corp., Performance Food Group Company, International Multifoods Corporation and ProSource, Inc.). Merrill Lynch and Wasserstein Perella calculated the following market trading multiples for each of such companies based on last twelve months ("LTM") data as of June 26, 1997 and estimates for each of their respective next fiscal years ("NFY") (in the cases of Rykoff-Sexton and JP Foodservice based on projections provided by the respective managements and in the cases of the other companies, based on research analyst reports): Market Value (as of June 26, 1997) as a multiple of net income and book value; and "Adjusted Market Value" (defined as Market Value minus cash and cash equivalents plus total debt (including asset securitization), capitalized leases, preferred stock and minority interest) (as of June 26, 1997) as a multiple of sales, EBITDA and EBIT.

     Finding the results for SYSCO Corp. ("SYSCO") and Performance Food Group Company ("PFGC") most relevant for comparison purposes with Rykoff-Sexton and JP Foodservice, Merrill Lynch and Wasserstein Perella compared Rykoff-Sexton, JP Foodservice, SYSCO and PFGC and determined that (i) Market Values as a multiple of LTM net income were 36.0x, 29.8x, 22.1x and 21.8x, respectively; (ii) Market Values as a multiple of LTM book value were 1.6x, 3.0x, 4.5x and 2.5x, respectively; (iii) Adjusted Market Values as a multiple of LTM sales were 0.4x, 0.5x, 0.5x and 0.3x, respectively; (iv) Adjusted Market Values as a multiple of LTM EBITDA were 9.6x, 11.7x, 10.3x and 11.4x, respectively; and (v) Adjusted Market Values as a multiple of LTM EBIT were 13.7x, 14.6x, 13.4x and 14.9x, respectively. Additionally, Merrill Lynch and Wasserstein Perella determined that (i) Market Values as a multiple of NFY net income were 22.3x, 19.7x, 19.5x and 18.8x, respectively; (ii) Market Values as a multiple of NFY book value were 1.5x, 2.5x and 4.1x for Rykoff-Sexton, JP Foodservice and SYSCO, respectively (NFY book value was not available for PFGC); (iii) Adjusted Market Values as a multiple of NFY sales were 0.3x, 0.4x, 0.4x and 0.2x, respectively; (iv) Adjusted Market Values as a multiple of NFY EBITDA were 8.3x, 9.7x, 9.3x and 9.5x, respectively; and (v) Adjusted Market Values as a multiple of NFY EBIT were 11.5x, 12.1x, 11.9x and 11.7x, respectively.

     Based on the calculation of such ranges, Merrill Lynch and Wasserstein Perella derived ranges of hypothetical implied adjusted market values and hypothetical implied market values for each of Rykoff-Sexton and JP Foodservice by applying what Merrill Lynch and Wasserstein Perella judged to be the appropriate multiples derived therefrom to the relevant LTM (fiscal year ended June 30, 1997)

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

financial information (as provided by the respective managements of Rykoff-Sexton and JP Foodservice) of each of Rykoff-Sexton and JP Foodservice. Assuming net debt of $669.4 million for Rykoff-Sexton and $207.0 million for JP Foodservice, the hypothetical implied adjusted market value range was $1,173 million to $1,340 million for Rykoff-Sexton and $787 million to $876 million for JP Foodservice; and the hypothetical implied market value range was $503 million to $671 million for Rykoff-Sexton and $580 million to $669 million for JP Foodservice. The range of hypothetical implied market values of each of Rykoff-Sexton and JP Foodservice was then divided by 28.0 million shares for Rykoff-Sexton and 22.3 million shares for JP Foodservice, respectively, to yield a range of hypothetical implied market values per share of $18.00 to $24.00 for Rykoff-Sexton and $26.00 to $30.00 for JP Foodservice. From such hypothetical implied ranges, Merrill Lynch and Wasserstein Perella calculated a range of implied exchange ratios of 0.60x to 0.92x.

     No company utilized in the Comparable Company Analysis was identical to Rykoff-Sexton or JP Foodservice. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the value of such companies and consequently, the comparisons with Rykoff-Sexton and JP Foodservice.

     Relative Discounted Cash Flow Analysis. Merrill Lynch and Wasserstein Perella performed discounted cash flow ("DCF") analyses for the five-year period ending with the 2002 fiscal year on the stand-alone unlevered free cash flows of Rykoff-Sexton and JP Foodservice, based on estimates of projected financial performance prepared by the respective managements of Rykoff-Sexton and JP Foodservice. Unlevered free cash flows were calculated as the after-tax unlevered earnings of Rykoff-Sexton and JP Foodservice, respectively, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital, minus projected capital expenditures. Merrill Lynch and Wasserstein Perella calculated terminal values by applying a range of terminal EBITDA multiples of 7.0x to 10.0x to the projected year 2002 EBITDA of Rykoff-Sexton and JP Foodservice, respectively. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 9.0% to 11.0% to yield a range of Adjusted Market Values and, after subtracting current net debt, Market Values.

     Based on such calculations, Merrill Lynch and Wasserstein Perella determined ranges of hypothetical implied adjusted market values and hypothetical implied market values for each of Rykoff-Sexton and JP Foodservice by applying what Merrill Lynch and Wasserstein Perella judged to be the most relevant discount rates and terminal multiples. Assuming net debt of $669.4 million for Rykoff-Sexton and $207.0 million for JP Foodservice, such analyses yielded a range of hypothetical implied adjusted market values for Rykoff-Sexton of $1,368 million

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

to $1,508 million and $854 million to $943 million for JP Foodservice and a range of hypothetical implied market values of $699 million to $839 million for Rykoff-Sexton and $647 million to $736 million for JP Foodservice. The range of hypothetical implied market values was then divided by 28.0 million shares for Rykoff-Sexton and 22.3 million shares for JP Foodservice to yield a range of hypothetical implied market values per share of $25.00 to $30.00 for Rykoff-Sexton and $29.00 to $33.00 for JP Foodservice. From such hypothetical ranges, Merrill Lynch and Wasserstein Perella calculated a range of implied exchange ratios of 0.76x to 1.03x.

     With respect to the Relative DCF Analysis, Merrill Lynch and Wasserstein Perella believe that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as Rykoff-Sexton's and JP Foodservice's cost of capital, the uncertainty associated with achieving the projections provided by the managements of Rykoff-Sexton and JP Foodservice and transaction risks generally. Merrill Lynch and Wasserstein Perella also believe that the Relative DCF Analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

     Pro Forma Merger Analysis. Based on projections (including the Expected Savings and Synergies) prepared by the managements of JP Foodservice and Rykoff-Sexton, Merrill Lynch and Wasserstein Perella compared Rykoff-Sexton's projected EPS on a stand-alone basis to the portion of the pro forma projected EPS of the combined company allocable to the holders of JP Foodservice Common Shares to be owned on a pro forma basis by the Rykoff-Sexton stockholders. The analysis indicated that, for the Rykoff-Sexton stockholders, the Merger would be 42.2%, 20.1% and 15.0% accretive for the fiscal years ended June 30, 1998, 1999 and 2000, respectively.

     Pursuant to a letter agreement, dated April 15, 1997, among Rykoff-Sexton, Merrill Lynch and Wasserstein Perella, Rykoff-Sexton agreed to pay Merrill Lynch and Wasserstein Perella (such fee to be divided equally) 0.52% of the implied transaction value minus the amount (if any) paid to Merrill Lynch and Wasserstein Perella pursuant to the succeeding sentence. In addition, if, in certain circumstances, Rykoff-Sexton is entitled to a break up or similar fee or payment or obtains any profit resulting from any option on any shares of JP Foodservice, Merrill Lynch and Wasserstein Perella shall be entitled to 20% of the excess (if any) of such fees, payments and profits over Rykoff-Sexton's direct out-of-pocket expenses incurred in connection with the business combination giving rise to such fees, payments or profits, subject to a cap of the maximum amount that would have been payable to Merrill Lynch and Wasserstein Perella had the Merger been consummated. Rykoff-Sexton has also agreed to reimburse Merrill Lynch and

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


Wasserstein Perella for their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and Wasserstein Perella and certain related persons for certain liabilities related to or arising out of their engagement, including certain liabilities under the Federal securities laws.

     The terms of the fee arrangement with Merrill Lynch and Wasserstein Perella, which each of Merrill Lynch, Wasserstein Perella and Rykoff-Sexton believe are customary in transactions of this nature, were negotiated at arm's length among Rykoff-Sexton, Merrill Lynch and Wasserstein Perella, and the Rykoff-Sexton Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Merrill Lynch and Wasserstein Perella is contingent upon consummation of the Merger.

     Rykoff-Sexton retained Merrill Lynch and Wasserstein Perella based upon their experience and expertise. Each of Merrill Lynch and Wasserstein Perella are internationally recognized investment banking and advisory firms and members of Merrill Lynch and Wasserstein Perella have substantial experience in transactions such as the Merger and in valuing companies. Each of Merrill Lynch and Wasserstein Perella, as part of its investment banking business, is continuously engaged in, among other things, the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financial advisory and financing services to Rykoff-Sexton and/or its affiliates and may continue to do so and has received fees for the rendering of such services. In the ordinary course of its business, each of Merrill Lynch and Wasserstein Perella may actively trade in the securities of Rykoff-Sexton and JP Foodservice for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Certain affiliates of Merrill Lynch own, prior to the Merger, approximately 36% of the outstanding Rykoff-Sexton Common Shares and have representatives serving on the Rykoff-Sexton Board of Directors. See "--Interests of Certain Persons in the Merger." Certain stockholders of Rykoff-Sexton who are affiliates of Merrill Lynch are parties to contractual arrangements related to the Merger and with respect to their existing Rykoff-Sexton Common Shares and the JP Foodservice Common Shares to be received by them in the Merger. Neither of the Rykoff-Sexton Fairness Opinions took into account or in any way addressed the implications to such stockholders of such contractual arrangements.

Interests of Certain Persons in the Merger

     Certain members of the Boards of Directors and management of JP Foodservice and Rykoff-Sexton and certain holders of Rykoff-Sexton Common Shares have certain interests in the Merger that are different from, or in addition

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


to, the interests generally of stockholders of JP Foodservice or Rykoff-Sexton, as applicable. Such interests relate to or arise from, among other things, the terms of the Merger Agreement providing for (i) the JP Foodservice Board of Directors after the Effective Time to consist of certain members from the board of directors of each of the companies, (ii) the division of senior management positions of JP Foodservice after the Effective Time among the existing senior management of each of the companies, (iii) certain employment, severance and change in control agreements for executive officers of Rykoff-Sexton and provisions for the treatment of certain employee benefits for which executive officers of Rykoff-Sexton are eligible, (iv) the assumption of employee stock options and other rights granted to employees of Rykoff-Sexton, including executive officers, and the fact that, under the terms thereof, substantially all existing stock options and other rights held by executive officers and directors of Rykoff-Sexton become fully vested by reason of stockholder approval of the Rykoff-Sexton Proposal, and (v) the indemnification of existing directors and officers of Rykoff-Sexton. In addition, Merrill Lynch, which was retained by Rykoff-Sexton as one of its financial advisors in connection with the Merger, is an affiliate of the ML Investors. Such additional interests, which are believed to be all of the material interests, are described below. The JP Foodservice Board of Directors and the Rykoff-Sexton Board of Directors were each aware of these interests of their respective directors and officers and, in the case of Rykoff-Sexton, certain stockholders and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment, Change in Control and Severance Agreements. Prior to the execution of the Merger Agreement, Rykoff-Sexton entered into the Original Van Stekelenburg Employment Agreement (as defined herein) and a Change in Control Agreement with Mark Van Stekelenburg, the Chairman, President and Chief Executive Officer of Rykoff-Sexton. Three other executive officers (Harold E. Feather, Executive Vice President, Strategic Planning; Richard J. Martin, Executive Vice President and Chief Financial Officer; and Robert J. Harter, Jr., Senior Vice President, Administration and General Counsel) of Rykoff-Sexton and David F. McAnally, former Senior Vice President and Chief Financial Officer of Rykoff-Sexton, also are parties to Change in Control Agreements. These agreements, as well as certain other Rykoff-Sexton compensation arrangements, provide, under specified circumstances, payments and other benefits to the executives who are parties to these agreements and arrangements upon or after a "change of control" of Rykoff-Sexton. The consummation of the Merger will constitute a "change in control" of Rykoff-Sexton under these agreements and arrangements. As a result, Messrs. Van Stekelenburg and Harter and, if the Merger is consummated before September 2, 1998, Mr. McAnally will receive specified payments and other benefits upon consummation of the Merger. If their employment is terminated under certain circumstances, Messrs. Feather and Martin also could receive specified payments and other benefits upon or after consummation of the Merger. For a description of such specified benefits, see "Management of

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JP Foodservice after the Merger--Rykoff-Sexton Executive Compensation."

     Mr. Van Stekelenburg will receive $2,616,250 and 62,168 Rykoff-Sexton Common Shares and Mr. Harter will receive $964,992 and 22,079 Rykoff-Sexton Common Shares at or prior to the Effective Time in payment of amounts owing under the foregoing agreements and arrangements. If the Merger is consummated by September 2, 1998, Mr. McAnally will receive $919,425 and 21,041 Rykoff-Sexton Common Shares at or prior to the Effective Time in payment of amounts owing under such agreements and arrangements. If the employment of Messrs. Feather or Martin is terminated under circumstances giving rise to benefits under such agreements and arrangements, it is anticipated, based on current compensation levels, that Mr. Feather would receive $1,300,650 and 29,012 Rykoff-Sexton Common Shares and Mr. Martin would receive $968,760 and 22,166 Rykoff-Sexton Common Shares. Messrs. Martin and Feather are expected to become executive officers of JP Foodservice as of the Effective Time (see "Management of JP Foodservice After the Merger--Executive Officers") and such individuals will not receive benefits under the foregoing agreements and arrangements unless their employment is terminated under circumstances described under the caption "Management of JP Foodservice After the Merger--Rykoff-Sexton Executive Compensation." Any Rykoff-Sexton Common Shares to be received by such executive officers in payment of amounts owing under such agreements and arrangements will be converted into the right to receive, or will be paid directly as, JP Foodservice Common Shares at the Exchange Ratio. In addition, the Merger Agreement provides that JP Foodservice will enter into the JP/Van Stekelenburg Employment Agreement with Mr. Van Stekelenburg, who will, as of the Effective Time, become the Vice Chairman and President of JP Foodservice. See "Management of JP Foodservice after the Merger--Rykoff-Sexton Executive Compensation."

     Merrill Lynch Advisory Services. Rykoff-Sexton retained Merrill Lynch to act as one of Rykoff-Sexton's financial advisors in connection with the proposed business combination with JP Foodservice. Merrill Lynch is an affiliate of the ML Investors, who beneficially owned approximately 36% of the Rykoff-Sexton Common Shares outstanding as of the Rykoff-Sexton Record Date. See "--Opinions of Financial Advisors to Rykoff-Sexton" for a discussion of amounts payable to Merrill Lynch for such financial advisory services.

     Board Designations; Directors. JP Foodservice has agreed in the Merger Agreement that, prior to the Effective Time, it will increase the size of the JP Foodservice Board of Directors from nine to 17 directors. In addition, the Merger Agreement provides that the JP Foodservice Board of Directors, immediately following the Effective Time, will consist of (i) nine individuals, including each of

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the incumbent members of the JP Foodservice Board of Directors (or their replacements), (ii) seven individuals, two of whom will be individuals designated by MLCP, one of whom will be Mr. Van Stekelenburg and four of whom (Messrs. Maslon, Sweet, Sell and Miscoll), will be current incumbents of the Rykoff-Sexton Board of Directors who are not employees of Rykoff-Sexton or its subsidiaries or affiliated with MLCP and (iii) one additional person to be designated by the Chairman of JP Foodservice following the Merger. Mr. Van Stekelenburg will be appointed to the class of directors of the JP Foodservice Board of Directors whose term expires in 1998. The two directors who will be designated by MLCP will be appointed, one each, to the class of directors whose terms expire in 1999 and 2000, respectively. Of the four directors to be selected by Rykoff-Sexton pursuant to clause (ii) above, Mr. Maslon will be appointed to the class of directors whose term expires in 1998 and Mr. Sweet will be appointed to the class of directors whose term expires in 1999.

     The Merger Agreement also provides that, as of the Effective Time, the JP Foodservice Board of Directors will initially have an audit committee, a compensation committee and a nominating committee. Each committee will consist of four directors, two of whom will be designated by JP Foodservice, one of whom will be designated by Rykoff-Sexton and one of whom will be designated by mutual agreement of JP Foodservice and Rykoff-Sexton. The initial chairman of each of the audit committee, the compensation committee and the nominating committee will be the JP Foodservice director who is currently the incumbent chairman of such committee until such chairman's replacement is duly designated by the JP Foodservice Board of Directors. If any of such committee chairs becomes vacant for any reason prior to the Effective Time, the chairman will be the person thereafter designated by the JP Foodservice Board of Directors pursuant to the Certificate of Incorporation and By-Laws of JP Foodservice. One member of the nominating committee of the JP Foodservice Board of Directors (and of an executive committee thereof, if such a committee is established) will be designated by MLCP as Rykoff-Sexton's designee thereon. See "Management of JP Foodservice After the Merger--Directors."

     Combined Company Management. See "Management of JP Foodservice After the Merger" for information concerning the expected composition of the senior management of JP Foodservice after the Effective Time.

     Registration Rights Agreement. In connection with the US Foodservice Acquisition, Rykoff-Sexton executed the Registration Rights Agreement, pursuant to which the ML Investors have certain "demand" and "piggyback" rights, and the Equitable Entities named therein and Frank H. Bevevino have certain "piggyback" rights, requiring Rykoff-Sexton to register under the Securities Act the transfer of all or a portion of the Registrable Securities. Such "demand" and "piggyback" rights will remain in effect until the resale of such Registrable Securities is no longer subject to restrictions under the Securities Act. Pursuant to the

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Support Agreement, JP Foodservice has agreed, as of the Effective Time, to assume Rykoff-Sexton's rights and obligations under the Registration Rights Agreement and will be required, subject to certain limitations and qualifications, to register under the Securities Act the transfer of all or a portion of the 9,693,618 JP Foodservice Common Shares that will be issued in the Merger pursuant to the Exchange Ratio in exchange for Registrable Securities to holders thereof who have rights under the Registration Rights Agreement. See "Other Agreements--Registration Rights Agreement."

     Stock Options and Other Rights. As of August 31, 1997, 2,313,463 Options were outstanding under the Rykoff-Sexton Stock Plans, of which 1,515,968 Options were fully vested and exercisable as of that date. Of the remaining Options, 397,388 will automatically become fully vested upon stockholder approval of the Rykoff-Sexton Proposal. The 5,000 unvested Options that are currently outstanding under the Rykoff-Sexton 1993 Director Stock Option Plan became fully vested and exercisable on September 5, 1997, and the unvested Options currently outstanding under the Amended and Restated US Foodservice 1993 Stock Option Plan will become fully vested and exercisable on January 1, 1998, in accordance with their terms. In addition, effective August 5, 1997, Rykoff-Sexton granted 350,500 additional Options, which will not vest automatically in connection with the Merger, but will become fully vested and exercisable in accordance with their terms. As of August 31, 1997, directors and executive officers of Rykoff-Sexton held 936,728 Options that are expected to be Assumed Options and that may be converted into the right to receive 786,851 JP Foodservice Common Shares at the Exchange Ratio.

     As of August 31, 1997, 101,520 Restricted Shares were issued and outstanding under the Rykoff-Sexton Stock Plans and subject to a risk of forfeiture and restrictions on transfer and 405,000 Rykoff-Sexton Common Shares were subject to outstanding Performance Share Awards granted under the Rykoff-Sexton Stock Plans. As of August 31, 1997, directors and executive officers of Rykoff-Sexton held 451,758 Restricted Shares and Performance Share Awards. Subsequent to August 31, 1997, the number of outstanding Performance Share Awards was reduced to 349,000. Upon stockholder approval of the Rykoff-Sexton Proposal, all Restricted Shares then outstanding will automatically become nonforfeitable and freely transferable (subject to any transfer restrictions under applicable securities laws and described in "The Merger--Restrictions on Resale of JP Foodservice Common Shares by Affiliates"), and all Rykoff-Sexton Common Shares subject to Performance Share Awards then outstanding will become issuable. Such Restricted Shares and all of such Rykoff-Sexton Common Shares subject to Performance Share Awards will thereafter be converted, at the Effective Time, into the right to receive 378,436 JP Foodservice Common Shares at the Exchange Ratio.

     Indemnification; Insurance. Pursuant to the Merger Agreement, JP Foodservice has agreed to maintain in effect in accordance with their terms all

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rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Rykoff-Sexton and its subsidiaries (and any of their respective predecessors, including, without limitation, US Foodservice) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Rykoff-Sexton or in Section
7.13 of the merger agreement governing the US Foodservice Acquisition. Rykoff-Sexton's Certificate of Incorporation provides for indemnification by Rykoff-Sexton, to the fullest extent permitted by the DGCL, of its officers, directors, employees and agents. Rykoff-Sexton also has entered into separate indemnification agreements with each of its executive officers and each of its directors (other than the Merrill Lynch designees) pursuant to which Rykoff-Sexton has agreed to indemnify such individuals to the fullest extent permitted by law. In addition, the Merger Agreement provides that, from and after the Effective Time, directors and officers of Rykoff-Sexton who become directors or officers of JP Foodservice will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of JP Foodservice. The JP Foodservice By-Laws provide for indemnification by JP Foodservice, to the fullest extent permitted by the DGCL, of its officers, directors, employees and agents.


Certain Federal Income Tax Consequences

     The following is a summary of the material federal income tax consequences of the Merger, without regard to the particular facts and circumstances of each stockholder of Rykoff-Sexton, and assumes that the Merger is completed as contemplated herein. The summary assumes that the Rykoff-Sexton Common Shares converted in the Merger are held as capital assets. It does not discuss all of the consequences that may be relevant to stockholders of Rykoff-Sexton subject to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, exempt organizations or foreign persons) or to stockholders of Rykoff-Sexton who acquired their Rykoff-Sexton Common Shares pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or of the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

     JP Foodservice and Rykoff-Sexton expect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by stockholders of Rykoff-Sexton upon the receipt of JP Foodservice Common Shares in exchange for Rykoff-Sexton Common Shares pursuant to the Merger (except with respect to the receipt of cash by a holder of Rykoff-Sexton Common Shares in lieu of a fractional share interest in JP Foodservice Common Shares). The Internal Revenue Service (the "Service") has not been and will not be asked to rule on the tax consequences of the Merger. Instead, JP Foodservice will rely on the opinion of Wachtell, Lipton, Rosen & Katz, counsel to JP Foodservice, and Rykoff-Sexton will rely on the opinion of Jones, Day, Reavis & Pogue, counsel to Rykoff-Sexton, as to certain federal income tax consequences of the Merger. Such opinions will be based upon facts and assumptions described therein and certain representations that are expected to be made as of the Closing Date by JP Foodservice and Rykoff-Sexton and certain stockholders of Rykoff-Sexton. Such customary representations include representations relating to the absence of plans to engage in certain transactions with respect to Merger Sub and the assets of Rykoff-Sexton, the continued operation of Rykoff-Sexton's historic business after the Merger, payment of Merger expenses, limitation on cash paid for fractional shares in connection with the Merger, and the nature of compensation paid to employee-stockholders of Rykoff-Sexton after the Merger. The opinions of Wachtell, Lipton, Rosen & Katz and Jones, Day, Reavis & Pogue will be dated as of the Closing Date and will be based on current laws and interpretations thereof, including the Code, the regulations promulgated thereunder, administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected in such opinions or that such opinions will be upheld by the courts if challenged by the Service. Each holder of Rykoff-Sexton Common Shares is urged to consult such stockholder's own tax and financial advisors as to the federal income tax consequences of the Merger under such stockholder's own particular facts and circumstances and also as to any state, local, foreign or other tax consequences arising out of the Merger.

     The obligation of each of JP Foodservice and Rykoff-Sexton to consummate the Merger is conditioned on, among the other material conditions described in "The Merger Agreement--Conditions; Waivers," the receipt (or waiver thereof) by JP Foodservice of the opinion of Wachtell, Lipton, Rosen & Katz described above and the receipt (or waiver thereof) by Rykoff-Sexton of the opinion of Jones, Day, Reavis & Pogue described above substantially to the following effect:

          (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

          (b) JP Foodservice and Rykoff-Sexton will each be party to such reorganization within the meaning of Section 368(b) of the Code;

          (c) no gain or loss will be recognized by JP Foodservice or Rykoff-Sexton as a result of the Merger;


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

          (d) no gain or loss will be recognized by the stockholders of Rykoff-Sexton upon the exchange of their Rykoff-Sexton Common Shares solely for JP Foodservice Common Shares pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional JP Foodservice Common Shares;

          (e) the aggregate tax basis of the JP Foodservice Common Shares received by Rykoff-Sexton stockholders solely in exchange for Rykoff-Sexton Common Shares pursuant to the Merger (including fractional JP Foodservice Common Shares for which cash is received) will be the same as the aggregate tax basis of the Rykoff-Sexton Common Shares surrendered in exchange therefor; and

          (f) the holding period for JP Foodservice Common Shares received in exchange for Rykoff-Sexton Common Shares pursuant to the Merger will include the holding period of the Rykoff-Sexton Common Shares exchanged therefor, provided such Rykoff-Sexton Common Shares were held as capital assets by the stockholder at the Effective Time.

     The receipt by a holder of Rykoff-Sexton Common Shares of cash in lieu of a fractional share interest in JP Foodservice Common Shares will be treated as though the fractional share interest in JP Foodservice Common Shares was received as a part of the reorganization exchange and then redeemed by JP Foodservice, and, assuming that the redemption of the fractional share interest in JP Foodservice Common Shares is characterized as a sale or exchange of such stock and not as a dividend, a Rykoff-Sexton stockholder will recognize gain or loss at the Effective Time in an amount equal to the difference between the amount of cash received and the basis of the fractional share interest in JP Foodservice Common Shares deemed to be surrendered (determined as described in (e) above), which gain or loss will be capital gain or loss if the JP Foodservice Common Shares constituted a capital asset in the hands of the Rykoff-Sexton stockholder at the Effective Time. Any such capital gain or loss will be long-term capital gain or loss if such stockholder's holding period for the fractional share interest in JP Foodservice Common Shares (determined as described in (f) above) is more than one year.

     JP Foodservice has received from Wachtell, Lipton, Rosen & Katz, and Rykoff-Sexton has received from Jones, Day, Reavis & Pogue, such firm's opinion, dated the date of this Joint Proxy Statement/Prospectus, that, based upon and subject to certain facts, representations and assumptions set forth therein, the foregoing discussion, except as otherwise indicated, represents such firm's opinion as to the material federal income tax consequences of the Merger under applicable law in effect as of such date.

Restrictions on Resale of JP Foodservice Common Shares by Affiliates

     The issuance of JP Foodservice Common Shares to Rykoff-Sexton stockholders in connection with the Merger has been registered under the Securities Act. Such shares may be traded freely and without restriction by those Rykoff-Sexton stockholders who are not deemed to be "affiliates" of Rykoff-Sexton within the meaning of the Securities Act. An affiliate of Rykoff-Sexton, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Rykoff-Sexton. Any subsequent transfer of JP Foodservice Common Shares issued in the Merger by any person who is an affiliate of Rykoff-Section at the time adoption of the Merger Agreement is submitted for stockholder approval at the Rykoff-Sexton Special Meeting will, under existing law, require either (i) the registration of such transfer under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act (which permits limited sales under certain circumstances) or (iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to, among other persons, directors and executive officers of Rykoff-Sexton and the holders of 10% or more of the Rykoff-Sexton Common Shares converted in the Merger, including the ML Investors.

     SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a business combination during the period beginning 30 days before the consummation of the business combination and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of JP Foodservice and Rykoff-Sexton has agreed in the Merger Agreement to use its best efforts to cause each person who is an affiliate of such party (for purposes of qualifying the Merger for pooling of interests accounting treatment and, in the case of Rykoff-Sexton, for purposes of Rule 145) to deliver to the other party prior to the Effective Time a written agreement intended to preserve the ability to treat the Merger as a pooling of interests and to ensure compliance with the Securities Act.

     JP Foodservice has agreed in the Merger Agreement to use its best efforts to publish, not later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the SEC Accounting Series Release No. 135.

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

     From and after the Effective Time, the ML Investors will have the right under the Registration Rights Agreement to require JP Foodservice, for a specified period and subject to certain limitations and qualifications, to register under the Securities Act the transfer of all or a portion of the JP Foodservice Common Shares acquired by them in the Merger in exchange for Registrable Securities, thus permitting the sale of such Rykoff-Sexton Common Shares to the general public in the circumstances and subject to the conditions and restrictions set forth therein. The ML Investors and other parties to the Registration Rights Agreement will also have "piggyback" registration rights with respect to JP Foodservice Common Shares issued to them in the Merger in exchange for Registrable Securities. See "Risk Factors--Shares Eligible for Future Sale" and "Other Agreements--Registration Rights Agreement."


Amendments to Rights Plans

     JP Foodservice Rights Plan. JP Foodservice has amended the terms of the JP Foodservice Rights Agreement (as defined under "Description of JP Foodservice Capital Stock--Common Shares, Rights and Series A Preferred Stock") to provide that the execution, delivery and performance of the Merger Agreement, the Stock Option Agreements and the Support Agreement will not (i) cause any "Rights" (as defined in the JP Foodservice Rights Agreement) to become exercisable or (ii) cause Rykoff-Sexton or the ML Investors or any of its or their affiliates or associates to become an "Acquiring Person" (as defined in the JP Foodservice Rights Agreement). For a more complete description of the JP Foodservice Rights Agreement, see "Description of JP Foodservice Capital Stock--Common Shares, Rights and Series A Preferred Stock."

     Rykoff-Sexton Rights Plan. Rykoff-Sexton has amended the terms of the Rykoff-Sexton Rights Agreement (as defined under "Description of Rykoff-Sexton Capital Stock--Common Shares, Rights and Series A Preferred Stock") to provide that the execution, delivery and performance of the Merger Agreement, the Stock Option Agreements and the Support Agreement will not (i) cause any "Rights" (as defined in the Rykoff-Sexton Rights Agreement) to become exercisable, (ii) cause JP Foodservice or any of its affiliates or associates to become an "Acquiring Person" (as defined in the Rykoff-Sexton Rights Agreement) or (iii) give rise to a "Distribution Date" or "Triggering Event" (as each such term is defined in the Rykoff-Sexton Rights Agreement). For a more complete description of the Rykoff-Sexton Rights Agreement, see "Description of Rykoff-Sexton Capital Stock--Common Shares, Rights and Series A Preferred Stock."


Clearance Under Federal Antitrust Laws

     The Merger is subject to the requirements of the HSR Act, which provides that certain acquisition transactions (including the Merger) may not be

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



consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. JP Foodservice and Rykoff-Sexton filed the required information and material with respect to the Merger with the Antitrust Division and the FTC on July 3, 1997. The required waiting period under the HSR Act with respect to such filings expired on August 2, 1997. Merrill Lynch & Co., Inc., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P. and Merrill Lynch Capital Appreciation Partnership No. XIII, L.P. and JP Foodservice filed the required information with the Antitrust Division and the FTC on September 8, 1997. The required waiting period under the HSR Act with respect to such filing will expire on October 8, 1997, unless extended by a request for additional information or documentary material or unless early termination of the waiting period is granted. ML Offshore LBO Partnership No. B-XVIII filed the required information with the Antitrust Division and the FTC on September 10, 1997. The required waiting period under the HSR Act with respect to such filing will expire on October 10, 1997, unless extended or terminated early. Satisfaction or termination of the waiting period requirement with respect to any such filing does not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge will not be made or, if made, would not succeed.


Accounting Treatment

     It is intended that the Merger will be accounted for by JP Foodservice as a pooling of interests in accordance with generally accepted accounting principles. It is a condition to the consummation of the Merger that (i) Rykoff-Sexton and JP Foodservice receive a letter, dated as of the Closing Date, from Rykoff-Sexton's independent accountants stating that Rykoff-Sexton will meet the criteria for pooling of interests accounting under APB Opinion No. 16 and applicable SEC rules and regulations and (ii) JP Foodservice and Rykoff-Sexton receive a letter, dated as of the Closing Date, from JP Foodservice's independent accountants stating that the Merger will qualify for accounting as a pooling of interests under APB Opinion No. 16 and applicable SEC rules and regulations. See "The Merger Agreement--Conditions; Waivers-- Conditions to Each Party's Obligations to Effect the Merger."


Listing of JP Foodservice Common Shares on the NYSE

     It is a condition to each party's obligation to consummate the Merger that the JP Foodservice Common Shares to be issued pursuant to the Merger (including shares issuable upon exercise of the Assumed Options and Assumed Warrants) be approved for listing on the NYSE, subject only to official notice of issuance. JP Foodservice has agreed to use its best efforts to cause such shares to be so approved for listing, subject only to official notice of issuance, prior to the Effective Time.

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

Absence of Dissenters' Rights

     Both JP Foodservice and Rykoff-Sexton are incorporated under the laws of the State of Delaware, and, accordingly, are governed by the provisions of the DGCL. Pursuant to Section 262(b)(1) of the DGCL, the stockholders of Rykoff-Sexton are not entitled to appraisal rights in connection with the Merger because Rykoff-Sexton Common Shares are listed on the NYSE and such stockholders will receive as consideration in the Merger only shares of JP Foodservice Common Shares, which shares will be listed on the NYSE upon the closing of the Merger, and cash in lieu of fractional shares. In addition, JP Foodservice stockholders are not entitled to appraisal rights under Section 262 of the DGCL because, even though approval of such stockholders is required for the issuance of JP Foodservice Common Shares in the Merger pursuant to the requirements of the NYSE, JP Foodservice is not a constituent corporation in the Merger.


Exchange of Certificates

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal and instructions to each holder of record (other than JP Foodservice, Merger Sub or any other subsidiary of JP Foodservice) of certificates that immediately prior to the Effective Time represented outstanding Rykoff-Sexton Common Shares (the "Certificates"). Such letter of transmittal and instructions are to be used in forwarding the Certificates for surrender and exchange for the Merger Consideration. After the Effective Time there will be no further registrations of transfers on the stock transfer books of the Surviving Corporation of the Rykoff-Sexton Common Shares which were outstanding immediately prior to the Effective Time. RYKOFF-SEXTON STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. At and after the Effective Time and until surrendered as provided above, Certificates will represent solely the right to receive the Merger Consideration and the holders of Certificates will not be entitled to receive dividends or any other distributions from JP Foodservice after the Effective Time in respect of such JP Foodservice Common Shares until such Certificates are so surrendered. Upon surrender of a Certificate, there will be paid to the person in whose name such JP Foodservice Common Shares are issued any dividends or other distributions with a record date after the Effective Time and which became payable prior to such surrender with respect to such JP Foodservice Common Shares. After such surrender, there will be paid to the person in whose name the JP Foodservice Common Shares are issued any dividends or other distributions on such shares that have a record date after the Effective Time and a payment date after such surrender, and such payment will be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Upon consummation of the Merger, the Rykoff-Sexton Common Shares will cease to be traded on the NYSE, and there will be no further market for Rykoff-Sexton Common Shares.

                              THE MERGER AGREEMENT

     This section of the Joint Proxy Statement/Prospectus describes all material terms of the Merger Agreement. The following description, however, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and is incorporated herein by reference. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Merger Agreement.


General

     Subject to the terms and conditions of the Merger Agreement, Rykoff-Sexton will be merged with and into Merger Sub at the Effective Time. The separate corporate existence of Rykoff-Sexton will then cease, and Merger Sub will be the Surviving Corporation and will continue to be governed by the laws of the State of Delaware.

     Certificate of Incorporation and By-laws of Surviving Corporation. The Merger Agreement provides that the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation, except that Article First of such certificate of incorporation will be amended to change the name of Merger Sub to "Rykoff-Sexton, Inc." The by-laws of Merger Sub in effect at the Effective Time will become the by-laws of the Surviving Corporation.

     Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Directors and Executive Officers of JP Foodservice. See "Management of JP Foodservice After the Merger" for a description of terms of the Merger Agreement providing for (i) the JP Foodservice Board of Directors after the Effective Time to consist of nine directors of JP Foodservice, five persons who are currently directors of Rykoff-Sexton, two persons to be designated by MLCP, and one additional person to be selected by the Chief Executive Officer of JP Foodservice, and (ii) the division of senior management positions of JP Foodservice after the Effective Time among the existing senior management of JP Foodservice and Rykoff-Sexton.

     Conversion of Rykoff-Sexton Common Shares. At the Effective Time, each issued and outstanding Rykoff-Sexton Common Share (other than such shares, if any, owned by JP Foodservice, Merger Sub or Rykoff-Sexton, which will be canceled) will be converted into the right to receive 0.84 of a JP Foodservice Common Share. If, prior to the Effective Time, the outstanding Rykoff-Sexton

Common Shares or JP Foodservice Common Shares are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, the Exchange Ratio will be adjusted accordingly to provide the holders of Rykoff-Sexton Common Shares with the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     Fractional Shares. No fractional JP Foodservice Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of Rykoff-Sexton Common Shares pursuant to the Merger will be paid an amount in cash (without interest) determined by multiplying (a) the fractional interest to which such holder otherwise would be entitled by (b) the average of the closing prices of JP Foodservice Common Shares as reported on the NYSE Composite Reporting Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to former stockholders of Rykoff-Sexton in lieu of any fractional interests, JP Foodservice will deposit with the Exchange Agent the cash necessary for such purpose.

     Assumption of Options and Warrants. At the Effective Time (i) each Option will be converted into an option (an "Assumed Option") to acquire, on the same terms and conditions that were applicable under such Option, a number of JP Foodservice Common Shares equal to the product, rounded to the nearest whole share, of the number of Rykoff-Sexton Common Shares subject to such Option immediately prior to the Effective Time and the Exchange Ratio, at a price per share equal to the aggregate exercise price per Rykoff-Sexton Common Share subject to such Option divided by the Exchange Ratio and rounded to the nearest whole cent; and (ii) each Warrant will be assumed by JP Foodservice and will constitute a warrant (an "Assumed Warrant") to acquire, on the same terms and conditions that were applicable under such Warrant, a number of JP Foodservice Common Shares equal to the number of JP Foodservice Common Shares that a holder of such Warrant would have received in the Merger if such holder had exercised such Warrant for Rykoff-Sexton Common Shares immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Rykoff-Sexton Common Shares subject to such Warrant divided by the number of JP Foodservice Common Shares that a holder of such Assumed Warrant would have received in the Merger if such holder had exercised such Warrant for Rykoff-Sexton Common Shares immediately prior to the Effective Time. As soon as practicable following the Effective Time, and upon surrender of the outstanding Options and Warrants, JP Foodservice will deliver to holders of Assumed Options and Assumed Warrants appropriate option and warrant agreements representing the right to acquire JP Foodservice Common Shares on the same terms and conditions as contained in the Assumed Options and Assumed Warrants (subject to any adjustments required by the preceding sentence). JP Foodservice will take all corporate action necessary to reserve for issuance a sufficient number of JP Foodservice Common Shares for delivery upon exercise of the Assumed Options and Assumed Warrants.

     JP Foodservice will file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, effective as of, or reasonably promptly following, the Effective Time, with respect to JP Foodservice Common Shares subject to Assumed Options and will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding.


Effective Time

     The Merger will be consummated and become effective at the time of the filing of a certificate of merger pursuant to the DGCL with the Secretary of State of the State of Delaware (or at such later date and time as JP Foodservice and Rykoff-Sexton shall agree and specify in such certificate), which will be as soon as practicable on the Closing Date.


Representations and Warranties

     The Merger Agreement contains various representations and warranties of the parties thereto. The following summary lists all material representations and warranties contained in the Merger Agreement.

     The Merger Agreement includes representations and warranties by Rykoff-Sexton as to, among other things, the following: (a) the corporate organization, standing and power of Rykoff-Sexton and its subsidiaries and the nature of Rykoff-Sexton's investments in its significant subsidiaries, (b) Rykoff-Sexton's capitalization, (c) the authorization of the Merger Agreement and the Option Agreements, (d) the noncontravention by the Merger Agreement or the Option Agreements of any agreement, law, order or charter or by-law provision, the absence of the need (except as specified) for governmental or third-party consents to the Merger, (e) the accuracy of Rykoff-Sexton's documents required to be filed with the SEC, (f) the absence of any undisclosed liabilities, (g) the accuracy of information to be supplied by Rykoff-Sexton for inclusion in this Joint Proxy Statement/Prospectus and in the Registration Statement, (h) the conduct of Rykoff-Sexton's business in the ordinary course, and the absence of any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Rykoff-Sexton and its subsidiaries since April 27, 1996, (i) compliance with applicable laws, (j) pending or threatened litigation, (k) the terms, existence, operations, liabilities and compliance with applicable laws of employee

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

plans of Rykoff-Sexton and its subsidiaries, certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and certain labor matters, (l) payment of taxes and certain other tax matters, (m) the stockholder vote required for the adoption of the Merger Agreement, (n) the inapplicability of state takeover statutes and certain provisions of Rykoff-Sexton's Certificate of Incorporation, (o) the absence of any action by Rykoff-Sexton or its affiliates that would prevent the Merger from being accounted for as a pooling of interests, (p) brokers and finders employed by Rykoff-Sexton,
(q) the fairness opinions received by Rykoff-Sexton, (r) ownership of JP Foodservice Common Shares, (s) ownership of and rights to use certain intellectual property, (t) certain contracts of Rykoff-Sexton, (u) the nonapplicability of the Rykoff-Sexton Rights Agreement and (v) certain environmental matters.

     The Merger Agreement also includes representations and warranties by JP Foodservice and Merger Sub as to, among other things, the following: (a) the corporate organization, standing and power of JP Foodservice and its subsidiaries and the nature of JP Foodservice's investments in its significant subsidiaries, (b) JP Foodservice's capitalization, (c) the authorization of the Merger Agreement, (d) the noncontravention by the Merger Agreement or the Option Agreements of any agreement, law, order or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (e) the accuracy of JP Foodservice's documents required to be filed with the SEC, (f) the absence of any undisclosed liabilities, (g) the accuracy of information to be supplied by JP Foodservice for inclusion in this Joint Proxy Statement/Prospectus and in the Registration Statement, (h) the conduct of JP Foodservice's business in the ordinary course and the absence of any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of JP Foodservice and its subsidiaries since June 29, 1996, (i) compliance with applicable laws, (j) pending or threatened litigation, (k) the terms, existence, operations, liabilities and compliance with applicable laws of employee plans of JP Foodservice and its subsidiaries, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and certain labor matters, (l) payment of taxes and certain other tax matters, (m) the stockholder vote required for the adoption of the Merger Agreement and the Merger and the issuance of JP Foodservice Common Shares in connection therewith, (n) the inapplicability of state takeover statutes, (o) the absence of any action by JP Foodservice or its affiliates that would prevent the Merger from being accounted for as a pooling of interests, (p) brokers and finders employed by JP Foodservice, (q) the fairness opinions received by JP Foodservice, (r) ownership of Rykoff-Sexton Common Shares, (s) ownership of and rights to use certain intellectual property, (t) certain contracts of JP Foodservice, (u) the nonapplicability of the JP Foodservice Rights Agreement and (v) certain environmental matters.

     The representations and warranties of each of the parties contain various customary exceptions for materiality, knowledge and previously disclosed

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

information. The representations and warranties of each of the parties are deemed to be conditions to the Merger to the extent provided for in the Merger Agreement, but will not survive the Merger.


Business of Rykoff-Sexton Pending the Merger

     Rykoff-Sexton has agreed that, among other things, prior to the Effective Time, except as contemplated by the Merger Agreement, as set forth in Rykoff-Sexton's Disclosure Statement or as otherwise permitted by the prior written consent of JP Foodservice, Rykoff-Sexton and its subsidiaries will (i) each conduct its business in the ordinary course consistent with past practice and in compliance with all material laws, and (ii) use all reasonable efforts to preserve intact its current business organizations, use reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it so that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Rykoff-Sexton has agreed that, unless JP Foodservice agrees in writing or except as previously disclosed to JP Foodservice or otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time neither Rykoff-Sexton nor any of its subsidiaries will:

     (a) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Rykoff-Sexton to its parent, or by a subsidiary that is partially owned by Rykoff-Sexton or any of its subsidiaries, provided that Rykoff-Sexton or any such subsidiary receives or is to receive its proportionate share thereof, or regular semi-annual dividends not to exceed $.03 per share,
(i) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuance of Rykoff-Sexton Common Shares upon the exercise of Rykoff-Sexton Employee Stock Options or the Assumed Warrants, in each case, outstanding as of the date of the Merger Agreement in accordance with their terms (including cashless exercise) or issued pursuant to paragraph (b) below or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Rykoff-Sexton or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the deemed acceptance of shares upon cashless exercise of Rykoff-Sexton Employee Stock Options outstanding on the date of the Merger Agreement, or in connection with withholding obligations relating thereto);

     (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Rykoff-Sexton Common Shares upon the exercise or conversion of Rykoff-Sexton Employee Stock

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


Options or the Assumed Warrants, in each case, outstanding as of the date of the Merger Agreement in accordance with their terms or the issuance of Rykoff-Sexton Employee Stock Options (and Rykoff-Sexton Common Shares upon the exercise thereof) granted after the date of the Merger Agreement in the ordinary course of business consistent with past practice for employees (so long as such additional amount of Rykoff-Sexton Common Shares subject to Rykoff-Sexton Employee Stock Options issued to such employees does not exceed the lesser of
(i) 400,000 Rykoff-Sexton Common Shares in the aggregate and (ii) the number of Rykoff-Sexton Common Shares subject to Rykoff-Sexton Employee Stock Options issued during Rykoff-Sexton's fiscal year ended June 28, 1997, and so long as no such options will be subject to accelerated vesting in connection with the Merger);

     (c) amend its certificate of incorporation, by-laws or other comparable organizational documents;

     (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of the Merger Agreement or pursuant to Rykoff-Sexton's capital and operating budgets that were current as of the date of the Merger Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of Rykoff-Sexton;

     (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

     (f) take any action that would cause the representations and warranties set forth in the Merger Agreement and qualified as to materiality to be no longer true and correct or, if not so qualified, to be no longer true and correct in all material respects;

     (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility in effect as of the date of the Merger Agreement, in the ordinary course of business consistent with past practice;

     (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

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

     (i) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse change of terms; or

     (j) authorize, or commit or agree to take, any of the foregoing actions.


Business of JP Foodservice Pending the Merger

     JP Foodservice has agreed that, among other things, prior to the Effective Time, except as contemplated by the Merger Agreement, as set forth in the JP Foodservice Disclosure Statement or as otherwise permitted by the prior written consent of Rykoff-Sexton, JP Foodservice and its subsidiaries will (i) each conduct its business in the ordinary course consistent with past practice, and
(ii) use all reasonable efforts to preserve intact its current business organizations, use reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it so that its goodwill and ongoing businesses will be unimpaired at the Effective Time. JP Foodservice has agreed that, unless Rykoff-Sexton agrees in writing or except as previously disclosed to Rykoff-Sexton or otherwise permitted by the Merger Agreement, prior to the Effective Time neither JP Foodservice nor any of its subsidiaries will:

     (a) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of JP Foodservice to its parent, or by a subsidiary that is partially owned by JP Foodservice or any of its subsidiaries, provided that JP Foodservice or any such subsidiary receives or is to receive its proportionate share thereof, (i) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of JP Foodservice Common Shares upon the exercise of JP Foodservice Employee Stock Options outstanding as of the date of the Merger Agreement in accordance with their terms (including cashless exercise) or issued pursuant to paragraph (b) below, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of JP Foodservice or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause
(iii), for the deemed acceptance of shares upon cashless exercise of JP Foodservice Employee Stock Options, or in connection with withholding obligations relating thereto);

     (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of JP Foodservice

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

Common Shares upon the exercise of JP Foodservice Employee Stock Options outstanding as of the date of the Merger Agreement in accordance with their terms or the issuance of JP Foodservice Employee Stock Options (and JP Foodservice Common Shares upon the exercise thereof) granted after the date of the Merger Agreement in the ordinary course of business consistent with past practice for employees (so long as such additional amount of JP Foodservice Common Shares subject to JP Foodservice Employee Stock Options issued to such employees does not exceed 300,000 JP Foodservice Common Shares in the aggregate);

     (c) except as contemplated by the Merger Agreement, amend its certificate of incorporation, by-laws or other comparable organizational documents;

     (d) acquire or agree to acquire by merger or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of the Merger Agreement or pursuant to JP Foodservice's capital and operating budgets that were current as of the date of the Merger, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of JP Foodservice;

     (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

     (f) take any action that would cause the representations and warranties set forth in the Merger Agreement and qualified as to materiality to be no longer true and correct or, if not so qualified, to be no longer true and correct in all material respects;

     (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility in effect as of the date of the Merger Agreement, in the ordinary course of business consistent with past practice;

     (h) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

     (i) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms; or

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

     (j) authorize, or commit or agree to take, any of the foregoing actions.


No Solicitation

     Under the Merger Agreement, Rykoff-Sexton and JP Foodservice have agreed that, prior to the Effective Time, they will not directly or indirectly solicit or encourage (including by way of furnishing information), or authorize any individual, corporation or other entity to solicit or encourage (including by way of furnishing information), from any third party any inquiries or proposals relating to, or conduct negotiations or discussions with any third party with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any proposal or offer relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its subsidiaries with or into any corporation or other entity other than as provided in the Merger Agreement, the Option Agreements or the Support Agreement (and each party is required to notify promptly the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any such matters).


Certain Other Covenants

     Under the Merger Agreement, both JP Foodservice and Rykoff-Sexton have agreed as follows: (a) to use best efforts to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement; (b) to afford access to officers, employees, counsel, accountants and other authorized representatives of the other party, during the period prior to the Effective Time, to their respective properties, books, contracts, commitments, personnel and records and, during such period, to furnish promptly to such representatives
(i) all information filed by it pursuant to the requirements of federal and state securities laws and (ii) all information concerning their respective businesses, properties and personnel as may reasonably be requested; (c) that Rykoff-Sexton will use best efforts to cause each person deemed to be an affiliate of Rykoff-Sexton to deliver to JP Foodservice not less than 30 days prior to the Effective Time, an affiliate letter with respect to Rule 145 under the Securities Act, in the form attached to the Merger Agreement; (d) that JP Foodservice will use its best efforts to cause the JP Foodservice Common Shares issuable pursuant to the Merger Agreement (including shares issuable upon exercise of the Assumed Options and Assumed Warrants) to be approved for listing on the NYSE, subject only to official notice of issuance prior to the Closing Date; (e) to use their best efforts to cause the Merger to qualify as a reorganization under the provisions of Rule 368 of the Code; (f) to use their best efforts to cause the Merger to be accounted for as a pooling of interests under APB Opinion No. 16 and applicable SEC rules and regulations; (g) to cooperate in the preparation, execution

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

and filing of all returns, questionnaires, applications or other documents regarding certain transfer, recording, registration and similar taxes and fees payable in connection with the transactions contemplated by the Merger Agreement; and (h) not to treat the Merger as a change in the ownership or effective control of Rykoff-Sexton or a change in the ownership of a substantial portion of the assets of Rykoff-Sexton, each within the meaning of Section 280G of the Code. Under the Merger Agreement, Rykoff-Sexton and JP Foodservice have agreed to take all action necessary in accordance with applicable law to convene the Rykoff-Sexton Special Meeting and the JP Foodservice Special Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. In addition, the Merger Agreement provides that the Boards of Directors of both JP Foodservice and Rykoff-Sexton will recommend and declare advisable such approval. Under the Merger Agreement, Rykoff-Sexton and JP Foodservice have also agreed to cooperate and prepare the Registration Statement which JP Foodservice has agreed to file with the SEC as soon as practicable after the date of the Merger Agreement.

     Under the Merger Agreement, (a) JP Foodservice has agreed that (i) it will, and will cause Merger Sub to, honor in accordance with their respective terms, and assume and agree to perform, in the same manner and to the same extent that Rykoff-Sexton would be required to do if the Merger had not taken place, the Rykoff-Sexton Benefit Plans, the Rykoff-Sexton Stock Plans (subject to the provisions of the Merger Agreement relating to the Assumed Options and the Assumed Warrants) and all employment, severance and change in control agreements in effect as of the date of the Merger Agreement and (ii) the consummation of the Merger constitutes a change of control for the purpose of any such Plan or agreement that contains a provision relating to a change in control of Rykoff-Sexton that is disclosed in the Rykoff-Sexton Disclosure Schedule and (b)
JP Foodservice and Rykoff-Sexton have agreed to cooperate on and after the date of the Merger Agreement to develop appropriate employee benefit plans, programs and arrangements, including, but not limited to, executive and incentive compensation, stock option, and supplemental executive retirement plans, for employees and directors of the Surviving Corporation, provided that nothing in the foregoing will prevent the Surviving Corporation from amending, modifying or terminating any Rykoff-Sexton Stock Plans or Rykoff-Sexton Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, or be deemed to constitute an employment contract between JP Foodservice or the Surviving Corporation and any individual, or a waiver of JP Foodservice's or the Surviving Corporation's right to discharge any employee at any time without cause.

     At or prior to the Effective Time, JP Foodservice and Rykoff-Sexton will terminate Mark Van Stekelenburg's employment with Rykoff-Sexton (which

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


termination will be deemed to be involuntary and without "cause") and pay Mark Van Stekelenburg all amounts owing under his existing employment and change in control agreements, and other plans and agreements to which he is a party, subject to the provisions of the JP/Van Stekelenburg Employment Agreement, and JP Foodservice will execute and deliver the JP/Van Stekelenburg Employment Agreement. At the Effective Time, Rykoff-Sexton may pay the amounts due under the change in control agreement of any executive that terminates his employment for good reason based upon the management and other changes occurring on the Effective Date. Mr. Van Stekelenburg is the only officer of Rykoff-Sexton who is a party to an employment or change in control agreement entitling him to terminate his employment following a change in control at his sole discretion, for any reason whatsoever, with rights to severance compensation. See "-Interest of Certain Persons in the Merger" and "Management of JP Foodservice After the Merger--Executive Compensation."

     Under the Merger Agreement, JP Foodservice has agreed to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Rykoff-Sexton and its subsidiaries (and any of their respective predecessors, including, without limitation, US Foodservice, that was merged within and into USF Acquisition Corporation on May 17, 1996) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Rykoff-Sexton or in the Agreement and Plan of Merger dated February 2, 1996 among Rykoff-Sexton, USF Acquisition Corporation and US Foodservice. In addition, JP Foodservice has agreed to cause the directors and officers of Rykoff-Sexton who become directors or officers of JP Foodservice to be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of JP Foodservice from and after the Effective Time. JP Foodservice has agreed to use its best efforts to provide to Rykoff-Sexton's current directors and officers, for six years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rykoff-Sexton's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that in no event will JP Foodservice be required to expend more than 200% of the current amount expended by Rykoff-Sexton to maintain such coverage.

     Under the Merger Agreement, JP Foodservice and Rykoff-Sexton have agreed that from the date of the Merger Agreement through the Effective Time, except as they may subsequently agree in writing, neither will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or its subsidiaries is a party and each will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

     Under the terms of the Merger Agreement, following the Effective Time, JP Foodservice will maintain its headquarters and principal corporate offices in Columbia, Maryland.


Conditions; Waivers

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of JP Foodservice, Rykoff-Sexton and Merger Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any of which may be waived in whole or in part under the Merger Agreement by the party benefiting thereby, to the extent permitted by applicable law): (a) the Rykoff-Sexton stockholders shall have approved the Rykoff-Sexton Proposal and the JP Foodservice stockholders shall have approved the JP Foodservice Proposal; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (c) all consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other transactions contemplated by the Merger Agreement other than the filing of a certificate of merger in accordance with the DGCL, shall have been obtained except as would not have a material adverse effect on any of Rykoff-Sexton, JP Foodservice or the Surviving Corporation; (d) there shall not be any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition in effect (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a material adverse effect on Rykoff-Sexton or JP Foodservice; (e) the Registration Statement shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC; (f) the JP Foodservice Common Shares issuable to Rykoff-Sexton's stockholders shall have been approved for listing on the NYSE subject to official notice of issuance; (g) JP Foodservice shall have received from Wachtell, Lipton, Rosen & Katz, counsel to JP Foodservice, and Rykoff-Sexton shall have received from Jones, Day, Reavis & Pogue, counsel to Rykoff-Sexton, an opinion, dated the Closing Date, substantially to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and JP Foodservice and Rykoff-Sexton will each be a party to such reorganization within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by JP Foodservice or Rykoff-Sexton as a result of the Merger, (iii) no gain or loss will be recognized by the stockholders of Rykoff-Sexton upon the exchange of their Rykoff-Sexton Common Shares solely for JP Foodservice Common Shares pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional JP Foodservice Common Shares, (iv) the aggregate tax basis of the JP Foodservice Common Shares received solely in exchange for Rykoff-Sexton Common Shares pursuant to the Merger (including fractional JP Foodservice Common Shares for which cash is received) will be the same as the aggregate tax basis of the Rykoff-Sexton Common Shares exchanged therefor and (v) the holding period for JP Foodservice Common Shares received in exchange for Rykoff-Sexton Common Shares pursuant to the Merger will include the holding period of the Rykoff-Sexton Common Shares exchanged therefor, provided such Rykoff-Sexton Common Shares were held as capital assets by the stockholder at the Effective Time; and (h) Rykoff-Sexton and JP Foodservice shall have received a letter, dated as of the Closing Date, from Rykoff-Sexton's independent accountants stating that Rykoff-Sexton will meet the criteria for pooling of interests accounting under APB Opinion No. 16 and applicable SEC rules and regulations and JP Foodservice and Rykoff-Sexton shall have received a letter, dated as of the Closing Date, from JP Foodservice's independent accountants stating that the Merger will qualify for accounting as a pooling of interests under APB Opinion No. 16 and applicable SEC rules and regulations.

     Conditions to the Obligations of JP Foodservice. The obligation of JP Foodservice to effect the Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any and all of which may be waived in whole or in part under the Merger Agreement by JP Foodservice to the extent permitted by applicable law): (a) each of the representations and warranties of Rykoff-Sexton in the Merger Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Rykoff-Sexton; (b) Rykoff-Sexton shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) there shall not have occurred any material adverse change relating to Rykoff-Sexton; and (d) the Rykoff-Sexton Rights issued pursuant to the Rykoff-Sexton Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

     Conditions to the Obligations of Rykoff-Sexton. The obligation of Rykoff-Sexton to effect the Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any and all of which may be waived in whole or in part under the Merger Agreement by Rykoff-Sexton to the extent permitted by applicable law): (a) each of the representations and warranties of JP Foodservice shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on JP Foodservice; (b) JP Foodservice shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) there shall not have occurred any material adverse change relating to JP Foodservice; and (d) the JP Foodservice Rights issued pursuant to the JP Foodservice Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.


Amendment; Termination

     Amendment. The parties to the Merger Agreement may not amend the Merger Agreement except by an instrument in writing signed on behalf of all the parties to the Merger Agreement and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof. The Merger Agreement may be amended by the parties thereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of JP Foodservice, Rykoff-Sexton and Merger Sub, but after any such stockholder approval, no amendment may be made that changes the amount or form of the consideration to be delivered to holders of Rykoff-Sexton Common Shares or which by law otherwise requires the further approval of stockholders without obtaining such approval. The Merger Agreement was amended as of September 3, 1997 to provide for certain matters relating to the Assumed Options and the business of Rykoff-Sexton pending the Merger. The description of the Merger Agreement set forth herein describes the Merger Agreement as amended.

     Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of matters presented in connection with the Merger by stockholders of Rykoff-Sexton or stockholders of JP Foodservice, by the mutual written consent of Rykoff-Sexton and JP Foodservice, if the Board of Directors of each so determines by a vote of a majority of its entire Board of Directors.

     Termination by Either Rykoff-Sexton or JP Foodservice. The Merger Agreement may also be terminated and the Merger may be abandoned by action of the Board of Directors of either Rykoff-Sexton or JP Foodservice at any time prior to the Effective Time, before or after approval of matters presented in connection with the Merger by stockholders of Rykoff-Sexton or stockholders of JP Foodservice, if (a) the Merger is not consummated by April 1, 1998 (provided that the right to terminate the Merger Agreement under such provision will not be available to any party whose failure to perform any of its obligations under the Merger Agreement resulted in the failure of the Merger to occur on or before such date), (b) the approval of Rykoff-Sexton's stockholders required under the Merger Agreement shall not have been obtained at the Rykoff-Sexton Special Meeting, (c) the approval of JP Foodservice's stockholders required under the Merger Agreement shall not have been obtained at the JP Foodservice Special Meeting or (d) any court of competent jurisdiction in the United States or governmental body in the United States shall have issued a judgment, order, decree, statute, law, ordinance, rule or regulation or taken any other action preventing the consummation of the Merger or which otherwise is reasonably likely to have a material adverse affect (as defined) on Rykoff-Sexton or JP Foodservice and such order, decree, statute, law, ordinance, rule, regulation or other action shall have become final and nonappealable (provided that the party seeking to terminate the Merger Agreement pursuant to such provision shall have used all reasonable efforts to remove such order, decree, ruling or other action).

     Termination by JP Foodservice. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of matters presented in connection with the Merger by holders of JP Foodservice Common Shares or Rykoff-Sexton Common Shares, by action of the JP Foodservice Board of Directors, if (a) Rykoff-Sexton shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure (x) has, or is likely to have, individually or in the aggregate, a material adverse effect on Rykoff-Sexton or (y) is incapable of being cured or is not cured within 45 days of written notice thereof, and JP Foodservice is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement or (b) at any time prior to the Rykoff-Sexton Special Meeting, if the Rykoff-Sexton Board of Directors fails to make its recommendation in favor of approval of the Merger Agreement and the Merger to the Rykoff-Sexton stockholders prior to the date of the first mailing of this Joint Proxy Statement/Prospectus to such stockholders, or, once made, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of JP Foodservice.

     Termination by Rykoff-Sexton. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of matters presented in connection with the Merger by holders of JP Foodservice Common Shares and Rykoff-Sexton Common Shares, by action of the Rykoff-Sexton Board of Directors, if (a) JP Foodservice shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure (x) has, or is likely to have, individually or in the aggregate, a material adverse effect on JP Foodservice or (y) is incapable of being cured or is not cured within 45 days of written notice thereof, and Rykoff-Sexton is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement or (b) at any time prior to the JP Foodservice Special Meeting, if the JP Foodservice Board of Directors fails to make its recommendation in favor of approval of issuance of JP Foodservice Common Shares in connection with the Merger to the JP Foodservice stockholders prior to the date of the first mailing of this Joint Proxy Statement/Prospectus to such stockholders or, once made, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Rykoff-Sexton.

     Certain Consequences of Termination. In the event of termination of the Merger Agreement as provided above, no party to the Merger Agreement will have any liability or further obligation under the Merger Agreement, other than with respect to the obligations of the parties pursuant to the Termination Fee provisions and the provisions of the Merger Agreement dealing with confidentiality, expenses and certain miscellaneous matters, except that nothing in the Merger Agreement will relieve any party from liability for any willful breach of any provision of the Merger Agreement.


Termination Fees

     JP Foodservice and Rykoff-Sexton each have agreed to pay the other a Termination Fee of $30 million in substantially identical circumstances that result in the termination of the Merger Agreement and abandonment of the Merger. Payment of the Termination Fee by either company will not be subject to approval by stockholders.

     Rykoff-Sexton has agreed to pay JP Foodservice a Termination Fee in the event that: (i) JP Foodservice terminates the Merger Agreement and abandons the Merger as a result of a willful breach or failure by Rykoff-Sexton to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure (x) has or is likely to have, individually or in the aggregate, a material adverse effect on Rykoff-Sexton and (y) is incapable of being cured or is not cured within 45 days of written notice; (ii) JP Foodservice terminates the Merger Agreement and abandons the Merger at any time before the Rykoff-Sexton Special Meeting because the Rykoff-Sexton Board of Directors shall have (A) failed to make its recommendation in favor of approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement no later than the date of the first mailing of this Joint Proxy Statement/Prospectus to the Rykoff-Sexton stockholders, (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of JP Foodservice; or (iii) JP Foodservice or Rykoff-Sexton terminates the Merger Agreement and abandons the Merger as a result of the failure of the Rykoff-Sexton stockholders to approve the Merger Agreement and the Merger if at the time of such failure any event has occurred that would give JP Foodservice the right to exercise the Rykoff-Sexton Option, including an acquisition or proposed acquisition by a third party of 20% or more of the outstanding Rykoff-Sexton Common Shares or a material portion of the assets of Rykoff-Sexton.

     JP Foodservice has agreed to pay Rykoff-Sexton a Termination Fee in the event that: (i) Rykoff-Sexton terminates the Merger Agreement and abandons the Merger as a result of a willful breach or failure by JP Foodservice to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure (x) has or is likely to have, individually or in the aggregate, a material adverse effect on JP Foodservice and (y) is incapable of being cured or is not cured within 45 days of written notice; (ii) Rykoff-Sexton terminates the Merger Agreement and abandons the Merger at any time before the JP Foodservice Special Meeting because the JP Foodservice Board of Directors shall have (A) failed to make its recommendation in favor of approval of the JP Foodservice Proposal no later than the date of the first mailing of this Joint Proxy Statement/Prospectus to the JP Foodservice stockholders, (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of Rykoff-Sexton; or (iii) Rykoff-Sexton or JP Foodservice terminates the Merger Agreement and abandons the Merger as a result of the failure of the JP Foodservice stockholders to approve the JP Foodservice Proposal if at the time of such failure any event has occurred that would give Rykoff-Sexton the right to exercise the JP Foodservice Option, including an acquisition or proposed acquisition by a third party of 20% or more of the outstanding JP Foodservice Common Shares or a material portion of the assets of JP Foodservice.

     If JP Foodservice exercises the Rykoff-Sexton Option or Rykoff-Sexton exercises the JP Foodservice Option, any Termination Fee payable by JP Foodservice or Rykoff-Sexton, as applicable, pursuant to the Merger Agreement will be reduced by the amount of any profit realized by JP Foodservice or Rykoff-Sexton, as the case may be, upon the sale or other disposition by such company of any shares acquired by it pursuant to exercise of the applicable Option. A Termination Fee payment by JP Foodservice or Rykoff-Sexton will reduce the amount of any cash payment required to be made by such company in cancellation of the Option granted by it under the circumstances specified in the applicable Stock Option Agreement. See "Other Agreements--Stock Option Agreements."


Expenses

     Except as provided under "--Termination Fees," each party to the Merger Agreement will bear its own expenses, except that each of JP Foodservice and Rykoff-Sexton shall bear and pay one-half of the costs and expenses incurred in connection with (a) the filing, printing and mailing of the Form S-4 Registration Statement and this Joint Proxy Statement/Prospectus (including SEC filing fees) and (b) the filing of the pre-merger notification and report forms under the HSR Act (including filing fees).

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

                                OTHER AGREEMENTS

Support Agreement

     JP Foodservice and the ML Investors entered into the Support Agreement concurrently with the execution of the Merger Agreement on June 30 1997. The Support Agreement, which was acknowledged by Rykoff-Sexton, will automatically terminate if the Merger Agreement is terminated in accordance with its terms. The Support Agreement was entered into by the ML Investors as an inducement to JP Foodservice to enter into the Merger Agreement.

     Agreement to Vote; No Solicitation. Pursuant to the Support Agreement, each ML Investor has agreed that it will vote or cause to be voted at the Rykoff-Sexton Special Meeting, or any adjournment or postponement thereof, and at any other meeting of Rykoff-Sexton stockholders at which the Merger Agreement and the Merger are submitted for approval, all of the Rykoff-Sexton Common Shares and other voting securities, if any, of Rykoff-Sexton which it owns or has the right to vote, for adoption of the Merger Agreement. Each ML Investor also has agreed that it will not, directly or indirectly, solicit or encourage (including by way of furnishing information), or authorize any individual, corporation or other entity to solicit or encourage (including by way of furnishing information), from any third party any inquiries or proposals relating to, or conduct negotiations or any discussions with any third party with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any proposal or offer relating to the disposition of the business or assets, or the acquisition of the voting securities, of JP Foodservice or Rykoff-Sexton, or the merger or consolidation of JP Foodservice or Rykoff-Sexton or any of their respective subsidiaries with or into any corporation or other entity other than as provided in the Merger Agreement, the Option Agreements or the Support Agreement (and each ML Investor has agreed to notify promptly JP Foodservice of all the relevant details relating to all inquiries and proposals which such ML Investor may receive relating to any such matters).

     Pooling Covenants. To preserve the ability of JP Foodservice to account for the Merger as a pooling of interests for financial reporting purposes, each ML Investor has agreed not to sell, transfer or otherwise dispose of any securities of Rykoff-Sexton or any JP Foodservice Common Shares received by such ML Investor in the Merger or other shares of capital stock of JP Foodservice during the period beginning 30 days prior to the Effective Time and ending at such time as results covering at least 30 days of combined operations of Rykoff-Sexton and JP Foodservice have been published by JP Foodservice in any authorized filing with the SEC or in any public announcement which includes the combined results of operations, except for transfers or other dispositions that, taking into account the actions of other affiliates of Rykoff-Sexton, will not prevent JP Foodservice from accounting for the Merger as a pooling of interests.

     Tax Representations. To provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes, each ML Investor has agreed that, at or prior to the Effective Time, it will represent to Rykoff-Sexton and JP Foodservice or their respective counsel that, as of the Effective Time, (i) it has no plan or intention to sell, exchange or otherwise dispose of, or to enter into an agreement (a "Sales Agreement") to sell, exchange or otherwise dispose of, JP Foodservice Common Shares during the two-year period immediately following the Effective Time and
(ii) it is not subject to or obligated to enter into an agreement to sell, exchange or otherwise dispose of JP Foodservice Common Shares, if any resulting sale, exchange or disposition would (when taken in combination with actions by other ML Investors and assuming all Sales Agreements are consummated) cause the ML Investors in the aggregate to retain ownership for federal income tax purposes of less than the lesser of (i) 25% of the JP Foodservice Common Shares received by the ML Investors in the aggregate in the Merger or (ii) the Shortfall Percent of the JP Foodservice Common Shares issued in the Merger to stockholders of Rykoff-Sexton. For purposes of these representations, the phrase "sell, exchange or otherwise dispose of" includes entry into transactions in which the ML Investor gives up substantially all of the benefits and burdens of ownership of JP Foodservice Common Shares or which otherwise constitute a transfer of ownership of such stock for federal income tax purposes. "Shortfall Percent" means the greater of zero or that percentage which, when added to the following percentage, equals 45%: 100% minus the sum of (i) the percent of JP Foodservice Common Shares issuable in the Merger that are issuable to the ML Investors and (ii) the percent of JP Foodservice Common Shares issuable in the Merger to stockholders of Rykoff-Sexton that are issuable to any other persons that can be identified immediately prior to the Effective Time as holding 5% or more of the total number of Rykoff-Sexton Common Shares outstanding at such time (for which purposes shares held by a family of mutual funds will, to the extent possible, be identified with separate funds within such family and, to the extent so separately identifiable, treated as separate stockholders).

     The foregoing representations will not apply to any transfers of JP Foodservice Common Shares during the two-year period that are incident to an extraordinary business transaction involving JP Foodservice (such as a merger, consolidation, tender or exchange offer, share exchange, restructuring, recapitalization or other similar transaction), so long as any such transaction is not arranged as part of an overall plan to which the transferring ML Investor is a party and pursuant to which the Merger is also being consummated.

     Notwithstanding the foregoing, no ML Investor will be required to provide the representations described herein if, as a result of a change in law (including, without limitation, a change pursuant to Treasury regulations that may be applied, by election or otherwise, to the Merger), the facts intended to be reached by such representation are not a necessary condition for qualification of the Merger under Section 368 of the Code. Wachtell, Lipton, Rosen & Katz, counsel to JP

Foodservice, and Jones, Day, Reavis & Pogue, counsel to Rykoff-Sexton, will each rely on the tax representations to be made pursuant to the Support Agreement in rendering their tax opinions at the closing of the Merger to JP Foodservice and Rykoff-Sexton, respectively, with regard to the treatment of the Merger as a tax-free reorganization for federal income tax purposes. See "The Merger Agreement -Conditions; Waivers."

     Assumption of Registration Rights Agreement. JP Foodservice has agreed, as of the Effective Time, to assume the rights and obligations of Rykoff-Sexton under the Registration Rights Agreement. See "-- Registration Rights Agreement."


Stock Option Agreements

     As an inducement and condition to JP Foodservice's willingness to enter into the Merger Agreement and the JP Foodservice Stock Option Agreement, Rykoff-Sexton entered into the Rykoff-Sexton Stock Option Agreement on June 30, 1997 with JP Foodservice, pursuant to which Rykoff-Sexton granted to JP Foodservice the Rykoff-Sexton Option. As an inducement and condition to Rykoff-Sexton's willingness to enter into the Merger Agreement and the Rykoff-Sexton Stock Option Agreement, JP Foodservice entered into the JP Foodservice Stock Option Agreement on June 30, 1997 with Rykoff-Sexton, pursuant to which JP Foodservice granted to Rykoff-Sexton the JP Foodservice Option.

     Except as otherwise noted below, the terms and conditions of the Rykoff-Sexton Stock Option Agreement and the JP Foodservice Stock Option Agreement are identical in all material respects. For purposes of the following summary, as applicable, (i) "Issuer" refers to Rykoff-Sexton with respect to the Rykoff-Sexton Option and JP Foodservice with respect to the JP Foodservice Option, (ii) "Grantee" refers to JP Foodservice with respect to the Rykoff-Sexton Stock Option Agreement and Rykoff-Sexton with respect to the JP Foodservice Stock Option Agreement, (iii) "Option" refers to the Rykoff-Sexton Option or the JP Foodservice Option, (iv) "Option Agreement" refers to the Rykoff-Sexton Stock Option Agreement or the JP Foodservice Stock Option Agreement and (v) "Issuer Common Stock" refers to JP Foodservice Common Shares with respect to the JP Foodservice Option and to Rykoff-Sexton Common Shares with respect to the Rykoff-Sexton Option.

     Arrangements such as the Option Agreements are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the Grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the Issuer by a third party. The Option Agreements were entered into to accomplish these objectives. Certain aspects of the Option Agreements may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of, or a significant interest in, JP Foodservice or Rykoff-Sexton from considering or proposing such an acquisition, even if, in the case of Rykoff-Sexton, such persons were prepared to offer to pay consideration to the Rykoff-Sexton stockholders which had a higher current market price than the JP Foodservice Common Shares to be received for each Rykoff-Sexton Common Share pursuant to the Merger Agreement. The acquisition of JP Foodservice Common Shares or Rykoff-Sexton Common Shares could cause the JP Foodservice Option or the Rykoff-Sexton Option, as the case may be, to become exercisable. The existence of the Options could significantly increase the cost to a potential acquiror of acquiring either Issuer compared to its cost had the Option Agreements and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire such Issuer than it otherwise might have proposed to pay. Moreover, following consultation with their respective independent accountants, JP Foodservice and Rykoff-Sexton believe that the exercise by a Grantee of provisions contained in the Option Agreements requiring an issuer to pay certain Cancellation Amounts (as defined herein) is likely to prohibit any other acquiror of an Issuer from accounting for any acquisition of such Issuer using the pooling of interests accounting method for a period of two years following such payment.

     The Rykoff-Sexton Option permits JP Foodservice to purchase up to 5,564,140 Rykoff-Sexton Common Shares, which represents approximately 19.9% of the number of Rykoff-Sexton Common Shares outstanding as of the date of the Rykoff-Sexton Stock Option Agreement. The exercise price of the Rykoff-Sexton Option is $25.305 per Rykoff-Sexton Common Share (the product of (x) the closing sale price of the JP Foodservice Common Shares on the trading day preceding public announcement of the execution of the Merger Agreement and (y) the Exchange Ratio), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Rykoff-Sexton Option Price").

     The JP Foodservice Option permits Rykoff-Sexton to purchase up to 4,495,149 JP Foodservice Common Shares, which represents approximately 19.9% of the number of JP Foodservice Common Shares outstanding as of the date of the JP Foodservice Stock Option Agreement. The exercise price of the JP Foodservice Option is $30.125 per JP Foodservice Common Share (the closing sale price of the JP Foodservice Common Shares on the trading day preceding public announcement of the execution of the Merger Agreement), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "JP Foodservice Option Price"). The Rykoff-Sexton Option Price and the JP Foodservice Option Price are each referred to herein as an "Option Price."

     Each of the Stock Options will become exercisable in whole or in part upon public disclosure of, or the Grantee's having learned of, the occurrence of any of a number of specified events or transactions (each, a "Triggering Event") with respect to the Issuer prior to the expiration of the Stock Option (the "Expiration Date"). The purchase of any Rykoff-Sexton Common Shares or JP Foodservice Common Shares pursuant to an Option is subject to compliance with applicable law, including the HSR Act. Based on the number of JP Foodservice Common Shares and Rykoff-Sexton Common Shares outstanding on the date of the grant of the Options, if the Grantee of either Option were to exercise its right to acquire the full 19.9% of the outstanding shares of Issuer Common Stock subject to such Grantee's Option, such Grantee would hold approximately 16.6% of the outstanding shares of Issuer Common Stock immediately after such exercise.

     A Triggering Event under the Option means any of the following events or transactions:

     (i) any person or group (1) other than the Grantee or its affiliates or, in the case of the Rykoff-Sexton Stock Option Agreement only, the ML Entities, shall have acquired or become the beneficial owners of more than 20% of the outstanding Issuer Common Stock, or
              (2) other than the Grantee or its affiliates shall have been granted any option or right, conditional or otherwise, to acquire more than 20% of the outstanding Issuer Common Stock;

     (ii) any person other than the Grantee and its affiliates shall have made, or entered into an agreement to make, a tender offer or exchange offer for at least 20% of the outstanding Issuer Common Stock;

     (iii) the Issuer shall have entered into a written definitive agreement or written agreement in principle with any person other than the Grantee or its affiliates in connection with a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of the Issuer and its subsidiaries, taken as a whole, or all or a material portion of the equity interest in the Issuer and its subsidiaries, taken as a whole, or other similar transaction or business combination (each, an "Acquisition Transaction");

     (iv) any person other than the Grantee or its affiliates shall have made a proposal to the Issuer or its stockholders to engage in an Acquisition Transaction; or

     (v) in the case of the Rykoff-Sexton Stock Option Agreement only, the ML Entities and their affiliates in the aggregate (1) shall have acquired or become the beneficial owners of a percentage of the outstanding Rykoff-Sexton Common Shares greater than the sum of
              (A) the ML

              Entities' proportionate ownership of such outstanding Rykoff-Sexton Common Shares on the date of the Rykoff-Sexton Stock Option Agreement and (B) the Additional Percentage (as defined in the Standstill Agreement) to the extent acquired pursuant to the Standstill Agreement, or (2) shall have been granted any option or right, conditional or otherwise, other than any such option or right in existence immediately prior to the date of the Rykoff-Sexton Stock Option Agreement and previously disclosed to JP Foodservice, to acquire any outstanding Rykoff-Sexton Common Shares that, together with any other Rykoff-Sexton Common Shares then beneficially owned by such ML Entities, would exceed the sum of (A) the ML Entities' proportionate ownership of such outstanding Rykoff-Sexton Common Shares on the date of the Rykoff-Sexton Stock Option Agreement and (B) the Additional Percentage to the extent acquired pursuant to the Standstill Agreement. See "Other Agreements--Standstill Agreement."

     The Options define the term "Expiration Date" to mean the earliest of the following: (i) the Effective Time; (ii) one year after termination of the Merger Agreement (x) if, in the case of the Rykoff-Sexton Option, the Rykoff-Sexton stockholders shall not have approved the Rykoff-Sexton Proposal at the Rykoff-Sexton Special Meeting or if, in the case of the JP Foodservice Option, the JP Foodservice stockholders shall not have approved the JP Foodservice Proposal at the JP Foodservice Special Meeting (in each case, if the Rykoff-Sexton Option or the JP Foodservice Option, as the case may be, is exercisable at the time of such event of termination of the Merger Agreement) or
(y) if (A), in the case of the Rykoff-Sexton Option, the Rykoff-Sexton Board of Directors shall have failed to make its recommendation in favor of approval and adoption of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement no later than the date of the first mailing of this Joint Proxy Statement/Prospectus to the Rykoff-Sexton stockholders or shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of JP Foodservice or (B), in the case of the JP Foodservice Option, the JP Foodservice Board of Directors shall have failed to make its recommendation in favor of the JP Foodservice Proposal no later than the date of the first mailing of this Joint Proxy Statement/Prospectus to the JP Foodservice stockholders or shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Rykoff-Sexton; or (iii) the date of termination of the Merger Agreement, other than as contemplated by clause (ii) above.

     If an Option becomes exercisable, it may be exercised in whole or in part within 30 business days following the date notice of exercise is given. The Grantee's right to exercise the Option is subject to an extension until the date of expiration or termination of any applicable waiting period under the HSR Act.

     The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of the Issuer. Upon the occurrence of a Triggering Event that occurs prior to the Expiration Date, the Grantee will have two "demand" registration rights and "piggyback" registration rights with respect to the shares of Issuer Common Stock issued or issuable pursuant to the Option.

     Each Option also provides that at any time after the occurrence of a Share Proposal, a Merger Proposal, an Asset Proposal or a Share Acquisition (each as defined below), upon request by the Grantee, the Issuer will be obligated to pay to the Grantee an amount in cash (the "Cancellation Amount") in cancellation of the Option if the Option is then exercisable and the Grantee chooses to request cancellation of, rather than to exercise, the Option. The Cancellation Amount will be equal to (i) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the last trading day prior to the date of the exercise notice, or (B)(1) the highest price per share of Issuer Common Stock offered or proposed to be paid or paid by any person or group pursuant to or in connection with a Share Proposal, a Share Acquisition or a Merger Proposal or (2) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the number of shares of Issuer Common Stock then outstanding, multiplied by (ii) the number of Option Shares then covered by the Option. The Cancellation Amount will be reduced by the amount of any Termination Fee actually paid to the Grantee by the Issuer pursuant to the Merger Agreement. See "The Merger Agreement -- Termination Fees." The Options define (i) a Share Proposal to mean a bona fide, publicly disclosed proposal with respect to a tender offer or exchange offer for 50% or more of the outstanding Issuer Common Stock, (ii) a Merger Proposal to mean a bona fide, publicly disclosed proposal with respect to a merger, consolidation or other business combination with the Issuer, (iii) an Asset Proposal to mean a bona fide, publicly disclosed proposal with respect to any acquisition of a material portion of the assets of the Issuer and (iv) a Share Acquisition to mean the acquisition of 50% or more of the outstanding Issuer Common Stock, in each case by a person or group other than the Grantee or its affiliates.

     If the Grantee exercises the Option, and subsequently sells, pledges or otherwise disposes of the Option Shares (a "Sale"), any Termination Fee due and payable by the Issuer following such time will be reduced (but not below zero) to the extent of the amounts received by the Grantee in such Sale less the exercise price of such Option Shares sold in the Sale (the "Option Share Profit"). If the Issuer has paid to the Grantee the Termination Fee prior to a Sale, the Grantee will be required to pay over to the Issuer the Option Share Profit realized in such Sale, but only to the extent that such Option Share Profit, in the aggregate with any other Option Share Profit realized in a Sale subsequent to payment of the Termination

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Fee, is less than or equal to the amount of the Termination Fee. To the best knowledge of JP Foodservice and Rykoff-Sexton, no event giving rise to the right to exercise either Option has occurred as of the date of this Joint Proxy Statement/Prospectus.

     Each Stock Option Agreement provides that the Issuer may not assign any of its rights or obligations thereunder and that the Option may be exercised only by Grantee or its designee (which must be a wholly-owned subsidiary of the Grantee).


Standstill Agreement

     In connection with the US Foodservice Acquisition, Rykoff-Sexton and the ML Entities entered into the Standstill Agreement, which imposes certain standstill, voting and transfer restrictions on the ML Entities, and provides for representation on the Rykoff-Sexton Board of Directors and certain committees thereof by individuals selected by the ML Entities. From and after the Effective Time, the Standstill Agreement will be for the benefit of, and will be enforceable by, JP Foodservice to the same extent and in the same manner as the Standstill Agreement benefits and is enforceable by Rykoff-Sexton prior to the Merger. The following description of the Standstill Agreement summarizes provisions of the Standstill Agreement as in effect immediately prior to the Effective Time.

     ML Entities. The ML Entities consist of Merrill Lynch Capital Partners, Inc., ("MLCP") the general partner of certain of the ML Investors, and the following entities (the "ML Investors"): Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., Merrill Lynch KECALP L.P. 1994, ML Offshore LBO Partnership No. B-XVIII, ML IBK Positions, Inc., MLCP Associates L.P. No. II, MLCP Associates L.P. No. IV, Merrill Lynch KECALP L.P. 1991, Merrill Lynch Capital Appreciation Partnership No. XIII, L.P., ML Offshore LBO Partnership No. XIII, ML Employees LBO Partnership No. I, L.P., Merrill Lynch KECALP L.P. 1987 and Merchant Banking L.P. No. II.

     Standstill Provisions. During the term of the Standstill Agreement, except as otherwise expressly provided therein or as approved by the prior affirmative vote of a majority of the directors of Rykoff-Sexton who are not affiliated with the ML Entities, the ML Entities will not, and will not permit any of their respective affiliates to, directly or indirectly, (i) acquire, propose to acquire (or publicly announce or otherwise disclose an intention to propose to acquire) or offer to acquire, by purchase or otherwise, any securities entitled to vote generally for the election of directors ("Rykoff-Sexton Voting Securities") of Rykoff-Sexton if the effect of such acquisition would be to increase the number of shares of Rykoff-Sexton Voting Securities beneficially owned by the ML Entities and their affiliates to an amount representing more than 36.4% of the aggregate number of votes which may be cast by holders of outstanding shares of Rykoff-Sexton Voting Securities ("Total Voting Power") (such percentage to be automatically reduced to reflect the actual

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percentage of Rykoff-Sexton Voting Securities owned by the ML Entities and their affiliates from time to time); (ii) propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to direct, negotiate with or provide any confidential information relating to Rykoff-Sexton or its business to any other person with respect to any tender offer or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving Rykoff-Sexton; provided that the ML Entities will not be prohibited from soliciting, offering, seeking to effect and negotiating with any person with respect percentage of Rykoff-Sexton Voting Securities owned by the ML Entities and their to sales or transfers of Rykoff-Sexton Voting Securities held by the ML Entities if otherwise permitted by the Standstill Agreement; (iii) make, or in any way participate in, any solicitation of proxies to vote, solicit any consent with respect to the voting of any Rykoff-Sexton Voting Securities or become a participant in any election contest with respect to Rykoff-Sexton; (iv) form, participate in or join any person or group with respect to any Rykoff-Sexton Voting Securities, or otherwise act in concert with any third person (other than an ML Entity) for the purpose of acquiring any Rykoff-Sexton Voting Securities or holding or disposing of Rykoff-Sexton Voting Securities for any purpose otherwise prohibited by the Standstill Agreement; (v) deposit any Rykoff-Sexton Voting Securities into a voting trust or similar arrangement; (vi) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Rykoff-Sexton, or induce or attempt to induce any other person to initiate any stockholder proposal; (vii) except as specifically provided for in the Standstill Agreement, seek election to or seek to place a representative on the Board of Directors of Rykoff-Sexton, or seek the removal of any member of the Board of Directors of Rykoff-Sexton; (viii) call or seek to have called any meeting of the stockholders of Rykoff-Sexton for any purpose otherwise prohibited by the Standstill Agreement; (ix) take any other action to seek to control Rykoff-Sexton; (x) demand, request or propose to amend, waive or terminate the foregoing provisions; or (xi) agree to do any of the foregoing, or advise, assist, encourage or persuade any third party to take any action with respect to any of the foregoing.

     Each of the ML Entities will notify Rykoff-Sexton promptly if any inquiries or proposals are received by, or any negotiations or discussions are initiated or continued regarding any of the foregoing matters with, any ML Entity or, to its knowledge (subject to applicable confidentiality policies), any of their respective affiliates.

     Notwithstanding the above restrictions, the Standstill Agreement provides that Merrill Lynch and its affiliates (other than the ML Entities) may effect or recommend transactions in the ordinary course of its or their business, in, relating to or involving Rykoff-Sexton Voting Securities provided that Merrill Lynch and its affiliates (other than the ML Entities) do not acquire beneficial ownership of Rykoff-Sexton Voting Securities representing more than 2% of the Total Voting Power, subject to increase to (i) 3% in the event that the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 30%, but at least 22%, of the

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Total Voting Power; (ii) 4% in the event that the ML Entities beneficially own
Rykoff-Sexton Voting Securities representing less than 22%, but at least 16%, of the Total Voting Power; and (iii) 5% in the event that the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 16%, but at least 10%, of the Total Voting Power. Such permitted activities may include transactions in which Merrill Lynch or its affiliates are acting as an investment banking organization providing advisory services, an investment adviser, an investment company, a broker or dealer in securities, an underwriter or placement agent of securities, a market maker, a specialist, an arbitrageur or a block positioner. Such permitted activities may not, however, include any activities or transactions which have the purpose or effect of seeking to control or influence the management, policies or affairs of Rykoff-Sexton, including, without limitation, through advising any person with respect to any unsolicited bid for control of, or any other offer for securities of or any business combination involving, Rykoff-Sexton.

     Board Representation. In accordance with the Standstill Agreement, at the effective time of the US Foodservice Acquisition, Rykoff-Sexton increased the size of its Board of Directors to 12 directors and filled four of the vacancies thereby created with directors designated by a representative of the ML Entities (the "ML Directors"). Of the four initial ML Directors, one was appointed (and reelected in September 1996) to Class A (term expiring in 1999), one was appointed to Class B (term expiring in 1998) and two were appointed to Class C (terms expiring in 1997). Any designees of ML Directors who are not employees of either an ML Entity which is controlled by Merrill Lynch & Co. or an affiliate of an ML Entity which is controlled by Merrill Lynch & Co. must be reasonably acceptable to the Rykoff-Sexton directors other than the ML Directors. Pursuant to the Merger Agreement, JP Foodservice has agreed that two of directors to be designated by Rykoff-Sexton for service on the JP Foodservice Board of Directors will be designated by MLCP. See "Management of JP Foodservice After the Merger."

     Until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, except as contemplated by the Standstill Agreement or otherwise agreed to by a majority of ML Directors, Rykoff-Sexton will not take or recommend to its stockholders any action which would (i) cause the Rykoff-Sexton Board of Directors to consist of any number of directors other than 12 directors divided into three classes of four directors each, or (ii) result in any amendment to the bylaws of Rykoff-Sexton or the bylaws or regulations of any subsidiary of Rykoff-Sexton in effect at the effective time of the US Foodservice Acquisition that would impose any qualifications to the eligibility of directors of Rykoff-Sexton or any subsidiary of Rykoff-Sexton to serve on any committee of the Board of Directors of Rykoff-Sexton or on the Board of Directors (or any committee thereof) of any subsidiary of Rykoff-Sexton, except as may be required by applicable law.

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     In addition, Rykoff-Sexton will use its best efforts to cause the
Nominating Committee of its Board of Directors (or if the Nominating Committee makes no such recommendation, the Rykoff-Sexton Board of Directors) to recommend for election in the applicable year in which the respective class term expires, in each case as designated by the ML Entities, (i) four ML Directors, consisting of one ML Director in each of Class A and Class B and two ML Directors in Class C, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing at least 34% of the Total Voting Power; (ii) three ML Directors, consisting of one ML Director in each of Class A, Class B and Class C, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 34%, but at least 27%, of the Total Voting Power; (iii) two ML Directors, consisting of one ML Director in Class A and one ML Director in Class B or Class C, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 27%, but at least 16%, of the Total Voting Power; and (iv) one ML Director in Class A, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 16%, but at least 10%, of the Total Voting Power.

     Until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing at least 16% of the Total Voting Power, to the extent that, and for so long as, any of the ML Directors is qualified under the then-current rules of the NYSE, the rules and regulations under the Code, the rules and regulations under Section 16(b) of the Exchange Act and Rykoff-Sexton's bylaws, Rykoff-Sexton will use its best efforts to cause the Rykoff-Sexton Board of Directors to designate one of the ML Directors to serve on each of the committees of the Rykoff-Sexton Board of Directors to the same extent, and on the same basis, as the other members of the Rykoff-Sexton Board of Directors. In addition, subject to the same director qualification requirements, in the event that, and for so long as, the ML Entities own Rykoff-Sexton Voting Securities representing less than 16% but at least 10% of the Total Voting Power, Rykoff-Sexton will use its best efforts to cause the Rykoff-Sexton Board of Directors to designate one of the ML Directors to serve on the Nominating Committee and the Management Development -- Compensation and Stock Option Committee of the Rykoff-Sexton Board of Directors to the same extent, and on the same basis, as the other members of the Board of Directors. Pursuant to the Merger Agreement, a designee of MLCP will serve on the Nominating Committee of the JP Foodservice Board of Directors as Rykoff-Sexton's designee thereon. See "Management of JP Foodservice After the Merger."

     The Standstill Agreement also provides that, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, the ML Directors will have representation on the board of directors (and any committees thereof) of any subsidiaries of Rykoff-Sexton in a manner similar to their rights to representation on the Rykoff-Sexton Board of Directors, but only to the extent that any directors of Rykoff-Sexton who are not officers or employees of Rykoff-Sexton are members of the board of directors of any such subsidiary of Rykoff-Sexton.

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

     The ML Entities have the right, with cause, to request the removal of any ML Director from the Rykoff-Sexton Board of Directors, subject to the applicable provisions of the Rykoff-Sexton Charter and Bylaws as well as applicable statutory provisions, and Rykoff-Sexton will use its best efforts to have such removal approved by the Rykoff-Sexton Board of Directors. The ML Entities also have the right to designate nominees for vacancies caused by a ML Director ceasing to serve as a member of the Board of Directors, subject to certain restrictions, provided that the filing of the vacancy is to be made by action of the Rykoff-Sexton Board of Directors in accordance with the terms of the Rykoff-Sexton Charter (as defined herein). In addition, in the event that the percentage of Total Voting Power represented by the Rykoff-Sexton Voting Securities beneficially owned in the aggregate by the ML Entities at any time decreases below any of the minimum percentages specified above entitling the ML Entities to board and committee representation, the ML Entities will cause such number of ML Directors to resign as is necessary to adjust the number of remaining ML Directors to the number (if any) to which the ML Entities would have otherwise been entitled under the Standstill Agreement if the nominations to the Board or Directors (or any committee thereof) of Rykoff-Sexton or any subsidiary of Rykoff-Sexton were made at such time. Any subsequent increase in the percentage of the Total Voting Power represented in the aggregate by the Rykoff-Sexton Voting Securities beneficially owned by the ML Entities above any such minimum percentage will not entitle the ML Entities to have any additional ML Directors named or elected.

     Nothing in the Standstill Agreement requires the ML Entities to designate any ML Directors or requires an ML Director to serve in office. Until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing in the aggregate at least 10% of the Total Voting Power, in the event there is a vacancy created on the Rykoff-Sexton Board of Directors by the resignation or removal of an ML Director or the failure of the ML Entities to designate an ML Director (other than a resignation as a result of a decrease in the percentage of the aggregate number of votes of all outstanding Rykoff-Sexton Voting Securities represented by Rykoff-Sexton Voting Securities owned by the ML Entities below the minimum percentages specified above for representation on the Rykoff-Sexton Board of Directors), upon the written request of the ML Entities, Rykoff-Sexton will reduce the size of the Rykoff-Sexton Board of Directors by the number of such vacancies and thereafter, the ML Entities will have no right to designate any ML Directors to the extent of such reduction.

     The Standstill Agreement provides that the rights to board and committee representation described above will extend only to those ML Entities which are controlled by Merrill Lynch & Co., and in the event of any transaction resulting in Merrill Lynch & Co. no longer controlling such ML Entity, such ML Entity will no longer have any rights to such board and committee representation, but will be bound by the other terms of the Standstill Agreement.

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

     Rykoff-Sexton's obligations described above regarding board and committee representation are subject to compliance with the provisions of the Rykoff-Sexton Charter and Bylaws and the fiduciary duties of Rykoff-Sexton's Board of Directors and Nominating Committee to the stockholders of Rykoff-Sexton. Nothing set forth in such provisions will require Rykoff-Sexton to violate any such provisions or require any director of Rykoff-Sexton to breach any such fiduciary duty.

     Voting Provisions. During the term of the Standstill Agreement, until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, the ML Entities will take all such action as may be required so that all Rykoff-Sexton Voting Securities owned by the ML Entities and their affiliates, as a group, are (i) voted for Rykoff-Sexton's nominees to the Rykoff-Sexton Board of Directors, in accordance with the recommendation of the Nominating Committee of the Rykoff-Sexton Board of Directors, and (ii) voted on all matters to be voted on by holders of Rykoff-Sexton Voting Securities. The foregoing obligation referred to in clause (i) is subject to (A) Rykoff-Sexton having performed its obligations under the Standstill Agreement to use its best efforts to cause the Rykoff-Sexton Board of Directors to designate one of the ML Directors to serve on such Nominating Committee as long as the ML Entities own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, if the ML Entities have requested such representation on the Nominating Committee; and (B) the right of the ML Entities to abstain from, or to vote against, any one (and only one) nominee for election to the Rykoff-Sexton Board of Directors at an annual meeting of stockholders (other than any nominee who was a member of the Rykoff-Sexton Board of Directors as of the date of the merger agreement related to the US Foodservice Acquisition, which would include all of the directors (other than directors appointed by ML Entities) who will become members of the JP Foodservice Board of Directors pursuant to the Merger Agreement) if the ML Entities have a reasonable, good faith objection to any such nominee based on such nominee's personal qualifications to serve as a member of the Rykoff-Sexton Board of Directors and if the board of directors of any such ML Entity determines in good faith that such action is required to fulfill its fiduciary duties. In addition, the ML Entities agree to be present, in person or by proxy, at all duly held meetings of stockholders of Rykoff-Sexton so that all Rykoff-Sexton Voting Securities held by the ML Entities may be counted for determining the presence of a quorum at such meetings.

     Transfer Restrictions and Right of First Refusal. During the term of the Standstill Agreement, except as described below, the ML Entities have agreed not to, directly or indirectly, sell, transfer or assign any Rykoff-Sexton Voting Securities, except (i) to Rykoff-Sexton, (ii) pursuant to a merger or consolidation of Rykoff-Sexton which has been approved by the affirmative vote of a majority of the members of the Rykoff-Sexton Board of Directors then in office, (iii) pursuant to a bona fide public offering registered under the Securities Act, in which the ML Entities will use commercially reasonable efforts to effect as wide a distribution of

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such Rykoff-Sexton Voting Securities as is reasonably practicable and to prevent any person or group from acquiring pursuant to such offering beneficial ownership of Rykoff-Sexton Voting Securities representing more than 5% of the Total Voting Power, (iv) pursuant to Rule 144 under the Securities Act, (v) pursuant to a pro rata distribution (including any such distribution pursuant to any liquidation or dissolution of any ML Entity) by any ML Entity to its partners or stockholders, if no ultimate successor or distributee, as the case may be, and no person who controls such ultimate successor or distributee, acquires from any ML Entity in such distribution beneficial ownership of Rykoff-Sexton Voting Securities representing more than 3% of the Total Voting Power,
(vi) transfers of Rykoff-Sexton Voting Securities to any person or group which, after giving effect to such transfer, would beneficially own Rykoff-Sexton
Voting Securities representing less than 5% of the Total Voting Power, (vii) transfers of Rykoff-Sexton Voting Securities representing less than 10% of the Total Voting Power to any person or group eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act based on its ownership of Rykoff-Sexton Voting Securities, (viii) transfers of Rykoff-Sexton Voting Securities made on or after January 1, 2000, in connection with the required dissolution of any ML Entity, to any person or group (A) which, after giving effect to such transfer, would beneficially own Rykoff-Sexton Voting Securities representing in the aggregate less than the greater of (x) 15% of the Total Voting Power or (y) such other percentage of the Total Voting Power as would make such person or group an "Acquiring Person" under Rykoff-Sexton's shareholders' rights plan or (B) approved by the prior affirmative vote of a majority of the members of the Rykoff-Sexton Board of Directors other than the ML Directors, (ix) pursuant to a tender offer or exchange offer that the Rykoff-Sexton Board of Directors, by action taken by the affirmative vote of a majority of the members of the Board of Directors then in office, has determined not to oppose, or (x) following compliance with procedures with respect to the right of first refusal described below, provided, that, in the case of transfers described in clauses (iii) - (vii) above, the rights of the ML Entities under the Standstill Agreement will not transfer to any transferee.

     Pursuant to the right of first refusal, except as otherwise permitted under the Standstill Agreement, if any ML Entity (the "Selling ML Entity") receives an offer from, or enters into any agreement or understanding with, a third party to purchase or otherwise acquire Rykoff-Sexton Voting Securities from the Selling ML Entity, the Selling ML Entity will have the right, provided that the rights of the Selling ML Entity under the Standstill Agreement will not transfer to such third party, to sell or otherwise transfer the amount of Rykoff-Sexton Voting Securities which are the subject of such offer by, or agreement or understanding with, such third party if, prior to such transfer, Rykoff-Sexton has been given the opportunity to purchase such Rykoff-Sexton Voting Securities pursuant to the following procedures. The Selling ML Entity must give written notice of such proposed transfer to Rykoff-Sexton specifying the amount of Rykoff-Sexton Voting Securities proposed to be transferred, the proposed price therefor (the "Transfer Consideration"), the identity

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of the offeror and other material terms of the proposed transfer. Rykoff-Sexton will thereafter have a period of 15 business days to provide the Selling ML Entity with written notice of the exercise of its right to purchase all such Rykoff-Sexton Voting Securities for cash in an amount equivalent to the Transfer Consideration. Rykoff-Sexton may also specify a designee as purchaser under the right of first refusal. The closing of the purchase pursuant to the exercise of the right of first refusal must take place within 60 days after Rykoff-Sexton gives notice of such exercise (such period to be extended for up to an additional 60 days, if necessary, to comply with applicable laws and regulations). If Rykoff-Sexton elects not to exercise its right of first refusal, the Selling ML Entity will be free, during the following 60-day period (such period to be extended for up to an additional 60 days, if necessary, to comply with applicable laws and regulations), to transfer the Rykoff-Sexton Voting Securities in accordance with the terms of the original offer.

     Term. The Standstill Agreement will continue in effect until the earlier of
(i) the tenth anniversary of the effective date of the US Foodservice Acquisition (May 17, 1996) and (ii) the date on which the ML Entities and their affiliates beneficially own Rykoff-Sexton Voting Securities representing less than 10% of the Total Voting Power. The Standstill Agreement will be reinstated, however, if, after termination of the Standstill Agreement due to a reduction in beneficial ownership below such 10% threshold and prior to the tenth anniversary of such effective date, (i) the ML Entities subsequently become the beneficial owners of Rykoff-Sexton Voting Securities representing 10% or more of the Total Voting Power or (ii) the ML Entities and their affiliates subsequently become the beneficial owner of 5% or more of all outstanding Rykoff-Sexton Voting Securities in a manner which requires the filing of a Schedule 13D under the Exchange Act.


Registration Rights Agreement

     In connection with the US Foodservice Acquisition, Rykoff-Sexton executed and delivered the Registration Rights Agreement, pursuant to which the ML Investors have certain "demand" and "piggyback" rights, and the Equitable Entities named therein and Frank H. Bevevino, former President of Rykoff-Sexton, have certain "piggyback" rights, to require Rykoff-Sexton to register under the Securities Act the transfer of all or a portion of the Registrable Securities held by them. In connection with the Merger, pursuant to the Support Agreement, JP Foodservice has agreed, as of the Effective Time, to assume Rykoff-Sexton's rights and obligations under the Registration Rights Agreement and will be required, for a specified period and subject to certain limitations and qualifications, to register under the Securities Act the transfer of all or a portion of the JP Foodservice Common Shares that will be issued in the Merger in exchange for Registrable Securities to holders thereof who have rights under the Registration Rights Agreement (collectively, the "Holders"). The following description of the Registration Rights Agreement summarizes provisions of the Registration Rights Agreement as in effect immediately prior to the Effective Time.

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


     The ML Investors holding a majority of the Registrable Securities held by the ML Investors may make a written demand of Rykoff-Sexton to effect the registration of all or part of the ML Investors' Registrable Securities. Rykoff-Sexton will not be required to take any action if, among other things,
(i) four demand registrations have been previously effected, or (ii) the Registrable Securities requested to be registered have a then current market value of less than $50 million, unless such demand is for registration of all remaining Registrable Securities held by the ML Investors. Rykoff-Sexton will be required to file the registration statement within 30 days after exercise of any demand right. Rykoff-Sexton will not be required to effect a registration during certain "blackout periods" during which Rykoff-Sexton has determined in good faith that such registration (i) could materially impair or delay a pending transaction (up to 180 days) or (ii) would require disclosure of confidential information (up to 90 days).

     If Rykoff-Sexton seeks to register, in a proposed public offering for its own account or for the account of any holder of Rykoff-Sexton Common Shares (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor form under the Securities Act, or filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of Rykoff-Sexton), any Rykoff-Sexton Common Shares while the Registration Rights Agreement is in effect, the Holders will have the right to request that Rykoff-Sexton include any or all of their Registrable Securities in the proposed offering. Rykoff-Sexton must provide each Holder with at least 20 business days' notice prior to the filing of the registration statement. Such notice must specify the approximate date on which Rykoff-Sexton proposes to file such registration statement and advise the Holder of the Holder's right to have any or all of the Holder's Registrable Securities included in such registration. A Holder, in a written request given to Rykoff-Sexton within 15 days after such Holder's receipt of written notice from Rykoff-Sexton, may include such Holder's Registrable Securities in such registration statement, subject to constraints of marketability of the proposed offering, as determined in good faith by the lead managing underwriter. In the event that marketing constraints prevent the registration of all Registrable Securities requested to be registered, such Registrable Securities shall be registered, to the extent marketable, on a pro rata basis.

     In registering Registrable Securities, Rykoff-Sexton will be obligated to use its reasonable best efforts to make relevant filings with the SEC, to provide appropriate notices and necessary disclosures to requesting parties, to make customarily required warranties and representations to underwriters, and to take certain other specified actions.

     Each Holder will be required to pay all underwriting discounts, commissions, transfer taxes and documentary stamp taxes related to the Registrable Securities offered for sale by such Holder as well as the fees and disbursements of its counsel (other than counsel representing the Holders as a group). All other fees and

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expenses in connection with the Registration of Registrable Securities, including those of counsel representing the Holders as a group, will be borne by Rykoff-Sexton. Rykoff-Sexton will agree to indemnify the Holders and the prospective underwriters of registrations of Registrable Securities for liabilities for material misstatements and omissions, other than any material misstatements or omissions based on information provided by the Holders, included in the registration statement. Each Holder will agree to indemnify Rykoff-Sexton, all other Holders or any underwriter for liabilities for material misstatements and omissions made in the registration statement in reliance on information provided to Rykoff-Sexton by such Holders, subject to certain limitations. To the extent that indemnification from an indemnifying party is unavailable, contribution will also be available, with certain limitations, to any of the above parties in relation to relative fault.

 UNAUDITED PRO FORMA COMBINING CONSOLIDATED FINANCIAL STATEMENTS FOR THE MERGER


     The accompanying unaudited pro forma combining consolidated financial statements give effect to the Merger, which will be accounted for as a pooling of interests. Accordingly, the unaudited pro forma combining consolidated balance sheet as of June 28, 1997 and the unaudited pro forma combining consolidated statements of operations for the years ended July 1, 1995, June 29, 1996 and June 28, 1997 reflect the combining of the historical financial results of Rykoff-Sexton with the historical financial results of JP Foodservice. The unaudited pro forma combined results of JP Foodservice and of Rykoff-Sexton are not necessarily indicative of results of operations that would have resulted if the Merger had been consummated at the beginning of the periods indicated or the results that will be achieved in the future.

     The unaudited pro forma combining consolidated financial statements reflect adjustments for the pooling of JP Foodservice and Rykoff-Sexton, including reclassifications to conform to the presentation expected to be used by the combined company and the JP Foodservice Common Shares to be issued as consideration in connection with the Merger.

     The unaudited pro forma combining consolidated balance sheet includes onetime charges expected to be incurred in connection with the Merger. The charges include professional fees incurred in the Merger and severance and change in control costs, facility consolidations and other related costs associated with the integration of the JP Foodservice and Rykoff-Sexton businesses. JP Foodservice estimates the charges will be approximately $82.0 million before related income tax benefits. Such charges have not been included in the pro forma combining consolidated statement of operations for the year ended June 28, 1997 as such charges are nonrecurring.

     The unaudited pro forma combining consolidated statements of operations do not reflect operating and interest cost savings that management believes may be realized following the acquisition. Management of JP Foodservice and Rykoff-Sexton have estimated that the combination of JP Foodservice and Rykoff-Sexton could create opportunities for operating cost savings of approximately $12 million during the first twelve-month period following the Effective Time, $18 million during the second twelve-month period following the Effective Time and $25 million annually thereafter. These cost savings are expected to be realized primarily through the restructuring of operations. See "The Merger--Potential Cost Savings and Operating Synergies." In addition, upon consummation of the Merger, JP Foodservice expects to enter into the New Credit Facility, which is expected to provide for lower borrowing costs than the overall borrowing costs available under the Existing Bank Credit Facilities. See "Description of Proposed New Financing Arrangements."

     Management estimates that the New Credit Facility will provide annual interest cost savings of approximately $5 million. No assurances can be made as to the amount of cost savings that actually will be realized from restructuring of operations, the New Credit Facility, or otherwise.

     Upon consummation of the New Credit Facility, the combined company will incur an extraordinary charge of $9.1 million, net of an income tax benefit of $5.9 million (principally related to loan prepayment charges and the write-off of deferred financing costs). The unaudited pro forma combining consolidated financial statements do not reflect such extraordinary charge.

     The unaudited pro forma combining consolidated financial statements are based on certain assumptions and adjustments described in the following unaudited pro forma combining consolidated financial information and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of JP Foodservice and Rykoff-Sexton previously filed with the SEC, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

                      JP FOODSERVICE, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA COMBINING CONSOLIDATED BALANCE SHEET
                               As of June 28, 1997
                    (in thousands, except per share amounts)


                                                           Historical
                                                   ----------------------------                           Pro Forma
                                                       JP               Rykoff-           Pro Forma       Combined
                                                   Foodservice          Sexton           Adjustments      Companies
                                                   -----------          -------          -----------      ---------
                  ASSETS
Current assets
    Cash and cash equivalents..............      $      11,139     $      63,293        $       -       $    74,432
    Accounts receivable, net...............            138,754           122,963                -           261,717
    Inventories............................            110,030           210,547                -           320,577
    Prepaid expenses and other assets......              9,664            19,755                -            29,419
    Deferred income taxes..................              2,282            24,797           12,350 (a)        39,429
                                                 -------------     -------------        ---------       -----------
      Total current assets.................            271,869           441,355           12,350           725,574
                                                 -------------     -------------        ---------       -----------

Property, plant and equipment, net.........            141,724           296,012          (22,000) (a)      415,736
Goodwill, net..............................            104,158           437,361                -           541,519
Deferred income taxes......................                  -            21,337           (3,892) (a)       17,445
Other assets, net..........................              6,397            22,957                -            29,354
                                                 -------------     -------------        ---------       -----------
       Total assets........................      $     524,148     $   1,219,022        $ (13,542)      $ 1,729,628
                                                 =============     =============        =========       ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current maturities of long-term debt
      and capital lease obligations........      $       9,411     $      18,771        $       -       $    28,182
    Accounts payable.......................             89,923           231,791                -           321,714
    Accrued expenses.......................             19,111           106,371           43,770  (a)      169,252
                                                 -------------     -------------        ---------       -----------
      Total current liabilities............            118,445           356,933           43,770           519,148
                                                 -------------     -------------        ---------       -----------

Noncurrent liabilities
    Senior debt............................            144,414           343,446                -           487,860
    Subordinated debt......................              4,641           129,287                -           133,928
    Obligations under capital leases.......             19,460            13,998                -            33,458
    Deferred income taxes..................              8,242                 -           (8,242) (a)            -
    Other noncurrent liabilities...........                  -            21,185            4,000  (a)       25,185
                                                 -------------     -------------        ---------       -----------
      Total liabilities....................            295,202           864,849           39,528         1,199,579
                                                 -------------     -------------        ---------       -----------


Stockholders' equity
    Preferred stock, $.01 par value,
      5,000,000 shares authorized,
      none issued..........................                  -                 -                -                 -
    Common stock, $.01 par value,
      75,000,000 shares  authorized,
      22,589,913 issued and 46,522,151
      pro forma............................                225             2,829           (2,589) (b)          465
    Additional paid-in-capital.............            226,709           300,757           11,691  (b)      539,157
    Retained earnings (deficit)............              2,012            53,685          (65,270) (a)       (9,573)
    Treasury stock.........................                  -            (3,098)           3,098  (b)            -
                                                 -------------     -------------        ---------       -----------
      Total stockholders' equity...........            228,946           354,173          (53,070)          530,049
                                                 -------------     -------------        ---------       -----------
      Total liabilities and stockholders'
       equity..............................      $     524,148     $   1,219,022        $ (13,542)      $ 1,729,628
                                                 =============     =============        =========       ===========

 See Notes to Unaudited Pro Forma Combining Consolidated Financial Statements.

                     JP FOODSERVICE, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA COMBINING CONSOLIDATED
                           STATEMENTS OF OPERATIONS

                    For the Fiscal Year ended July 1, 1995
                   (in thousands, except per share amounts)



                                                           Historical
                                                  ----------------------------                            Pro Forma
                                                      JP              Rykoff-            Pro Forma        Combined
                                                  Foodservice        Sexton(c)          Adjustments       Companies
                                                  -----------        ---------          -----------       ---------
Net sales..................................      $   1,288,315    $    1,569,019        $       -       $ 2,857,334
Cost of sales..............................          1,069,494         1,193,325                -         2,262,819
                                                 -------------    --------------        ---------       -----------
       Gross profit........................            218,821           375,694                -           594,515
Operating expenses.........................            177,490           348,672                -           526,162
Amortization of intangible assets..........              2,263               529                -             2,792
Stock compensation charge..................                709                 -                -               709
                                                 -------------    --------------        ---------       -----------
       Income from operations..............             38,359            26,493                -            64,852
Interest expense and other financing
  costs, net...............................             22,074            10,867                -            32,941
                                                 -------------    --------------        ---------       -----------
       Income from continuing operations
         before provision for income taxes
         and extraordinary charge..........             16,285            15,626                -            31,911
Provision for income taxes.................              7,358             6,250                -            13,608
                                                 -------------    --------------        ---------       -----------
       Income from continuing operations
         before extraordinary charge.......              8,927             9,376                -            18,303
Gain on disposal of, and income from,
  discontinued operations, net of income
  taxes $15,782............................                  -            23,496                -            23,496
                                                 -------------    --------------        ---------       -----------
       Income before extraordinary charge..              8,927            32,872                -            41,799
Extraordinary charge, net of income tax
  benefit of $3,100........................             (4,590)                -                -            (4,590)
                                                 -------------    --------------        ---------       -----------
       Net income..........................              4,337            32,872                -            37,209
Preference dividends.......................                (40)                -                -               (40)
                                                 -------------    --------------        ---------       -----------
       Net income applicable to common
         shareholders......................      $       4,297    $       32,872        $       -       $    37,169
                                                 =============    ==============        =========       ===========
Net income per common share:
       Income from continuing operations
         before extraordinary charge.......      $        0.68    $         0.64                        $      0.72
       Gain on disposal of, and income
         from, discontinued operations.....                  -              1.60                        $      0.92
       Extraordinary charge................              (0.35)                -                              (0.18)
                                                 -------------    --------------        ---------       -----------
Net income per common share................      $        0.33    $         2.24                        $      1.46
                                                 =============    ==============        =========       ===========
Weighted average common shares and common
  stock equivalents outstanding............             13,104            14,730           (2,357) (e)       25,477
                                                 =============    ==============        =========       ===========

See Notes to Unaudited Pro Forma Combining Consolidated Financial Statements.

                     JP FOODSERVICE, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA COMBINING CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                    For the Fiscal Year ended June 29, 1996
                   (in thousands, except per share amounts)


                                                           Historical
                                                   ---------------------------                                Pro Forma
                                                        JP            Rykoff-               Pro Forma         Combined
                                                   Foodservice       Sexton(d)             Adjustments        Companies
                                                   -----------       ---------             -----------        ---------
Net sales..................................      $   1,449,303    $    1,789,478       $           -      $   3,238,781
Cost of sales..............................          1,198,797         1,387,299                   -          2,586,096
                                                 -------------    --------------       -------------      -------------
       Gross profit........................            250,506           402,179                   -            652,685
Operating expenses.........................            202,953           387,493                   -            590,446
Amortization of intangible assets..........              2,338             1,906                   -              4,244
Impairment of long-lived assets............                  -            29,700                   -             29,700
Reversal of restructuring charge...........                  -            (6,441)                  -             (6,441)
                                                 -------------    --------------       -------------      -------------
       Income (loss) from operations.......             45,215           (10,479)                  -             34,736
Interest expense and other financing
       costs, net..........................             15,187            17,340                   -             32,527
Nonrecurring charges.......................              1,517                 -                   -              1,517
        Income (loss) before income taxes
         (benefit).........................             28,511           (27,819)                  -                692
Provision for income taxes (benefit).......             11,598           (11,039)                  -                559
                                                 -------------    --------------       -------------      -------------
       Net income (loss)...................      $      16,913    $      (16,780)      $           -      $         133
                                                 =============    ==============       =============      =============

Net income (loss) per common share.........      $        0.90    $        (1.12)                         $        0.00
                                                 =============    ==============                          =============

Weighted average common shares outstanding.             18,809            14,941              (2,391) (e)        31,359
                                                 =============    ==============       =============      =============

See Notes to Unaudited Pro Forma Combining Consolidated Financial Statements.

                     JP FOODSERVICE, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA COMBINING CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                    For the Fiscal Year ended June 28, 1997
                   (in thousands, except per share amounts)



                                                           Historical
                                                 -------------------------------                            Pro Forma
                                                       JP               Rykoff-           Pro Forma         Combined
                                                   Foodservice          Sexton           Adjustments        Companies
                                                 -------------          --------         -----------    -------------
Net sales..................................      $   1,691,913    $    3,477,493         $        -     $   5,169,406
Cost of sales..............................          1,396,223         2,770,109                  -         4,166,332
                                                 -------------    --------------         ----------     -------------
       Gross profit .......................            295,690           707,384                  -         1,003,074
Operating expenses ........................            232,435           609,466                  -           841,901
Amortization of intangible assets .........              2,918            12,431                  -            15,349
Executive severance compensation...........                  -             4,000                  -             4,000
Reversal of restructuring charge...........                  -            (4,000)                 -            (4,000)
                                                 -------------    --------------         ----------     -------------
       Income from operations .............             60,337            85,487                  -           145,824
Interest expense and other financing
       costs, net..........................             16,522            59,541                  -            76,063
Nonrecurring charges.......................              5,400                 -                  -             5,400
                                                 -------------    --------------         ----------     -------------
       Income before income taxes .........             38,415            25,946                  -            64,361
Provision for income taxes ................             16,167             9,908                  -            26,075
                                                 -------------    --------------         ----------     -------------
       Net income  ........................      $      22,248    $       16,038         $        -     $      38,286
                                                 =============    ==============         ==========     =============

Net income per common share................      $        1.02    $         0.56                        $        0.83
                                                 =============    ==============                        =============

Weighted average common shares outstanding.             21,862            28,644             (4,583)(e)        45,923
                                                 =============    ==============         ==========     =============

See Notes to Unaudited Pro Forma Combining Consolidated Financial Statements.

                      JP FOODSERVICE, INC. and Subsidiaries

                     NOTES TO UNAUDITED PRO FORMA COMBINING
                        CONSOLIDATED FINANCIAL STATEMENTS

         Certain reclassifications have been made to the historical consolidated statements of operations of JP Foodservice and Rykoff-Sexton to conform to the presentation expected to be used by the combined company. The pro forma adjustments are as follows:

         (a) Reflects costs associated with employee severance and change in control costs, facility consolidations, and Merger-related professional fees, based on management's preliminary estimates (in thousands):


              Professional fees................................ $  14,645
              Severance and change in control costs............    23,000
              Facility consolidations..........................    32,000
              Other transaction related costs..................    12,325
                                                                ---------
              One-time charges, pre-tax........................    81,970
              Tax benefit of deductible charges
                (effective tax rate 38.0%).....................    16,700
                                                                ---------
              After-tax charge................................. $  65,270
                                                                =========

              The one-time charges of $65.3 million have not been included in the pro forma combining consolidated statement of operations because such charges are nonrecurring.

         (b) Reflects the reclassification of equity in connection with issuance of JP Foodservice Common Shares to the Rykoff-Sexton stockholders, as well as issuance of the equivalent number of JP Foodservice Common Shares in exchange for the Performance Stock Awards, the cost of which has been included as part of the severance and change in control costs described above in (a).

         (c) Historical results for Rykoff-Sexton are for the fiscal year ended April 29, 1995.

         (d) Historical results for Rykoff-Sexton are for the fiscal year ended April 27, 1996.

         (e) Reflects the application of the Exchange Ratio to the Rykoff-Sexton Common Shares to be exchanged in the Merger.

               DESCRIPTION OF PROPOSED NEW FINANCING ARRANGEMENTS

     In connection with the Merger and effective as of the Closing Date, JP Foodservice proposes to enter into the New Credit Facility. JP Foodservice will apply amounts drawn under the New Credit Facility, which will provide funding of up to $750 million, primarily to (i) refinance the indebtedness of JP Foodservice and Rykoff-Sexton outstanding under the Existing Bank Credit Facilities (which totaled approximately $479 million as of June 28, 1997), (ii) pay estimated fees and expenses of approximately $33 million incurred in connection with the Merger and (iii) finance capital expenditures and on-going working capital needs. Borrowings under the New Credit Facility also will be used to repurchase any Rykoff-Sexton Public Notes tendered pursuant to an offer to purchase required to be made following consummation of the Merger. See "Risk Factors--Offer to Purchase Rykoff-Sexton Senior Subordinated Notes." If the terms of the New Credit Facility are completed on the terms set forth below, JP Foodservice expects that annual interest costs for the combined companies will be approximately $5 million less than the overall interest costs that would be incurred under the Existing Bank Credit Facilities. The availability of financing under the New Credit Facility or otherwise is not a condition to consummation of the Merger. Such financing will be subject to certain terms and conditions, which will include the negotiation, execution and delivery of definitive credit documents. There can be no assurance as to whether, or the definitive terms on which, the New Credit Facility actually will be available to JP Foodservice.

     JP Foodservice also intends after the Merger to increase the size of the existing receivables securitization programs currently operated by it and Rykoff-Sexton by $50 million to $100 million. The proceeds of the additional securitization will be used to reduce revolving credit borrowings.


New Credit Facility

     The following is a summary of the proposed material provisions of the New Credit Facility as set forth in the Commitment Letter. Defined terms that are used but not defined in the summary have the meanings given to such terms in the Commitment Letter. Because the terms, conditions and covenants of the Credit Facility are subject to the negotiation, execution and delivery of definitive credit documents, certain of the actual terms, conditions and covenants of the New Credit Facility may differ in material respects from those described below.

     The obligor or obligors under the New Credit Facility (collectively, the "Borrowers") will be one or more wholly-owned subsidiaries of JP Foodservice, including the Surviving Corporation.

     The New Credit Facility will include a $550 million revolving credit facility (the "Revolving Credit Facility") and a $200 million 364-day revolver/term loan (the "Revolver/Term Loan Facility"). The Revolving

Credit Facility will include a $75 million facility for standby and commercial letters of credit and a $50 million swing-line facility for same day borrowings. The Revolving Credit Facility and the Revolver/Term Loan Facility will be due and payable on the fifth anniversary of the closing of the Revolving Credit Facility (the "Revolving Credit Facility Closing"). The Borrowers may draw down amounts under the Revolver/Term Loan Facility until 364 days after the Revolving Credit Facility Closing, provided that at the end of such 364 day period the lenders under the New Credit Facility (the "Lenders") may, at their option, extend the Revolver/Term Loan Facility for an additional 364-day period. The Commitment Letter contemplates that the final documentation for the New Credit Facility will include a mechanism to increase the amount available to the Borrowers under the New Credit Facility by $200 million.

     Amounts drawn under the Revolving Credit Facility and the Revolver/Term Loan Facility will initially bear interest at a rate equal to LIBOR plus 45.0 basis points and LIBOR plus 47.5 basis points, respectively. The Borrowers may, subject to availability, select interest periods of 1, 2, 3 or 6 months. The Commitment Letter contemplates that if the Borrowers are in compliance with all the terms of the New Credit Facility for the quarter ending March 31, 1998, amounts drawn under the New Credit Facility will, at the Borrowers' option, bear interest at the Applicable Margin for LIBOR Loans or the Alternative Base Rate. The Applicable Margin for LIBOR Loans will fluctuate based on the Borrowers' ratio of Indebtedness to Operating Cash Flow (each as defined below), from time to time, between LIBOR plus 17.5 basis points and LIBOR plus 55.0 basis points for the Revolving Credit Facility and between LIBOR plus 19.5 basis points and LIBOR plus 57.5 basis points for the Revolver/Term Loan Facility. The Alternative Base Rate will be the higher of (i) NationsBank's prime rate and
(ii) the Federal Funds rate plus .50%.

     The Commitment Letter contemplates that the Borrowers will initially pay a Facility Fee on amounts drawn under the Revolving Credit Facility and the Revolver/Term Loan Facility of 17.5 basis points and 15.0 basis points, respectively. If the Borrowers are in compliance with all the terms of the New Credit Facility for the quarter ending March 31, 1998, the Facility Fee will fluctuate based on the Borrowers' ratio of Indebtedness to Operating Cash Flow (each as defined below), from time to time, between 7.5 basis points and 20.0 basis points for the Revolving Credit Facility and between 5.5 basis points 17.5 basis points for the Revolver/Term Loan Facility.

     The Commitment Letter contemplates that the Borrowers' obligations under the New Credit Facility will be guaranteed by JP Foodservice and certain existing or subsequently acquired subsidiaries

(the "Restricted Subsidiaries") of JP Foodservice and the Borrowers. The Commitment Letter contemplates that amounts drawn under the New Credit Facility will be unsecured general obligations of the Borrowers ranking pari passu with all other unsubordinated obligations of the Borrowers and that the assets of the Borrowers and their Restricted Subsidiaries as well as the capital stock of the Restricted Subsidiaries will be subject to a negative pledge.

     The Commitment Letter contemplates that the New Credit Facility will contain a number of covenants, including, among others, covenants limiting the ability of the Borrowers and their Restricted Subsidiaries to (i) create liens,
(ii) engage in sale and lease-back transactions, (iii) incur debt, (iv) pay dividends or make certain other restricted payments, (v) sell or otherwise dispose of assets, (vi) engage in consolidations or mergers or sell, lease or convey substantially all of their assets , (vii) engage in transactions with affiliates other than on an arms-length basis and (viii) change their business. In addition, the Commitment Letter contemplates that the New Credit Facility will contain additional affirmative covenants as are typical in transactions of this type.

     The Commitment Letter also contemplates that the Borrowers will be required to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Borrowers must maintain (i) a Fixed Charge Coverage Ratio no less than 1.5:1.0 initially, and 1.75:1.0 at and after June 30, 1998,
(ii) a ratio of Indebtedness to Operating Cash Flow of 5.0:1.0 initially, with subsequent reductions, and (iii) a Consolidated Net Worth of at least the sum of
(a) 85% of the Consolidated Net Worth of the Borrowers at the Closing, (b) 50% of the cumulative Consolidated Net Worth of the Borrowers and their Restricted Subsidiaries from the date of the Closing to the date of determination, taken as one accounting period and (c) 80% of Acquired Net Worth (whether positive or negative).

     "Consolidated Net Income" means, for any period, the net income of the Borrowers and their Restricted Subsidiaries excluding extraordinary gains and losses, all in accordance with generally accepted accounting principles, and excluding other non-cash, non-recurring charges and other expenses funded by equity. "Consolidated Net Worth" means, at the date of determination, the consolidated stockholders' equity of the Borrowers and their Restricted Subsidiaries. "Fixed Charges" means, at the date of the determination, with respect to the Borrowers and their Restricted Subsidiaries, the sum for the period of the four consecutive fiscal quarters then ended of (i) interest on Indebtedness and (ii) operating rentals for leased properties. "Fixed Charge Coverage Ratio" means, at the date of determination, the ratio of (i) the sum, computed with respect to the Borrowers and their Restricted Subsidiaries for the period of the four consecutive fiscal quarters ended on such date of determination, of (a) the Consolidated Net Income of the Borrowers and their Restricted Subsidiaries, (b) income taxes paid or accrued, (c) interest on Indebtedness, (d) operating rentals for leased properties and (e) provisions for amortization and depreciation, to (ii) Fixed Charges. "Indebtedness" means, without duplication,
(i) all obligations of the Borrowers and their Restricted Subsidiaries for borrowed money or evidenced by bonds, debentures, notes or similar instruments,
(ii) all obligations of the Borrowers and their Restricted Subsidiaries for the deferred purchase price of property and services, except certain trade accounts payable, (iii) all Capital Lease Obligations of the Borrowers and their Restricted Subsidiaries, (iv) all preferred stock issued by the Borrowers or their Restricted Subsidiaries which is required by its terms to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (v) all Indebtedness of others secured by a lien on any properties, assets or revenues of the Borrowers or their Restricted Subsidiaries or guaranteed by the Borrowers or their Restricted Subsidiaries and (vi) all obligations of the Borrowers or their Restricted Subsidiaries with respect to outstandings under receivable purchase facilities. "Operating Cash Flow" means, with respect to the Borrowers and their Restricted Subsidiaries, the sum for the relevant period of (a) the Consolidated Net Income of the Borrowers and their Restricted Subsidiaries, (b) income taxes paid or accrued, (c) interest on Indebtedness, (d) depreciation and amortization and (e) the Pro Forma Amount of Operating Cash Flow of any assets or entities acquired by any Borrower or any of their Restricted Subsidiaries during the relevant period, less the amount of Operating Cash Flow of any assets or entities sold by any Borrower or their Restricted Subsidiaries during such period.

     Failure to satisfy any of the foregoing covenants would constitute an event of default under the New Credit Facility, notwithstanding the ability of the Borrower to meet its debt service obligations. The New Credit Facility also will include other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments, bankruptcy and a change of control of the Borrower or JP Foodservice.


Receivables Securitization

     JP Foodservice and Rykoff-Sexton currently operate receivables securitization programs of $50 million and $200 million, respectively. JP Foodservice intends to increase the aggregate size of the existing programs by $50 million to $100 million depending on the volume of eligible receivables. The securitizations are structured as sales of certain accounts receivable to special-purpose subsidiaries of JP Foodservice or Rykoff-Sexton. The special-purpose subsidiaries, in turn, convey the receivables they purchase, or undivided interests in such receivables, to unaffiliated financing vehicles for cash or cash equivalents.

                    OWNERSHIP OF JP FOODSERVICE COMMON SHARES

     The following table sets forth certain information regarding the beneficial ownership of JP Foodservice Common Shares as of August 31, 1997, and as adjusted to reflect the issuance by JP Foodservice of 24,129,445 JP Foodservice Common Shares in connection with the Merger as of the Effective Time, by (i) each person or entity known by JP Foodservice to be the beneficial owner of more than 5% of the JP Foodservice Common Shares, (ii) each person or entity known by JP Foodservice to be a beneficial owner of Rykoff-Sexton Common Shares that would become a beneficial owner of more than 5% of the JP Foodservice Common Shares as a result of the Merger, (iii) each director of JP Foodservice, (iv) certain executive officers of JP Foodservice, (v) certain directors and executive officers of Rykoff-Sexton who are expected to serve as directors or executive officers of JP Foodservice following consummation of the Merger and (vi) all such executive officers and directors of JP Foodservice and Rykoff-Sexton as a group.

                                                 Before the Merger                    After the Merger
                                                 -----------------                    ----------------
                                             Shares           Percentage           Shares         Percentage
Name and Address                          Beneficially            of            Beneficially          of
of Beneficial Owner                         Owned (1)            Class            Owned (1)          Class
-------------------                         ---------         ----------          ---------       ----------
T. Rowe Price Associates............        2,651,550 (2)        11.7%            2,651,550          5.7%
100 E. Pratt Street
Baltimore, Maryland 21202

Palisade Capital Management, L.L.C..        1,173,500 (3)         5.2             1,173,500          2.5
1 Bridge Plaza, Suite 695
Fort Lee, New Jersey  07024

William Blair &  Company,
L.L.C...............................        1,462,204 (4)         6.5             1,462,204          3.1
222 West Adams Street
Chicago, Illinois  60606

ML Investors (5)....................                0               0             8,463,843         18.1
c/o Merrill Lynch Capital
Partners, Inc.
225 Liberty Street
New York, New York 10080

David M. Abramson...................           12,426 (6)           *                12,426          *
Michael J. Drabb....................            4,750 (7)           *                 4,750          *
Harold E. Feather...................                0               0               172,730 (16)     *
Eric E. Glass.......................            3,400 (8)           *                 3,400          *
Lewis Hay, III......................          113,945 (9)           *               113,945          *
Mark P. Kaiser......................           66,504 (10)          *                66,504          *
Paul I. Latta, Jr. .................            3,500 (11)          *                 3,500          *
Richard J. Martin...................                0               0               140,403 (17)     *
James I. Maslon.....................                0               0               292,446 (18)     *
George T. Megas.....................           24,216 (12)          *                24,216          *
James L. Miller.....................          280,200 (13)        1.2               280,200          *
James P. Miscoll....................                0               0                11,130 (19)     *
Neil I. Sell........................                0               0                14,966 (20)     *
Jeffrey D. Serkes...................            1,250 (14)          *                 1,250          *
Dean R. Silverman...................            2,500 (15)          *                 2,500          *
Mark Van Stekelenburg...............                0               0               521,367 (21)     1.1
Bernard Sweet.......................                0               0                17,702 (22)     *
All directors and executive officers
as a group (10 persons before the
Merger and 17 persons after the
Merger).............................          512,691             2.2             1,683,435 (23)     3.5

----------------
* Less than 1%.

         (1) The information regarding beneficial ownership of the JP Foodservice Common Shares has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of JP Foodservice Common Shares includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right.

         (2) As reported in a Schedule 13G dated February 11, 1997 filed with the SEC. Voting power with respect to all but 336,750 shares is exercised by other persons. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,200,000 of the 2,651,550 shares reported by T. Rowe Price Associates.

         (3) As reported in a Schedule 13G dated February 12, 1997 filed with the SEC.

         (4) As reported in a Schedule 13G dated February 18, 1997 filed with the SEC. Voting power with respect to all but 699,754 shares is exercised by other persons.

         (5) The ML Investors consist of the following entities, each of which after the consummation of the Merger will beneficially own the percentage of outstanding JP Foodservice Common Shares indicated after its name: Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P. (7.90%), ML Offshore LBO Partnership No. B-XVIII (3.98%), ML IBK Positions, Inc. (2.61%), MLCP Associates L.P. No. II (0.10%), MLCP Associates No. IV (0.03%), Merrill Lynch KECALP L.P. 1994 (0.12%), Merrill Lynch KECALP L.P. 1991 (0.34%), Merrill Lynch Capital Appreciation Partnership No. XIII, L.P. (2.94%), ML Offshore LBO Partnership No. XIII (0.08%), ML Employees LBO Partnership No. I (0.07%), Merrill Lynch KECALP L.P. 1987 (0.05%) and Merchant Banking L.P. No. II (0.05%). The ML Investors are affiliates of Merrill Lynch & Co. and Merrill Lynch & Co. disclaims beneficial ownership of all such shares for all purposes.

         (6) Includes (i) 80 shares credited to participant account in JP Foodservice's 401(k) retirement savings plan, which are voted by the plan's trustees, (ii) outstanding options exercisable within 60 days to purchase 9,971 shares and (iii) 2,000 shares held by a family trust for the benefit of Mr. Abramson's minor children, of which Mr. Abramson acts as the trustee and with respect to which he exercises voting power and investment power.

         (7) Includes outstanding options exercisable within 60 days to purchase 4,750 shares.

         (8) Includes outstanding options exercisable within 60 days to purchase 3,000 shares.

         (9) Includes (i) 642 shares credited to participant account in JP Foodservice's 401(k) retirement savings plan, which are voted by the plan's trustees, and (ii) outstanding options exercisable within 60 days to purchase 43,185 shares. Also includes 381 shares held by Mr. Hay's wife as a custodian for their minor children. Mr. Hay disclaims any beneficial interest in such shares.

         (10) Includes (i) 678 shares credited to participant account in JP Foodservice's 401(k) retirement savings plan, which are voted by the plan's trustees, and (ii) outstanding options exercisable within 60 days to purchase 34,398 shares.

         (11) Includes outstanding options exercisable within 60 days to purchase 2,500 shares.

         (12) Includes (i) 579 shares credited to participant account in JP Foodservice's 401(k) retirement savings plan, which are voted by the plan's trustees, and (ii) outstanding options exersiable within 60 days to purchase 14,153 shares.

         (13) Includes (i) 11,332 shares credited to participant account in JP Foodservice's 401(k) retirement savings plan, which are voted by the plan's trustees, and (ii) outstanding options exercisable within 60 days to purchase 95,338 shares. Also includes 1,195 shares owned by members of Mr. Miller's family. Mr. Miller disclaims any beneficial interest in such shares.


(14)     Includes outstanding options exercisable within 60 days to purchase
         1,250 shares.

(15)     Includes outstanding options exercisable within 60 days to purchase
         2,500 shares.

(16) Includes (i) Assumed Options to purchase 106,575 shares that are or will be immediately exercisable upon stockholder approval of the Rykoff-
         Sexton Proposal and (ii) 47,040 shares subject to Performance Share
         Awards that will be issuable upon stockholder approval of the Rykoff-
         Sexton Proposal.

(17) Includes (i) Assumed Options to purchase 71,662 shares that are or will be immediately exercisable upon stockholder approval of the Rykoff-
         Sexton Proposal, (ii) 48,720 shares subject to Performance Share Awards that will be issuable upon stockholder approval of the Rykoff-Sexton
         Proposal and (iii) 18,619 shares issuable in payment of amounts owing under certain agreements and arrangements with Rykoff-Sexton discussed under the caption "Management of JP Foodservice After the Merger--
         Rykoff-Sexton Executive Compensation."

(18) Includes (i) 11,397 shares held of record by Mr. Maslon as trustee for his children, (ii) 170,906 shares held of record by Mr. Maslon as co-trustee for his mother and (iii) 105 shares owned by his spouse. Also includes Assumed Options to purchase 9,030 shares that will be immediately exercisable as of the Effective Time.

(19) Includes Assumed Options to purchase 9,030 shares that will be immediately exercisable as of the Effective Time.

(20) Includes Assumed Options to purchase 9,030 shares that will be immediately exercisable as of the Effective Time.

(21) Includes (i) Assumed Options to purchase 332,325 shares that are or will be immediately exercisable upon stockholder approval of the Rykoff-Sexton Proposal, (ii) 100,800 shares subject to Performance
         Share Awards that will be issuable upon stockholder approval of the Rykoff-Sexton Proposal and (iii) 52,221 shares issuable in payment of amounts owing under certain agreements and arrangements with Rykoff-
         Sexton discussed under the caption "Management of JP Foodservice After the Merger--Rykoff-Sexton Executive Compensation."

(22)     Includes 1,181 shares owned by Mr. Sweet's spouse. Also includes
         Assumed Options to purchase 9,030 shares that will be immediately exercisable as of the Effective Time.

(23) Pursuant to the Merger Agreement, MLCP will be entitled to designate two nominees to the JP Foodservice Board of Directors. Because such nominees have not yet been identified, the beneficial ownership of JP
         Foodservice Common Shares of all directors and executive officers as a group after the Merger does not give effect to the share holdings of such nominees.


         The information contained in the foregoing footnotes is for explanatory purposes only.

         Information regarding the beneficial ownership of Rykoff-Sexton Common Shares is contained under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Rykoff-Sexton Annual Report on Form 10-K, which is incorporated by reference in this Joint Proxy Statement/Prospectus. See "Additional Information" and "Incorporation of Certain Documents by Reference."

                  MANAGEMENT OF JP FOODSERVICE AFTER THE MERGER

Directors

     JP Foodservice has agreed in the Merger Agreement that, prior to the Effective Time, it will increase the size of the JP Foodservice Board of Directors from nine to 17 directors. In addition, the Merger Agreement provides that the JP Foodservice Board of Directors, immediately following the Effective Time, will consist of (i) nine individuals, including each of the incumbent members of the JP Foodservice Board of Directors (or their replacements), no fewer than five of whom will be outside directors, as selected by JP Foodservice prior to the Effective Time, (ii) seven individuals, no fewer than four of whom will be outside directors, two of whom will be individuals designated by MLCP, one of whom will be Mr. Van Stekelenburg, and four of whom will be current incumbents of the Rykoff-Sexton Board of Directors who are not employees of Rykoff-Sexton or its subsidiaries or affiliated with MLCP, and (iii) one additional person to be designated by the Chairman of JP Foodservice following the Merger. Rykoff-Sexton has selected, pursuant to clause (ii) above, James I. Maslon, Bernard Sweet, Neil I. Sell and James P. Miscoll to serve as directors after the Merger. In addition, the Merger Agreement obligates JP Foodservice to take such action as may be necessary such that two of the three classes of the JP Foodservice Board of Directors will consist of six directors each, three of whom will be incumbent directors of the JP Foodservice Board of Directors pursuant to clause (i) above and three of whom will be designated by Rykoff-Sexton pursuant to clause (ii) above, and the third class of the JP Foodservice Board of Directors will consist of five directors, three of whom will be incumbent members of the JP Foodservice Board of Directors pursuant to clause (ii) above, one of whom will be designated by Rykoff-Sexton pursuant to clause (ii) above and one of whom will be designated as a director by the Chairman of JP Foodservice following the Merger pursuant to clause (iii) above. Mr. Van Stekelenburg will be appointed to the class of directors of the JP Foodservice Board of Directors whose term will expire in 1998. The two directors who will be designated by MLCP will be appointed, one each, to the class of directors whose term will expire in 1999 and 2000, respectively. Of the four directors to be selected by Rykoff-Sexton pursuant to clause (ii) above, Mr. Maslon will be appointed to the class of directors whose term will expire in 1998 and Mr. Sweet will be appointed to the class of directors whose term will expire in 1999.

     The By-laws of JP Foodservice provide that directors elected to the Board subsequent to June 29, 1997 who are 70 or more years of age are not eligible for re-nomination to the JP Foodservice Board of Directors. Based upon their ages at the Effective Time, it is expected that Messrs. Maslon and Sweet will retire as directors in classes of the JP Foodservice Board whose terms will expire in 1998 and 1999, respectively. It is currently contemplated that the first three vacancies on the JP Foodservice Board of Directors to occur following the Effective Time will not be filled, so that the total number of directors constituting the JP Foodservice Board of Directors thereafter will be reduced to 14.

     The Merger Agreement also provides that, as of the Effective Time, the JP Foodservice Board of Directors will initially have an audit committee, a compensation committee and a nominating committee. Each committee will consist of four directors, two of whom will be designated by JP Foodservice, one of whom will be designated by Rykoff-Sexton and one of whom will be designated by mutual agreement of JP Foodservice and Rykoff-Sexton. The initial chairman of each of the audit committee, the compensation committee and the nominating committee will be the JP Foodservice director who is currently the incumbent chairman of such committee until such chairman's replacement is duly designated by the JP Foodservice Board of Directors. If any of such committee chairs becomes vacant for any reason prior to the Effective Time, the chairman will be the person thereafter designated by the JP Foodservice Board of Directors pursuant to the Certificate of Incorporation and By-laws of JP Foodservice. One member of the nominating committee of the JP Foodservice Board of Directors (and of an executive committee thereof, if such a committee is established) will be designated by MLCP as Rykoff-Sexton's designee thereon.

     Set forth below is certain information about each person who is expected to be a member of the Board of Directors of JP Foodservice as of the Effective Time, except that MLCP has not yet designated the two persons to be designated by it under the Merger Agreement for service as directors. Following the designation of such persons, the JP Foodservice Board will have 16 members as of the Effective Time.


                                                          Term as
                                   Year Became           Director
Name                               a Director             Expires            Age
----                               ----------             -------            ---
James L. Miller..................       1989                 2000            48

Chairman of the Board of Directors
and President and Chief Executive
Officer of JP Foodservice since
July 1989. From 1986 to 1989,
Mr. Miller served as Executive
Vice President and Chief Operating
Officer of the Northern Division
of PYA/Monarch, Inc.
("PYA/Monarch"), a wholly owned
subsidiary of Sara Lee Corporation.
From 1983 to 1985, Mr. Miller
served as Vice President and
General Manager of PYA/Monarch's
Northeast Division. Before joining
PYA/Monarch, from 1972 to 1983,
Mr. Miller was employed by SYSCO
Corp., where he held the positions
of Vice President of Operations,
Vice President of Sales, Vice
President and General Manager.

Lewis Hay, III.................         1991                 1999            42

Senior Vice President and Chief
Financial Officer of JP Food-
service since 1991. Before
joining JP Foodservice, Mr. Hay
was a Vice President and partner
of Mercer Management Consulting
(formerly Strategic Planning
Associates), where he led the
strategy consulting practice in
the firm's Washington, D.C.
office. Mr. Hay joined Mercer
Management Consulting in 1982
and, beginning in 1986, partici-
pated in a number of consulting
projects for PYA/Monarch,
including the management-led
leveraged acquisition of certain
operations of PYA/Monarch in
connection with the formation of
JP Foodservice. Mr. Hay also
serves as a member of the Council
on Finance for the Graduate
School of Industrial Administra-
tion of Carnegie Mellon
University.

David M. Abramson................       1994                 2000            44

Senior Vice President and General
Counsel of JP Foodservice since
July 1, 1996 and Secretary since
September 2, 1996.  Mr. Abramson
was the President and Managing
Principal of the law firm of
Levan, Schimel, Belman & Abramson,
P.A. from 1992 to 1996.
Previously, Mr. Abramson was a
Vice President and Principal of
that firm.  Mr. Abramson serves as
a director of Monocacy Bancshares,
Inc., which is the parent corpor-
ation of Taneytown Bank & Trust
Company in Taneytown, Maryland.


                                                       Term as
                                Year Became           Director
Name                            a Director             Expires            Age
----                            ----------             -------            ---
Mark P. Kaiser.................      1996               1999              40

Senior Vice President-Sales,
Marketing and Procurement of JP
Foodservice since 1993.  Mr.
Kaiser served as the JP Food-
service's Vice President-Sales
and Marketing from 1989 to 1991
and as Executive Vice President-
Sales, Marketing and Procurement
from 1991 to 1993.  Mr. Kaiser
previously held a number of
positions at PYA/Monarch,
including Vice President-Sales
from 1985 to 1989.

Michael J. Drabb...............      1994               1998              63

Executive Vice President of
O'Brien Asset Management, Inc.,
an institutional asset manage-
ment firm, since August 1993.
From April 1992 to July 1993,
Mr. Drabb was retired. Mr.
Drabb served as an Executive
Vice President and a member of
the cabinet of The Mutual Life
Insurance Company of New York
("MONY") from 1989 to 1992 and
was employed by MONY from 1961
until his retirement in 1992.
Mr. Drabb also serves as a
director of the New York Life
Fund, Inc., the New York Life
MFA Series Fund, Inc., the MONY
Series Fund, Inc. and United
States Leather, Inc.

Eric E. Glass..................      1996               1998              57

Chairman of the Board for The
Taney Corporation, a manu-
facturer of wooden stairway
components and stairways, since
1995. Previously, from 1962 to
1995, Mr. Glass served as
President of The Taney
Corporation. Mr. Glass also
serves as a director of the
Gettysburg Hospital in
Gettysburg, Pennsylvania and
Chairman of the Board and Vice
Chairman of the Executive
Committee of Monocacy Bancshares,
Inc., which is the parent corpor-
ation of Taneytown Bank & Trust
Company in Taneytown, Maryland.

Paul I. Latta, Jr..............      1996               1998              54

Senior Vice President of The
Rouse Company, a real estate
development and management
company, where he is responsible
for all retail properties.
Mr. Latta previously held a
number of positions with The
Rouse Company, where he has been
employed since 1968.

                                                      Term as
                                  Year Became         Director
Name                              a Director          Expires             Age
----                              ----------          -------             ---
Jeffrey D. Serkes..............      1996               1999              38

Vice President and Treasurer of
International Business Machines
Corporation ("IBM") since
January 1995 and Assistant
Treasurer of IBM from August
1994 to December 1994. From 1987
to August 1994, Mr. Serkes held
a number of positions with RJR
Nabisco, Inc., including Vice
President and Deputy Treasurer
and Vice President and Assistant
Treasurer, Corporate Finance.
Mr. Serkes serves as a director
of IBM Credit Corporation.

Dean R. Silverman..............      1996               2000              46

President of Dean & Company, a
strategic management consulting
company located in Vienna,
Virginia since 1993. Prior to
1993, Mr. Silverman was
Executive Vice President and a
partner of Mercer Management
Consulting.

Mark Van Stekelenburg..........      1997               1998              46

Vice Chairman and President of
JP Foodservice as of the
Effective Time. Mr. Van
Stekelenburg was President of
Rykoff-Sexton since August 1997,
Chairman of the Board of
Directors of Rykoff-Sexton since
December 1995, Chief Executive
Officer since December 1992 and
a director since September 1992.
Mr. Van Stekelenburg joined
Rykoff-Sexton in 1991, and was
Executive Vice President until
December 1992, at which time he
was elected President and Chief
Executive Officer of Rykoff-
Sexton. He was previously
President and Chief Executive
Officer of Grootverbruik Ahold,
the foodservice division of
Royal Ahold, N.V.

James I. Maslon................      1997               1998              70

A director of Rykoff-Sexton
since 1962. Mr. Maslon has been
retired since 1992. Mr. Maslon
was previously Vice President--
Manufacturing of Rykoff-Sexton's
S.E. Rykoff & Co. division.


                                                      Term as
                                 Year Became          Director
Name                             a Director           Expires             Age
----                             ----------           --------            ---
Bernard Sweet..................      1997               1999              73

A director of Rykoff-Sexton
since 1978. Mr. Sweet has been
retired since 1985. Mr. Sweet
was previously President and
Chief Executive Officer of
Republic Airlines, Inc. He is a
director of G&K Services, Inc.

Neil I. Sell...................      1997               1999              56

A director of Rykoff-Sexton
since 1982. Mr. Sell is a
partner in the firm of Maslon
Edelman Borman & Brand, L.L.P.,
a position that he has held
since 1968. He is a director of
Grand Casinos, Inc.

James P. Miscoll...............      1997               2000              62

A director of Rykoff-Sexton
since 1992. Mr. Miscoll has
been retired since 1992.
Mr. Miscoll was previously Vice
Chairman of BankAmerica
Corporation. He is a director of
American International Group,
Inc., Coast Federal Financial,
Inc., MK Gold Company,
MotivePower Industries, Inc. and
U.S. Rentals, Inc.


Executive Officers

     James L. Miller, who currently serves as the Chairman, President and Chief Executive Officer of JP Foodservice, will serve as Chairman and Chief Executive Officer of JP Foodservice following the Merger. As of the Effective Time Mark Van Stekelenburg, who currently serves as Chairman, President and Chief Executive Officer of Rykoff-Sexton, will become the Vice Chairman and President of JP Foodservice.

     Frank H. Bevevino, former President of Rykoff-Sexton and Chief Executive Officer of Rykoff-Sexton's US Foodservice subsidiary, and Thomas G. McMullen, former Executive Vice President of Rykoff-Sexton, resigned from their executive officer positions at Rykoff-Sexton in July 1997 and will not be executive officers of JP Foodservice after the Merger. Mr. Bevevino also resigned as a member of the Rykoff-Sexton Board of Directors during July 1997.

     Following the Merger, Lewis Hay, III, who currently serves as Senior Vice President and Chief Financial Officer of JP Foodservice, will become

     Executive Vice President and Chief Financial Officer of JP Foodservice, and Richard J. Martin, who currently serves as Executive Vice President and Chief Financial Officer of Rykoff-Sexton, will be named to a newly created position of Executive Vice President, Finance and Administration of JP Foodservice.

     Set forth below is certain information about each person who is expected to be an executive officer of JP Foodservice as of the Effective Time and who is not described above as a current or designated member of the JP Foodservice Board of Directors.

                                            Year Became
Name                                   an Executive  Officer              Age
 Harold E. Feather...................    As of Effective Time               58

Executive Vice President-Operations of JP
Foodservice as of the Effective Time. Mr.
Feather currently serves as Executive Vice
President, Strategic Planning of Rykoff-
Sexton (since January 1997). Mr. Feather joined
Rykoff-Sexton in 1983 and served as
President of Rykoff-Sexton's Distribution
Division from 1992 until 1994 and as
Executive Vice President, Corporate
Planning of Rykoff-Sexton from 1994 until January 1997.

Richard J. Martin....................    As of Effective Time               51

Executive Vice President--Finance and
Administration of JP Foodservice as of the Effective Time. Mr. Martin has served as
Executive Vice President and Chief
Financial Officer of Rykoff-Sexton since
September 1997 and previously served as
Senior Vice President, Corporate
Development of Rykoff-Sexton from January to September 1997. Mr. Martin joined Rykoff-
Sexton in August 1988 and served as Vice
President thereof from 1988 until 1993 and as Senior Vice President and Chief Financial
Officer from 1993 through 1996.

George T. Megas......................            1991                       44

Vice President-Finance, Assistant Secretary and Assistant Treasurer of JP Foodservice.
Mr. Megas is responsible for accounting,

treasury and finance functions. Mr. Megas previously served as Corporate Controller for Strategic Planning Associates, Inc., a management consulting firm, from 1979 to 1990, when it was acquired by Mercer
Management Consulting, and served as
Controller for certain regions of Mercer
Management Consulting until 1991.

JP Foodservice Executive Compensation

     The following table (the "Summary Compensation Table") sets forth the compensation paid to the Chief Executive Officer of JP Foodservice and to each of the other most highly compensated executive officers for fiscal 1997.

                           Summary Compensation Table                                   Long Term
                                                                                       Compensation
                                               Annual Compensation                     ------------
                                  ------------------------------------------------      Securities
              Name and            Fiscal                             Other Annual       Underlying        All Other
         Principal Position        Year      Salary      Bonus      Compensation(1)      Options       Compensation(2)
    James L. Miller ...........    1997    $  347,307  $  448,875          -              127,097     $     5,364
    Chairman of the Board,         1996       266,245     352,914      $ 45,433            30,895           3,473
        President and
        Chief Executive Officer    1995       233,337     220,383        47,210            68,489           5,086

    Lewis Hay, III .............   1997       248,346     320,625          -               65,864           5,117
    Senior Vice President and      1996       202,498     221,768          -               13,116           3,655
        Chief Financial Officer    1995       192,559     154,589          -               29,054           4,976

    David M. Abramson ..........   1997       220,673     288,562          -               25,000           5,056
    Senior Vice President and      1996        -           -               -                -                 -
        General Counsel            1995        -           -               -                -                 -

    Mark P. Kaiser .............   1997       222,500     288,562          -               35,395           5,056
    Senior Vice President-Sales,   1996       155,192     131,913          -               13,118           2,736
        Marketing and              1995       125,192      75,115        27,457            26,333           3,433
        Procurement

    George T. Megas ............   1997       109,364      81,200          -               23,571           4,593
    Vice President-Finance         1996       104,364      63,000          -                4,184           2,599
                                   1995       100,589      60,353          -                8,956           3,336

----------------------

(1) The amounts shown in the "Other Annual Compensation" column include the following: (i) for Mr. Miller, $21,774 and $22,699 relating to the personal use of a JP Foodservice-owned automobile in fiscal 1997 and 1996, respectively, and $20,059 and $20,911 representing reimbursement of federal and state taxes in connection with such use in fiscal 1996 and 1995, respectively; and (ii) for Mr. Kaiser, $12,415 relating to the personal use of a JP Foodservice-owned automobile in fiscal 1995 and $11,442 representing reimbursement by JP Foodservice of federal and state taxes in connection with such use in fiscal 1995.

(2) The amounts shown in the "All Other Compensation" column consist of the following: (i) for Mr. Miller, $4,500, $2,782 and $4,410 in matching contributions by JP Foodservice to the JP Foodservice 401(k) Plan, a defined contribution plan (the "401(k) Plan") in fiscal 1997, 1996 and 1995, respectively, and $861, $691 and $676 in premiums paid by JP Foodservice for group term life Insurance for Mr. Miller in fiscal 1997, 1996 and 1995, respectively; (ii) for Mr. Hay, $4,500, $3,082 and $4,418 in matching contributions by JP Foodservice to the 401(k) Plan in fiscal 1997, 1996 and 1995, respectively, and $617, $573 and $556 in premiums paid by JP Foodservice for group term life insurance for Mr. Hay in fiscal 1997, 1996 and 1995, respectively; (iii) for Mr. Abramson, $4,500 in matching contributions by JP Foodservice to the 401(k) Plan and $558 in premiums paid by JP Foodservice for group term life insurance for Mr. Abramson in fiscal 1997; (iv) for Mr. Kaiser, $4,500, $2,341 and $3,044 in matching contributions to the 401(k) Plan in fiscal 1997, 1996 and 1995, respectively, and $556, $395 and $389 in premiums paid by JP Foodservice for group term life insurance for Mr. Kaiser in fiscal 1997, 1996 and 1995, respectively; and (iv) for Mr. Megas, $4,321, $2,296 and $3,042 in matching contributions by JP Foodservice to the 401(k) Plan in fiscal 1997, 1996 and 1995, respectively, and $272, $303 and $294 in premiums paid by JP Foodservice for group term life insurance for Mr. Megas in fiscal 1997, 1996 and 1995, respectively.

     Stock Option Grants in Fiscal 1997

     The following table sets forth information concerning all stock options granted during fiscal 1997 to the executive officers of JP Foodservice named in the Summary Compensation Table. As of the date of this Joint Proxy Statement/Prospectus, JP Foodservice has not granted any stock appreciation rights ("SARs").

                                               Option/SAR Grants in Fiscal Year 1997

                                                           Individual Grants


                                               % of Total                                  Potential Realizable
                              Number of       Options/SARs                                   Value of Assumed
                               Shares          Granted to     Exercise                     Annual Rates of Stock
                              Underlying      Employees In       Price                    Price Appreciation for
                               Options      Fiscal Year 1996   ($/Share)    Expiration         Option Term(3)
           Name                Granted                               (1)     Date(2)          5%           10%
James L. Miller ......         27,537 (4)             6.09%        $21.00      7/16/06       363,675       921,625
                               99,560 (5)            22.01%        $21.25     11/14/06     1,330,521     3,371,801

Lewis Hay, III .......         14,270 (4)             3.15%        $21.00      7/16/06       188,461       477,597
                               51,594 (5)            11.40%        $21.25     11/14/06       689,503     1,747,335

David M. Abramson ....          5,417 (4)             1.20%        $21.00      7/16/06        71,541       181,299
                               19,583 (5)             4.33%        $21.25     11/14/06       261,707       663,218

Mark P. Kaiser .......          7,669 (4)             1.70%        $21.00      7/16/06       101,283       256,671
                               27,726 (5)             6.13%        $21.25     11/14/06       370,531       938,997

George T. Megas ......          5,107 (4)             1.13%        $21.00      7/16/06        67,447       170,924
                               18,464 (5)             4.08%        $21.25     11/14/06       246,753       625,321

-------------------

(1) The exercise price may be paid in cash or in JP Foodservice Common Shares valued at fair market value on the exercise date.

(2)  The term of each option may not exceed ten years.

(3) There is no assurance provided to any executive officer or any other holder of JP Foodservice Common Shares that the actual stock price appreciation over the term of the applicable options will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the JP Foodservice Common Shares does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

(4) One-third of each such option granted vests on the first, second and third anniversary dates of the option grant date. Upon a change in control of JP Foodservice, all previously unvested options will vest and become immediately exercisable.

(5) One-fifth of each such option granted vested on the option grant date. One-fifth of each such option vests on the first, second, third and fourth anniversary dates of the option grant date. Upon a change in the control of JP Foodservice, all previously unvested options will vest and become immediately exercisable.

     Stock Option Exercises in Fiscal 1997

     The following table sets forth information concerning all stock options exercised during fiscal 1997 and unexercised stock options held at the end of that fiscal year by the executive officers of JP Foodservice named in the Summary Compensation Table.

               Aggregated Option/SAR Exercises in Fiscal Year 1997
                      and Fiscal Year-End Option/SAR Values


                                                      Number of Securities Underlying        Value of Unexercised
                                                        Unexercised Options/SARs at      In-the-Money Options/SARs at
                                                                  6/28/97                         6/28/97 (1)
                                                     ------------------------------------------------------------------
                              Shares                                 Unexercisable
                           Acquired on     Value      Exercisable        (# of         Exercisable     Unexercisable
    Name                   Exercise(#)   Realized    (# of Shares)      Shares)         ($ Value)        ($ Value)
                                            ($)
    James L. Miller ....          -            -            75,863       150,618      $  1,213,696   $     1,722,617

    Lewis Hay, III .....          -            -            34,057        73,979           531,542           821,015

    David M. Abramson ..          -            -             8,166        22,834           113,702           219,683

    Mark P. Kaiser .....          -            -            27,470        47,376           454,456           573,833

    George T. Megas ....          -            -            11,056        25,656           169,128           279,249

-----------------------

(1) Value based on the closing price of a JP Foodservice Common Share of $30.13 on June 27, 1997, as reported on the NYSE, minus the exercise price.

     Executive Employment Contracts and Severance Agreements

     JP Foodservice has entered into an employment agreement with James L. Miller, dated July 3, 1989 and amended as of June 27, 1995, pursuant to which Mr. Miller is employed by JP Foodservice as the Chairman of the Board, President and Chief Executive Officer. The agreement provides for successive renewals unless JP Foodservice gives written notice at least one year in advance of its intention not to renew. The employment agreement provides that JP Foodservice will pay Mr. Miller a base salary of $170,000 per annum, subject to such increases as the Board may determine on an annual basis. The agreement also provides that Mr. Miller has the right to participate in JP Foodservice's annual bonus program, under which he may earn a percentage of his annual base salary for such year based on the achievement by JP Foodservice of certain financial and operating targets set by the Compensation Committee of the JP Foodservice Board of Directors. If JP Foodservice's performance meets these targets, Mr. Miller's annual bonus will be 100% of his annual base salary. If JP Foodservice's performance is higher or lower than such targets, Mr. Miller's bonus will be a higher or lower percentage of his base salary.

     JP Foodservice has entered into an employment agreement with Lewis Hay, III, dated August 9, 1991 and amended as of June 27, 1995, pursuant to which Mr. Hay is employed by JP Foodservice as Senior Vice President and Chief Financial Officer. The agreement provides for successive one-year renewals unless JP Foodservice gives written notice at least 360 days in advance of its intention not to renew. The employment agreement provides that JP Foodservice will pay Mr. Hay a base salary of $170,000 per annum, subject to such increases as the Board may determine on an annual basis. Mr. Hay's employment agreement also provides that Mr. Hay has the right to participate in JP Foodservice's annual bonus program, under which he may earn a percentage of his annual base salary for such year based on the achievement by JP Foodservice of certain financial and operating targets set by the Compensation Committee of the JP Foodservice Board of Directors. If JP Foodservice's performance meets the targets, Mr. Hay's annual bonus will be 85% of his annual base salary. If JP Foodservice's performance is higher or lower than such targets, Mr. Hay's bonus will be a higher or lower percentage of his base salary.

     JP Foodservice's employment agreements with Mr. Miller and Mr. Hay, as well as JP Foodservice's severance agreements dated as of September 27, 1995 with Mark P. Kaiser, Senior Vice President-Sales, Marketing and Procurement, and George T. Megas, Vice President-Finance, provide for the payment of certain severance benefits to each such officer if the officer's employment is terminated by JP Foodservice without cause or if the officer terminates his employment for cause. In the latter case, "cause," as defined, includes a material reduction in the executive's duties, certain relocations of the executive's office, a reduction in the executive's base salary, and notification to the executive that his employment agreement will not be renewed. Upon such a termination, the executive will be entitled to receive (i) a lump-sum payment in an amount equal to three times (for Messrs. Miller and Hay) or two times (for Messrs. Kaiser and Megas) the executive's base salary and bonus for the preceding fiscal year (reduced, in certain circumstances, by any amount attributable to the acceleration of the vesting of outstanding stock options) and (ii) welfare and similar benefits for three years substantially equivalent to those provided prior to termination. If the payment is deemed to result from a change in control (as defined) of JP Foodservice and the amount payable to either officer under these agreements exceeds certain threshold amounts, federal excise tax could be imposed on the officer and JP Foodservice could lose a tax deduction for a portion of the payment. If the amount payable would result in such effects, the amount payable will be reduced by the amount the payment exceeds the threshold.

     JP Foodservice has entered into employment agreements with Messrs. Miller, Hay, Kaiser and Megas, dated as of January 4, 1996, which will supersede the foregoing employment and severance agreements at such time, if any, as there is a change of control (as defined) of JP Foodservice. Each agreement provides for a three-year employment term. Each executive will be entitled to receive a base salary at least equal to twelve times the highest monthly base salary paid or payable to the executive during the twelve months immediately preceding commencement of the employment term. In addition, each executive will be eligible to receive annual cash and non-cash bonuses in an amount at least equal to the bonuses for which such executive previously was eligible. Each agreement provides for payment of severance benefits to the executive if, among other things, the executive terminates his employment for good reason. "Good reason" is defined to include termination by the executive for any reason within six months after commencement of the employment term and, subsequent to such six-month period, termination for specified reasons, including a material reduction in the executive's duties, certain relocations of the executive's office and failure of JP Foodservice to comply with requirements of the agreement relating to the executive's compensation. Upon such a termination, the executive will be entitled to receive (i) a lump-sum payment in an amount equal to three times the executive's annual base salary and highest annual bonus (as defined) and (ii) welfare and fringe benefits for three years substantially equivalent to those provided prior to termination. If the foregoing payment is deemed to result from a change in control of JP Foodservice and the amount payable to the executive under the agreement exceeds certain threshold amounts, federal excise tax could be imposed on the executive and JP Foodservice could lose a tax deduction for a portion of the payment. The agreement provides (subject to certain limitations) that, in the event a federal excise tax is imposed,

JP Foodservice will pay the executive a "gross-up" payment in an amount such that, after payment by the executive of such excise tax and any other taxes imposed upon the foregoing payments, the executive retains an amount of the gross-up payment equal to such excise tax.

     JP Foodservice has entered into an employment agreement with David M. Abramson, dated as of June 1, 1996, pursuant to which Mr. Abramson is employed, effective as of July 1, 1996, as Senior Vice President and General Counsel of JP Foodservice. Mr. Abramson's employment agreement provides for an initial three-year term, which will be automatically extended for one year on each anniversary date of the agreement unless JP Foodservice provides Mr. Abramson with notice of non-renewal. The employment agreement provides that JP Foodservice will pay Mr. Abramson an annual base salary at a monthly rate of $16,667, subject to such increases as the JP Foodservice Board of Directors may determine at least annually. The agreement also provides that Mr. Abramson will be afforded an annual bonus opportunity in cash and stock-based incentives at least equal to 75% of his annual base salary. Mr. Abramson's employment agreement has substantially the same severance provisions as the employment agreements described in the immediately preceding paragraph.


                  Report of the Compensation Committee of the
                   Board of Directors of JP Foodservice, Inc.
                           on Executive Compensation


     In accordance with the rules of the SEC, the Compensation Committee of the JP Foodservice Board of Directors (the "Committee") offers this report regarding its executive compensation policy and compensation program for the Chief Executive Officer and certain other executive officers of JP Foodservice in effect for fiscal year 1997. This report, as well as the performance graph on page 163, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of JP Foodservice under the Securities Act or the Exchange Act, whether made before or after the date of this Joint Proxy Statement/Prospectus and irrespective of any general incorporation language in any such filing.

     Compensation Policy. JP Foodservice's primary objective is to promote growth in stockholder value over time. To accomplish this objective, JP Foodservice has adopted a comprehensive business strategy. The overall goal of the Committee is to develop compensation policies and practices which support the attainment of JP Foodservice's strategic business objectives. The Committee uses the services of independent executive compensation consultants in developing and evaluating compensation plans in order to achieve these objectives.

     The Committee annually examines executive compensation levels for the Chief Executive Officer and the other executive officers whose compensation is approved by the Committee (the "executive officers") against the compensation of executives employed by companies in the peer group index shown on the performance graph in this Joint Proxy Statement/Prospectus and certain other foodservice distribution companies. This review also compares JP Foodservice's short-term and long-term results with the performance of comparable companies.


     JP Foodservice's executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock options. Overall, these programs are intended to link executive compensation to JP Foodservice's performance. The Committee believes that a substantial portion of cash compensation should be tied to performance-based objectives. To encourage equity ownership by JP Foodservice's executives and to link executive compensation with increases in stockholder value, the Committee's policy is to provide that a significant portion of total executive compensation will be in the form of periodic stock option awards.

     Base Salary. In conjunction with its annual review of base salaries, the Committee approved a salary increase for fiscal year 1997 of 25% for the Chief Executive Officer and salary increases ranging from 5% to 40% for the other executive officers. The salary increases were determined based on the Committee's analysis of JP Foodservice's performance, individual performance, compensation levels of executives with similar responsibilities at comparable companies, and cost-of-living increases.

     Annual Cash Bonuses. JP Foodservice pays annual cash bonuses to its executive officers based upon the achievement of corporate financial and other objectives established by the Committee for the fiscal year. The objectives are established at levels intended to assure that, if achieved, they represent significant improvements in stockholder value. Executive officers have the opportunity to earn cash bonuses equal to a varying percentage of their base salary, depending upon the attainment of those objectives.

     For fiscal year 1997, the bonus objectives of the Chief Executive Officer and the other executive officers were based on earnings per share (weighted 60%) and specified financial, sales and operational objectives (weighted 40%). The operational objectives included acquisitions of foodservice businesses in furtherance of strategic and financial goals. For fiscal year 1997, JP Foodservice exceeded the earnings per share objective and met all but one of the financial, sales and operational objectives.

Applying the bonus formulas specified for fiscal year 1997, the Committee approved an annual bonus equal to 113.25% of base salary for the Chief Executive Officer and 113.25% of base salary for each of the other executive officers.


     In addition to the annual bonus, the Committee approved a discretionary bonus for fiscal year 1997 equal to 15% of base salary for the Chief Executive Officer and the other executive officers. During fiscal year 1997, the value of the JP Foodservice Common Shares increased by over 20% and JP Foodservice achieved a substantial increase in return on stockholders' equity. In awarding the discretionary bonus, the Committee gave particular weight to the role of the Chief Executive Officer and the other executive officers in enhancing stockholder value by successfully integrating acquired foodservice businesses and in negotiating the terms of the Merger.

     Long-Term Incentives. Based upon fiscal year 1997 performance, in fiscal year 1998 the Committee approved the grant of stock options under the JP Foodservice 1994 Stock Incentive Plan (the "Stock Incentive Plan") for 48,376 JP Foodservice Common Shares to the Chief Executive Officer and for a total of 111,093 JP Foodservice Common Shares to the executive officers in the aggregate (including the Chief Executive Officer). Based upon fiscal year 1997 performance, in fiscal year 1998 the Committee awarded stock options for 62,717 JP Foodservice Common Shares to other members of management.

     In determining the amount and terms of stock option awards under the Stock Incentive Plan, the Committee considers each executive's current performance and anticipated future contributions to JP Foodservice's performance, as well as the amount and terms of the options previously granted to the executive by JP Foodservice. The grant of stock options to the Chief Executive Officer was based on the Committee's assessment of both his past contributions and his anticipated role in increasing stockholder value.

     Option grants under the Stock Incentive Plan generally are considered only for years in which JP Foodservice achieves certain targets for earnings per share and return on stockholders' equity. JP Foodservice exceeded its earnings per share and return on equity targets for fiscal year 1997, justifying a grant of stock options in fiscal year 1998.

     In fiscal year 1997, the Committee also made a special one-time award of stock options under the Stock Incentive Plan for 99,650 JP Foodservice Common Shares to the Chief Executive Officer and for a total of 198,463 JP Foodservice Common Shares to the executive officers in the aggregate (including the Chief Executive Officer). The Committee made the special award primarily in recognition of the executives' contribution to JP Foodservice's achievement of significant increases in revenues, earnings per share and other financial measures of performance in fiscal year 1996 and prior periods while devoting substantial time to negotiation of a proposed merger with PYA/Monarch, Inc. in fiscal year 1996 and related matters. In the case of the option grant to Mr. Abramson, who became Senior Vice President and General Counsel effective July 1, 1996, the award was in accordance with JP Foodservice's historical practice of granting stock options to attract high-quality management employees. Of such options, 20% vested on the option grant date and 20% will vest on each of the first, second, third and fourth anniversary dates of the option grant date.

     All stock options granted to executive officers for or in fiscal year 1997 were nonqualified stock options with an exercise price that was equal to the fair market value of the JP Foodservice Common Shares on the date of grant. The options increase in value only to the extent of appreciation in the JP Foodservice Common Shares, thereby providing a clear link to enhancement of stockholder value. To emphasize the long-term incentive provided by options under the Stock Incentive Plan, the stock options generally vest in increments over a three-year period, although a modified vesting schedule was approved for the stock options subject to the special award discussed above. The Committee is authorized to grant incentive stock options, stock appreciation rights and restricted stock under the Stock Incentive Plan, but to date has determined to grant only nonqualified stock options.

     Potential Effect of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with JP Foodservice's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Stock Incentive Plan currently is excluded from the $1 million limit as "qualified performance-based compensation" under the transition rules contained in applicable Treasury regulations. None of JP Foodservice's executive officers received compensation for fiscal year 1997 in excess of the limits imposed under
Section 162(m). Under applicable regulations, it is not necessary that the Stock Incentive Plan be approved at this time to maintain deductibility of compensation payable thereunder. However, JP Foodservice has elected to submit the Stock Incentive Plan, as proposed to be amended, to stockholders at the JP Foodservice Annual Meeting for approval under Section 162(m) and the regulations thereunder.

                                                     THE COMPENSATION COMMITTEE

                                                     Michael J. Drabb (Chairman)
                                                     Eric E. Glass
                                                     Paul I. Latta, Jr.


     Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the JP Foodservice Board of Directors during fiscal 1997 was composed of Michael J. Drabb (Chairman), Eric E. Glass and Paul
I. Latta, Jr. None of the members of the Committee was an officer or employee of JP Foodservice during fiscal 1997. There are no interlock relationships.

     Stockholder Return Performance Graph

     The following graph and table show the cumulative total stockholder return on the JP Foodservice Common Shares compared to the Standard & Poor's 500 Stock Index and a self-constructed peer group index for the periods between November 16, 1994 (the date the JP Foodservice Common Shares began trading on the Nasdaq National Market) and June 27, 1997 (the last trading day in fiscal 1997). The peer group index is composed of SYSCO Corp., Rykoff-Sexton and Performance Food Group Company, all of which are public companies in the broadline foodservice distribution industry. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization as of the beginning of each period. The graph assumes $100 was invested on November 16, 1994 in (i) JP Foodservice Common Shares, (ii) the Standard & Poor's 500 Stock Index and (iii) the foodservice distribution industry peer group index, and assumes reinvestment of dividends.

Measurement Period
(Fiscal Year Covered)       JP Foodservice, Inc.      Peer Group   S&P 500 Index
November 1994                      100                    100           100
June 1995                          127                    111           117
June 1996                          227                    130           144
June 1997                          274                    143           211



                              [Graph inserted here]

Rykoff-Sexton Executive Compensation

     The following sets forth information concerning certain agreements and plans relating to the compensation of specified executive officers of Rykoff-Sexton prior to the Merger and after the Effective Time.

     Employment Agreements and Related Matters

     Mark Van Stekelenburg. Rykoff-Sexton is a party to an amended and restated employment agreement with Mr. Van Stekelenburg, Chairman and Chief Executive Officer of Rykoff-Sexton (the "Original Van Stekelenburg Employment Agreement"). The Original Van Stekelenburg Employment Agreement provides for a minimum annual base salary, which is currently $500,000, for a five-year term which began on February 2, 1996 (with automatic one-year renewals commencing at the end of the fifth year unless either party gives advance notice to the contrary), with a guaranteed minimum bonus of 50% of annual base salary for Rykoff-Sexton's 1997 fiscal year and 25% of annual base salary for Rykoff-Sexton's 1998 fiscal year. Mr. Van Stekelenburg's annual bonus opportunity under Rykoff-Sexton's existing senior management incentive plan is 150% of his base salary. The Original Van Stekelenburg Employment Agreement provides term life insurance of not less than $1,000,000 and a corresponding tax reimbursement. If his employment is involuntarily terminated without "cause" (as defined) during the term of the Original Van Stekelenburg Employment Agreement, Mr. Van Stekelenburg will receive termination payments for the greater of two years or the remaining term of such Employment Agreement. Termination benefits include salary and welfare benefit continuation, bonus (equal to the average amount of his incentive bonus during the three years preceding termination), immediate exercisability of any outstanding stock options, the lapse of any restrictions on other equity awards, and if termination occurs before July 20, 1999, two additional years of service credit for the CEO SERP (as defined in "--Supplemental Executive Retirement Plans (SERPs)--CEO SERP"). See "--Supplemental Executive Retirement Plans (SERPs)." Termination payments will be offset by any severance payments (other than tax reimbursements) made under Mr. Van Stekelenburg's Change in Control Agreement (as defined in "--Change in Control Agreements and Golden Parachute Tax Exemption"). Upon stockholder approval of the Rykoff-Sexton Proposal, Mr. Van

Stekelenburg's unvested stock options covering 62,500 Rykoff-Sexton Common Shares will vest according to their terms and restrictions on his 137,821 Rykoff-Sexton Common Shares that are subject of other equity awards will lapse according to their terms. No payment will be made to Mr. Van Stekelenburg under the Original Van Stekelenburg Agreement with respect to salary and bonus because amounts being paid under his change in control agreement completely offset these payments. See "--Change in Control Agreements and Golden Parachute Tax Exemption."

     Pursuant to the terms of the Merger Agreement and the JP/Van Stekelenburg Employment Agreement, at or prior to the Effective Time, Mr. Van Stekelenburg's employment with Rykoff-Sexton will be terminated, and Mr. Van Stekelenburg will be paid (subject to any provisions providing for offset) all amounts owing to him under (i) the Original Van Stekelenburg Employment Agreement (as if he were involuntarily terminated by Rykoff-Sexton without "cause"), (ii) his Change in Control Agreement (as if he were terminated by Rykoff-Sexton after the occurrence of a change in control other than by reason of death) and (iii) any other plans and agreements to which he is a party with Rykoff-Sexton, and he will be entitled to the benefits under the CEO SERP (as if he were terminated other than by reason of death or an approved leave of absence) (collectively, the foregoing agreements with Mr. Van Stekelenburg are referred to as the "Existing Agreements"), subject, however, to the applicable provisions of the JP/Van Stekelenburg Employment Agreement. All obligations of Rykoff-Sexton set forth in the Existing Agreements will survive any such payments. See "--Change in Control Agreements and Golden Parachute Tax Exemption" and "--Supplemental Executive Retirement Plans (SERPs)--CEO SERP."

     At the Effective Time, JP Foodservice will enter into a new employment agreement with Mr. Van Stekelenburg (the "JP/Van Stekelenburg Employment Agreement"), pursuant to which Mr. Van Stekelenburg will serve as the Vice Chairman and President of JP Foodservice. The term of the JP/Van Stekelenburg Employment Agreement will be three years, subject to earlier termination either "involuntarily" (as described below) or voluntarily by Mr. Van Stekelenburg. JP Foodservice will have the right to terminate Mr. Van Stekelenburg's employment effective on or after the first anniversary of the Closing Date of the Merger, provided that JP Foodservice gives 30 days' notice prior to the effective date of the termination, and such termination by JP Foodservice will not be considered an involuntary termination under the JP/Van Stekelenburg Employment Agreement that would entitle Mr. Van Stekelenburg to payment of the amounts described below as payable upon an involuntary termination. The JP/Van Stekelenburg Employment Agreement provides a minimal annual base salary of $500,000, with an annual bonus opportunity of 100% of annual base salary for each fiscal year of JP Foodservice that ends during the term of the JP/Van Stekelenburg Employment Agreement. The JP/Van Stekelenburg Employment also provides for various benefits, including the right to participate in various JP Foodservice savings and retirement plans and welfare benefit plans (including health and life insurance for

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     Mr. Van Stekelenburg and his family) to the extent applicable to other JP
Foodservice peer executives (but not to the extent that Mr. Van Stekelenburg is entitled to such benefits under the Original Van Stekelenburg Employment Agreement or his Change in Control Agreement), and reimbursement for relocation expenses to the Columbia, Maryland area.

     If Mr. Van Stekelenburg's employment is involuntarily terminated without "cause" during the first year of the term of the JP/Van Stekelenburg Employment Agreement, Mr. Van Stekelenburg will be entitled to receive (1) a lump sum termination payment equal to (a) the sum of (i) his highest base salary during the prior three-year period, plus (ii) his average annual cash incentive compensation awarded during the prior three-year period, times (b) a fraction equal to the portion of the year remaining, if any, from the date of termination to the first anniversary date of Mr. Van Stekelenburg's employment with JP Foodservice, and (2) for the portion of the year remaining, if any, from the date of termination to the first anniversary date of Mr. Van Stekelenburg's employment with JP Foodservice, the benefit of all employee welfare benefit plans and perquisite programs in which Mr. Van Stekelenburg was entitled to participate immediately prior to his termination (but not to the extent that Mr. Van Stekelenburg becomes entitled to similar benefits under the Original Van Stekelenburg Employment Agreement or his Change in Control Agreement). See "-- Change in Control Agreements and Golden Parachute Tax Exemption." For purposes of calculating the lump sum termination payment, the applicable three-year period includes Mr. Van Stekelenburg's employment with Rykoff-Sexton. In general, "cause" is defined as a willful and continued failure to perform assigned duties after notice of such failure or the willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to JP Foodservice. Mr. Van Stekelenburg will be deemed to have been involuntarily terminated if he terminates employment after any of the following events: Mr. Van Stekelenburg's disability; certain changes to Mr. Van Stekelenburg's duties, titles, offices or positions; failure of JP Foodservice to compensate Mr. Van Stekelenburg in accordance with the terms of the JP/Van Stekelenburg Employment Agreement; the relocation of Mr. Van Stekelenburg from JP Foodservice's Columbia, Maryland location; or Mr. Van Stekelenburg's termination during the thirty-day period immediately following a "change in control." For this purpose, a "change in control" will be deemed to occur if any of the following events occurs: the individuals who, as of the date of the signing of the JP/Van Stekelenburg Employment Agreement, constitute the Board of Directors of JP Foodservice (the "Incumbent Board") (or any individual whose subsequent election to the Board of Directors of JP Foodservice was approved by the Incumbent Board) cease to constitute a majority of the Board of Directors of JP Foodservice; with certain exceptions, any individual, entity or group is or becomes the beneficial owner of 50% or more of JP Foodservice's capital stock generally entitled to vote for the election of directors; a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of JP Foodservice is consummated; or the stockholders of JP Foodservice approve a complete liquidation of JP Foodservice

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

(except that in no event will the Merger constitute a change in control). In addition, if Mr. Van Stekelenburg's employment is involuntarily terminated without "cause" at any time during the term of the JP/Van Stekelenburg Employment Agreement, then, notwithstanding any provision to the contrary in any agreement or plan, all of his outstanding stock options will immediately become exercisable and all restrictions on any other equity awards will lapse and such awards will vest and Mr. Van Stekelenburg will be entitled to reimbursement for relocation expenses. The JP/Van Stekelenburg Employment Agreement also provides for payment of an amount necessary to restore any benefit diminution if the 20% excise tax imposed under Section 4999 of the Code is applicable to payments or distributions made to Mr. Van Stekelenburg by JP Foodservice.

     Other Executive Officers of Rykoff-Sexton. Rykoff-Sexton also has obligations under employment agreements with David F. McAnally, former Senior Vice President and Chief Financial Officer, and Harold E. Feather, Executive Vice President, Strategic Planning.

     The employment agreement with Mr. McAnally generally parallels the Original Van Stekelenburg Employment Agreement. Mr. McAnally's employment agreement provides an annual base salary (which is currently $205,000 for a two-year term commencing on May 17, 1996 (with automatic one-year renewals commencing at the end of the initial term unless either party gives advance notice to the contrary), with a guaranteed, minimum bonus of 50% of annual base salary for Rykoff-Sexton's 1997 fiscal year and 25% of annual base salary for Rykoff-Sexton's 1998 fiscal year. In the event that Mr. McAnally is involuntarily terminated by Rykoff-Sexton without "cause" during the term of his employment agreement, he will receive termination payments for the greater of one year or the period remaining in the term. Termination benefits for Mr. McAnally include salary and welfare benefit continuation, bonus (equal to the average amount of his incentive bonus during the three years preceding termination), immediate exercisability of any outstanding stock options, and the lapse of certain specified restrictions on other equity awards. Mr. McAnally's employment was terminated pursuant to his employment agreement effective September 2, 1997. Pursuant to the terms of Mr. McAnally's employment agreement, Mr. McAnally is currently receiving $30,521 per month, which will cease to be payable upon the earlier to occur of September 2, 1998 or the date, if any, when amounts are paid under his change in control agreement . In addition, upon termination of Mr. McAnally's employment, unvested stock options covering 48,360 Rykoff-Sexton Common Shares vested and restrictions 56,000 on Rykoff-Sexton Common Shares that are the subject of other equity awards will lapse upon stockholder approval of the Rykoff-Sexton proposal. See "--Change in Control Agreements and Golden Parachute Tax Exemption."

     Rykoff-Sexton has entered into an employment agreement with Mr. Feather, which provides that Mr. Feather will be paid a minimum annual base salary, which


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


is currently $290,000, and an annual car allowance (currently $9,000) through December 31, 1998 (after which time, either Mr. Feather or Rykoff-Sexton may terminate his employment at any time with or without cause and with or without notice). Mr. Feather's employment agreement permits him to participate in Rykoff-Sexton's employee benefit, stock option, and incentive plans, subject to the terms of such plans. If Mr. Feather is terminated by Rykoff-Sexton for any reason other than Mr. Feather's death, disability, or for cause (as defined), Mr. Feather will receive termination payments equal to his continued base salary through December 31, 1998, provided that Mr. Feather does not directly or indirectly compete with Rykoff-Sexton. Any payments made pursuant to Mr. Feather's Change in Control Agreement will reduce, dollar for dollar, the amount of the termination payments made pursuant to Mr. Feather's employment agreement. If termination payments were to become due to Mr. Feather under both his employment agreement and his change in control agreement, it is anticipated that any amounts paid under his change in control agreement under those circumstances would offset completely any amounts payable under the employment agreement. See "--Change in Control Agreements and Golden Parachute Tax Exemption."

     Change in Control Agreements and Golden Parachute Tax Exemption

     Rykoff-Sexton is a party to a change in control agreement with Mr. Van Stekelenburg and change in control agreements with certain other current and former executive officers of Rykoff-Sexton (Harold E. Feather, Richard J. Martin, Robert J. Harter, Jr. and David F. McAnally) (collectively referred to as the "Change in Control Agreements"). Prior to a "change in control," each of the Change in Control Agreements provides for a base term ending on December 31, 1999, with automatic one-year renewals unless Rykoff-Sexton gives advance notice to the contrary. Each of the Change in Control Agreements provides for the payment of specified benefits under the circumstances described below after the occurrence of a "change in control" (as defined). For purposes of the Change in Control Agreements, the consummation of the Merger will constitute a "change in control." Upon a "change in control," each Change in Control Agreement (other than Mr. Van Stekelenburg's) will provide an executive with an amount equal to
2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan if, within two years subsequent to the "change in control," the executive's employment is involuntarily terminated by Rykoff-Sexton other than for death, disability or "cause" (defined generally as the executive's willful and continued failure to substantially perform his duties, after specific demand for substantial performance has been made by Rykoff-Sexton, or the executive's willful engaging in misconduct that is materially injurious to Rykoff-Sexton) or if the executive terminates his employment for "good reason" (defined as (i) certain changes to the executive's duties, title, offices or positions, (ii) a salary reduction or a failure to increase salary by certain amounts, (iii) failure to maintain,

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

or certain adverse effects on the executive's participation in, certain benefit, incentive or stock option plans, (iv) a relocation subsequent to a "change in control" of Rykoff-Sexton's principal executive offices to a location more than 40 miles from the location of such principal executive offices immediately prior to the "change in control," provided that such relocation will have no effect under the executive's Change in Control Agreement unless prior to the "change in control" the executive performed the executive's duties at such principal offices; or the executive's relocation to any place other than the location at which the executive performed the executive's duties prior to a "change in control," except for required travel by the executive on Rykoff-Sexton's business to an extent substantially consistent with the executive's business travel obligations at the time of a "change in control," (v) a reduction in the executive's vacation days, (vi) a material breach of, or failure by a successor or assign of Rykoff-Sexton to assume, the executive's Change in Control Agreement or (vii) a purported termination of the executive's employment that is not implemented in accordance with the terms of the executive's Change in Control Agreement). Additionally, if a "change in control" occurs and the executive's employment with Rykoff-Sexton is terminated by Rykoff-Sexton or the executive terminates his employment for "good reason" prior to the date on which the "change in control" occurs, such termination will be deemed to be a termination of employment after a "change in control" for purposes of the Change in Control Agreement if the executive can reasonably demonstrate that such termination was at the request of a third party who took steps reasonably calculated to effect a "change in control," or otherwise arose in connection with or in anticipation of a "change in control." Termination benefits for each of the executive officers who is a party to a Change in Control Agreement include outplacement expense reimbursement and welfare benefit continuation for two years after the executive's termination of employment.

     Pursuant to Mr. Van Stekelenburg's Change in Control Agreement, Mr. Van Stekelenburg will receive an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan if within two years subsequent to the "change in control" his employment is terminated by Rykoff-Sexton for any reason or no reason (other than death) or if Mr. Van Stekelenburg elects to terminate his employment for any or no reason. Mr. Van Stekelenburg's termination benefits include outplacement expense reimbursement and welfare benefit continuation for two years after his termination of employment. Pursuant to the terms of the Merger Agreement and upon the execution of the JP/Van Stekelenburg Employment Agreement, at or prior to the Effective Time, Mr. Van Stekelenburg's employment with Rykoff-Sexton will be terminated, and he will be treated for purposes of his Change in Control Agreement as if he were terminated by Rykoff-Sexton after the occurrence of a "change in control" other than by reason of death. See "--Employment Agreements and Related Matters."


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

     The Change in Control Agreements with Messrs. Van Stekelenburg and Feather also provide for payment of an amount necessary to restore any benefit diminution if the 20% excise tax imposed under Section 4999 of the Code is applicable to payments made or benefits provided under this agreements.

     Mr. Van Stekelenburg will receive $2,616,250 and 62,168 Rykoff-Sexton Common Shares and Mr. Harter will receive $964,992 and 22,079 Rykoff-Sexton Common Shares at or prior to the Effective Time in payment of amounts owing under their change in control agreements. If the Merger is consummated by September 2, 1998, Mr. McAnally will receive $919,425 and 21,041 Rykoff-Sexton Common Shares at or prior to the Effective Time in payment of amounts owing under his change in control agreement. If the employment of Messrs. Feather or Martin were terminated under circumstances giving rise to benefits under their change in control agreements, it is anticipated, based on current compensation levels, that Mr. Feather would receive $1,300,650 and 29,012 Rykoff-Sexton Common Shares and Mr. Martin would receive $968,760 and 22,166 Rykoff-Sexton Common Shares. Messrs. Martin and Feather are expected to become executive officers of JP Foodservice as of the Effective Time (see "Management of JP Foodservice After the Merger -- Executive Officers") and such individuals will not receive benefits under their change in control agreements unless their employment is terminated under the circumstances described above. Any Rykoff-Sexton Common Shares to be received by such executive officers in payment of amounts owing under such agreements and arrangements will be converted into the right to receive, or will be paid directly as, JP Foodservice Common Shares at the Exchange Ratio.


     Severance Agreements

     As of February 2, 1996, Rykoff-Sexton entered into individual severance agreements with Messrs. Feather, Harter and Martin (the "Severance Agreements"). The individual Severance Agreements provide for termination benefits if an executive is involuntarily terminated by Rykoff-Sexton other than for death, disability or "cause," or terminates employment voluntarily after a reduction in pay (other than a general reduction), or notice of the non-renewal of the agreement, during the Severance Agreement's three-year term. The Severance Agreements also provide for automatic one-year renewals unless either party gives advance notice to the contrary. "Cause" under the Severance Agreements is defined as a failure by the executive consistently to meet applicable performance appraisal standards; an intentional act of fraud, embezzlement or theft; intentional wrongful damage to Rykoff-Sexton's property; intentional misconduct that is materially injurious to Rykoff-Sexton; or a breach of the confidentiality/nonsolicitation provisions of the Severance Agreement. Termination benefits include salary and

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


welfare benefit continuation for two years, bonus (based on actual performance results during the applicable performance period and calculated as though the executive had remained employed throughout the period, but prorated to reflect the period of actual service), full vesting in any stock options and in each individual's SERP and crediting of benefits under Rykoff-Sexton's Deferred Compensation Plan at a "preferred" rate. Termination payments will be offset by any payments made under an individual executive's employment agreement or Change in Control Agreement. If payments were to become due to Messrs. Harter, Feather or Martin under both their severance and change in control agreements, it is anticipated that any amounts paid under their respective change in control agreements under those circumstances would offset completely any termination benefits in respect of salary, bonus or welfare continuation under their severance agreements.


     Supplemental Executive Retirement Plans (SERPs)

     Non-CEO SERPs. Effective October 1, 1995, Rykoff-Sexton established a nonqualified supplemental executive retirement plan ("SERP") for each of Messrs. Feather, Harter and Martin (individually referred to as an "executive").

     An executive who has at least 15 years of service and retires at or after age sixty-two (the "Normal Retirement Age") is entitled, provided he has participated in his SERP for at least five plan years or has otherwise become fully vested in his SERP, to an annual SERP retirement benefit for life equal to 50% of his final average earnings, reduced by the actuarial equivalent of any benefits he is entitled to receive under Rykoff-Sexton's qualified pension plan (the "Rykoff-Sexton Pension Plan"), Rykoff-Sexton's supplemental excess retirement plan, certain other nonqualified retirement plans of Rykoff-Sexton and its subsidiaries, Social Security, and all qualified and non-qualified plans for all prior employers (the "Executive's Other Benefits"). Final average earnings are defined as the executive's highest average annual base compensation plus bonus during any consecutive three-year period within the five-year period preceding termination of employment.

     An executive who has at least ten years of service and retires prior to Normal Retirement Age but at or after age fifty-five is entitled, provided he has participated in his SERP for at least five plan years or has otherwise become fully vested in his SERP, to an annual early retirement benefit for life equal to the 50% benefit payable at Normal Retirement Age (as reduced by the Executive's Other Benefits), reduced on account of the early payment of benefits. The early payment reduction is 6% for each year that the date of the commencement of benefits precedes his normal retirement at age sixty-two (the "Six Percent Annual Early Payment Reduction").


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

     An executive will become fully vested in his SERP at age fifty-five and upon completion of five plan years of participation in the SERP, or earlier if his employment is terminated without cause under his Severance Agreement or following a "change in control" (as defined). For purposes of the SERPs, the consummation of the Merger will constitute a "change in control." An executive who becomes fully vested in his SERP will be entitled, upon termination prior to the date the executive would have both attained age fifty-five and completed ten years of service, to a lifetime annual retirement benefit payable commencing at the date he would have had ten years of service if his employment continued with Rykoff-Sexton and he had attained age fifty-five. The benefit will be determined in the same manner as an early retirement benefit.

     If an executive dies prior to his termination of employment, his surviving spouse, if he has been married to such spouse for at least one year prior to death, is entitled to an annual survivor benefit for life equal to 50% of the benefit to which the executive would have been entitled had he then retired (but without reduction by the benefits the executive would have been entitled to receive under the Rykoff-Sexton Pension Plan), reduced by the survivor benefits paid under the Rykoff-Sexton Pension Plan. If an executive dies after the commencement of benefits under the SERP, his surviving spouse, if he has been married to such spouse for at least one year prior to death, is entitled to an annual survivor benefit equal to 50% of the benefit actually then being paid to the executive, adjusted, in a manner similar to that described above, to take into account the survivor benefits paid under the Rykoff-Sexton Pension Plan.

     An executive who becomes disabled with less than ten years of service is entitled to an annual disability benefit for life equal to 25% of his final average earnings, reduced by the Executive's Other Benefits. An executive who becomes disabled with ten or more years of service is entitled to a disability benefit calculated by (a) multiplying his final average earnings by a percentage that equals his years of service times 2-1/2% (but in no event more than 50%), and (b) subtracting therefrom an amount equal to the Executive's Other Benefits. Disability benefits will commence after the end of the salary continuation period under Rykoff-Sexton's non-insured salary continuation plan. Disability benefits are not subject to the Six Percent Annual Early Payment Reduction.

     CEO SERP. Effective July 20, 1994, Rykoff-Sexton established a nonqualified supplemental executive retirement plan for Mr. Van Stekelenburg (the "CEO SERP").

     If Mr. Van Stekelenburg has at least twenty years of service and retires at or after age sixty (the "CEO's Normal Retirement Age"), Mr. Van Stekelenburg is entitled under the CEO SERP to an annual retirement benefit for life equal to 60% of his final average earnings, reduced by the actuarial equivalent of any benefits he is entitled to receive under the Rykoff-Sexton Pension Plan (the "CEO's Other


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

Benefits"). Mr. Van Stekelenburg is not a participant in Rykoff-Sexton's supplemental excess retirement plan. Final average earnings are defined as Mr. Van Stekelenburg's average annual base compensation plus bonus during the three-year period preceding termination of employment. If Mr. Van Stekelenburg retires prior to the CEO's Normal Retirement Age but at or after age fifty-five, he is entitled to an early retirement benefit equal to the 60% benefit payable at Normal Retirement Age (reduced by the CEO's Other Benefits), reduced by 6% for each year that the date of commencement of benefits precedes the CEO's Normal Retirement Age. In all cases, the retirement benefits payable to Mr. Van Stekelenburg will be reduced by the amount of retirement benefits paid to him under Social Security.

     Mr. Van Stekelenburg became fully vested in the CEO SERP upon completing five years of service. As a result, if Mr. Van Stekelenburg terminates prior to age fifty-five, he will be entitled to an annual retirement benefit for life payable commencing at age fifty-five which is equal to the actuarial equivalent of the 60% benefit payable at Normal Retirement Age (as reduced by the CEO's Other Benefits). The retirement benefit will be reduced by the amount of retirement benefits paid to him under Social Security.

     If Mr. Van Stekelenburg dies prior to his termination of employment, his surviving spouse is entitled, if he has been married to such spouse for at least one year prior to death, to an annual survivor benefit for life equal to 60% of the benefit to which he would have been entitled had he then retired (but without reduction by the benefits Mr. Van Stekelenburg would have been entitled to receive under the Rykoff-Sexton Pension Plan), reduced by the survivor benefits paid under the Rykoff-Sexton Pension Plan. If Mr. Van Stekelenburg dies after the commencement of benefits under the CEO SERP, his surviving spouse, if he has been married to such spouse for at least one year prior to death, is entitled to an annual survivor benefit equal to 60% of the benefit actually then being paid to him, adjusted, in a manner similar to that described above, to take into account the survivor benefits paid under the Rykoff-Sexton Pension Plan.

     If Mr. Van Stekelenburg becomes disabled with less than ten years of service, he is entitled to an annual disability benefit for life equal to 30% of his final average earnings, reduced by the CEO's Other Benefits. If Mr. Van Stekelenburg becomes disabled with ten or more years of service, he is entitled to a disability benefit calculated by (a) multiplying his final average earnings by a percentage that equals his years of service times 3% (but in no event more than 60%), and (b) subtracting therefrom an amount equal to the CEO's Other Benefits. Disability benefits will commence after the end of the salary continuation period under Rykoff-Sexton's non-insured salary continuation plan, are reduced by the amount of retirement benefits paid under Social Security, and are not subject to the 6% annual early payment reduction.


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

     Deferred Compensation Plan and Master Trust Agreement. The Rykoff-Sexton Deferred Compensation Plan permits specified Rykoff-Sexton executives and members of Rykoff-Sexton's Board of Directors to elect to defer portions of annual base salary, annual bonus and/or director's fees. The minimum deferral for any year is $2,000 of base salary, bonus or fees, and the maximum annual deferral is 50% of annual base salary and 100% of each of annual bonus and director's fees. Interest is credited to an individual's account on the amount deferred at specific rates. A higher interest rate is generally applied for payments due to death, disability or retirement after age 62 (or for employees only, after age 55 with five years service), or for payments made to a participant with at least five years of participation in the Plan. The higher interest rate is also applied after a "change in control" occurs. The Master Trust Agreement for Executive Deferral Plans provides a means of securing payment for various of Rykoff-Sexton's deferred compensation plans for executives, including the Deferred Compensation Plan and the SERPs. Certain provisions of the Master Trust Agreement take effect only after a "change in control" (as defined) occurs.

     For purposes of the Deferred Compensation Plan and the Master Trust Agreement, the consummation of the Merger will constitute a "change in control." At or prior to the Effective Time, Rykoff-Sexton may transfer funds to the trust established pursuant to the Master Trust Agreement in an amount sufficient to provide for all obligations secured by the trust and accrued through the Effective Time and for the fees and expenses of the trust.

     Additional information regarding the compensation and certain relationships and related transactions of directors and officers of Rykoff-Sexton who will serve as directors or officers of JP Foodservice as of the Effective Time is contained in the Rykoff-Sexton Annual Report on Form 10-K under the captions "Directors and Executive Officers of the Company," "Executive Compensation" and "Certain Relationships and Related Transactions." The Rykoff-Sexton Annual Report on Form 10-K is incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

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


                    JP FOODSERVICE ANNUAL MEETING PROPOSALS

     In addition to the JP Foodservice Merger Proposal described elsewhere in this Joint Proxy Statement/Prospectus, JP Foodservice stockholders will be asked to consider and vote upon the following proposals at the JP Foodservice Annual
Meeting:

     (i) a proposal to elect three directors of JP Foodservice for terms expiring at the JP Foodservice Annual Meeting of Stockholders in the year 2000 (the "JP Foodservice Director Election Proposal");

     (ii) a proposal to amend JP Foodservice's Restated Certificate of Incorporation (the "JP Foodservice Charter Amendment") to increase the number of authorized JP Foodservice Common Shares from 75,000,000 shares to 150,000,000 shares (the "JP Foodservice Charter Amendment Proposal");

     (iii) a proposal to (a) amend the Stock Incentive Plan to increase the number of JP Foodservice Common Shares authorized for issuance under the Stock Incentive Plan from 1,532,404 shares to 2,600,000 shares and (b) amend the Stock Incentive Plan for purposes of Section 162(m) of the Code and regulations thereunder (collectively, the "JP Foodservice Stock Incentive Plan Amendment") (the "JP Foodservice Stock Incentive Plan Amendment Proposal"); and

     (iv) a proposal to amend the Director Plan to (a) increase the number of JP Foodservice Common Shares authorized for issuance under the Director Plan from 100,000 shares to 200,000 shares, (b) increase the number of JP Foodservice Common Shares subject to annual option grants under the Director Plan from 1,000 shares to 2,000 shares and (c) modify eligibility requirements for awards under the Director Plan (the "JP Foodservice Director Plan Amendment Proposal").

     Approval of the JP Foodservice Merger Proposal is not conditioned upon approval of any of the foregoing proposals. If approved by the JP Foodservice stockholders at the JP Foodservice Annual Meeting, the JP Foodservice Charter Amendment and the JP Foodservice Stock Incentive Plan Amendment will become effective only upon consummation of the Merger.


JP Foodservice Director Election Proposal


     The Restated Certificate of Incorporation and the Amended and Restated By-Laws of JP Foodservice provide that the JP Foodservice Board of Directors is to be divided into three classes of directors, with the


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


classes to be as nearly equal in number as possible. In accordance with the JP Foodservice By-Laws, before giving effect to expansion of the JP Foodservice Board to 17 members pursuant to the Merger Agreement (as described under the caption "Management of JP Foodservice after the Merger--Directors"), the membership of the JP Foodservice Board of Directors is fixed at nine directors, with three directors to serve until the JP Foodservice Annual Meeting, three directors to serve until the JP Foodservice Annual Meeting of Stockholders in 1998 and three directors to serve until the JP Foodservice Annual Meeting of Stockholders in 1999. Upon the expiration of the term of office of each class as set forth above, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

     Three nominees are named in this Joint Proxy Statement/Prospectus. If elected, the directors will serve three-year terms expiring at the JP Foodservice Annual Meeting of Stockholders in the year 2000 and until their successors are elected and qualified or until their earlier resignation or removal. The JP Foodservice Board of Directors has nominated three incumbent directors, James L. Miller, David M. Abramson and Dean R. Silverman, for election to the JP Foodservice Board. Mr. Miller has served as a director since JP Foodservice's inception in 1989, Mr. Abramson has served as director since 1994 and Mr. Silverman has served as a director since September 3, 1996.

     Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the JP Foodservice Annual Meeting. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the JP Foodservice Board of Directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     The following sets forth information concerning the terms of service of each of the nominees and directors continuing in office:

                  Nominees for Election for Three-Year Terms

              Name                                            Director Since

      James L. Miller.......................................       1989
      David M. Abramson.....................................       1994
      Dean R. Silverman ....................................       1996

                     Directors Whose Terms Expire in 1998

              Name                                            Director Since

      Michael J. Drabb .....................................       1996
      Eric E. Glass.........................................       1996
      Paul I. Latta ........................................       1996

                     Directors Whose Terms Expire in 1999

              Name                                            Director Since

      Lewis Hay, III........................................       1991
      Mark P. Kaiser........................................       1996
      Jeffrey D. Serkes.....................................       1996


     Information concerning the ownership of JP Foodservice Common Shares by each of the nominees and directors continuing in office is set forth under the caption "Ownership of JP Foodservice Common Shares," biographical information concerning each of the nominees and directors continuing in office is set forth under the caption "Management of JP Foodservice After the Merger--Directors" and information regarding the compensation of certain members of JP Foodservice management in fiscal 1997 and related arrangements is set forth under the caption "Management of JP Foodservice After the Merger--JP Foodservice Executive Compensation."

     Board of Directors and Committees of the Board

     The JP Foodservice Board of Directors held 12 meetings during JP Foodservice's 1997 fiscal year. During fiscal 1997, each director attended at least 75% of the aggregate of the total number of meetings of the JP Foodservice Board held during the period he served as a director and the total number of meetings held by each committee of the JP Foodservice Board on which he served (during the period for which he served).

     The JP Foodservice Board of Directors currently has three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, which met four times during fiscal 1997, currently consists of Mr. Silverman (Chairman), Mr. Drabb and Mr. Serkes. The Committee is responsible for recommending to the full JP Foodservice Board the selection of JP Foodservice's independent auditors, reviewing

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


the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of JP Foodservice's system of internal accounting controls in consultation with the independent auditors, reviewing generally the activities and recommendations of the independent auditors, and exercising oversight with respect to JP Foodservice's code of conduct and other policies and procedures regarding adherence with legal requirements.

     The Compensation Committee, which held six meetings during fiscal 1997, currently consists of Mr. Drabb (Chairman), Mr. Glass and Mr. Latta. The Committee is responsible for establishing the compensation and benefits of the executive officers of JP Foodservice and its subsidiaries, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests, and administering certain of JP Foodservice's benefit plans.

     The Nominating Committee of the JP Foodservice Board of Directors, which met one time during fiscal 1997, currently consists of Mr. Hay (Chairman), Mr. Glass and Mr. Silverman. The Committee is responsible for recommending to the full JP Foodservice Board potential candidates for membership on the JP Foodservice Board. JP Foodservice's Restated Certificate of Incorporation provides that any stockholder wishing to nominate persons for election as directors at a JP Foodservice annual meeting must deliver to the Secretary of JP Foodservice at JP Foodservice's principal office in Columbia, Maryland a written notice of the stockholder's intention to make such a nomination. The stockholder is required to furnish the notice not later than 90 days prior to the date that is one year from the date of the most recent preceding meeting of stockholders. The notice must include the following information: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of JP Foodservice Common Shares and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residential addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC and (vi) the written consent of each proposed nominee to serve as a director of JP Foodservice if so elected.

     Director Compensation

     Directors who are not also employees of JP Foodservice receive an annual fee of $12,000, plus $1,000 for each Board meeting attended in person, $750 for each Board meeting attended by conference telephone, $750 for each committee meeting attended in person ($300 if attended in person on the date of a Board meeting), and $300 for each committee meeting attended by conference telephone. The Chairman of the Compensation Committee and the Chairman of the Audit Committee each receive an additional annual fee of $2,000. In addition, subject to approval of the JP Foodservice Director Plan Amendment Proposal by the JP Foodservice stockholders at the JP Foodservice Annual Meeting, such directors receive an annual grant of options for 2,000 JP Foodservice Common Shares under the Director Plan. The Director Plan also provides that each such director will receive options to purchase 5,000 JP Foodservice Common Shares upon the director's initial election or appointment to the JP Foodservice Board.

     The JP Foodservice Board of Directors unanimously recommends that the stockholders of JP Foodservice vote "for" the election of the nominees to serve as directors.


JP Foodservice Charter Amendment Proposal


     JP Foodservice's Restated Certificate of Incorporation currently authorizes the issuance of a total of 75,000,000 JP Foodservice Common Shares and 5,000,000 shares of Preferred Stock, par value $.01 per share, for a total authorized capital stock of 80,000,000 shares. See "Description of JP Foodservice Capital Stock." The stockholders are asked to consider and vote upon a proposal to amend the Restated Certificate of Incorporation to increase the number of authorized JP Foodservice Common Shares from 75,000,000 shares to 150,000,000 shares.

     Approval of the JP Foodservice Merger Proposal is not conditioned upon approval of the JP Foodservice Charter Amendment Proposal. If approved by JP Foodservice stockholders, the JP Foodservice Charter Amendment will become effective only upon consummation of the Merger.

     Of the presently authorized 75,000,000 JP Foodservice Common Shares, 22,606,308 shares were issued and outstanding as of August 31, 1997 and an additional 4,264,329 shares were reserved for issuance under JP Foodservice's benefit plans. If the Merger is consummated, 46,735,752 JP Foodservice Common Shares would be outstanding immediately after the Merger and an additional 6,486,317 JP Foodservice Common Shares would be reserved for issuance under JP Foodservice's benefit plans, the Assumed Options and Assumed Warrants. If the JP Foodservice Charter Amendment Proposal is not approved, JP Foodservice would have available for future issuance, not including shares reserved for issuance under the benefit plans, the Assumed Options and the Assumed Warrants, 21,777,931 JP Foodservice Common Shares if the Merger is consummated. If the JP Foodservice Charter Amendment Proposal is approved, JP Foodservice would have available for future issuance, not including shares reserved for issuance under the benefit plans, the Assumed Options and the Assumed Warrants, 96,777,931 JP Foodservice Common Shares if the Merger is consummated.

     Although JP Foodservice has no present plans or commitments to issue the proposed additional authorized JP Foodservice Common Shares, such shares would be available for issuance without further action by stockholders except as required by law or regulation, including requirements of the NYSE. The JP Foodservice Board of Directors believes that, particularly if the Merger is consummated, the authorization of such shares is desirable so that there will be sufficient shares available for issuance for purposes that the JP Foodservice Board of Directors may hereafter determine to be in the best interests of JP Foodservice and its stockholders. Such purposes could include additional offers of shares for cash and acquisitions of foodservice businesses, as well as the declaration of stock splits and stock dividends and other general corporate purposes. In fiscal 1997, JP Foodservice completed acquisitions of four foodservice businesses, the consideration for which consisted entirely or partially of JP Foodservice Common Shares, and completed a public offering of additional JP Foodservice Common Shares for cash. See "The Merger--Background of the Merger." In many situations, prompt action may be required which would not permit JP Foodservice to seek stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes it should have the flexibility to act promptly in the best interests of JP Foodservice and its stockholders. The terms of any future issuance of JP Foodservice Common Shares will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

     The proposed increase in authorized JP Foodservice Common Shares is designed to provide flexibility to the JP Foodservice Board of Directors. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of JP Foodservice, and would have a dilutive effect on stockholders.

     If the JP Foodservice Charter Amendment Proposal is approved, Article IV of the Restated Certificate of Incorporation of JP Foodservice would read in its entirety as follows:


                                  ARTICLE IV

                                 CAPITAL STOCK

     The Corporation shall have the authority to issue a total of one hundred fifty-five million (155,000,000) shares of capital stock, each with a par value of $0.01, consisting of one hundred fifty million (150,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock.

     Approval of the JP Foodservice Charter Amendment Proposal will require the affirmative vote of holders of a majority of the JP Foodservice Common Shares outstanding on the JP Foodservice Record Date.

     The JP Foodservice Board of Directors unanimously recommends that the stockholders of JP Foodservice vote "for" the JP Foodservice Charter Amendment Proposal.


JP Foodservice Stock Incentive Plan Amendment Proposal


     The stockholders of JP Foodservice are asked to consider and vote upon a proposal to (i) amend the Stock Incentive Plan to increase the number of JP Foodservice Common Shares from 1,532,404 shares to 2,600,000 shares and (ii) amend the Stock Incentive Plan for purposes of Section 162(m) of the Code and regulations thereunder. The Stock Incentive Plan was adopted by JP Foodservice stockholders on November 15, 1994. If approved by the stockholders at the JP Foodservice Annual Meeting, the JP Foodservice Stock Incentive Plan Amendment will become effective only upon consummation of the Merger.

     Increase in Shares Authorized for Issuance

     The JP Foodservice Board of Directors has approved an amendment to the Stock Incentive Plan increasing from 1,532,404 to 2,600,000 the number of JP Foodservice Common Shares authorized for issuance pursuant to awards granted under the Stock Incentive Plan. The JP Foodservice Board believes that stock options and other stock-based awards of the type authorized by the Stock Incentive Plan play an important role in enabling JP Foodservice to attract, retain and motivate executives and key management employees who can make a material contribution to JP Foodservice's future growth and success.

     The JP Foodservice Board believes that the number of JP Foodservice Common Shares authorized for issuance under the Stock Incentive Plan will be insufficient to meet JP Foodservice's needs for stock-based management compensation following the Merger. In 1994, the JP Foodservice stockholders authorized a total of 1,532,404 JP Foodservice Common Shares to be used for awards under the Stock Incentive Plan. At August 31, 1997, 1,321,749 JP Foodservice Common Shares had been reserved for issuance pursuant to outstanding awards and 210,655 JP Foodservice Common Shares were available for future awards. Consummation of the Merger is expected to increase significantly the number of officers and key management employees who will be eligible for awards under the Stock Incentive Plan. Although, pursuant to the Merger Agreement, JP Foodservice will assume all of the Options under the Rykoff-Sexton Stock Plans which are outstanding immediately prior to the Effective Time, it does not intend to make awards under the Rykoff-Sexton Stock Plans after the Merger. All stock-based awards will be made under the Stock Incentive Plan or such other stock plans as the JP Foodservice stockholders may approve from time to time.


     If stockholders approve the Stock Incentive Plan Amendment, the total number of JP Foodservice Common Shares authorized for issuance under the Stock Incentive Plan will constitute approximately 5.6% of the 46,735,752 JP Foodservice Common Shares that will be outstanding immediately after the Merger. The increased number of JP Foodservice Common Shares authorized under the Stock Incentive Plan, together with the 1,943,309 JP Foodservice Common Shares that will be issuable upon exercise of all Assumed Options, will constitute approximately 9.7% of the JP Foodservice Common Shares that will be outstanding immediately after the Merger.

     Section 162(m)

     Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. However, under the Code there is no limitation on the deductibility of "qualified performance-based compensation." To satisfy this definition, (i) the compensation must be paid solely on account of the attainment of one or more preestablished, objective performance goals; (ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as "outside directors" for purposes of the exception;
(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if (1) the grant or award is made by the Compensation Committee; (2) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and (3) under the terms of the option, the amount of compensation is based solely on an increase in the value of the stock after the date of grant. Under the Code, a director is an "outside director" if the director is not a current employee of the corporation; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the corporation; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from the corporation in any capacity other than as a director. The regulations provide that the material terms of a performance goal will be approved by stockholders for purposes of the foregoing rules if, in a separate vote, affirmative votes are cast by a majority of the voting shares.

     The Stock Incentive Plan authorizes grants of restricted stock and stock appreciation rights which will vest only if performance goals are satisfied. The performance goals are based on objective business criteria which will include one or more of the following: earnings per share, total shareholder return, operating earnings, growth in assets, return on equity, return on capital, market share, stock price, net income, cash flow, sales growth (in general, by type of product and by type of customer), retained earnings and completion of aquisitions. The Compensation Committee is authorized to determine the specific performance goals that will apply and the manner in which such goals are calculated.

     Summary of Material Provisions of the Stock Incentive Plan

     The following is a summary of the material provisions of the Stock Incentive Plan, as proposed to be amended by the Stock Incentive Plan Amendment.

     Purpose. The purpose of the Stock Incentive Plan is to promote the long-term growth of JP Foodservice and its subsidiaries by rewarding key management employees of such entities with a proprietary interest in JP Foodservice for outstanding long-term performance and to attract, motivate and retain highly qualified and capable management employees.

     Awards. Awards under the Stock Incentive Plan may be made in the form of
(i) stock options (each, an "option"), which may be either incentive stock options or non-qualified stock options, (ii) restricted stock, (iii) stock appreciation rights or (iv) any combination of the foregoing. An "incentive stock option" is an option which meets the requirements of

Section 422 of the Code and a "non-qualified stock option" is an option which does not meet the requirements of Section 422 of the Code. "Restricted stock" is an award of JP Foodservice Common Shares on which are imposed restricted periods and restrictions which subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code. A "stock appreciation right" is a right to receive, in the form of JP Foodservice Common Shares, cash or a combination thereof, the spread or difference between the fair market value of JP Foodservice Common Shares subject to an option and the option exercise price. As of the date of this Joint Proxy Statement/Prospectus, only non-qualified stock options have been granted under the Stock Incentive Plan.

     Shares Subject to the Stock Incentive Plan. Subject to adjustment as described below, and as of the date of this Joint Proxy Statement/Prospectus, the aggregate number of JP Foodservice Common Shares which may be issued and released from any restrictions upon the exercise of options or SARs and the vesting of restricted stock, respectively, may not exceed 1,532,404 shares. If the Stock Incentive Plan Amendment becomes effective, the aggregate number of such JP Foodservice Common Shares will not exceed 2,600,000 shares. Any portion of the shares reserved for issuance under the Stock Incentive Plan may be issued pursuant to incentive stock options. Subject to adjustment as described below, the aggregate number of shares which may be granted pursuant to options or SARs under the Stock Incentive Plan to any one participant during the terms of the Stock Incentive Plan is 20% of the total number of shares subject to the Plan. If all or any portion of any outstanding award expires or is terminated, the JP Foodservice Common Shares allocable to the unexercised portion of such award may again be subject to an award under the Stock Incentive Plan.

     Effective Date and Termination. The Stock Incentive Plan became effective on November 22, 1994 and will terminate on November 22, 2004.

     Administration and Operation. The Stock Incentive Plan is administered by the Compensation Committee of the JP Foodservice Board of Directors. It is intended that the members of the Compensation Committee will be "outside directors" for purposes of Section 162(m) of the Code. The Compensation Committee has the exclusive power to make awards under the Plan and to determine when and to whom awards will be granted, and the form, amount and other terms and conditions of each award, subject to the provisions of the Plan. The Committee has the authority to interpret the Stock Incentive Plan and any award or agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any agreements entered into under the Plan (not inconsistent with the Plan), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate its responsibilities under the Stock Incentive Plan to persons who are not "non-employee directors" within the meaning of Exchange Act Rule 16b-3 for purposes of determining and administering awards solely to employees who are not then subject to the reporting requirements of Section 16 of the Exchange
Act.

     Eligibility. Officers and key management employees of JP Foodservice and JP Foodservice's subsidiaries who are designated by the Compensation Committee may be granted awards under the Stock Incentive Plan. As of the date of this Joint Proxy Statement/Prospectus, approximately 190 persons were eligible for awards.


     Plan Benefits. The following table sets forth information regarding awards under the Stock Incentive Plan granted through August 31, 1997. All such awards have been made in the form of non-qualified stock options.

                                                           Option Grants to Executive Officers and Other Employees


                                                   Number of                                        Potential Realizable Value of
                                                  Securities                                           Assumed Annual Rates of
                                                  Underlying        Exercise                         Stock Price Appreciation for
                                      Option        Options          Price          Expiration              Option Term(4)
Name                                   Date       Granted(#)(1)    ($/share)(2)        Date(3)               5%             10%
James L. Miller..................     11/22/94        68,489     $     11.00         11/22/04        $   473,796      $ 1,200,692
Chairman of the Board, President      8/31/95         30,895           14.25          8/31/05            276,873          701,651
     and Chief Executive Officer      7/16/96         27,537           21.00          7/16/06            363,675          921,625
                                      11/14/96        99,560           21.25         11/14/06          1,330,521        3,371,801
                                       8/8/97         48,376           31.31          8/8/07             952,557        2,413,966
                                                     274,857                                         $ 3,397,422      $ 8,609,735

Lewis Hay, III...................     11/22/94        29,054           11.00         11/22/04        $   200,991      $   509,351
Senior Vice President and Chief       8/31/95         13,118           14.25          8/31/05            117,560          297,921
     Financial Officer                7/16/96         14,270           21.00          7/16/06            188,461          477,597
                                      11/14/96        51,594           21.25         11/14/06            689,503        1,747,335
                                       8/8/97         23,637           31.31          8/8/07             485,429        1,179,488
                                                     131,673                                         $ 1,661,944      $ 4,211,692

David M. Abramson................     7/16/96          5,417           21.00          7/16/06        $    71,541      $   181,299
Senior Vice President and             11/14/96        19,583           21.25         11/14/06             81,707          663,218
     General Counsel                   8/8/97         19,840           31.31          8/8/07             384,756          975,047
                                                      44,540                                         $   538,004      $ 1,819,584

Mark P. Kaiser...................     11/22/94        26,333           11.00         11/22/04        $   182,168      $   461,648
Senior Vice President-Sales,          8/31/95         13,118           14.25          8/31/05            117,560          297,921
     Marketing and Procurement        7/16/96          7,669           21.00          7/16/06            101,283          256,671
                                      11/14/96        27,726           21.25         11/14/06            370,531          938,997
                                       8/8/97         19,840           31.31          8/8/07             384,756          975,047
                                                      94,366                                         $ 1,156,298      $ 2,930,284

George T. Megas .................     11/22/94         8,957           11.00         11/22/04        $    61,963      $   157,027
Vice President-Finance                8/31/95          4,184           14.25          8/31/05             37,496           95,022
                                      7/16/96          5,107           21.00          7/16/06             67,447          170,924
                                      11/14/96        18,464           21.25         11/14/06            246,753          625,321
                                       8/8/97          8,162           31.31          8/8/07             160,715          407,284
                                                      44,874                                         $   594,374      $ 1,455,578

All executive officers as a group..............      590,330     $11.00-$31.31    11/22/04-8/8/07    $ 7,328,042      $19,026,853

All non-executive officer employees as a group       731,419     $11.00-$31.31    11/22/04-8/8/07    $ 9,526,686      $24,173,177
(5)............................................

  ----------------------

  (1) Except for options granted on November 14, 1996, one third of each option granted vests on each of the first, second and third anniversary dates of the option grant date. One fifth of each option granted on November 14, 1996 vested on the option grant date and one fifth of each such option vests on each of the first, second, third and fourth anniversary dates of the option grant date. Upon a change in control of JP Foodservice, all previously unvested options will vest and become immediately exercisable.


  (2) The exercise price may be paid in cash, in JP Foodservice Common Shares valued at fair market value on the exercise date, or in a combination of cash and shares.

  (3)  The term of each option may not exceed ten years.

  (4) The hypothetical potential appreciation shown in these columns reflects the required calculation at annual assumed appreciation rates of 5% and 10%, as set by the SEC, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the JP Foodservice Common Shares.

  (5)  Excludes 159,321 options which were cancelled.

     As of August 31, 1997, the market value of the JP Foodservice Common Shares underlying the options granted under the Stock Incentive Plan was $40,234,040.

     Terms and Conditions of Options. General. An option granted under the Stock Incentive Plan is exercisable only to the extent that it is vested on the date of exercise, and no option may be exercisable more than ten years from the option grant date, or five years in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of stock of JP Foodservice or any subsidiary (a "ten percent stockholder").

     The exercise price per share (the "option price") under each option granted under the Stock Incentive Plan may not be less than 100% (110% in the case of a ten percent stockholder) of the fair market value of the JP Foodservice Common Shares on the option grant date. For options granted effective on the closing date of JP Foodservice's initial public offering, the fair market value was the public offering price of $11 per JP Foodservice Common Share. The JP Foodservice Common Shares currently are listed on the NYSE. For as long as the JP Foodservice Common Shares are so listed, the fair market value of the JP Foodservice Common Shares for all purposes of the Stock Incentive Plan will be the closing price of the JP Foodservice Common Shares as reported on NYSE on the option grant date. If there are no sales of shares reported on the option grant date, the fair market value will be deemed equal to the closing price as reported on NYSE for the last preceding date on which sales of the JP Foodservice Common Shares were reported.

     An option may be exercised, in full or in part, provided that the option is vested. Payment of the exercise price will be made in full upon exercise and may be made (i) in cash, (ii) with JP Foodservice Common Shares owned by the participant, (iii) by delivery to JP Foodservice of irrevocable instructions that the certificates for the JP Foodservice Common Shares purchased be delivered to a licensed broker as agent for the optionee, and irrevocable instructions to the broker to deliver to JP Foodservice the portion of the proceeds equal to the option exercise price, or (iv) in a combination of cash and broker-assisted exercise. The value of any JP Foodservice Common Shares used to pay the option price or any portion thereof will be the fair market value of the JP Foodservice Common Shares on the date of exercise, and such JP Foodservice Common Shares must have been held by the participant for at least six months.

     In the case of incentive stock options, the aggregate fair market value of the JP Foodservice Common Shares (determined on the option grant date) with respect to which such options are exercisable for the first time during any calendar year may not exceed $100,000.

     Vesting. Generally, one-third of each option will vest on each of the first, second and third anniversary of the option grant date. The Compensation Committee may accelerate the vesting of any option in its discretion.

     Reload Options. A non-qualified stock option will include the right to acquire a reload option, which will entitle the participant, upon exercise of the original option (in whole or in part) prior to termination of the participant's employment and satisfaction of the option price in shares, to receive a new non-qualified stock option. The grant of reload options will be subject to certain terms and conditions set forth in the Stock Incentive Plan.


     Termination of Employment. Unless otherwise determined by the Compensation Committee, in the case of any incentive stock option granted under the Stock Incentive Plan, the Compensation Committee will provide that the option will terminate on the date three months (one year, in the event the participant terminates employment by reason of death or disability) after the date on which the participant terminates employment, or, if earlier, ten years after the option grant date (five years in the case of a ten percent stockholder). Unless the participant terminates employment by reason of death, disability or retirement, non-qualified stock options will terminate six months after the termination of employment. In the event a participant terminates employment by reason of the participant's death, disability or retirement, the non-qualified stock options will continue to vest for one year following the date on which the participant dies, incurs a disability or retires, and the option will terminate three years after the date on which the participant terminates employment. In any event, non-qualified stock options will terminate ten years after the option grant date.

     Terms and Conditions of Stock Appreciation Rights. SARs may be granted in conjunction with all or a part of any option granted under the Stock Incentive Plan, either at the time of the grant of such option or at any subsequent time prior to the expiration of such option; provided, however, that SARs may not be offered or granted in connection with a prior option without the consent of the holder of such option. SARs granted to a participant who is a director or officer (within the meaning of Rule 16A-1(f) under the Exchange Act) of JP Foodservice may not be exercised with six months after such SARs are granted, except that this limitation will not be applicable in the event of the death or disability of such participant occurring prior to the expiration of each six-month period.

     SARs will be exercisable only at such time and to the extent that the option to which they related (the "related option") is exercisable. Exercisability of stock appreciation rights also may be subject to satisfaction of performance goals. SARs and the related option may be exercised concurrently only when the related option is a non-qualified stock option. Upon exercise of a SAR, the participant will be entitled to the difference between the fair market value of one share of common Stock and the option price of one share specified in the related option, multiplied by the number of JP Foodservice Common Shares in respect of which the SARs have been exercised (the "economic value"). A participant, upon the exercise of SARs will receive the economic value thereof and the Compensation Committee in its sole discretion will determine the form in which payment of such economic value will be made, which may be in cash, common stock or a combination thereof. For this purpose, the fair market value of the JP Foodservice Common Shares will be determined as the date of exercise of the SAR.

     A SAR may be exercised without exercising the related option, but the related option will be canceled for all purposes under the Stock Incentive Plan to the extent of the SAR exercise. A related option may be exercised without exercising the SAR but the SAR will be canceled for all purposes under the Plan to the extent of the related option exercise.

     In addition to the conditions set forth above, SARs issued in connection with incentive stock options are required to meet the following conditions: (i) each SAR must expire not later than the expiration of the related option, (ii) the SAR will be exercised only when the fair market value of the JP Foodservice Common Shares subject to the related option exceeds the option price of the related option.

     Terms and Conditions of Restricted Stock. Restricted stock will be subject to such restrictions as the Compensation Committee may impose, including, without limitation, continuous employment with JP Foodservice or any of its subsidiaries or the attainment of specific corporate, divisional or individual performance standards or goals, including one or more of the following: earnings per share, total shareholder return, operating earnings, growth in assets, return on equity, return on capital, market share, stock price, net income, cash flow, sales growth (in general, by type of product and by type of customer), retained earnings and completion of acquisitions. The restrictions and the restricted period may differ with respect to each participant. A restricted stock award will be subject to forfeiture if certain events specified by the Compensation Committee occur prior to the lapse of the restrictions. Subject to and consistent with the provisions of the Stock Incentive Plan, the Compensation Committee will determine the terms and conditions of the restricted stock agreement evidencing each award of restricted stock, including the following: the restricted period for all or a portion of the award, the restrictions applicable to the award: whether the participant will receive the dividends and other distributees paid with respect to an award of restricted stock as declared and paid to the holders of the JP Foodservice Common Shares during the restricted period or whether such dividends and distributions will be withheld by JP Foodservice for the account of the participant until the restricted periods have expired or the restrictions have been satisfied: the percentage of the award that will vest in the participant in the event of such participant's death, disability or retirement prior to the expiration of the restricted period or the satisfaction of the restrictions applicable to an award of restricted stock; and notwithstanding the restricted period and the restrictions set forth in the restricted stock agreement, whether to shorten the restricted period or waive the restrictions if the Compensation Committee concludes that it is in the best interests of JP Foodservice to do so.

     Corporate Changes; Change of Control. Subject to any required stockholder action, the number of JP Foodservice Common Shares subject to each outstanding option and the option price will be proportionately adjusted for any increase or decrease in the number of issued JP Foodservice Common Shares resulting from a subdivision or consolidation of JP Foodservice Common Shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares effected without receipt of consideration by JP Foodservice.

     If JP Foodservice merges or is consolidated with another corporation, whether or not JP Foodservice is a surviving corporation, or if JP Foodservice is liquidated or sells or otherwise disposes of substantially all of its assets while unexercised options remain outstanding under the Stock Incentive Plan, (i) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding option will be entitled, upon exercise of that option, to receive, in lieu of JP Foodservice Common Shares, the number and class or classes of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of JP Foodservice Common Shares equal to the number of shares as to which that option may be exercised or (ii) if options have not already become exercisable, the Board may waive any limitations set forth in, or imposed pursuant to, the Stock Incentive Plan so that all options, from and after a date prior to the effective date of any such merger, consolidation, liquidation, sale or other disposition specified by the Board, will be exercisable in full.

     Upon the occurrence of an event constituting a "Change of Control" (as defined in the following paragraph) the following will occur: (i) any and all outstanding options and SARs will become immediately exercisable, (ii) the restricted period and restrictions imposed on the restricted stock will lapse, and the restricted stock will vest in the participant to the extent determined by the Compensation Committee, and (iii) any dividends and distributions paid with respect to the restricted stock which were escrowed during the restricted period and the earnings thereon will be paid to the participant.

     Under the Stock Incentive Plan, a "Change of Control" means (i) a person or group (other than JP Foodservice, any trustee or other fiduciary holding securities under an employee benefit plan of JP Foodservice or any corporation owned by the stockholders of JP Foodservice in substantially the same proportions as their ownership of voting stock of JP Foodservice) is or becomes (other than solely by reason of a repurchase of voting stock by JP Foodservice) the beneficial owner of voting stock of JP Foodservice representing 50% or more with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership merges with or into JP Foodservice, in any event pursuant to a transaction in which the outstanding voting stock of JP Foodservice is reclassified or changed into or exchanged for cash, securities or other property (other than any transaction where the voting stock of JP Foodservice is changed into or exchanged for voting stock of the surviving corporation, and no person or group who did not beneficially own 50% or more of the total outstanding voting stock of JP Foodservice immediately prior to such transaction beneficially owns, immediately after such transaction, 50% or more of the total outstanding voting stock of the surviving corporation) or JP Foodservice is liquidated or dissolved or adopts a plan of liquidation or dissolution: or (ii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of JP Foodservice was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

     Non-Transferability of Awards. Awards are not transferable by a participant during the participant's lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Options and SARs are exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative.

     Amendment of the Stock Incentive Plan and Options. The JP Foodservice Board of Directors generally may amend the Stock Incentive Plan from time to time, except that, without the approval of the stockholders of JP Foodservice, no revision or amendment may (i) change the number of shares subject to the Stock Incentive Plan, (ii) change the designation of the class of employees eligible to receive options, (iii) decrease the price at which options may be granted or
(iv) remove the administration of the Stock Incentive Plan from the Compensation Committee. The terms and conditions applicable to any award may thereafter be amended or modified by mutual agreement between JP Foodservice and the participant or such other persons as may then have an interest therein. Further, by mutual agreement between JP Foodservice and a participant, or under any other present or future plan of JP Foodservice, options or other awards may be granted to a participant in substitution and exchange for, and in cancellation of, any awards previously granted to the participant under the Stock Incentive Plan, or under any future plan of JP Foodservice.

     Federal Income Tax Consequences. Incentive Stock Options. A participant will not realize taxable income upon the grant of an incentive stock option. In addition, such a participant generally will not realize taxable income upon the exercise of an incentive stock option. However, the participant's alternative minimum taxable income will be increased by the amount that the fair market value of the option stock (generally determined as of the date of exercise) exceeds the option price of the option. Further, except in the case of the participant's death, if an option is exercised more than three months after the participant's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options.

     If a participant sells the JP Foodservice Common Shares acquired upon exercise of an incentive stock option, the tax consequences of the sale (a "disposition") depend upon whether the disposition as qualifying or disqualifying. The disposition of the option stock is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option stock is qualifying, any excess of the sale price of the option stock over the option price of the option will be treated as long-term capital gain taxable to the participant at the time of the sale. If the disposition in not qualifying (a "disqualifying disposition"), the excess of the fair market value of the option stock on the date the

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


option was exercised over the option price will be compensation income taxable to the participant at the time of the disposition, and any excess of the sale price of the option stock over the fair market value of the option stock on the date the option was exercised will be taxed as capital gains.

     Unless a participant engages in a disqualifying disposition, JP Foodservice will not be entitled to a deduction with respect to an incentive stock option. If a participant engages in a disqualifying disposition, JP Foodservice will be entitled to a deduction equal to the amount of compensation income taxable to the participant.

     Non-Qualified Stock Options. A participant will not realize taxable income upon the grant of a non-qualified stock option. However, when the participant exercises the option, the difference between the option price of the option and the fair market value of the option stock on the date of exercise will constitute compensation income taxable to the participant. JP Foodservice will be entitled to a deduction equal to the amount of compensation income taxable to the participant, as long as JP Foodservice complies with applicable reporting requirements.

     Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to JP Foodservice. Upon exercise of a SAR, the participant will recognize ordinary income and JP Foodservice will have a corresponding deduction in an amount equal to the cash or the fair market value of the JP Foodservice Common Shares received by the participant. If a participant allows a SAR to expire, otherwise than as a result of exercise of the related option, the Internal Revenue Service may contend that the participant will have taxable income in the year of expiration equal to the amount of cash or the fair market value of the JP Foodservice Common Shares which the participant would have received if such participant had exercised the SAR immediately before it expired.

     Restricted Stock. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the JP Foodservice Common Shares are subject to restrictions (that is, such restricted stock is nontransferable and subject to a substantial risk of forfeiture). If a grantee is subject to Section 16(b) of the Exchange Act (by reason of such grantee's status as a director, executive officer or greater than 10% stockholder of JP Foodservice) on the date of the award, the shares generally will be deemed to be subject to restrictions (in addition to the restrictions imposed by the award) for at least six months following the date of the award. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. JP Foodservice or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

     The Stock Incentive Plan, as amended, contains the required provisions so that awards of options, restricted stock and SARs pursuant to the Stock Incentive Plan may qualify for the exception to Section 162(m) of the Code as performance-based compensation if the requirements of the exception are otherwise satisfied.

     Approval of the JP Foodservice Stock Incentive Plan Amendment will require the affirmative vote of holders of a majority of the JP Foodservice Common Shares present and entitled to vote at the JP Foodservice Annual Meeting.

     JP Foodservice's Board of Directors unanimously recommends that the stockholders of JP Foodservice vote "for" the JP Foodservice Stock Incentive Plan Amendment Proposal.


JP Foodservice Director Plan Amendment Proposal

     The stockholders of JP Foodservice are asked to consider and vote upon an amendment (the "JP Foodservice Director Plan Amendment") to the Director Plan to
(i) increase the number of JP Foodservice Common Shares authorized for issuance under the Director Plan from 100,000 shares to 200,000 shares, (ii) increase the number of JP Foodservice Common Shares subject to annual option grants under the Director Plan from 1,000 shares to 2,000 shares and (iii) modify eligibility requirements for awards under the Director Plan. The Director Plan was originally adopted by JP Foodservice stockholders on November 15, 1994. At the JP Foodservice Annual Meeting in 1996, JP Foodservice stockholders approved an amendment to the Director Plan increasing the number of JP Foodservice Common Shares authorized for issuance under the Director Plan from 40,000 shares to 100,000 shares. On November 15, 1996, the JP Foodservice Board of Directors authorized, subject to stockholder approval at the JP Foodservice Annual Meeting, an increase from 1,000 to 2,000 in the number of JP Foodservice Common Shares subject to annual option grants. If approved by the stockholders at the JP Foodservice Annual Meeting, the JP Foodservice Director Plan Amendment will become effective as of the date of such approval.

     Increase in Authorized Shares and Option Grants

     The JP Foodservice Board of Directors has concluded that the total number of shares remaining available for issuance under the Director Plan is not sufficient for the continued long-term operation of the Director Plan. At August 31, 1997, there were approximately 42,000 JP Foodservice Common Shares reserved for issuance pursuant to outstanding options under the Director Plan and 58,000 JP Foodservice Common Shares available for issuance under the Director Plan. The JP Foodservice Board of Directors believes that an important element of director compensation is equity-based incentive compensation. Such compensation advances the interest of JP Foodservice by encouraging, and providing for, the acquisition of equity interests in JP Foodservice by outside directors, thereby providing outside directors with a substantial motivation to enhance stockholder value by aligning their interests with those of the stockholders. In order to provide JP Foodservice with the ability to continue utilizing equity-based incentive compensation under the Director Plan, the JP Foodservice Board of Directors has proposed amendments to the Director Plan increasing both the number of authorized shares and the amount of annual option grants, subject to stockholder approval.

     Modification of Eligibility Requirements

     The JP Foodservice Board of Directors requests stockholder approval of an amendment to the eligibility requirements of the Director Plan which will provide that (i) the four current incumbent directors of Rykoff-Sexton, other than Mr. Van Stekelenburg, who will serve as directors of JP Foodservice pursuant to the Merger Agreement (the "Rykoff-Sexton Director Designees") will be eligible for a reduced initial option grant under the Director Plan and
(ii) the two individuals designated by MLCP who will serve as directors of JP Foodservice pursuant to the Merger Agreement (the "MLCP Director Designees") will not be eligible to participate in the Director Plan. See "Management of JP Foodservice After the Merger--Directors." Under the Director Plan as currently in effect, each director of JP Foodservice who is not an employee of JP Foodservice is an "Outside Director" eligible to participate in the Director Plan. Each Outside Director receives an initial option grant to purchase 5,000 JP Foodservice Common Shares and an annual grant, subject to approval of the JP Foodservice Director Plan Amendment, to purchase 2,000 JP Foodservice Common Shares. If JP stockholders approve the JP Foodservice Director Plan Amendment, the Rykoff-Sexton Director Designees would be eligible to receive an initial option grant for 840 JP Foodservice Common Shares and annual option grants on the same basis as the other Outside Directors and the MLCP Director
Designees would not be eligible to receive any option grants under the Director Plan. The proposed initial option grant for 840 shares to the Rykoff-Sexton Director Designees was computed by multiplying (a) the annual option grant of

1,000 Rykoff-Sexton Common Shares to which such individuals currently are entitled under the Rykoff-Sexton, Inc. 1993 Director Stock Option Plan by (b) the Exchange Ratio.

     Summary of Material Provisions of the Director Plan

     The following is a summary of the material provisions of the Director Plan, as proposed to be amended by the JP Foodservice Director Plan Amendment.

     Authorized Shares. If JP Foodservice stockholders approve the JP Foodservice Director Plan Amendment, the Director Plan will be amended to authorize 100,000 additional JP Foodservice Common Shares for issuance under the Director Plan. These shares are in addition to the 100,000 JP Foodservice Common Shares currently authorized for issuance or subject to issuance upon exercise of outstanding options under the Director Plan.

     Eligibility. No director of JP Foodservice who is an employee of JP Foodservice is eligible to participate in the Director Plan. Except as set forth in the following sentence, each other director of JP Foodservice is an "Outside Director" eligible to participate in the Director Plan. If JP Foodservice stockholders approve the JP Foodservice Director Plan Amendment, the Rykoff-Sexton Director Designees will be eligible for a reduced initial option grant and annual option grants on the same basis as the other Outside Directors and the MLCP Director Designees will not be eligible to participate in the Director Plan. As of August 31, 1997, JP Foodservice had five Outside Directors, each of whom has received option grants in accordance with the Director Plan. JP Foodservice also has made option grants to two former Outside Directors. The following table sets forth information regarding awards under the Director Plan granted through August 31, 1997.

                                              Option Grants to Outside Directors

                                            Number of                                       Potential Realizable Value of
                                            Securities                                         Assumed Annual Rates of
                                            Underlying        Exercise                       Stock Price Appreciation for
                              Option         Options           Price        Expiration             Option Term(4)
Name                           Date        Granted(#)(1)    ($/share)(2)      Date(3)           5%               10%

Michael J. Drabb.......      11/22/94           5,000      $     11.00       11/22/04        $  34,589       $   87,656
                             11/22/95           1,000      $     15.75       11/22/05            9,905           25,101
                             11/22/96           2,000      $     21.75       11/22/06           27,357           69,328
                                                8,000                                        $  71,851       $  182,085

Eric E. Glass..........       2/22/96           5,000      $     19.25        2/22/06        $  60,531       $  153,398
                              2/22/97           2,000      $     27.75        2/22/07           34,904           88,453
                                                7,000                                        $  95,435       $  241,851

Paul I. Latta, Jr......       9/3/96            5,000      $     23.75        9/3/06         $  74,681       $  189,257
                                                5,000                                        $  74,681       $  189,257

Jeffrey D. Serkes......      11/15/96           5,000      $     22.25       11/15/06        $  69,965       $  177,304
                                                5,000                                        $  69,965       $  177,304

Dean R. Silverman......       9/3/96            5,000      $     23.75        9/3/06         $  74,681       $  189,257
                                                5,000                                        $  74,681       $  189,257

George A. Midwood......      11/22/94           5,000      $     11.00       11/22/04        $  34,589       $   87,656
                             11/22/95           1,000      $     15.75       11/22/05            9,905           25,101
                                                6,000                                        $  44,494       $  112,757

David M. Abramson(5)...      11/22/94           5,000      $     11.00       11/22/04        $  34,589       $   87,656
                             11/22/95           1,000      $     15.75       11/22/05            9,905           25,101
                                                6,000                                        $  44,494       $  112,757

--------------------------

(1) Except for options granted on November 14, 1996, one third of each option granted vests on each of the first, second and third anniversary dates of the option grant date. One fifth of each option granted on November 14, 1996 vested on the option grant date and one fifth of each such option vests on each of the first, second, third and fourth anniversary dates of the option grant date. Upon a change in control of JP Foodservice, all previously unvested options will vest and become immediately exercisable.

(2) The exercise price may be paid in cash, in JP Foodservice Common Shares valued at fair market value on the exercise date, or in a combination of cash and shares.

(3)  The term of each option may not exceed ten years.

(4) The hypothetical potential appreciation shown in these columns reflects the required calculation at annual assumed appreciation rates of 5% and 10%, as set by the SEC, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the JP Foodservice Common Shares.

(5) Reflects grants to Mr. Abramson under the Director Plan during his tenure as an outside director, and prior to his employment by the Company.


         Neither the options nor anything contained in the Director Plan confers upon any Outside Director any right to continue as a director of JP Foodservice. Further, the Director Plan does not limit in any way the ability of the JP Foodservice Board of Directors or the JP Foodservice stockholders to terminate service of any Outside Director on the JP Foodservice Board at any time.

         Option Grants. Each Outside Director receives an option grant to purchase 5,000 JP Foodservice Common Shares upon election to the Board of Directors. In addition, each eligible Outside Director who receives an initial grant under the Director Plan receives an option grant to purchase additional JP Foodservice Common Shares on each anniversary of the initial grant. Through November 15, 1996, each annual option grant was for 1,000 JP Foodservice Common Shares. On November 15, 1996, the JP Foodservice Board authorized, subject to stockholder approval of the JP Foodservice Director Plan Amendment, an increase from 1,000 to 2,000 in the number of JP Foodservice Common Shares subject to annual option grants. As of the date of this Joint Proxy Statement/Prospectus, annual option grants for 2,000 JP Foodservice Common Shares have been awarded to four Outside Directors, subject to stockholder approval. If JP Foodservice stockholders approve the JP Foodservice Director Plan Amendment, the Rykoff-Sexton Director Designees will be eligible to receive an initial option grant for 840 JP Foodservice Common Shares and annual option grants on the same basis as the other Outside Directors.

         If shares subject to an option under the Director Plan cease to be subject to such option, or if shares under the Director Plan are forfeited, or otherwise terminate without a payment being made to the Outside Director in the form of JP Foodservice Common Shares, such shares will again be available for option grants pursuant to the terms of the Director Plan.

         Administration. The Director Plan is administered by the JP Foodservice Board of Directors. However, the JP Foodservice Board of Directors has no discretion to determine which Outside Directors will receive options, to set the number of shares subject to option awards or to set the exercise price for an option.

         Option Price. The option price for each option granted under the Director Plan is determined as of the date of grant. The purchase price of each JP Foodservice Common Share covered by an option (the "Option Price") is equal to the Fair Market Value (as defined herein) of one JP Foodservice Common Share on the date the option is granted (the "Option Grant Date"). In no event will the Option Price be less than the par value of the JP Foodservice Common Shares.


         For options granted in conjunction with JP Foodservice's initial public offering of Common Shares, the Fair Market Value was $11.00 per JP Foodservice Common Share. The JP Foodservice Common Shares currently are listed on the NYSE. For as long as the JP Foodservice Common Shares are listed on the NYSE, the Fair Market Value will be the closing price of the JP Foodservice Common Shares as reported by the NYSE on the Option Grant Date. If there is no closing price reported on the Option Grant Date, the Fair Market Value will be deemed equal to the closing price as reported by the NYSE for the last preceding date on which sales of JP Foodservice Common Shares were reported. In the event the JP Foodservice Common Shares are listed in the future on another established stock exchange or exchanges, the Fair Market Value will be the closing price of the JP Foodservice Common Shares on the exchange that trades the largest volume of JP Foodservice Common Shares on the Option Grant Date.

         An Outside Director may pay the Option Price (i) in cash, (ii) by the surrender of JP Foodservice Common Shares owned by the Outside Director exercising the option and having a fair market value on the date of exercise equal to the aggregate Option Price or (iii) any combination thereof. JP Foodservice Common Shares that are surrendered in payment of the Option Price will be valued at their Fair Market Value on the date of exercise.

         Vesting. Options are exercisable only to the extent they are vested. Except as discussed below, one-fourth of each option granted vests on the Option Grant Date and an additional one-fourth of such option vests on each of the first, second and third anniversary of the Option Grant Date, provided that the optionee is an Outside Director on such date.

         Term and Limitations on Exercise. Options may be exercised during their term by an Outside Director, in whole or in part, by giving timely written notice to JP Foodservice, but only with respect to whole JP Foodservice Common Shares. The term of any option granted under the Director Plan will be ten years from the Option Grant Date. No option may be exercised after the expiration of its term.

         If an Outside Director ceases to be an Outside Director after attaining age 65 or as a result of such Outside Director's death or disability, all outstanding options granted to such Outside Director will vest and the Outside Director (or such Outside Director's estate, in the event of death) may exercise the Outside Director's outstanding options at any time (i) during the two-year period beginning on the date on which the Outside Director ceases to be an Outside Director or, if earlier, (ii) until the date on which such outstanding options expire according to their terms.

         If an Outside Director ceases to act as such for any reason other than the reasons described in the preceding paragraph, the Outside Director may exercise such Outside Director's outstanding options to the extent vested at any time (i) during the three-month period beginning on the date on which the Outside Director ceases to act as such or, if earlier, (ii) until the date on which such outstanding options expire according to their terms.

         If an Outside Director dies after ceasing to act as such, but within the time period during which the Outside Director's outstanding options are still exercisable, the Outside Director's outstanding options may be exercised by such Outside Director's legatees or distributees or the personal representative of such Outside Director's estate. Such outstanding vested options may be exercised at any time (i) during the two-year period beginning on the date on which the Outside Director ceases to act as such or, if earlier,
(ii) until the date on which such outstanding options expire according to their terms.

         An option granted under the Director Plan is not exercisable more than ten years from the Option Grant Date, and no option may be granted under the Director Plan on or after November 4, 2004.

         Non-Transferability of Options. Options, by their terms, are not transferable by an Outside Director during such Outside Director's lifetime, and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Under the Director Plan, options are exercisable during the Outside Director's lifetime only by the Outside Director or such Outside Director's guardian or legal representative.


         Corporate Changes; Change of Control. Appropriate adjustments will be made to the Option Price and the number of shares subject to options under the Director Plan if there are any changes in the JP Foodservice Common Shares by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or consolidations.

         In the event of a Change of Control, all options that have been outstanding under the Director Plan for at least six months will automatically become 100% vested and exercisable. Under the Director Plan, a "Change of Control" will occur if (i) a person or group (other than JP Foodservice, any trustee or other fiduciary holding securities under an employee benefit plan of JP Foodservice or any corporation owned by the stockholders of JP Foodservice in substantially the same proportions as their ownership of voting stock of JP Foodservice) is or becomes (other than solely by reason of a repurchase of JP Foodservice Common Shares by JP Foodservice) the beneficial owner of voting stock of JP Foodservice representing 50% or more of the combined voting power of JP Foodservice's then-outstanding voting stock; (ii) JP Foodservice consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership merges with or into

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JP Foodservice, in any event pursuant to a transaction in which the outstanding voting stock of JP Foodservice is reclassified or changed into or exchanged for cash, securities or other property (other than any transaction where the voting stock of JP Foodservice is changed into or exchanged for voting stock of the surviving corporation, and no person or group who did not beneficially own more than 50% of the total outstanding voting stock of JP Foodservice immediately prior to such transaction beneficially owns, immediately after such transaction, more than 50% of the total outstanding voting stock of the surviving corporation) or JP Foodservice is liquidated or dissolved or adopts a plan of liquidation or dissolution; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of JP Foodservice was approved by a vote of 66 2/3% of the directors then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

         Amendments. The Director Plan may be amended by the JP Foodservice Board of Directors, except that the JP Foodservice Board may not, without the approval of the JP Foodservice stockholders, (i) extend the term of the Director Plan, (ii) materially modify the eligibility requirements to receive options under the Director Plan, (iii) increase the number of JP Foodservice Common Shares which may be issued pursuant to the exercise of options granted under the Director Plan, (iv) change the minimum purchase price or (v) materially increase the benefits accruing to optionees under the Director Plan.

         Federal Income Tax Aspects. With respect to the options granted pursuant to the Director Plan: (i) no income is realized by the Outside Director at the time the option is granted; (ii) generally upon exercise of the option, the Outside Director realizes ordinary income in an amount equal to the difference between the option price paid for the JP Foodservice Common Shares and the fair market value of the shares on the date of exercise, and JP Foodservice will be entitled to a tax deduction of the same amount; and (iii) at disposition, any appreciation (or depreciation) after date of exercise is treated as either short-term or long-term capital gain or loss, depending upon the length of time that the Outside Director has held the shares.

         It is not possible to determine the dollar value of benefits to which any individuals would be entitled during fiscal 1998 pursuant to the Director Plan. Because only Outside Directors will be entitled to receive options under the Director Plan, no executive officers named in the

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Summary Compensation Table, or other executive officers, officers or employees, will be entitled to receive options under the Director Plan. The group of Outside Directors, which during fiscal 1998 will consist of nine persons (assuming the election of all nominees at the JP Foodservice Annual Meeting and consummation of the Merger), would receive options covering an aggregate of 13,360 JP Foodservice Common Shares in fiscal 1998.

         Approval of the JP Foodservice Director Plan Amendment will require the affirmative vote of holders of a majority of the JP Foodservice Common Shares present and entitled to vote at the JP Foodservice Annual Meeting.

         JP Foodservice's Board of Directors unanimously recommends that the stockholders of JP Foodservice vote "for" the JP Foodservice Director Plan Amendment Proposal.


Independent Accountants

         KPMG Peat Marwick LLP ("KPMG") has acted as JP Foodservice's independent accountants for JP Foodservice's 1997 fiscal year. Representatives of KPMG are expected to be present at the JP Foodservice Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

         On January 2, 1997, JP Foodservice terminated its engagement of Price Waterhouse LLP ("Price Waterhouse") as its independent accountants and engaged KPMG as its new independent accountants. The Audit Committee of the JP Foodservice Board of Directors participated in and approved the decision to change JP Foodservice's independent accountants. The reports of Price Waterhouse on JP Foodservice's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of JP Foodservice for the two most recent fiscal years and through January 2, 1997, there have been no disagreements between JP Foodservice and Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through January 2, 1997, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v) under the Securities Act.

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


         During the two most recent fiscal years and through January 2, 1997, JP Foodservice did not consult with KPMG on items which (i) were or should have been subject to Statement of Auditing Standards No. 50 or (ii) concerned the subject matter of a disagreement or reportable event with JP Foodservice's former independent accountants, as described in Regulation S-K Item 304(a)(2) under the Securities Act.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires JP Foodservice's directors and executive officers and persons who own more than 10% of a registered class of JP Foodservice's equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of JP Foodservice Common Shares and other equity securities of JP Foodservice. In addition, under
Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of JP Foodservice Common Shares and other equity securities of JP Foodservice. Such reporting persons are required by rules of the SEC to furnish JP Foodservice with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to JP Foodservice for fiscal 1997 or written representations that no other reports were required, JP Foodservice believes that the foregoing reporting persons complied with all filing requirements for fiscal 1997.


Stockholder Proposals for 1998 JP Foodservice Annual Meeting

         Pursuant to rules of the SEC, in order for stockholder proposals to be presented at the JP Foodservice Annual Meeting of Stockholders in 1998, such proposals must be received by the Secretary of JP Foodservice at JP Foodservice's principal office in Columbia, Maryland no later than ______, 1997. In addition, JP Foodservice's Restated Certificate of Incorporation requires that notice of proposals by stockholders to be brought before any JP Foodservice annual meeting must be delivered to JP Foodservice not less than 90 days prior to the date of the meeting if such meeting is to be held on or after the anniversary of the previous year's JP Foodservice annual meeting (or not less than 60 days, if the meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's JP Foodservice annual meeting, or, with respect to any other JP Foodservice annual meeting, on or before the 15th day following the date of public disclosure of the meeting date). The notice must set forth, as to each matter the stockholder proposes to bring before the JP Foodservice annual meeting, (i) a brief description of the


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business desired to be brought before the JP Foodservice annual meeting and the reasons for conducting such business at the JP Foodservice annual meeting, (ii) the name, age and business and residential addresses, as they appear on JP Foodservice's records, of the stockholder proposing such business, (iii) the class and number of shares of JP Foodservice which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.


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                         DESCRIPTION OF JP FOODSERVICE
         JP Foodservice is a leading broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States and in Las Vegas, Nevada. JP Foodservice ranks as the nation's fifth largest broadline distributor based on pro forma 1996 calendar year net sales, including the results of its acquisitions of foodservice distribution businesses consummated in fiscal 1997.

         JP Foodservice markets and distributes over 30,000 national, private and signature brand items to over 34,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. This diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Eurest Dining Services, Ruby Tuesday and Pizzeria Uno. JP Foodservice also is a foodservice supplier to the United States Congress, Fenway Park and other prominent institutions. JP Foodservice's comprehensive product line includes canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated products, paper products, cleaning supplies, light restaurant equipment and other supplies. This broad product line provides JP Foodservice customers with a single source to satisfy substantially all of their foodservice needs.

         JP Foodservice distributes its products out of its 15 full-service distribution centers located in Massachusetts, Connecticut, Pennsylvania, Maryland, Minnesota, Indiana, Illinois, Iowa, Nevada, Ohio , Virginia and Delaware. JP Foodservice extends this geographic coverage through remote distribution locations including, among others, facilities in Ohio, Maryland, Michigan, Vermont, Nevada and New Jersey.

         JP Foodservice has supplemented its internal expansion with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. See "The Merger -- Background of the Merger -- Foodservice Industry Trends."

         At the end of fiscal 1997, JP Foodservice had approximately 3,700 full-time employees, of whom approximately 150 were employed in corporate and administration at JP Foodservice's corporate headquarters in Columbia, Maryland.

         Portions of JP Foodservice's business date back to the formation of Monarch Foods in 1853. In 1946, Monarch Foods was acquired by Consolidated Foods Corporation (now named Sara Lee Corporation) and in 1967 was merged with Pearce, Young, Angel ("PYA"), a Southeast institutional foodservice distributor. JP Foodservice began operations in July 1989 following a management-led leveraged acquisition of certain operations of PYA/Monarch, Inc., a wholly owned subsidiary of Sara Lee Corporation. In November 1994, JP Foodservice completed its initial public offering of JP Foodservice Common Shares as part of a recapitalization.


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

         JP Foodservice was organized under the laws of the State of Delaware. JP Foodservice's principal executive offices are located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, and JP Foodservice's telephone number is (410) 312-7100.

         Additional information concerning JP Foodservice's business is contained in the JP Foodservice Annual Report on Form 10-K under the captions "Business," "Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The JP Foodservice Annual Report on Form 10-K is incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."



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


                         DESCRIPTION OF RYKOFF-SEXTON

         Established in 1911, Rykoff-Sexton is a leading distributor and manufacturer of high-quality foods and related non-food products and services for the foodservice industry throughout the United States. Rykoff-Sexton's products and services are sold wherever food is prepared and consumed away from home. Rykoff-Sexton distributes its product line of more than 40,000 items to restaurants, industrial cafeterias, health care facilities, schools and colleges, supermarket service delicatessen departments, lodging establishments and other segments of the travel and leisure markets. It also offers equipment and supplies and design and engineering services for all types of foodservice operations. Rykoff-Sexton's products consist of a broad line of private label and national branded food and foodservice equipment and supplies. Rykoff-Sexton's proprietary private label products accounted for approximately 33% of its net sales in the fiscal year ended June 28, 1997. Rykoff-Sexton develops and manufactures many of its private label products, and also manufactures other products for certain customers under the customers' own brand labels.

         Rykoff-Sexton's principal operations are conducted through the US Foodservice Distribution Division (the "Distribution Division"), Targeted Specialty Services, Inc. ("TSSI") and the Rykoff-Sexton Manufacturing Division (the "Manufacturing Division"). The Distribution Division is composed of 32 distribution centers that are largely located in major metropolitan areas throughout the United States. In fiscal 1997, sales of the Distribution Division (including products sold through this division by TSSI and the Manufacturing Division) generated approximately 97% of Rykoff-Sexton's net sales.

         TSSI provides restaurant design and engineering services for all types of foodservice operations through its contract/design offices. In addition, this division offers foodservice equipment and supplies as well as specialty and gourmet imported products and manages Rykoff-Sexton's consolidation and in-transit warehouses.

         The Manufacturing Division manufactures products primarily under Rykoff-Sexton's proprietary private labels and also manufactures products for other manufacturers, distributors, restaurant chains and other large users under their own brand labels at its three manufacturing plants. Approximately 90% of the Manufacturing Division's products are sold through the Distribution Division and the remainder are sold directly to customers.

         Effective May 17, 1996, Rykoff-Sexton consummated the acquisition of US Foodservice, a privately held broadline foodservice distribution company. Holders of US Foodservice common stock received approximately 12.9 million Rykoff-Sexton Common Shares in exchange for the outstanding shares of US Foodservice common stock. Options and warrants to acquire US Foodservice common stock were converted into options and warrants to acquire Rykoff-Sexton

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


Common Shares on the same basis. In addition, Rykoff-Sexton repaid and refinanced all of the outstanding bank and subordinated debt of US Foodservice and purchased all of the outstanding shares of US Foodservice preferred stock. In connection with the US Foodservice Acquisition, Rykoff-Sexton changed its fiscal year to the Saturday closest to June 30 from the Saturday closest to April 30.

         Prior to its acquisition by Rykoff-Sexton, US Foodservice was a distributor of food and non-food products to the foodservice industry, serving more than 40,000 customers in over 30 states, primarily in the Southeastern, Southwestern and Mid-Atlantic regions. US Foodservice currently operates as a wholly-owned subsidiary of Rykoff-Sexton and its primary operations have been integrated with the Distribution Division and TSSI.

         Rykoff-Sexton, which was organized under the laws of the state of Delaware in 1961, is the successor to a business founded in 1911. Rykoff-Sexton's principal executive offices are located at 613 Baltimore Drive, East Mountain Corporate Center, Wilkes-Barre, Pennsylvania 18702, and Rykoff-Sexton's telephone number is (717) 831-7500.

         Additional information concerning Rykoff- Sexton's business is contained in the Rykoff-Sexton Annual Report on Form 10-K under the captions "Business," "Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Rykoff-Sexton Annual Report on Form 10-K is incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                  DESCRIPTION OF JP FOODSERVICE CAPITAL STOCK

General

         JP Foodservice's authorized capital stock consists of 75,000,000 Common Shares, of which 22,606,307 shares were outstanding as of August 31, 1997, and 5,000,000 shares of preferred stock ("JP Foodservice Preferred Stock"), no shares of which are outstanding. If the JP Foodservice Charter Amendment is approved by JP Foodservice stockholders at the JP Foodservice Annual Meeting, JP Foodservice will be authorized to issue 150,000,000 JP Foodservice Common Shares. See "JP Foodservice Annual Meeting Proposals--JP Foodservice Charter Amendment Proposal." No series of JP Foodservice Preferred Stock has been designated other than 350,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (the "JP Foodservice Series A Preferred Stock"). The following description is a summary of the material provisions of JP Foodservice's capital stock and is qualified in its

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

entirety by reference to the provisions of the Restated Certificate of Incorporation of JP Foodservice (the "JP Foodservice Charter"), its By-laws (the "JP Foodservice By-laws"), and the JP Foodservice Rights Agreement, copies of which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.


Common Shares, Rights and Series A Preferred Stock

         The following description of JP Foodservice Common Shares and certain associated rights should be read carefully by the holders of Rykoff-Sexton Common Shares, because, at the Effective Time, each issued and outstanding Rykoff-Sexton Common Share will be converted into the right to receive JP Foodservice Common Shares based on the Exchange Ratio as set forth in the Merger Agreement and described herein. See "Comparative Rights of JP Foodservice Stockholders and Rykoff-Sexton Stockholders."

         JP Foodservice Common Shares

         Subject to any prior rights of any holders of Rykoff-Sexton Preferred Stock then outstanding, holders of JP Foodservice Common Shares are entitled to such dividends as may be declared from time to time by the JP Foodservice Board of Directors out of funds legally available therefor. Each holder of JP Foodservice Common Shares is entitled to one vote for each share owned by such holder on all matters submitted to a vote of the stockholders of JP Foodservice. Such shares are not entitled to any cumulative voting rights. In the event of any liquidation, dissolution or winding up of JP Foodservice, holders of JP Foodservice Common Shares are entitled to share equally and ratably in any assets remaining after the payment of all debt and liabilities, subject to the prior rights, if any, of holders of JP Foodservice Preferred Stock. Holders of JP Foodservice Common Shares have no preemptive or other subscription or conversion rights. JP Foodservice Common Shares are not subject to redemption and the outstanding JP Foodservice Common Shares are, and the JP Foodservice Common Shares to be issued in connection with the Merger will be, fully paid and nonassessable.


         JP Foodservice Rights

         Under the Rights Agreement dated as of February 19, 1996, as amended, between JP Foodservice and The Bank of New York, as Rights Agent (the "JP Foodservice Rights Agreement"), each outstanding JP Foodservice Common Share has attached to it one preferred share purchase right (a "Right") initially represented by such JP Foodservice Common Share. Each JP Foodservice Common Share to be issued in connection with the Merger or pursuant to Assumed Options or Assumed Warrants will have one JP Foodservice Right attached to it. Each JP Foodservice Right entitles the registered holder of JP Foodservice Common Shares

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


to purchase from JP Foodservice, upon the occurrence of certain events (which are more specifically described below under this caption), one one-hundredth of a share of JP Foodservice Series A Preferred Stock at a price of $95 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment, as described below under this caption. The description and terms of the JP Foodservice Rights are set forth in the JP Foodservice Rights Agreement.

         Until the Distribution Date (as defined below), JP Foodservice will not issue separate certificates evidencing the JP Foodservice Rights. Until such date, the JP Foodservice Rights will be evidenced, with respect to any JP Foodservice Common Share certificate outstanding as of the Record Date, by such JP Foodservice Common Share certificate with a copy of a summary of the terms of the JP Foodservice Rights (the "Summary of JP Foodservice Rights") attached thereto. The JP Foodservice Rights will detach from the JP Foodservice Common Shares and a Distribution Date will occur upon the earlier of (i) subject to the exceptions described below, the 10th day following a public announcement that a person or group of affiliated or associated persons (a "group") has acquired beneficial ownership of 10% or more of the outstanding JP Foodservice Common Shares (any such person or group, subject to the exceptions described below, an "Acquiring Person"), or (ii) the 10th business day (or such later date as may be determined by action of the JP Foodservice Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement by any person or group of, or the first public announcement by any person or group of an intention to make, a tender offer or exchange offer that would result in (A) beneficial ownership by a group or person of 10% or more of the outstanding JP Foodservice Common Shares or (B) any person otherwise being deemed an Acquiring Person. Notwithstanding anything in the foregoing to the contrary, the term "Acquiring Person" does not include (x) JP Foodservice, any subsidiary of JP Foodservice, any employee benefit plan of JP Foodservice or any subsidiary of JP Foodservice, or any entity holding JP Foodservice Common Shares for or pursuant to the terms of such plan or (y) Rykoff-Sexton or any ML Entity, but only to the extent that Rykoff-Sexton or such ML Entity would, absent this provision, be deemed to be an Acquiring Person solely as the result of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Rykoff-Sexton Stock Option Agreement, (iii) the execution and delivery of the Support Agreement or (vi) the consummation of the transactions contemplated by the Merger Agreement and the agreements contemplated thereby, including, without limitation, the Merger. Further, references in this paragraph to beneficial ownership of 10% of the outstanding JP Foodservice Common Shares are to 15% of the outstanding JP Foodservice Common Shares with respect to any person who is eligible to report its beneficial ownership of (or who will or would be eligible upon acquisition of) equity securities of JP Foodservice (including JP Foodservice Common Shares) on Schedule 13G under the Exchange Act and, without limiting the foregoing, with respect to whom clause (i) of paragraph (b)(1) of Rule 13d-1 under the Exchange Act is true and correct.


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

         The JP Foodservice Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the JP Foodservice Rights), the JP Foodservice Rights will be transferred with and only with the JP Foodservice Common Shares. Until the Distribution Date (or earlier redemption or expiration of the JP Foodservice Rights), (i) new JP Foodservice Common Shares certificates issued after the Record Date upon transfer or new issuances of JP Foodservice Common Shares will contain a notation incorporating the JP Foodservice Rights Agreement by reference, and (ii) the surrender for transfer of any certificates for JP Foodservice Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of JP Foodservice Rights, also will constitute the transfer of the JP Foodservice Rights associated with the JP Foodservice Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the JP Foodservice Rights (the "JP Foodservice Right Certificates") will be mailed to holders of record of the JP Foodservice Common Shares as of the close of business on the Distribution Date, and such separate JP Foodservice Right Certificates alone will evidence the JP Foodservice Rights. Only JP Foodservice Common Shares issued prior to the Distribution Date will be issued with JP Foodservice Rights.

         The JP Foodservice Rights are not exercisable until the Distribution Date. The JP Foodservice Rights will expire on February 19, 2006, unless such expiration date is extended or unless the JP Foodservice Rights are earlier redeemed or exchanged by JP Foodservice, in each case as described below.

         The Purchase Price payable, and the number of shares of JP Foodservice Series A Preferred Stock or other securities or property issuable, upon exercise of the JP Foodservice Rights, as well as the number of JP Foodservice Rights outstanding, are subject to adjustment from time to time to prevent dilution (i) in the event of a dividend on, or a subdivision, recombination or reclassification of, shares of JP Foodservice Series A Preferred Stock, (ii) upon the grant to holders of the shares of JP Foodservice Series A Preferred Stock of certain rights, options or warrants to subscribe for shares of JP Foodservice Series A Preferred Stock or convertible securities at less than the then-current per share market price of the shares of JP Foodservice Series A Preferred Stock or (iii) upon the distribution to holders of the shares of JP Foodservice Series A Preferred Stock of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in shares of JP Foodservice Series A Preferred Stock) or subscription rights or warrants (other than those referred to above).

         The number of outstanding JP Foodservice Rights and the number of one one-hundredths of a share of JP Foodservice Series A Preferred Stock issuable upon exercise of each JP Foodservice Right are also subject to adjustment in the event of a stock split of the JP Foodservice Common Shares or a stock dividend on the JP Foodservice Common Shares payable in JP Foodservice Common Shares or

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

subdivisions, consolidations or combinations of the JP Foodservice Common Shares occurring, in any such case, prior to the Distribution Date.

         Shares of JP Foodservice Series A Preferred Stock purchasable upon exercise of the JP Foodservice Rights will not be redeemable. Each share of JP Foodservice Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per JP Foodservice Common Share. In the event of liquidation, the holders of the shares of JP Foodservice Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per JP Foodservice Common Share. Each share of JP Foodservice Series A Preferred Stock will have 100 votes, voting together with the JP Foodservice Common Shares. In the event of any merger, consolidation or other transaction in which JP Foodservice Common Shares are exchanged, each share of JP Foodservice Series A Preferred Stock will be entitled to receive 100 times the amount received per JP Foodservice Common Share. These rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights of the shares of JP Foodservice Series A Preferred Stock, the value of the one one-hundredth interest in a share of JP Foodservice Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one JP Foodservice Common Share.

         In the event that any person or group becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than JP Foodservice Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of the Right at the then-current exercise price thereof, in lieu of shares of JP Foodservice Series A Preferred Stock, that number of JP Foodservice Common Shares having a market value of two times the exercise price of the Right. In the event JP Foodservice does not have sufficient JP Foodservice Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the JP Foodservice Rights, JP Foodservice will be required to take all such action as may be necessary to authorize additional JP Foodservice Common Shares for issuance upon exercise of the JP Foodservice Rights. If, after a good-faith effort, JP Foodservice is unable to take all such action, JP Foodservice will substitute, for each JP Foodservice Common Share that would otherwise be issuable upon exercise of a Right, a number of shares of JP Foodservice Series A Preferred Stock (or fraction thereof) with the same market value as such JP Foodservice Common Share.

         In the event that, after a person or group has become an Acquiring Person, JP Foodservice is acquired in a merger or other business combination transaction (excluding the Merger) or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a JP Foodservice Right, other than JP Foodservice Rights beneficially owned by the Acquiring Person

(which will thereupon become null and void), will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the JP Foodservice Right and in lieu of shares of JP Foodservice Series A Preferred Stock, that number of shares of common stock of the acquiring company (or its parent) which at the time of such transaction will have a market value of two times the exercise price of the JP Foodservice Right.

         The exercise price of a JP Foodservice Right at any date will be equal to the Purchase Price at such date multiplied by the number of one one-hundredths of a share of JP Foodservice Series A Preferred Stock for which a JP Foodservice Right is exercisable at such date.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding JP Foodservice Common Shares, the Board of Directors of JP Foodservice may exchange the JP Foodservice Rights (other than JP Foodservice Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one JP Foodservice Common Share per JP Foodservice Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of JP Foodservice Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of JP Foodservice Series A Preferred Stock, which may, at the election of JP Foodservice, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the shares of JP Foodservice Series A Preferred Stock on the last trading day prior to the date of exercise.

         JP Foodservice, pursuant to approval by its Board of Directors, may redeem the JP Foodservice Rights in whole, but not in part, at any time prior to such time as any person or group becomes an Acquiring Person, at a price of $.01 per Right. The redemption of the JP Foodservice Rights may be made effective at such time, on such basis and with such conditions as the JP Foodservice Board of Directors may establish in its sole discretion. Immediately upon the action of the JP Foodservice Board of Directors ordering redemption of the JP Foodservice Rights, the right to exercise the JP Foodservice Rights will terminate and the only right of the holders of the JP Foodservice Rights will be to receive the redemption price specified above.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of JP Foodservice, including, without limitation, the right to vote or to receive dividends. Although the distribution of the JP Foodservice Rights will not be taxable to stockholders or to JP Foodservice, stockholders may, depending upon

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

the circumstances, recognize taxable income in the event that the JP Foodservice Rights become exercisable for JP Foodservice Common Shares (or other consideration) of JP Foodservice or for common stock of the acquiring company (or its parent) as set forth above.

         The JP Foodservice Rights Agreement may be amended or supplemented by JP Foodservice from time to time without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, or to make any other provisions with respect to the JP Foodservice Rights which JP Foodservice may deem necessary or desirable, provided that, from and after such time as any person or group becomes an Acquiring Person, the JP Foodservice Rights Agreement may not be amended in any manner which would adversely affect the interest of the holders of JP Foodservice Rights. The JP Foodservice Rights Agreement was amended in connection with execution of the Merger Agreement. See "The Merger--Amendment of Rights Plans."

Preferred Stock

         Under the JP Foodservice Charter, the JP Foodservice Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of JP Foodservice Preferred Stock in one or more series and to fix the voting powers, designations, preferences and the relative participating optional or other special rights and qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. To date, the JP Foodservice Board of Directors has so fixed only the JP Foodservice Series A Preferred Stock. Because JP Foodservice's Board of Directors has the power to establish the preferences and rights of the shares of any additional series of JP Foodservice Preferred Stock, it may afford holders of any such JP Foodservice Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of holders of JP Foodservice Common Shares, which could adversely affect the holders of JP Foodservice Common Shares.

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

                                    WARRANTS

         Pursuant to the Merger Agreement, JP Foodservice will assume the obligations of Rykoff-Sexton under the Warrants. The Warrants evidence the right to acquire a total of 331,761 Rykoff-Sexton Common Shares as of August 31, 1997 at an aggregate purchase price of $3,496,002. The number of shares issuable upon exercise of the Warrants is subject to adjustment upon issuances of additional Rykoff-Sexton Common Shares for consideration, or grants of stock options with exercise prices that are, less than current market value (as determined under the terms of the Warrants). The number of shares issuable upon exercise of the Warrants of the Warrants is also subject to adjustment in the event of certain dividends and other distributions, issuances of convertible securities and stock splits, stock dividends and similar events.

         Under the terms of the Warrants, Rykoff-Sexton may not effect the Merger unless, prior to the consummation of the Merger, JP Foodservice has assumed the obligations of Rykoff-Sexton under the Warrants by a written instrument delivered to, and reasonably satisfactory to, the holders of at least a majority of the Rykoff-Sexton Common Shares issuable upon exercise of the outstanding Warrants, and has provided such holders with an opinion of counsel reasonably satisfactory to such holders to the effect that the Warrants will continue in full force and effect after the Merger. To satisfy this condition, it is anticipated that JP Foodservice will issue Common Stock Purchase Warrants of JP Foodservice (the "New Warrants") to the holders of the Warrants at the Effective Time in replacement of the Assumed Warrants. The terms of the New Warrants will be identical to the terms of the Warrants required to be assumed by JP Foodservice under the terms of the Merger Agreement, except for adjustments to the number of shares issuable to reflect the Exchange Ratio.

         Giving effect to the Merger and based on the number of shares issuable upon exercise of the Warrants as of August 31, 1997, the New Warrants will evidence the right to acquire approximately 278,679 JP Foodservice Common Shares (representing less than 1% of the JP Foodservice Common Shares on a fully diluted basis). The number of JP Foodservice Common Shares for which the New Warrants will be exercisable is subject to adjustment in the event of certain issuances of JP Foodservice Common Shares without consideration or for consideration below market prices, stock dividends, stock splits, share combinations, recapitalizations and similarly dilutive events.

         Each New Warrant will be exercisable until the earlier of (i) September 30, 2005 or (ii) the registration (upon the demand of the holders of the New Warrants pursuant to the terms of the New Warrants) of all JP Foodservice Common Shares issuable upon the exercise of the New Warrant or the 30th day after notice to the holders of the New Warrants that, in the opinion of counsel for such holders, the transfer of the New Warrants or the underlying JP Foodservice Common Shares issuable upon the exercise thereof are no longer restricted under the Securities Act. The holders of New Warrants will not have any voting rights until, and to the extent that, the New Warrants are exercised for JP Foodservice Common Shares. The holders of the New Warrants will be entitled to certain "demand" and "piggyback" registration rights with respect to the JP Foodservice Common Shares issued or issuable upon exercise of the New Warrants.

                   DESCRIPTION OF RYKOFF-SEXTON CAPITAL STOCK

General

         Rykoff-Sexton's authorized capital stock consists of 40,000,000 Common Shares, of which 28,249,077 shares were outstanding as of August 31, 1997, and 10,000,000 shares of preferred stock, par value $.10 per share ("Rykoff-Sexton Preferred Stock"), no shares of which are outstanding. No series of Rykoff-Sexton Preferred Stock has been designated other than 125,000 shares of Series A Junior Participating Preferred Stock, par value $.10 per share (the "Series A Preferred Stock"). The following description is a summary of the material provisions of Rykoff-Sexton's capital stock and is qualified in its entirety by reference to the provisions of the Certificate of Incorporation of Rykoff-Sexton (the "Rykoff-Sexton Charter"), its By-laws (the "Rykoff-Sexton By-laws") and the Rykoff-Sexton Rights Agreement. See "Comparative Rights of JP Foodservice Stockholders and Rykoff-Sexton Stockholders."


Common Shares, Rights and Series A Preferred Stock


         Rykoff-Sexton Common Shares

         Subject to any prior rights of any Rykoff-Sexton Preferred Stock then outstanding, holders of Rykoff-Sexton Common Shares are entitled to such dividends as may be declared from time to time by the Rykoff-Sexton Board of Directors out of funds legally available therefor. Each holder of Rykoff-Sexton Common Shares is entitled to one vote for each share owned by such holder on all matters submitted to a vote of the stockholders of Rykoff-Sexton. Such shares are not entitled to any cumulative voting rights. In the event of any liquidation, dissolution or winding up of Rykoff-Sexton, holders of Rykoff-Sexton Common Shares are entitled to share equally and ratably in any assets remaining after the payment of all debt and liabilities, subject to the prior rights, if any, of holders of Rykoff-Sexton Preferred Stock. Holders of Rykoff-Sexton Common Shares have no preemptive or other subscription or conversion rights. Rykoff-Sexton Common Shares are not subject to redemption and the outstanding Rykoff-Sexton Common Shares are fully paid and nonassessable.


         Rykoff-Sexton Rights

         Rykoff-Sexton entered into a Rights Agreement (the "Initial Rykoff-Sexton Rights Agreement"), with Bank of America National Trust & Savings Association, as original rights agent (the "Original Rykoff-Sexton Rights Agent"), dated as of December 8, 1996, as amended by the Amendment to Rights Agreement, dated as of October 5, 1989, the Second Amendment to Rights Agreement, dated as of December 4, 1995, the Third Amendment to the Rights Agreement, dated as of

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

January 31, 1996, and the Amended and Restated Rights Agreement (the "Current Rykoff-Sexton Rights Agreement"), dated as of May 15, 1996. On June 30, 1997, Rykoff-Sexton executed and delivered the Amendment (the "Rykoff-Sexton Rights Plan Amendment") to the Current Rykoff-Sexton Rights Agreement (as amended by the Amendment, the "Rykoff-Sexton Rights Agreement"), with Chase Mellon Shareholder Services, L.L.C., as rights agent (the "Rykoff-Sexton Rights Agent"), as successor to Chemical Bank, which was the successor to Chemical Trust Company of California, which was the successor to the Original Rykoff-Sexton Rights Agent.

         Under the Rykoff-Sexton Rights Agreement, each outstanding Rykoff-Sexton Common Share is accompanied by 0.64 preferred share purchase rights (each, a "Rykoff-Sexton Right"). Except as described below, each Rykoff-Sexton Right entitles the registered holder to purchase from Rykoff-Sexton a unit (a "Unit") consisting of one two-hundredths of a share of Series A Preferred Stock at a purchase price of $100 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rykoff-Sexton Rights are set forth in the Rykoff-Sexton Rights Agreement.

         The Rykoff-Sexton Rights attach implicitly to all Rykoff-Sexton Common Share certificates outstanding. No separate Rykoff-Sexton Right certificates have been distributed. A "Distribution Date" for the Rykoff-Sexton Rights occurs upon the earlier of (i) 10 days after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the then outstanding Rykoff-Sexton Common Shares (an "Acquiring Person"), excluding (a) Rykoff-Sexton, (b) any subsidiary of Rykoff-Sexton, (c) any employee benefit plan of Rykoff-Sexton or of any subsidiary of Rykoff-Sexton, (d) any entity organized, appointed or established by Rykoff-Sexton for or pursuant to the terms of any such plan, (e) the ML Entities if the ML Entities shall have executed a written agreement with Rykoff-Sexton (approved by the Rykoff-Sexton Board of Directors) on or prior to the date on which the ML Entities (together with its affiliates) became the beneficial owner of 15% or more of the Rykoff-Sexton Common Shares then outstanding, which agreement imposes one or more limitations on the ML Entities' beneficial ownership of Rykoff-Sexton Common Shares and if, and so long as, such written agreement (a "Written Agreement") (or any amendment thereto approved by at least a majority of the members of the Rykoff-Sexton Board of Directors who are not affiliates or associates of an ML Entity or representatives or nominees of an ML Entity or any such affiliate or associate (the "ML Entity Directors")) continues to be in effect and bind the ML Entities and the ML Entities are in compliance (as determined by the Rykoff-Sexton Board of Directors in its discretion by at least a majority of the members who are not ML Entity Directors) with the terms of such Written Agreement (including any such amendment), provided that no amendment of any such Written Agreement shall cure any prior breach of such Written Agreement or any amendment thereto, (f) JP Foodservice or any of its affiliates or associates solely as a result of the execution and delivery of the Transaction Agreements, or (g) JP Foodservice or any of its affiliates or associates as a result of their being or becoming not more than a 2% beneficial owner of the then outstanding Rykoff-Sexton Common Shares (in addition to the Rykoff-Sexton Common Shares that JP Foodservice has become the beneficial owner of as a result of its execution and delivery of the Transaction Agreements) (excluding, however, for purposes of determining whether such 2% limitation has been exceeded, Rykoff-Sexton Common Shares that JP Foodservice would be deemed the beneficial owner of because any JPFI Benefit Plan (as that term is defined in the Merger Agreement) is the beneficial owner of such Rykoff-Sexton Common Shares as of the date of the Rykoff-Sexton Rights Plan Amendment), or (ii) 10 days following the commencement of (or first public announcement of the intent to commence) a tender offer or exchange offer if, upon consummation thereof, the person or persons proposing such offer would be the beneficial owner of 30% or more of the outstanding Rykoff-Sexton Common Shares. The Standstill Agreement qualifies as a Written Agreement that excludes the ML Entities from being an Acquiring Person, so long as the conditions described above are satisfied.

         Until the Distribution Date, the Rykoff-Sexton Rights are transferred with and only with Rykoff-Sexton Common Share certificates. Until the Distribution Date (or earlier redemption or expiration of the Rykoff-Sexton Rights), certificates for Rykoff-Sexton Common Shares issued since December 18, 1986 (the record date for the initial distribution of Rykoff-Sexton Rights under the Initial Rykoff-Sexton Rights Agreement) upon transfer or new issuance of Rykoff-Sexton Common Shares contain a notation incorporating the Initial Rykoff-Sexton Rights Agreement by reference except that after the adoption of the Rykoff-Sexton Rights Agreement, such notation incorporates the Rykoff-Sexton Rights Agreement. Until the Distribution Date, the surrender for transfer of any certificates for Rykoff-Sexton Common Shares also constitutes the transfer of the Rykoff-Sexton Rights associated with the Rykoff-Sexton Common Shares represented by such certificate.

         The Rykoff-Sexton Rights are not exercisable until the Distribution Date. Under the Rykoff-Sexton Rights Agreement, the Rykoff-Sexton Rights expire on the earlier of (i) May 15, 2006, or (ii) immediately prior to the effective time of the Merger, unless earlier redeemed by Rykoff-Sexton at any time prior to 5:00 P.M., Chicago time, on the close of business on the thirtieth day following the date of the public announcement that an Acquiring Person has become such.

         As soon as practicable following the Distribution Date, separate certificates evidencing the Rykoff-Sexton Rights ("Rykoff-Sexton Right Certificates") will be mailed to holders of record of Rykoff-Sexton Common Shares as of the close of business on the Distribution Date. From and after the Distribution Date, such separate Rykoff-Sexton Right Certificates alone will evidence the Rykoff-Sexton Rights.

         In the event that, at any time following the Distribution Date, (i) Rykoff-Sexton is the surviving corporation in a merger with an Acquiring Person and

Rykoff-Sexton Common Shares are not changed or exchanged, (ii) any person becomes the beneficial owner of 15% or more of the then outstanding Rykoff-Sexton Common Shares (excluding any event occurring as a result of the execution, delivery and performance of the Transaction Agreements), unless the event causing the 15% threshold to be crossed is (a) an acquisition of Rykoff-Sexton Common Shares by the ML Entities, if the ML Entities shall have executed a Written Agreement and if, and so long as, such Written Agreement (or any amendments thereto approved by at least a majority of the members of the Rykoff-Sexton Board of Directors who are not ML Entity Directors) continues to be in effect and bind the ML Entities and the ML Entities are in compliance (as determined by the Rykoff-Sexton Board of Directors in its discretion by at least a majority of the members who are not ML Entity Directors) with the terms of such Written Agreement (including any such amendment), provided that no amendment of any such Written Agreement shall cure any prior breach of such Written Agreement or any amendment thereto, (b) a transaction in which the holders of Rykoff-Sexton Rights have the right to receive common stock of the acquiring entity, as described below, or (c) an acquisition of Rykoff-Sexton Common Shares pursuant to a tender offer or exchange offer of all outstanding Rykoff-Sexton Common Shares at a price and on terms determined by a majority of "disinterested" members of the Rykoff-Sexton Board of Directors to be fair and otherwise in the best interests of Rykoff-Sexton and its stockholders, or (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rykoff-Sexton Rights Agreement (each a "Flip-In Event"), then each holder of a Rykoff-Sexton Right would thereafter have the right to receive upon exercise thereof at the then current Purchase Price of the Rykoff-Sexton Right, Rykoff-Sexton Common Shares (or, in certain circumstances, a combination of cash, other property, Rykoff-Sexton Common Shares or other securities) that have a value of two times the Purchase Price of the Rykoff-Sexton Right. As noted above, the Standstill Agreement qualifies as a Written Agreement that excludes the acquisition of Rykoff-Sexton Common Shares by the ML Entities from being a triggering event under the foregoing provisions, so long as the conditions described above are satisfied. In the event that, at any time following the Distribution Date, Rykoff-Sexton is acquired in a merger (excluding the Merger) or other business combination transaction or 50% or more of its assets or earning power are sold, provision would be made so that each holder of a Rykoff-Sexton Right would thereafter have the right to receive, upon the exercise of a Rykoff-Sexton Right at the then current Purchase Price of the Rykoff-Sexton Right, common stock of the acquiring entity that has a value of two times the Purchase Price of the Rykoff-Sexton Right. Notwithstanding any of the foregoing, following the occurrence of any of the events described above in this paragraph, any Rykoff-Sexton Rights that are or were beneficially owned by an Acquiring Person or affiliates or associates of an Acquiring Person would be null and void.

         The Purchase Price payable and the number of Units of Series A Preferred Stock or other securities or property issuable upon exercise of the Rykoff-Sexton Rights are subject to adjustment from time to time to prevent dilution (i) in the

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

event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the Purchase Price is required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

         At any time until 30 days following the public announcement that a person or group or affiliated or associated persons (excluding any transaction occurring pursuant to the Transaction Agreements) has acquired beneficial ownership of 15% or more of the outstanding Rykoff-Sexton Common Shares, Rykoff-Sexton can redeem the Rykoff-Sexton Rights in whole, but not in part, at a price of $.01 per Rykoff-Sexton Right (the "Redemption Price"). The Rykoff-Sexton Board of Directors can from time to time, in its discretion, extend the period of redemption. Immediately upon action of the Rykoff-Sexton Board of Directors ordering redemption of the Rykoff-Sexton Rights, the Rykoff-Sexton Rights terminate and the only right of the holders of Rykoff-Sexton Rights is to receive the Redemption Price.

         Until a Rykoff-Sexton Right is exercised, the holder thereof has no rights as a stockholder of Rykoff-Sexton (other than those as an existing stockholder), including, without limitation, the right to vote or to receive dividends.

         The Series A Preferred Stock purchasable upon exercise of the Rykoff-Sexton Rights is nonredeemable and is subordinate to any other series of Rykoff-Sexton Preferred Stock that may be issued in the future unless such series is specifically stated to be junior. Each whole share of Series A Preferred Stock has a minimum preferential quarterly dividend of either $20 per share or 200 times the dividend per share declared on Rykoff-Sexton Common Shares, whichever is greater. In the event of liquidation, the holders of Series A Preferred Stock receive a preferred liquidation payment of either $200 per share or 200 times the payment made per Rykoff-Sexton Common Shares, whichever is greater. Each whole share of Preferred Stock has 200 votes, voting together with the Rykoff-Sexton Common Shares. In the event of any merger (excluding the Merger), consolidation or other transaction in which Rykoff-Sexton Common Shares are exchanged, each share of Series A Preferred Stock would be entitled to receive 200 times the amount received per Rykoff-Sexton Common Share. The rights of the Series A Preferred Stock are protected by customary antidilution provisions. Because of the nature of the Series

A Preferred Stock's dividend, liquidation and voting rights, Rykoff-Sexton expects that the value of the one two-hundredth of a share of Series A Preferred Stock purchasable (as described above) upon the exercise of each Rykoff-Sexton Right to approximate the value of one Rykoff-Sexton Common Share.

         The Rykoff-Sexton Rights Agreement and the Rykoff-Sexton Rights have certain anti-takeover effects. The Rykoff-Sexton Rights cause substantial dilution to a person or group that attempts to acquire Rykoff-Sexton on terms not approved by the Rykoff-Sexton Board of Directors. The Rykoff-Sexton Rights should not interfere with any merger or other business combination approved by the Rykoff-Sexton Board of Directors because of the ability of the Rykoff-Sexton Board of Directors and the Rykoff-Sexton Rights Agent to amend the Rykoff-Sexton Rights Agreement (and with respect to the Merger, the Rykoff-Sexton Board of Directors has exercised this ability by approving the Rykoff-Sexton Rights Plan Amendment) and because the Rykoff-Sexton Rights can be redeemed by the Rykoff-Sexton Board of Directors at the Redemption Price until 30 days following the public announcement that a person or group of affiliated and associated persons has acquired beneficial ownership of 15% or more of the outstanding Rykoff-Sexton Common Shares.

         The terms of the Rykoff-Sexton Rights Agreement can be amended by Rykoff-Sexton and the Rykoff-Sexton Rights Agent, but following a Distribution Date no amendment can adversely affect the interests of holders of the Rykoff-Sexton Rights.


Preferred Stock

         Under the Rykoff-Sexton Charter, the Rykoff-Sexton Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Rykoff-Sexton Preferred Stock in one or more series and to fix the voting powers, designations, preferences and the relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. To date, the Rykoff-Sexton Board of Directors has so fixed only the Series A Preferred Stock. Because Rykoff-Sexton's Board of Directors has the power to establish the preferences and rights of the shares of any additional series of Rykoff-Sexton Preferred Stock, it may afford holders of any such Rykoff-Sexton Preferred Stock preferences, powers and rights (including voting rights), senior to the rights of holders of Rykoff-Sexton Common Shares, that could adversely affect the holders of Rykoff-Sexton Common Shares.

            COMPARATIVE RIGHTS OF JP FOODSERVICE STOCKHOLDERS AND
                          RYKOFF-SEXTON STOCKHOLDERS

         Rykoff-Sexton is a Delaware corporation and a public company, and the rights of its stockholders are governed by Delaware law, the Rykoff-Sexton Charter, the Rykoff-Sexton By-laws and the Rykoff-Sexton Rights Agreement. Following the Merger, the Rykoff-Sexton stockholders will hold shares in JP Foodservice, which is also a Delaware corporation and a public company, and their rights as JP Foodservice stockholders will be governed by Delaware law, the JP Foodservice Charter, the JP Foodservice By-laws and the JP Foodservice Rights Agreement.

         Certain significant differences, which are believed to be all the material differences, between the rights of JP Foodservice stockholders and Rykoff-Sexton stockholders are summarized below. This summary is not intended to be relied upon as an exhaustive list or detailed description of the provisions discussed and is qualified in its entirety by the JP Foodservice Charter, the JP Foodservice By-laws and the JP Foodservice Rights Agreement and by the Rykoff-Sexton Charter, the Rykoff-Sexton By-laws and the Rykoff-Sexton Rights Agreement, to which Rykoff-Sexton stockholders are referred. See "Description of JP Foodservice Capital Stock" and "Description of Rykoff-Sexton Capital Stock." The Standstill Agreement also contains provisions relating to, among other things, the right of the ML Entities to designate representatives to serve on the Board of Directors, removal of such representatives and the filling of vacancies. The Standstill Agreement will, from and after the Effective Time, be for the benefit of, and will be enforceable by, JP Foodservice to the same extent and in the same manner as the Standstill Agreement benefits and is enforceable by Rykoff-Sexton prior to the Merger. See "Other Agreements--Standstill Agreement."


Authorized Shares of Capital Stock; Dividend Rights

         JP Foodservice. The JP Foodservice Charter authorizes the issuance of 75,000,000 JP Foodservice Common Shares and 5,000,000 shares of JP Foodservice Preferred Stock, 350,000 of which have been designated as Series A Preferred Stock. If the JP Foodservice Charter Amendment is approved by JP Foodservice stockholders at the JP Foodservice Annual Meeting, JP Foodservice will be authorized to issue 150,000,000 JP Foodservice Common Shares. See "JP Foodservice Annual Meeting Proposals--JP Foodservice Charter Amendment Proposal." As of August 31, 1997, 22,606,307 JP Foodservice Common Shares were issued and outstanding and no shares of JP Foodservice Preferred Stock were issued and outstanding. The shares of JP Foodservice Preferred Stock may be issued from time to time by the JP Foodservice Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the JP Foodservice Board of Directors with respect to voting rights, the rate of dividend, redemption, liquidation payments, sinking fund provisions, conversion and the number of shares constituting any series.

         During the time that any series of JP Foodservice Preferred Stock is outstanding, if the terms of such series provide, no dividends may be declared or paid by the JP Foodservice Board of Directors on the JP Foodservice Common Shares, unless dividends on all outstanding shares of JP Foodservice Preferred Stock for the current and all past dividend periods have been declared and paid or provision made for the payment thereof.

         Rykoff-Sexton. The Rykoff-Sexton Charter authorizes the issuance of 40,000,000 Rykoff-Sexton Common Shares and 10,000,000 shares of Rykoff-Sexton Preferred Stock, 50,000 of which have been designated as Series A Preferred Stock. As of August 31, 1997, 28,515,130 Rykoff-Sexton Common Shares were issued, of which 28,249,077 were outstanding, and no shares of Rykoff-Sexton Preferred Stock were issued and outstanding. The shares of Rykoff-Sexton Preferred Stock may be issued from time to time by the Rykoff-Sexton Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Rykoff-Sexton Board of Directors with respect to voting rights, the rate of dividend, redemption, liquidation payments, sinking fund provisions, conversion and the number of shares constituting any series.
         During the time that any series of Rykoff-Sexton Preferred Stock is outstanding, no dividends may be declared or paid by the Rykoff-Sexton Board of Directors on the Rykoff-Sexton Common Shares, unless dividends on all outstanding shares of Rykoff-Sexton Preferred Stock for the current and all past dividend periods have been declared and paid or provision made for the payment thereof.


Voting Rights

         JP Foodservice. Subject to the voting rights of holders of any then outstanding JP Foodservice Preferred Stock, each JP Foodservice Common Share is entitled to one vote on each matter submitted to a vote of the stockholders of JP Foodservice. JP Foodservice Common Shares are not entitled to any cumulative voting rights.

         Rykoff-Sexton. Subject to the voting rights of holders of any then outstanding Rykoff-Sexton Preferred Stock, each Rykoff-Sexton Common Share is entitled to one vote on each matter submitted to a vote of the stockholders of Rykoff-Sexton. Rykoff-Sexton Common Shares are not entitled to any cumulative voting rights.

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

Supermajority Voting Requirements; Business Combinations

         JP Foodservice and Rykoff-Sexton are subject to the provisions of
Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. A "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

         JP Foodservice. The JP Foodservice Charter and By-laws do not have supermajority voting requirements for business combinations or other matters.

         Rykoff-Sexton. In addition to any greater vote than may be required under Section 203, the DGCL generally requires the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter to approve a merger, consolidation or dissolution of the corporation or a disposition of all or substantially all of the corporation's assets. The Rykoff-Sexton Charter, however, contains provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving Rykoff-Sexton and an individual, corporation or other entity with beneficial ownership of a number of Rykoff-Sexton Common Shares which exceeds 5% of the outstanding Rykoff-Sexton Common Shares (a "Related Person").

         The Rykoff-Sexton Charter requires the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of stock of Rykoff-Sexton entitled to vote on the matter: (i) to adopt any agreement for, or to approve, the merger or consolidation of Rykoff-Sexton or any subsidiary (within the meaning of the Rykoff-Sexton Charter) with or into any Related Person; (ii) to authorize any sale, lease, transfer, exchange or other disposition to any Related Person of all or substantially all of the assets of Rykoff-Sexton or any such subsidiary; (iii) to

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

authorize the issuance or transfer by Rykoff-Sexton or any such subsidiary of any Rykoff-Sexton voting securities or voting securities of any such subsidiary in exchange or payment for securities or assets of any Related Person, if such authorization is otherwise required by law or by any agreement between Rykoff-Sexton and any national securities exchange or by any other agreement to which Rykoff-Sexton or any such subsidiary is a party; (iv) to adopt any plan for the dissolution of Rykoff-Sexton; or (v) to adopt any amendment, change or repeal of the foregoing provisions. Such 80% affirmative vote will not be required, however, if the Rykoff-Sexton Board of Directors by resolution approves a memorandum of understanding with such Related Person setting forth the principal terms of the transaction and if such transaction is substantially consistent therewith. Such resolution must be adopted by 80% of the directors who were elected and acting members of the Rykoff-Sexton Board of Directors prior to the time such Related Person became the beneficial owner of 5% or more of the outstanding Rykoff-Sexton Common Shares entitled to vote in elections of directors. The DGCL, including Section 203 thereof, applies to the approval of the transactions listed above notwithstanding any such resolution.


Appraisal Rights

         A separate provision of the Rykoff-Sexton Charter requires the affirmative vote of the holders of at least 80% of the outstanding Rykoff-Sexton Common Shares not beneficially owned by any Related Person that is a party or beneficiary of or has proposed the transaction or matter to be voted upon to approve the following transactions (each a "Business Combination"): (i) any merger or consolidation of Rykoff-Sexton with or into a Related Person or affiliate or associate of a Related Person; (ii) any sale, lease, exchange, transfer or other disposition of at least 10% of the assets of Rykoff-Sexton or a subsidiary to or with a Related Person or an affiliate or associate of a Related Person; (iii) a merger into or consolidation with Rykoff-Sexton or a subsidiary, of a Related Person or an affiliate or associate of a Related Person; (iv) any sale, lease, exchange, transfer or other disposition to Rykoff-Sexton or a subsidiary of all or any part of the assets of a Related Person or affiliate or associate of a Related Person; (v) any reclassification or recapitalization of Rykoff-Sexton Common Shares consummated within three years after a Related Person becomes a Related Person that would have the effect of increasing the voting power of such Related Person or an affiliate or associate of such Related Person; and (vi) any agreement, contract or other arrangement providing for any of the transactions described above. A Business Combination does not include, however, a parent-subsidiary merger pursuant to
Section 253 of the DGCL or any transaction involving a Related Person who has been a Related Person for at least three years or involving an affiliate or associate of such Related Person. Such 80% affirmative vote will not be required to approve a Business Combination, however, (i) if certain price criteria and procedural requirements are satisfied or (ii) a majority of the "Continuing Directors" of the Rykoff-Sexton Board of Directors adopt a resolution approving the Business Combination. "Continuing Directors" mean all members of the Rykoff-Sexton Board of Directors except any director who (i) while serving as a member of the Rykoff-Sexton Board of Directors is a Related Person who is a party to or beneficiary of or has proposed the transaction or matter to be voted upon, or is an affiliate or associate of such Related Person, or any representative of such persons, or (ii) became a member of the Rykoff-Sexton Board of Directors following the date upon which such a Related Person became a Related Person, unless such director is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors.

         JP Foodservice. The JP Foodservice Charter does not provide for appraisal rights other than those rights designated by the DGCL. The DGCL provides for appraisal rights only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides) in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation of a corporation so provides) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The DGCL also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation.

         Rykoff-Sexton. In addition to the appraisal rights provided for by the DGCL, the Rykoff-Sexton Charter provides for appraisal rights in the event of a merger under Section 253 of the DGCL of Rykoff-Sexton into another corporation that has been a Related Person or an affiliate or associate of a Related Person for less than three years, provided that the DGCL does not give voting rights to the Rykoff-Sexton stockholders with respect to such merger.


Special Meetings of Stockholders

         JP Foodservice. The JP Foodservice By-laws provide that special meetings may be called (i) by the Chairman of the Board or by (ii) the JP Foodservice Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which JP Foodservice would have if there were no vacancies on the Board.

The stockholders of JP Foodservice do not have the right to request or call a special meeting of stockholders.

         Rykoff-Sexton. The Rykoff-Sexton Charter provides that special meetings of stockholders may be called by the Chairman of the Board or the President, or must be called at the written request of 75% of the directors then in office. The stockholders of Rykoff-Sexton do not have the right to request or call a special meeting of stockholders.


Stockholder Action Without a Meeting

         The JP Foodservice Charter and the Rykoff-Sexton Charter each expressly prohibit stockholder action by written consent.


Stockholder Proposal Procedures

         JP Foodservice. The JP Foodservice Charter requires that notice of proposals by stockholders to be brought before any annual meeting must be delivered to JP Foodservice not less than 90 days prior to the date of the meeting, if such meeting is to be held on or after the anniversary of the previous year's annual meeting (or not less than 60 days, if the meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting, or, with respect to any other annual meeting, on or before the 15th day following the date of public disclosure of the meeting date). The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, age and business and residential addresses, as they appear on JP Foodservice's records, of the stockholder proposing such business, (iii) the class and number of shares of JP Foodservice capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

     Rykoff-Sexton. None of the DGCL, the Rykoff-Sexton Charter or the Rykoff-Sexton By-laws expressly governs the manner in which Rykoff-Sexton stockholders may bring business (other than nominations for the election of directors) before a meeting of stockholders. See "--Nominations of Directors."


Stockholder Rights Plan

         JP Foodservice. JP Foodservice is a party to the JP Foodservice Rights Plan. See "The Merger--Amendments to Rights Plans" and "Description of JP Foodservice Capital Stock--Common Shares, Rights and Series A Preferred Stock--Rights."

     Rykoff-Sexton. Rykoff-Sexton is party to the Rykoff-Sexton Rights Agreement. See "The Merger--Amendments to Rights Plans" and "Description of

Rykoff-Sexton Capital Stock--Common Shares, Rights and Series A Preferred Stock--Rights."


Classified Board of Directors

         Under their respective Charters and By-laws, each of JP Foodservice and Rykoff-Sexton has a classified board of directors divided into three classes, with directors serving staggered three-year terms.


Nominations of Directors

         JP Foodservice. The JP Foodservice By-laws provide that nominations for the election of directors will be made by the Nominating Committee of the JP Foodservice Board of Directors. The JP Foodservice Charter provides that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of JP Foodservice at JP Foodservice's principal office in Columbia, Maryland a written notice of the stockholder's intention to make such a nomination. The stockholder is required to furnish the notice not later than 90 days prior to the date that is one year from the date of the most recent preceding meeting of stockholders. The notice must include the following information: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of JP Foodservice Common Shares and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residential addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC and (vi) the written consent of each proposed nominee to serve as a director of JP Foodservice if so elected.

         Rykoff-Sexton. The Rykoff-Sexton By-laws provide that nominations for the election of directors can be made by the Rykoff-Sexton Board of Directors, a proxy committee appointed by the Rykoff-Sexton Board of Directors or any stockholder entitled to vote in the election of directors. The Rykoff-Sexton Bylaws require that stockholders entitled to vote in the election of directors generally may nominate one or more persons for election as directors if written notice of intent to make a nomination at a meeting of stockholders is delivered to Rykoff-Sexton's Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days prior to such annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the seventh day following the date on which notice of such special meeting is first given to stockholders. Such stockholder's notice must set forth: (i) the name and address of the stockholder; (ii) a representation that the stockholder is a holder of record of stock of Rykoff-Sexton entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (iii) a description of all arrangements or understandings between the stockholder and each nominee or other person or persons pursuant to which each nomination is to be made by the stockholder; (iv) such other information regarding each nominee that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director if elected.


Removal of Directors

         JP Foodservice. Under the DGCL, JP Foodservice directors may be removed at any time, for cause, by the vote of a majority of the outstanding capital stock of JP Foodservice entitled to vote at an election of directors.

         Rykoff-Sexton. The Rykoff-Sexton Charter and By-laws provide that any director may be removed at any time, for cause, by the vote of a majority of the outstanding capital stock of Rykoff-Sexton entitled to vote at an election of directors.


Vacancies in the Board of Directors

         JP Foodservice. The JP Foodservice Charter and By-laws provide that when any vacancy occurs in the JP Foodservice Board of Directors, whether by reason of an increase in the number of members composing the JP Foodservice Board of Directors, or otherwise, a majority of the remaining members of the JP Foodservice Board of Directors, even though less than a quorum, may appoint a director or directors to fill such vacancy or vacancies.

         Rykoff-Sexton. The Rykoff-Sexton Charter and By-laws provide that any vacancy in the Rykoff-Sexton Board of Directors, whether by reason of an increase in the number of members composing the Rykoff-Sexton Board of Directors, or otherwise, shall be filled by the affirmative vote of a majority of the Continuing Directors.


Indemnification

         The JP Foodservice By-laws and the Rykoff-Sexton Charter provide for indemnification by JP Foodservice and Rykoff-Sexton, respectively, to the fullest extent permitted by the DGCL, of their officers, directors, employees and agents.

Limitation of Personal Liability of Directors

         JP Foodservice. The JP Foodservice Charter eliminates the personal liability of JP Foodservice directors for monetary damages resulting from breaches of their fiduciary duty. It does not, however, eliminate liability for breaches of a director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL concerning the unlawful payment of dividends or stock redemptions or repurchases, or any transaction from which the director derives an improper benefit.

         Rykoff-Sexton. The Rykoff-Sexton Charter eliminates the personal liability of Rykoff-Sexton directors to the same extent as the JP Foodservice Charter eliminates the personal liability of JP Foodservice directors.


Amendment of Charter Documents

         JP Foodservice. The JP Foodservice Charter may be amended pursuant to the DGCL by a majority vote of the total number of shares outstanding and entitled to vote thereon. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

         Rykoff-Sexton. Under the Rykoff-Sexton Charter, the amendment, repeal or adoption of provisions of such document relating to (i) the removal of directors or the filling of director vacancies or the classification of the Rykoff-Sexton Board of Directors, (ii) restrictions on stockholders taking action by written consent and (iii) special meetings of stockholders requires the affirmative vote of the holders of at least 80% of the outstanding Rykoff-Sexton Common Shares. Such 80% affirmative vote is not required, however, if a majority of the Continuing Directors adopt a resolution approving such amendment or repeal proposal and such proposal receives the affirmative vote of the holders of at least a majority of the Rykoff-Sexton Common Shares.

         The amendment, repeal or adoption of provisions of the Rykoff-Sexton Charter relating to Business Combinations requires the affirmative vote of the holders of at least 80% of the outstanding Rykoff-Sexton Common Shares not beneficially owned by any Related Person who is a beneficiary of or has proposed the transaction. Such 80% affirmative vote, however, is not required if a majority of the Continuing Directors adopt a resolution approving such amendment or repeal proposal and the holders of at least a majority of the outstanding Rykoff-Sexton Common Shares affirmatively approve such proposal.

         Under the DGCL all other amendments to the Rykoff-Sexton Charter must be approved by the affirmative vote of holders of a majority of shares of capital stock of Rykoff-Sexton entitled to vote generally in the election of directors, unless a class vote is required under the DGCL.


Amendment of By-Laws

         JP Foodservice. The JP Foodservice Charter provides that the Board of Directors is authorized to adopt, amend or repeal the JP Foodservice By-laws. The JP Foodservice By-laws further provide that the JP Foodservice By-laws may be adopted, amended or repealed by the affirmative vote of a majority of the directors then in office. Under the DGCL, the grant of such a power to a corporation's board of directors will not divest the stockholders of the power, nor limit their power, to adopt, amend or amend the corporation's by-laws.

         Rykoff-Sexton. The Rykoff-Sexton Charter provides that the Board of Directors is authorized to make, alter or repeal the Rykoff-Sexton By-laws. The Rykoff-Sexton By-laws further provide that they may be altered, amended or repealed or new by-laws adopted by the stockholders or by the affirmative vote of a majority of the directors then in office.

                                  LEGAL MATTERS

         A legal opinion to the effect that the JP Foodservice Common Shares offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Hogan & Hartson L.L.P., counsel to JP Foodservice.

                                     EXPERTS

         JP Foodservice. This historical consolidated financial statements of JP Foodservice as of June 28, 1997 and for the year then ended incorporated by reference in this Joint Proxy Statement/Prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

         The historical consolidated financial statements of JP Foodservice as of June 29, 1996 and for each of the two years in the period ended June 29, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus have been so incorporated in reliance on the report of Price Waterhouse LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

         Valley Industries, Inc. The combined financial statements of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1996 and for each of the years in the two year period ended January 31, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

         Rykoff-Sexton. The audited consolidated financial statements of Rykoff-Sexton and subsidiaries as of June 28, 1997 and April 27, 1996, and for the fiscal years ended June 28, 1997, April 27, 1996 and April 29, 1995 and the nine-week transition period ended June 29, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                              STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the JP Foodservice 1997 annual meeting of stockholders must have been received by the Secretary of JP Foodservice at JP Foodservice's principal office in Columbia, Maryland no later than June 19, 1997, to be included in JP Foodservice's proxy, notice of meeting and proxy statement relating to such meeting.

         If the Merger Agreement is adopted by Rykoff-Sexton stockholders and the Merger is consummated, Rykoff-Sexton's 1997 annual meeting of stockholders will not occur. If the Merger is not consummated, proposals by stockholders intended to be presented at the Rykoff-Sexton 1997 annual meeting of stockholders must have been received by the Secretary of Rykoff-Sexton at Rykoff-Sexton's principal office in Wilkes-Barre, Pennsylvania no later than May 29, 1997, to be included in Rykoff'-Sexton's proxy, notice of meeting and proxy statement relating to such meeting.

                                  OTHER MATTERS

         The Board of Directors of JP Foodservice is aware of no other matter that will be presented for action at the JP Foodservice Special Meeting and the Board of Directors of Rykoff-Sexton is aware of no other matter that will be presented for action at the Rykoff-Sexton Special Meeting. If any other matter requiring a vote of the stockholders arising from the conduct of the meeting properly comes before the JP Foodservice Special Meeting or the Rykoff-Sexton Special Meeting, as the case may be, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                  APPENDIX A






                           AGREEMENT AND PLAN OF MERGER


                                   BY AND AMONG


                              JP FOODSERVICE, INC.,

                             HUDSON ACQUISITION CORP.

                                       AND

                               RYKOFF-SEXTON, INC.



                            DATED AS OF JUNE 30, 1997,

                                   AS AMENDED

                            AS OF SEPTEMBER 3, 1997

                               TABLE OF CONTENTS

                                               PAGE

                                   ARTICLE I

                                  THE MERGER

         SECTION 1.1.   The Merger.................................    2
         SECTION 1.2.   Closing....................................    2
         SECTION 1.3.   Effective Time.............................    2
         SECTION 1.4.   Effects of the Merger......................    2
         SECTION 1.5.   Certificate of Incorporation and By-laws
                        of the Surviving Corporation and JPFI......    3
         SECTION 1.6.   Directors and Officers.....................    3
         SECTION 1.7.   Reservation of Right to Revise
                        Transaction................................    5

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

         SECTION 2.1.   Effect on Capital Stock....................    5
         SECTION 2.2.   Exchange of Certificates...................    8
         SECTION 2.3.   Certain Adjustments........................   12

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

         SECTION 3.1.   Representations and Warranties of RSI......   12
                        (a)  Organization, Standing and
                             Corporate Power.......................   12
                        (b)  Subsidiaries..........................   13
                        (c)  Capital Structure.....................   13
                        (d)  Authority; Noncontravention...........   15
                        (e)  SEC Documents; Undisclosed
                             Liabilities...........................   17
                        (f)  Information Supplied..................   17
                        (g)  Absence of Certain Changes or Events..   18
                        (h)  Compliance with Applicable Laws;
                             Litigation............................   19
                        (i)  Absence of Changes in Benefit Plans...   20
                        (j)  ERISA Compliance......................   20
                        (k)  Taxes.................................   22
                        (l)  Voting Requirements...................   23
                        (m)  State Takeover Statutes;
                             Certain Provisions of RSI
                             Certificate...........................   23
                        (n)  Accounting Matters....................   24
                        (o)  Brokers...............................   24
                        (p)  Opinion of Financial Advisor..........   24
                        (q)  Ownership of JPFI Common Stock........   25

                        (r)  Intellectual Property.................   25
                        (s)  Certain Contracts.....................   25
                        (t)  RSI Rights Agreement..................   26
                        (u)  Environmental Liability...............   26

         SECTION 3.2.   Representations and Warranties of JPFI.....   27
                        (a)  Organization, Standing and Corporate
                             Power.................................   27
                        (b)  Subsidiaries..........................   27
                        (c)  Capital Structure.....................   28
                        (d)  Authority; Noncontravention...........   29
                        (e)  SEC Documents; Undisclosed
                             Liabilities...........................   31
                        (f)  Information Supplied..................   32
                        (g)  Absence of Certain Changes or Events..   32
                        (h)  Compliance with Applicable Laws;
                             Litigation............................   33
                        (i)  Absence of Changes in Benefit Plans...   34
                        (j)  ERISA Compliance......................   34
                        (k)  Taxes.................................   36
                        (l)  Voting Requirements...................   37
                        (m)  State Takeover Statutes;
                             Certificate of Incorporation..........   37
                        (n)  Accounting Matters....................   37
                        (o)  Brokers...............................   38
                        (p)  Opinion of Financial Advisors.........   38
                        (q)  Ownership of RSI Common Stock.........   38
                        (r)  Intellectual Property.................   38
                        (s)  Certain Contracts.....................   39
                        (t)  JPFI Rights Agreement.................   39
                        (u)  Environmental Liability...............   40

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1.   Conduct of Business.......................    40
         SECTION 4.2.   No Solicitation or Negotiations...........    45


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.1.   Preparation of the Form S-4 and the Joint
                        Proxy Statement; Stockholders Meetings....    46
         SECTION 5.2.   Letters of RSI's Accountants..............    47
         SECTION 5.3.   Letters of JPFI's Accountants.............    48
         SECTION 5.4.   Access to Information; Confidentiality....    48
         SECTION 5.5.   Best Efforts..............................    49
         SECTION 5.6.   Employment Agreements.....................    50
         SECTION 5.7.   Indemnification, Exculpation and
                        Insurance.................................    50
         SECTION 5.8.   Fees and Expenses.........................    51

         SECTION 5.9.   Public Announcements......................    52
         SECTION 5.10.  Affiliates................................    52
         SECTION 5.11.  NYSE Listing..............................    52
         SECTION 5.12.  Tax Treatment.............................    53
         SECTION 5.13.  Pooling of Interests......................    53
         SECTION 5.14.  Standstill Agreements; Confidentiality
                        Agreements.................................   53
         SECTION 5.15.  Post-Merger Operations....................    53
         SECTION 5.16.  Conveyance Taxes..........................    53
         SECTION 5.17   8 7/8% Indenture...........................   53
         SECTION 5.18   Certain Tax Matters........................   54


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

         SECTION 6.1.   Conditions to Each Party's Obligation to
                        Effect the Merger.........................    54
         SECTION 6.2.   Conditions to Obligations of JPFI.........    56
         SECTION 6.3.   Conditions to Obligations of RSI..........    56


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1.   Termination...............................    57
         SECTION 7.2.   Effect of Termination.....................    59
         SECTION 7.3.   Amendment.................................    59
         SECTION 7.4.   Extension; Waiver.........................    59
         SECTION 7.5.   Termination Expenses .....................    60


                                 ARTICLE VIII

                              GENERAL PROVISIONS

         SECTION 8.1.   Nonsurvival of Representations and
                        Warranties................................    60
         SECTION 8.2.   Notices...................................    61
         SECTION 8.3.   Definitions...............................    61
         SECTION 8.4.   Interpretation............................    62
         SECTION 8.5.   Counterparts..............................    63
         SECTION 8.6.   Entire Agreement; No Third-Party
                        Beneficiaries.............................    63
         SECTION 8.7.   Governing Law.............................    63
         SECTION 8.8.   Assignment................................    63
         SECTION 8.9.   Consent to Jurisdiction...................    63
         SECTION 8.10.  Headings, Etc.............................    64
         SECTION 8.11.  Severability..............................    64

         Exhibit A      Form of RSI Stock Option Agreement
         Exhibit B      Form of JPFI Stock Option Agreement
         Exhibit C      Form of Support Agreement
         Exhibit D      Form of JPFI Affiliate Letter
         Exhibit E      Form of RSI Affiliate Letter
         Exhibit F      Form of Amendment to Amended and Restated By-
                        Laws of JPFI
         Exhibit G      Form of Employment Agreement with Mark Van
                        Stekelenburg

                   AGREEMENT AND PLAN OF MERGER dated as of June 30, 1997, among JP FOODSERVICE, INC., a Delaware corporation ("JPFI"), HUDSON ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of JPFI, and RYKOFF-SEXTON, INC., a Delaware corporation ("RSI").

                   WHEREAS, the respective Boards of Directors of JPFI, Merger Sub and RSI have each approved the merger of RSI with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of RSI ("RSI Common Stock", which reference shall be deemed to include the associated RSI Rights (as defined in Sec-tion 3.1(c) attached thereto), other than shares owned by JPFI or RSI, will be converted into the right to receive the Merger Consideration (as defined in Section 1.7); and

                   WHEREAS, the respective Boards of Directors of JPFI, Merger Sub and RSI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stock-holders; and

                   WHEREAS, as a condition to, and on the date im-mediately following, the execution of this Agreement, JPFI and RSI will enter into a stock option agreement (the "RSI Option Agreement") attached hereto as Exhibit A and a stock option agreement (the "JPFI Option Agreement" and, together with the RSI Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

                   WHEREAS, for federal income tax purposes, it is in-tended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                   WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

                   WHEREAS, as a condition to, and immediately follow-ing, the execution of this Agreement, JPFI and certain stock-holders of RSI will enter into, and RSI will execute an ac-knowledgment to, a support agreement (the "Support Agreement") attached hereto as Exhibit C; and

                   WHEREAS, JPFI and RSI desire to make certain repre-sentations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                   NOW, THEREFORE, in consideration of the representa-tions, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                  THE MERGER

                   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in ac-cordance with the Delaware General Corporation Law (the "DGCL"), RSI shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Ef-fective Time, the separate corporate existence of RSI shall cease and Merger Sub shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of RSI in accordance with the DGCL.

                   SECTION 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
         Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

                   SECTION 1.3. Effective Time. Subject to the provi-sions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certifi-cate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as JPFI and RSI shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                   SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   SECTION 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation and JPFI. (a) At the Effec-tive Time, the Certificate of Incorporation and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and by-laws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law; provided, however, that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

                   The name of the Corporation (which is hereinafter referred to as the "Corporation") is Rykoff-Sexton, Inc.

                   (b) At the Effective Time, the by-laws of JPFI shall be amended as set forth in Exhibit F and, as so amended, such by-laws shall be the by-laws of JPFI until thereafter changed or amended as provided therein or by applicable law.

                   SECTION 1.6. Directors and Officers. (a) As of the Effective Time, James L. Miller shall be Chairman and Chief Executive Officer of JPFI and Mark Van Stekelenburg shall be Vice Chairman and President of JPFI and, subject to Section 1.6(b), shall be nominated for election to the class of direc-tors of the JPFI Board of Directors whose terms shall expire in 1998.

                   (b) Prior to the Effective Time, JPFI shall (i) in-crease the number of members of the Board of Directors of JPFI to 17; (ii) take such action as may be necessary such that the Board of Directors of JPFI, immediately following the Effective Time, is comprised of (A) nine individuals, including each of the incumbent members of the JPFI Board of Directors (or their replacements), no fewer than five of whom shall be outside di-rectors, as selected by JPFI prior to the Effective Time, plus
         (B) seven individuals, no fewer than four of whom shall be out-side directors, two of whom shall be individuals designated by Merrill Lynch Capital Partners, Inc., one of whom shall be Mark Van Stekelenburg, and four of whom shall be current incumbents of the RSI Board of Directors who are not employees of RSI or its subsidiaries or affiliated with Merrill Lynch Capital Part-ners Inc. to be selected by RSI prior to the Effective Time, and (C) one additional person to be designated by the Chairman of JPFI following the Merger; provided that no person shall be deemed not to be an outside director for purposes of this Sec-tion 1.6(b) solely because such person is or has been an ML Director (as defined in Section 3.1(d)); and (iii) take such action as may be necessary such that two of the three classes of the JPFI Board of Directors shall be comprised of six direc-tors each, three of whom shall be incumbent directors of the

         JPFI Board of Directors pursuant to clause (ii)(A) of this Sec-tion 1.6(b) and three of whom shall be designated as directors by RSI pursuant to clause (ii)(B) of this Section 1.6(b), and the third class of the JPFI Board of Directors shall be com-prised of five directors, three of whom shall be incumbent di-rectors of the JPFI Board of Directors pursuant to clause
         (ii)(A) of this Section 1.6(b), one of whom shall be designated as a director by RSI pursuant to clause (ii)(B) of this Section 1.6(b) and one of whom shall be designated as a director by the Chairman of JPFI pursuant to clause (ii)(C) of this Section 1.6(b). The two directors who shall be designated by Merrill Lynch Capital Partners, Inc. shall be appointed, one each, to the class of directors whose terms expire in 1999 and 2000, respectively. Of the four directors to be selected by RSI pur-suant to clause (ii)(B) of the first sentence of this Section 1.6(b), James I. Maslon shall be appointed to the class of di-rectors whose terms expire in 1998, and Bernard Sweet shall be appointed to the class of directors whose terms expire in 1999.

                   (c) As of the Effective Time, the JPFI Board of Di-rectors shall initially have three committees, as follows: an audit committee, a compensation committee and a nominating com-mittee. Each committee will be comprised of four directors, two of whom shall be designated by JPFI, one of whom shall be designated by RSI and one of whom shall be designated by mutual agreement of JPFI and RSI. The initial chairman of each of the of the audit committee, the compensation committee and the nominating committee shall be, until such chairman's replace-ment is duly designated by the JPFI Board of Directors, the JPFI director who is currently the incumbent chairman of such committee; provided, however, that in the event any of such chairs becomes vacant for any reason prior to the Effective Time, the chairman shall be the person thereafter designated by the JPFI Board of Directors pursuant to the Certificate of In-corporation and By-Laws of JPFI. One member of the nominating committee of the JPFI Board of Directors (and of an executive committee thereof, if such a committee is established) shall be designated by Merrill Lynch Capital Partners, Inc. as RSI's designee thereon.

                   (d) Except as set forth in Section 1.6(a), the di-rectors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Sur-viving Corporation.

                   (e) It is currently contemplated that the first three vacancies on the JPFI Board of Directors to occur follow-ing the Effective Time shall not be filled, but that in each case the number of directors shall be reduced, so that the to-tal number of directors constituting the JPFI Board of Direc-tors shall thereafter be 14.


                   SECTION 1.7. Reservation of Right to Revise Transac-tion. If each of RSI, Merger Sub and JPFI agree, the parties hereto, prior to the receipt of the RSI Stockholder Approval and the JPFI Stockholder Approval (each as defined herein), may change the method of effecting the business combination between JPFI and RSI, and each party shall cooperate in such efforts, including to provide for (a) a merger of RSI with and into JPFI, or (b) mergers (to occur substantially simultaneously) of separate subsidiaries of a Delaware corporation jointly formed by JPFI and RSI for such purpose into each of JPFI and RSI; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of RSI Common Stock as provided for in this Agreement (the "Merger Consideration"), other than, in the case of clause
         (b) above, the identity of the issuer thereof, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to JPFI, RSI or their respective stockholders as a result of receiving the Merger Consideration, or (iii) mate-rially delay receipt of any approval referred to in Section 6.1(c) or the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

                   SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, RSI or the holder of any shares of the following securities:

                   (a) Cancellation of Treasury Stock and JPFI-Owned Stock. Each share of RSI Common Stock that is owned by RSI, Merger Sub or JPFI shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be deliv-ered in exchange therefor.

                   (b) Conversion of RSI Common Stock. Subject to Sec-tion 2.2(e), each issued and outstanding share of RSI Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive

         0.84 (the "Exchange Ratio") validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share ("JPFI Common Stock"), of JPFI. As of the Effective Time, all such shares of RSI Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of RSI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of JPFI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
         Section 2.2, without interest.

                   (c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.10 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding as a val-idly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                   (d) JPFI Common Stock. At and after the Effective Time, each share of JPFI Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of JPFI and shall not be affected by the Merger.

                   (e) Options and Warrants. (i) RSI will take all action necessary such that, at the Effective Time, each option granted by RSI to purchase shares of RSI Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of RSI Common Stock and shall be converted into an option to purchase shares of JPFI Common Stock in an amount and at an exercise price de-termined as provided below (and otherwise, in the case of op-tions, subject to the terms of the RSI Stock Plans (as defined in Section 3.1(c)) and the agreements evidencing grants there-under) (the "Assumed Options"):

                        (1) The number of shares of JPFI Common Stock to be subject to the new option shall be equal to the product of the number of shares of RSI Common Stock subject to the original option and the Exchange Ra-tio, provided that any fractional shares of JPFI Com-mon Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                        (2) The exercise price per share of JPFI Common Stock under the new option shall be equal to the ex-ercise price per share of RSI Common Stock under the original option divided by the Exchange Ratio, pro-vided that such exercise price shall be rounded to the nearest whole cent.

                   (ii) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be ef-fected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new options shall be the same as the original options except that all ref-erences to RSI shall be deemed to be references to JPFI.

                   (iii) At the Effective Time, the warrants, dated May 17, 1996, between RSI and each of Teachers Insurance and Annu-ity Association of America, the Nippon Credit Bank, Ltd. and Dresdner Bank AG (each, an "Assumed Warrant") shall be assumed by JPFI and shall constitute a warrant to acquire, otherwise on the same terms and conditions as were applicable under such Assumed Warrant, a number of shares of JPFI Common Stock equal to the number of JPFI Common Shares that a holder of such As-sumed Warrant would have received in the Merger if such holder had exercised such Assumed Warrant for shares of RSI Common Stock immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the shares of RSI Common Stock subject thereto divided by the number of JPFI Common Shares that a holder of such Assumed Warrant would have received in the Merger if such holder had exercised such As-sumed Warrant for shares of RSI Common Stock immediately prior to the Effective Time.

                   (iv) As soon as practicable following the Effective Time, JPFI shall deliver, upon due surrender of the Assumed Options and Assumed Warrants, to holders of Assumed Options and Assumed Warrants appropriate option and warrant agreements rep-resenting the right to acquire JPFI Common Stock on the same terms and conditions as contained in the Assumed Options and Assumed Warrants (except as otherwise set forth in this Section 2.1(e)). Except as expressly contemplated herein, JPFI shall comply with the terms of the RSI Stock Plans as they apply to the Assumed Options. JPFI shall take all corporate action nec-essary to reserve for issuance a sufficient number of shares of JPFI Common Stock for delivery upon exercise of the Assumed Options and Assumed Warrants in accordance with this Section 2.1(e). JPFI shall file a registration statement on Form S-8 (or any successor form) or on another appropriate form, ef-fective as of, or reasonably promptly following, the Effective Time, with respect to JPFI Common Stock subject to the Assumed

         Options and shall use commercially reasonable efforts to main-tain the effectiveness of such registration statement or regis-tration statements (and maintain the current status of the pro-spectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and exercisable. With re-spect to those individuals who, subsequent to the Effective Time, will be subject to the reporting requirements of Section 16 of the Exchange Act, JPFI shall administer the Hudston Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                   SECTION 2.2. Exchange of Certificates. (a) Ex-change Agent. As of the Effective Time, JPFI shall enter into an agreement with such bank or trust company as may be desig-nated by JPFI and reasonably satisfactory to RSI (the "Exchange Agent") which shall provide that JPFI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of RSI Common Stock, for exchange in ac-cordance with this Article II, through the Exchange Agent, cer-tificates representing the shares of JPFI Common Stock (such shares of JPFI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of JPFI Common Stock being hereinafter referred to as the "Ex-change Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of RSI Common Stock.

                   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented out-standing shares of RSI Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Con-sideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as JPFI and RSI may reasonably specify) and (ii) instructions for use in sur-rendering the Certificates in exchange for the Merger Consider-ation. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be re-quired by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of JPFI Common Stock which such holder has the right to receive pursuant to the pro-visions of this Article II, certain dividends or other distri-butions in accordance with Section 2.2(c) and cash in lieu of any fractional share of JPFI Common Stock in accordance with
         Section 2.2(e), and the Certificate so surrendered shall forth-with be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing JPFI Common Stock or cash in lieu of a fractional share interest shall be deliv-ered to a person who is an affiliate of RSI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered an agreement in the form of Exhibit E hereto. In the event of a surrender of a Certificate representing shares of RSI Common Stock which are not registered in the transfer records of RSI under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of JPFI Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issu-ance shall pay any transfer or other taxes required by reason of the issuance of shares of JPFI Common Stock to a person other than the registered holder of such Certificate or estab-lish to the satisfaction of JPFI that such tax has been paid or is not applicable. Until surrendered as contemplated by this
         Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain divi-dends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of JPFI Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

                   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to JPFI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of JPFI Common Stock represented thereby, and, in the case of Certificates representing RSI Com-mon Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of frac-tional shares of JPFI Common Stock shall be paid by JPFI to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable es-cheat or similar laws, following surrender of any such Certifi-cate there shall be paid to the holder of the certificate rep-resenting whole shares of JPFI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of JPFI Common Stock and, in the case of Cer-tificates representing RSI Common Stock, the amount of any cash payable in lieu of a fractional share of JPFI Common Stock to which such holder is entitled pursuant to Section 2.2(e) and
         (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender pay-able with respect to such whole shares of JPFI Common Stock.

                   (d) No Further Ownership Rights in RSI Common Stock. All shares of JPFI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
         Article II (including any cash paid pursuant to this Article
         II) shall be deemed to have been issued (and paid) in full sat-isfaction of all rights pertaining to the shares of RSI Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by RSI on such shares of RSI Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of RSI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to JPFI, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Ar-ticle II, except as otherwise provided by law.

                   (e) No Fractional Shares. (i) Nothstanding any-thing to the contrary contained herein, no certificates or scrip representing fractional shares of JPFI Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of JPFI shall relate to such frac-tional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of JPFI. In lieu of the issuance of such frac-tional shares, JPFI shall pay each former holder of RSI Common Stock an amount in cash equal to the product obtained by multi-plying (A) the fractional share interest to which such former holder (after taking into account all shares of RSI Common Stock held at the Effective Time by such holder) would other-wise be entitled by (B) the average of the closing prices of the JPFI Common Stock as reported on the NYSE Composite Report-ing Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date (such average, the "Average JPFI Price").

                   (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Cer-tificates formerly representing RSI Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing RSI Common Stock subject to and in ac-cordance with the terms of Section 2.2(c).

                   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to JPFI, upon demand, and any holders of the Cer-tificates who have not theretofore complied with this Article II shall thereafter look only to JPFI for payment of their claim for Merger Consideration, any dividends or distributions with respect to JPFI Common Stock and any cash in lieu of frac-tional shares of JPFI Common Stock.

                   (g) No Liability. None of JPFI, RSI, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of JPFI Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of JPFI Common Stock or any cash from the Exchange Fund, in each case delivered to a public of-ficial pursuant to any applicable abandoned property, escheat or similar law.

                   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as di-rected by JPFI, on a daily basis. Any interest and other in-come resulting from such investments shall be paid to JPFI.

                   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an af-fidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such rea-sonable amount as the Surviving Corporation may direct as in-demnity against any claim that may be made against it with re-spect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of JPFI Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                   SECTION 2.3. Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of RSI Common Stock or of JPFI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of RSI Common Stock the same economic effect as contem-plated by this Agreement prior to such reclassification, re-capitalization, split-up, combination, exchange or dividend.


                                  ARTICLE III

                          REPRESENTATIONS AND WARRANTIES

                   SECTION 3.1. Representations and Warranties of RSI. Except as disclosed in the Disclosure Schedule delivered by RSI to JPFI prior to the execution of this Agreement (the "RSI Dis-closure Schedule") and making reference to the particular sub-section of this Agreement to which exception is being taken, RSI represents and warrants to JPFI as follows:

                   (a) Organization, Standing and Corporate Power. (i) Each of RSI and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdic-tion in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiar-ies, for those jurisdictions where the failure to be so orga-nized, existing or in good standing individually or in the ag-gregate would not have a material adverse effect (as defined in Section 8.3) on RSI. Each of RSI and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those juris-dictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on RSI.

                  (ii) RSI has delivered to JPFI prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "RSI Certificate") and by-laws not filed as of the date hereof with the RSI Filed SEC Documents (as defined in Section 3.1(g)).

                 (iii) In all material respects, the minute books of RSI and its subsidiaries contain accurate records of all meet-ings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of RSI (or, as the case may be, each of its subsidiaries) since January 1, 1995.

                   (b) Subsidiaries. Exhibit 21 to RSI's Annual Report on Form 10-K for the fiscal year ended April 27, 1996 includes all the subsidiaries of RSI which as of the date of this Agree-ment are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Sig-nificant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by RSI, free and clear of all pledges, claims, liens, charges, encum-brances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (in-cluding any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than Liens and restrictions imposed by RSI's debt agree-ments included as exhibits to the RSI Filed SEC Documents.

                   (c) Capital Structure. The authorized capital stock of RSI consists of 40,000,000 shares of RSI Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share ("RSI Preferred Stock"). At the close of business on June 25, 1997: (i) 27,969,503 shares of RSI Common Stock were issued and outstanding; (ii) 271,020 shares of RSI Common Stock were held by RSI in its treasury; (iii) no shares of RSI Preferred Stock were issued and outstanding; (iv) 1,479,113 shares of RSI Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of RSI or its subsid-iaries participate as of the date hereof (including, without limitation, the 1980 Stock Option Plan, the 1988 Stock Option and Compensation Plan, the RSI 1989 Director Stock Option Plan, the RSI 1993 Director Stock Option Plan, the 1995 Key Employees Stock Option and Compensation Plan, the RSI Convertible Award Plan (Officer and Key Employee Edition), the RSI Convertible Award Plan (Director Edition), the Amended and Restated Manage-ment Stock Option Plan of WS Holdings Corporation, the Amended and Restated US Foodservice Inc. 1992 Stock Option Plan and the Amended and Restated US Foodservice Inc. 1993 Stock Option
         Plan), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the RSI Filed SEC Documents or delivered to JPFI (such plans, collectively, the "RSI Stock Plans"); (v) 331,761 shares of RSI Common Stock were reserved for issuance upon conversion of the Assumed Warrants and (vi) 125,000 shares of RSI Preferred Stock were reserved for issuance upon exercise of preferred stock purchase rights (the "RSI Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of May 15, 1996, by and between RSI and ChaseMellon Shareholder Services L.L.C., as rights agent (as successor to Chemical Bank) (the "RSI Rights Agreement"). Section 3.1(c) of the RSI Disclosure Schedule sets forth a complete and correct list, as of June 27, 1997, of the number of shares of RSI Common Stock subject to employee stock options or other rights to purchase or receive RSI Common Stock granted under the RSI Stock Plans (col-lectively, "RSI Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of RSI are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since June 27, 1997 resulting from the issuance of shares of RSI Com-mon Stock pursuant to the RSI Employee Stock Options or as ex-pressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of RSI, (B) any securities of RSI or any RSI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of RSI, (C) any warrants, calls, options or other rights to ac-quire from RSI or any RSI subsidiary, and any obligation of RSI or any RSI subsidiary to issue, any capital stock, voting secu-rities or securities convertible into or exchangeable or exer-cisable for capital stock or voting securities of RSI, and (y) there are no outstanding obligations of RSI or any RSI subsid-iary to repurchase, redeem or otherwise acquire any such secu-rities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstand-ing (A) securities of RSI or any RSI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any RSI subsidiary, (B) warrants, calls, options or other rights to acquire from RSI or any RSI subsidiary, and any obligation of RSI or any RSI subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any RSI subsidiary or (C) obligations of RSI or any RSI subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of RSI subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

         Except as described in Section 3.1(b), neither RSI nor any RSI subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registra-tion of, or granting any preemptive or, except as provided by the terms of the RSI Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the RSI subsidiar-ies, RSI does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordi-nary course of business in entities which are not individually or in the aggregate material to RSI and its subsidiaries as a whole.

                   (d) Authority; Noncontravention. RSI has all requi-site corporate power and authority to enter into this Agree-ment, each of the Option Agreements and, subject, in the case of the Merger, to the RSI Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agree-ment and each of the Option Agreements by RSI and the consumma-tion by RSI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of RSI, subject, in the case of the Merger, to the RSI Stockholder Approval. This Agreement has been, and the Option Agreements will be, duly executed and delivered by RSI and, assuming the due authorization, execution and delivery thereof by JPFI, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of RSI, enforceable against RSI in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and de-livery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or de-fault (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or ac-celeration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of RSI or any of its subsidiaries or (assuming the consummation of the transactions contemplated hereby without giving effect to Section 1.7) in any restriction on the conduct of JPFI's business or operations under, (i) the RSI Certificate or the by-laws of RSI or the comparable organizational docu-ments of any of its subsidiaries, (ii) except as contemplated by Section 5.17, any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to RSI or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the fol-lowing sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to RSI or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such con-flicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on RSI or JPFI or (y) reasonably be expected to impair the ability of RSI to perform its obliga-tions under this Agreement and the Option Agreements. No con-sent, approval, order or authorization of, action by or in re-spect of, or registration, declaration or filing with, any fed-eral, state, local or foreign government, any court, admin-istrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to RSI or any of its subsidiaries in con-nection with the execution and delivery of this Agreement or the Option Agreements by RSI or the consummation by RSI of the transactions contemplated hereby and thereby, except for (1) the filing of a pre-merger notification and report form by RSI under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the RSI Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the JPFI Stockholders Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Ex-change Act"), as may be required in connection with this Agree-ment, the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate docu-ments with the relevant authorities of other states in which RSI is qualified to do business and such filings with Govern-mental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approv-als, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on RSI or (y) reasonably be expected to impair the ability of RSI to perform its obligations under this Agreement. The entry into the Support Agreement by the Stockholders (as defined in the Support Agreement) and the con-summation of the transactions contemplated thereby has been approved by the RSI Board of Directors in the manner contem-plated by Section 3.1(a) of that certain Standstill Agreement (the "Standstill Agreement"), dated as of May 17, 1996, by and between RSI and the ML Entities (as defined therein). The en-try into this Agreement and the consummation of the transac-tions contemplated hereby has been agreed to by a majority of the ML Directors (as defined in the Standstill Agreement) for all purposes of the Standstill Agreement as may be relevant to effecting the transactions contemplated by this Agreement and the Support Agreement (including, without limitation, Section 2.2(a) thereof).

                   (e) SEC Documents; Undisclosed Liabilities. RSI has filed all required registration statements, prospectuses, re-ports, schedules, forms, statements and other documents (in-cluding exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "RSI SEC Documents"). As of their respective dates, the RSI SEC Docu-ments complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RSI SEC Documents, and none of the RSI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not mislead-ing. The financial statements of RSI included in the RSI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in ac-cordance with GAAP (except, in the case of unaudited state-ments, as permitted by Form 10-Q of the SEC) applied on a con-sistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consoli-dated financial position of RSI and its consolidated subsid-iaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). RSI has not treated as restructuring charges any significant expenses that RSI would otherwise have expensed against operating income in the ordinary course of business. Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither RSI nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on RSI.

                   (f) Information Supplied. None of the information supplied or to be supplied by RSI specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by JPFI in connection with the issuance of JPFI Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not mis-leading or (ii) the Joint Proxy Statement will, at the date it is first mailed to RSI's stockholders or at the time of the RSI Stockholders Meeting, contain any untrue statement of a mate-rial fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by RSI with respect to statements made or incorporated by reference therein based on information supplied by JPFI specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

                   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby and thereby, and except as permitted by Section 4.1(a), since April 27, 1996, RSI and its subsidiaries have conducted their busi-ness only in the ordinary course consistent with past practice or as disclosed in any RSI SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in RSI,
         (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of RSI's capital stock, (iii) any split, combi-nation or reclassification of any of RSI's capital stock or any issuance or the authorization of any issuance of any other se-curities in respect of, in lieu of or in substitution for shares of RSI's capital stock, except for issuances of RSI Com-mon Stock upon exercise or conversion of RSI Employee Stock Options, in each case awarded prior to the date hereof in ac-cordance with their present terms or issued pursuant to Section 4.1(a), (iv)(A) any granting by RSI or any of its subsidiaries to any current or former director, executive officer or other key employee of RSI or its subsidiaries of any increase in com-pensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any em-ployment agreements in effect as of April 27, 1996 or disclosed in Section 3.1(i) of the RSI Disclosure Schedule, (B) any granting by RSI or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by RSI or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, ter-mination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in RSI SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "RSI Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by RSI materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the RSI Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on RSI or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by RSI or any of the RSI subsidiaries during the period from April 28, 1996 through the date of this Agreement that, if taken during the period from the date of this Agree-ment through the Effective Time, would constitute a breach of
         Section 4.1(a).

                   (h)  Compliance with Applicable Laws; Litigation.
         (i) RSI, its subsidiaries and employees hold all permits, li-censes, variances, exemptions, orders, registrations and ap-provals of all Governmental Entities which are required for the operation of the businesses of RSI and its subsidiaries (the "RSI Permits"), except where the failure to have any such RSI Permits individually or in the aggregate would not have a mate-rial adverse effect on RSI. RSI and its subsidiaries are in compliance with the terms of the RSI Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on RSI. As of the date of this Agreement, except as disclosed in the RSI Filed SEC Docu-ments, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to RSI or any of its subsid-iaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.3) of RSI, threatened, other than, in each case, those the outcome of which individu-ally or in the aggregate would not (A) have a material adverse effect on RSI or (B) reasonably be expected to impair the abil-ity of RSI to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the con-summation of any of the transactions contemplated hereby or thereby.

                  (ii) Neither RSI nor any RSI subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on RSI.

                   (i) Absence of Changes in Benefit Plans. RSI has delivered to JPFI true and complete copies of (i) all severance and employment agreements of RSI with directors, executive of-ficers or key employees, (ii) all severance programs and poli-cies of each of RSI and each RSI subsidiary, and (iii) all plans or arrangements of RSI and each RSI subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to a RSI Filed SEC Document. Since April 27, 1996, there has not been any adoption or amendment in any material respect by RSI or any of its subsidiaries of any collective bargaining agreement, em-ployment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred com-pensation, incentive compensation, stock ownership, stock pur-chase, stock option, phantom stock, retirement, vacation, sev-erance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of RSI or any of its wholly owned subsidiaries (collectively, the "RSI Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any RSI pension plans, or any material change in the manner in which contributions to any RSI pension plans are made or the basis on which such contributions are determined. Since April 27, 1996, neither RSI nor any RSI subsidiary has amended any RSI Employee Stock Options or any RSI Stock Plans to ac-celerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

                   (j) ERISA Compliance. (i) With respect to the RSI Benefit Plans, no event has occurred and, to the knowledge of RSI, there exists no condition or set of circumstances, in con-nection with which RSI or any of its subsidiaries could be sub-ject to any liability that individually or in the aggregate would have a material adverse effect on RSI under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                  (ii) Each RSI Benefit Plan has been administered in accordance with its terms, except for any failures so to admin-ister any RSI Benefit Plan that individually or in the ag-gregate would not have a material adverse effect on RSI. RSI, its subsidiaries and all the RSI Benefit Plans have been oper-ated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on RSI.
         Each RSI Benefit Plan that is intended to be qualified under
         Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified and each trust established in connec-tion with any RSI Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of RSI, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such RSI Benefit Plan or the exempt status of any such trust.

                 (iii) Neither RSI nor any of its subsidiaries has in-curred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No RSI Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of RSI, there are not any facts or circumstances that would materially change the funded status of any RSI Benefit Plan that is a "defined ben-efit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. Each RSI Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA is set forth on Section 3.1(j)(iii) of the RSI Disclosure Schedule.

                  (iv) With respect to each of the RSI Benefit Plans (other than any multiemployer plan) that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued bene-fits in any material respect. With respect to any RSI Benefit Plan that is a multiemployer plan, (A) neither RSI nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a mate-rial risk that any such plan will go into reorganization, and
         (B) the aggregate withdrawal liability of RSI and its subsid-iaries, computed as if a complete withdrawal by RSI and any of its subsidiaries had occurred under each such RSI Benefit Plan on the date hereof, would not be material.

                   (v) No RSI Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former em-ployee) other than individual arrangements the amounts of which are not material.

                  (vi) RSI has previously provided to JPFI a copy of each collective bargaining or other labor union contract ap-plicable to persons employed by RSI or any of its subsidiaries to which RSI or any of its subsidiaries is a party. No collec-tive bargaining agreement is being negotiated or renegotiated by RSI or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against RSI or any of its subsidiaries pending or, to the knowledge of RSI, threatened which may interfere with the re-spective business activities of RSI or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on RSI. As of the date of this Agreement, to the knowledge of RSI, none of RSI, any of its subsidiaries or any of their re-spective representatives or employees has committed any mate-rial unfair labor practice in connection with the operation of the respective businesses of RSI or any of its subsidiaries, and there is no material charge or complaint against RSI or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                 (vii) No employee of RSI will be entitled to any mate-rial payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any RSI Ben-efit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that substantially all RSI Employee Stock Options will vest as of the date on which RSI Stockholder Approval is obtained.

                   (k) Taxes. (i) Each of RSI and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account all applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such re-turns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on RSI. RSI and each of its subsidiar-ies has paid (or RSI has paid or caused to be paid on its be-half) all taxes (as defined herein) shown as due on such re-turns, and the most recent financial statements contained in the RSI Filed SEC Documents reflect an adequate reserve in ac-cordance with GAAP for all taxes payable by RSI and its subsid-iaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any taxes have, to the knowledge of RSI, been proposed, asserted or assessed against RSI or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the ag-gregate would not have a material adverse effect on RSI. The federal income tax returns of RSI and each of its subsidiaries consolidated in such returns for tax years through 1993 (1992 in the case of U.S. Foodservice and its subsidiaries) have closed by virtue of the applicable statute of limitations.

                 (iii) Neither RSI nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Sec-tion 368(a) of the Code.

                  (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an af-filiated, consolidated, combined or unitary group, and (z) li-ability for the payment of any amounts described in (x) or (y) as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

                   (l) Voting Requirements. The affirmative vote at the RSI Stockholders Meeting (the "RSI Stockholder Approval") of the holders of a majority of all outstanding shares of RSI Common Stock to adopt this Agreement is the only vote of the holders of any class or series of RSI's capital stock necessary to approve and adopt this Agreement and the transactions con-templated hereby, including the Merger.

                   (m) State Takeover Statutes; Certain Provisions of RSI Certificate. The Board of Directors of RSI has adopted a resolution or resolutions approving this Agreement and the Op-tion Agreements and the transactions contemplated hereby and thereby and, assuming the accuracy of JPFI's representation and warranty contained in Section 3.2(q), (a) such approval consti-tutes approval of the Merger and the other transactions contem-plated hereby and by the Option Agreements by the RSI Board of

         Directors under (i) the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agree-ment, the Option Agreements and the transactions contemplated hereby and thereby and (ii) Section A.2. of Article Fourteenth of the RSI Certificate such that the 80% vote otherwise re-quired by Article Fourteenth does not apply to this Agreement, the Option Agreements or the transactions contemplated hereby or thereby; and (b) for purposes of Article Twelfth of the RSI Certificate ("Article Twelfth"), such approval constitutes ap-proval of this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (and the RSI Board of Directors has conclusively determined, pursuant to Article Twelfth, that such agreements together constitute the "memoran-dum of understanding" contemplated by Article Twelfth) for pur-poses of Section B of Article Twelfth such that the 80% vote otherwise required by Article Twelfth does not apply to this Agreement, the Option Agreements or the transactions contem-plated hereby or thereby. To the knowledge of RSI, except for
         Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                   (n) Accounting Matters. To its knowledge, neither RSI nor any of its affiliates (as such term is used in Section 5.10) has taken or agreed to take any action (including, with-out limitation, in connection with any RSI Stock Plan or any agreement thereunder) that would prevent the business combi-nation to be effected by the Merger from being accounted for as a "pooling of interests" and RSI has no reason to believe that the Merger will not qualify for "pooling of interests" account-ing.

                   (o) Brokers. No broker, investment banker, finan-cial advisor or other person other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Wasserstein Perella & Co., Inc. ("Wasserstein") , the fees and expenses of which will be paid by RSI, is entitled to any broker's, finder's, financial advisor's or other similar fee or commis-sion in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RSI. RSI has furnished to JPFI true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                   (p) Opinions of Financial Advisors. RSI has re-ceived the opinions of Merrill Lynch and Wasserstein, each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of RSI Common Stock into JPFI Common Stock is fair from a financial point of view to holders of shares of RSI Common Stock (other than JPFI and its affiliates), signed copies of which opinions have been delivered to JPFI, it being understood and agreed by JPFI that such opinions are for the benefit of the Board of Directors of RSI and may not be relied upon by JPFI, its affiliates or any of their respective stockholders.

                   (q) Ownership of JPFI Common Stock. To the knowl-edge of RSI, as of the date hereof (and before giving effect to the JPFI Option Agreement, which will be entered into im-mediately after the execution of this Agreement), neither RSI nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of JPFI.

                   (r) Intellectual Property. RSI and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any reg-istrations or applications for registration of any of the fore-going) (collectively, the "RSI Intellectual Property") neces-sary to carry on its business substantially as currently con-ducted except for such RSI Intellectual Property the failure of which to own or validly license individually or in the ag-gregate would not have a material adverse effect on RSI. Nei-ther RSI nor any such subsidiary has received any notice of in-fringement of or conflict with, and, to RSI's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with re-spect to, any RSI Intellectual Property that individually or in the aggregate, in either such case, would have a material ad-verse effect on RSI.

                   (s) Certain Contracts. Except as set forth in the RSI Filed SEC Documents, neither RSI nor any of its subsidiar-ies is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of RSI and its subsidiar-ies (including, for purposes of this Section 3.1(s), JPFI and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive sup-ply or purchase contracts or any exclusive requirements con-tracts or (iv) any contract or other agreement which would pro-hibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all con-tracts of the type described in clauses (i) and (ii) being re-ferred to herein as "RSI Material Contracts"). RSI has deliv-ered to JPFI, prior to the execution of this Agreement, com-plete and correct copies of all RSI Material Contracts not filed as exhibits to the RSI Filed SEC Documents. Each RSI Material Contract is valid and binding on RSI (or, to the ex-tent a RSI subsidiary is a party, such subsidiary) and is in full force and effect, and RSI and each RSI subsidiary have in all material respects performed all obligations required to be performed by them to date under each RSI Material Contract, except where such noncompliance, individually or in the ag-gregate, would not have a material adverse effect on RSI. Nei-ther RSI nor any RSI subsidiary knows of, or has received no-tice of, any violation or default under (nor, to the knowledge of RSI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any RSI Material Contract.

                   (t) RSI Rights Agreement. RSI has taken all action (including, if required, redeeming all of the outstanding pre-ferred stock purchase rights issued pursuant to the RSI Rights Agreement or amending the RSI Rights Agreement) so that the entering into of this Agreement, the RSI Option Agreement and the Support Agreement, the Merger, the acquisition of shares pursuant to the RSI Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the RSI Rights Agreement or enable or require the RSI Rights to be exercised, distributed or triggered.

                   (u) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or reme-diation activities or governmental investigations of any nature pending or threatened against RSI or any of its subsidiaries seeking to impose, or that could reasonably be expected to re-sult in the imposition of, on RSI or any of its subsidiaries, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation could rea-sonably be expected to have a material adverse effect on RSI. To the knowledge of RSI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could rea-sonably be expected to have a material adverse effect on RSI.

                   SECTION 3.2. Representations and Warranties of JPFI and Merger Sub. Except as disclosed in the Disclosure Schedule delivered by JPFI and Merger Sub to RSI prior to the execution of this Agreement (the "JPFI Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, JPFI and Merger Sub jointly and severally represent and warrant to RSI as follows:

                   (a) Organization, Standing and Corporate Power. (i) Each of JPFI and its subsidiaries is a corporation or other le-gal entity duly organized, validly existing and in good stand-ing (with respect to jurisdictions which recognize such con-cept) under the laws of the jurisdiction in which it is orga-nized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now be-ing conducted, except, as to subsidiaries, for those jurisdic-tions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a ma-terial adverse effect on JPFI. Each of JPFI and its subsidiar-ies is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its busi-ness or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the ag-gregate would not have a material adverse effect on JPFI.

                  (ii) JPFI has delivered to RSI prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "JPFI Certificate") and by-laws not filed as of the date hereof with the JPFI Filed SEC Documents (as defined in Section 3.2(g)).

                 (iii) In all material respects, the minute books of JPFI and its subsidiaries contain accurate records of all meet-ings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of JPFI (or, as the case may be, each of its subsidiaries) since January 1, 1995.

                   (b) Subsidiaries. Exhibit 21 to JPFI's Annual Re-port on Form 10-K for the fiscal year ended June 29, 1996 in-cludes all the subsidiaries of JPFI which as of the date of this Agreement are Significant Subsidiaries. All the outstand-ing shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or in-directly by JPFI, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                   (c) Capital Structure. The authorized capital stock of JPFI consists of 75,000,000 shares of JPFI Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("JPFI Preferred Stock"). At the close of business on June 24, 1997: (i) 22,588,688.61 shares of JPFI Common Stock were is-sued and outstanding (including shares of restricted JPFI Com-mon Stock); (ii) no shares of JPFI Common Stock were held by JPFI in its treasury; (iii) no shares of JPFI Preferred Stock were issued and outstanding; (iv) 4,264,329 shares of JPFI Com-mon Stock were reserved for issuance pursuant to all stock op-tion, restricted stock or other stock-based compensation, ben-efits or savings plans, agreements or arrangements in which current or former employees or directors of JPFI or its subsid-iaries participate as of the date hereof, including, without limitation, the JPFI 1994 Stock Incentive Plan, the JPFI Stock Option Plan for Outside Directors and the JPFI 1994 Employee Stock Purchase Plan, complete and correct copies of which, in each case as amended as of the date hereof, have been filed with the JPFI Filed SEC Documents or delivered to RSI (such plans, collectively, the "JPFI Stock Plans"); and (v) 350,000 shares of JPFI Preferred Stock were reserved for issuance upon exercise of preferred share purchase rights issued pursuant to the Rights Agreement, dated as of February 19, 1996, between JPFI and The Bank of New York, as rights agent (the "JPFI Rights Agreement"). Section 3.2(c) of the JPFI Disclosure Schedule sets forth a complete and correct list, as of June 24, 1997, of the number of shares of JPFI Common Stock subject to employee stock options or other rights to purchase or receive JPFI Common Stock granted under the JPFI Stock Plans (col-lectively, "JPFI Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of JPFI are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly au-thorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Sec-tion 3.2(c), and except for changes since June 24, 1997 re-sulting from the issuance of shares of JPFI Common Stock pur-suant to the JPFI Employee Stock Options or as expressly per-mitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of JPFI, (B) any securities of JPFI or any JPFI subsidiary convertible into or exchangeable or exer-cisable for shares of capital stock or voting securities of JPFI, (C) any warrants, calls, options or other rights to ac-quire from JPFI or any JPFI subsidiary, and any obligation of JPFI or any JPFI subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of JPFI, and
         (y) there are no outstanding obligations of JPFI or any JPFI subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstand-ing (A) securities of JPFI or any JPFI subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any JPFI subsidiary, (B) warrants, calls, options or other rights to acquire from JPFI or any JPFI subsidiary, and any obligation of JPFI or any JPFI subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any JPFI subsidiary or (C) obligations of JPFI or any JPFI subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of JPFI subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither JPFI nor any JPFI subsidiary is a party to any agree-ment restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemp-tive or, except as provided by the terms of the JPFI Employee Stock Options, antidilutive rights with respect to, any securi-ties of the type referred to in the two preceding sentences. Other than the JPFI subsidiaries, JPFI does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate ma-terial to JPFI and its subsidiaries as a whole.

                   (d) Authority; Noncontravention. Each of JPFI and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and JPFI has all requisite corporate power and authority to enter into the Option Agreements and the Support Agreement and, subject to the JPFI Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of JPFI and Merger Sub, and the execu-tion and delivery of the Option Agreements and the Support Agreement by JPFI and the consummation by JPFI and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of JPFI and Merger Sub, subject, in the case of the Merger and the issuance of JPFI Common Stock in connection with the Merger, to the JPFI Stockholder Approval. This Agreement has been, and the Support Agreement and Option Agreements will be, duly executed and delivered by JPFI (and, in the case of this Agreement, by Merger Sub) and, assuming the due authorization, execution and delivery thereof by RSI, constitute (or will con-stitute, as the case may be) the legal, valid and binding obli-gation of JPFI (and, in the case of this Agreement, Merger
         Sub), enforceable against JPFI (and, in the case of this Agree-ment, Merger Sub) in accordance with their terms. The execu-tion and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement, the Support Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termina-tion, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of JPFI or any of its subsidiaries or (assuming the consummation of the transactions contemplated hereby without giving effect to Section 1.7) in any restriction on the conduct of JPFI's business or operations under, (i) the JPFI Certificate or the by-laws of JPFI or the comparable orga-nizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, conces-sion, franchise, license or similar authorization applicable to JPFI or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judg-ment, order, decree, statute, law, ordinance, rule or regula-tion applicable to JPFI or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, de-faults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse ef-fect on JPFI or (y) reasonably be expected to impair the abil-ity of JPFI or Merger Sub to perform its obligations under this Agreement (and, in the case of JPFI individually, under the Option Agreements and the Support Agreement). No consent, ap-proval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to JPFI or any of its subsidiaries in connection with the execution and delivery of this Agreement by JPFI and Merger Sub, or the execution and delivery by JPFI of the Option Agreements and the Support Agreement, or the consummation by JPFI or Merger Sub of the transactions contemplated hereby or thereby, except for (1) the filing of a pre-merger notification and report form by JPFI under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the JPFI Stockholders Meeting, (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in con-nection with this Agreement and the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Dela-ware and appropriate documents with the relevant authorities of other states in which JPFI is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of JPFI Common Stock that are to be issued in the Merger and under the RSI Stock Plans to be listed on the NYSE; and (5) such con-sents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on JPFI or (y) reason-ably be expected to impair the ability of JPFI or Merger Sub to perform its obligations under this Agreement.

                   (e) SEC Documents; Undisclosed Liabilities. JPFI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (in-cluding exhibits and all other information incorporated therein) with the SEC since December 31, 1994 (the "JPFI SEC Documents"). As of their respective dates, the JPFI SEC Docu-ments complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such JPFI SEC Documents, and none of the JPFI SEC Documents when filed contained any untrue statement of a mate-rial fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of JPFI in-cluded in the JPFI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material re-spects with applicable accounting requirements and the pub-lished rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (ex-cept as may be indicated in the notes thereto) and fairly present the consolidated financial position of JPFI and its consolidated subsidiaries as of the dates thereof and the con-solidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited state-
         ments, to normal year-end audit adjustments).   JPFI has not
         treated as restructing charges any significant expenses that JPFI would otherwise have expensed against operating income in the ordinary course of business. Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither JPFI nor any of its subsidiaries has any li-abilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on JPFI.

                   (f) Information Supplied. None of the information supplied or to be supplied by JPFI specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to JPFI's stockholders or at the time of the JPFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Se-curities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by JPFI with respect to statements made or incorporated by ref-erence therein based on information supplied by RSI specifi-cally for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

                   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, and except as permitted by Section 4.1(b), since June 29, 1996, JPFI and its subsidiaries have conducted their busi-ness only in the ordinary course consistent with past practice or as disclosed in any JPFI SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in JPFI, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of JPFI's capi-tal stock, (iii) any split, combination or reclassification of any of JPFI's capital stock or any issuance or the authoriza-tion of any issuance of any other securities in respect of, in lieu of or in substitution for shares of JPFI's capital stock, except for issuances of JPFI Common Stock upon exercise or con-version of JPFI Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b), (iv)(A) any granting by JPFI or any of its subsidiaries to any current or former direc-tor, executive officer or other key employee of JPFI or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promo-tions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of June 29, 1996, (B) any granting by JPFI or any of its subsidiaries to any such current or former director, execu-tive officer or key employee of any increase in severance or termination pay, or (C) any entry by JPFI or any of its subsid-iaries into, or any amendment of, any employment, deferred com-pensation, consulting, severance, termination or indemnifica-tion agreement with any such current or former director, execu-tive officer or key employee, (v) except insofar as may have been disclosed in JPFI SEC Documents filed and publicly avail-able prior to the date of this Agreement (as amended to the date hereof, the "JPFI Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by JPFI materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the JPFI Filed SEC Documents, any tax election that individu-ally or in the aggregate would have a material adverse effect on JPFI or any of its tax attributes or any settlement or com-promise of any material income tax liability or (vii) any ac-tion taken by JPFI or any of the JPFI subsidiaries during the period from June 30, 1996 through the date of this Agreement that, if taken during the period from the date of this Agree-ment through the Effective Time, would constitute a breach of
         Section 4.1(b).

                   (h)  Compliance with Applicable Laws; Litigation.
         (i) JPFI, its subsidiaries and employees hold all permits, li-censes, variances, exemptions, orders, registrations and ap-provals of all Governmental Entities which are required for the operation of the businesses of JPFI and its subsidiaries (the "JPFI Permits") except where the failure to have any such JPFI Permits individually or in the aggregate would not have a mate-rial adverse effect on JPFI. JPFI and its subsidiaries are in compliance with the terms of the JPFI Permits and all ap-plicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on JPFI. As of the date of this Agreement, except as disclosed in the JPFI Filed SEC Documents, no action, demand, requirement or investi-gation by any Governmental Entity and no suit, action or pro-ceeding by any person, in each case with respect to JPFI or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of JPFI, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on JPFI or (B) reasonably be expected to impair the ability of JPFI or Merger Sub to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the con-summation of any of the transactions contemplated hereby or thereby.

                   (ii) Neither JPFI nor any JPFI subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on JPFI.

                   (i) Absence of Changes in Benefit Plans. JPFI has delivered to RSI true and complete copies of (i) all severance and employment agreements of JPFI with directors, executive of-ficers or key employees, (ii) all severance programs and poli-cies of each of JPFI and each JPFI subsidiary, and (iii) all plans or arrangements of JPFI and each JPFI subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to the JPFI Filed SEC Documents. Since June 29, 1996, there has not been any adoption or amendment in any material respect by JPFI or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred com-pensation, incentive compensation, stock ownership, stock pur-chase, stock option, phantom stock, retirement, vacation, sev-erance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of JPFI or any of its wholly owned subsidiaries (collectively, the "JPFI Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any JPFI pension plans, or any material change in the manner in which contributions to any JPFI pension plans are made or the basis on which such contributions are determined. Since June 29, 1996, neither JPFI nor any JPFI subsidiary has amended any JPFI Employee Stock Options or any JPFI Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

                   (j) ERISA Compliance. (i) With respect to the JPFI Benefit Plans, no event has occurred and, to the knowledge of JPFI, there exists no condition or set of circumstances, in connection with which JPFI or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on JPFI under ERISA, the Code or any other applicable law.

                  (ii) Each JPFI Benefit Plan has been administered in accordance with its terms, except for any failures so to admin-ister any JPFI Benefit Plan that individually or in the ag-gregate would not have a material adverse effect on JPFI.
         JPFI, its subsidiaries and all the JPFI Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on JPFI. Each JPFI Benefit Plan that is intended to be qualified under
         Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any JPFI Benefit Plan that is intended to be exempt from federal income taxation un-der Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of JPFI, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such JPFI Benefit Plan or the exempt status of any such trust.

                 (iii) Neither JPFI nor any of its subsidiaries has in-curred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No JPFI Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of JPFI, there are not any facts or circumstances that would materially change the funded status of any JPFI Benefit Plan that is a "defined ben-efit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

                  (iv) With respect to each of the JPFI Benefit Plans (other than any multiemployer plan) that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued bene-fits in any material respect. With respect to any JPFI Benefit Plan that is a multiemployer plan, (A) neither JPFI nor any of its subsidiaries has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a mate-rial risk that any such plan will go into reorganization, and
         (B) the aggregate withdrawal liability of JPFI and its subsid-iaries, computed as if a complete withdrawal by JPFI and any of its subsidiaries had occurred under each such JPFI Benefit Plan on the date hereof, would not be material.

                   (v) No JPFI Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former em-ployee) other than individual arrangements the amounts of which are not material.

                  (vi) JPFI has previously provided to RSI a copy of each collective bargaining or other labor union contract ap-plicable to persons employed by JPFI or any of its subsidiaries to which JPFI or any of its subsidiaries is a party. No col-lective bargaining agreement is being negotiated or renegoti-ated by JPFI or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stop-page against JPFI or any of its subsidiaries pending or, to the knowledge of JPFI, threatened which may interfere with the re-spective business activities of JPFI or any of its subsidiar-ies, except where such dispute, strike or work stoppage indi-vidually or in the aggregate would not have a material adverse effect on JPFI. As of the date of this Agreement, to the knowledge of JPFI, none of JPFI, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the op-eration of the respective businesses of JPFI or any of its sub-sidiaries, and there is no material charge or complaint against JPFI or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threat-ened in writing.

                 (vii) No employee of JPFI will be entitled to any ma-terial payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any JPFI Ben-efit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

                   (k) Taxes. (i) Each of JPFI and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all mate-rial respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not ex-pired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on JPFI. JPFI and each of its subsid-iaries has paid (or JPFI has paid or caused to be paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the JPFI Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by JPFI and its subsidiaries for all tax-able periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any taxes have, to the knowledge of JPFI, been proposed, asserted or assessed against JPFI or any of its subsidiaries that are not adequately re-served for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on JPFI. None of the federal income tax returns of JPFI and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

                 (iii) Neither JPFI nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Sec-tion 368(a) of the Code.

                   (l) Voting Requirements. The affirmative vote at the JPFI Stockholders Meeting (the "JPFI Stockholder Approval") of the holders of a majority of shares of JPFI Common Stock present in person or by proxy at a duly convened and held meet-ing of JPFI stockholders is the only vote of the holders of any class or series of JPFI's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the JPFI Com-mon Stock pursuant to the Merger.

                   (m) State Takeover Statutes; Certificate of Incorpo-ration. The Board of Directors of JPFI has approved this Agreement, the Option Agreements, the Support Agreement and the transactions contemplated hereby and thereby, and, assuming the accuracy of RSI's representation and warranty contained in Sec-tion 3.1(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby and thereby by the JPFI Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agree-ment, the Option Agreements, the Support Agreement or the transactions contemplated hereby and thereby. To the knowledge of JPFI, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

                   (n) Accounting Matters. To its knowledge, neither JPFI nor any of its affiliates (as such term is used in Section 5.10) has taken or agreed to take any action (including, with-out limitation, in connection with any JPFI Stock Plan or any agreement thereunder) that would prevent the business combina-tion to be effected by the Merger from being accounted for as a pooling of interests, and JPFI has no reason to believe that the Merger will not qualify for "pooling of interest" account-ing.

                   (o) Brokers. No broker, investment banker, finan-cial advisor or other person, other than Goldman Sachs & Co. ("Goldman"), Smith Barney Inc. ("Smith Barney") and PaineWebber Inc., the fees and expenses of which will be paid by JPFI, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transac-tions contemplated by this Agreement based upon arrangements made by or on behalf of JPFI. JPFI has furnished to RSI true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                   (p) Opinions of Financial Advisors. JPFI has re-ceived the opinions of Goldman and Smith Barney, each dated the date of this Agreement, each to the effect that, as of such date, the Exchange Ratio for the conversion of RSI Common Stock into JPFI Common Stock is fair from a financial point of view to JPFI, signed copies of which opinions have been delivered to RSI, it being understood and agreed by RSI that such opinions are for the benefit of the Board of Directors of JPFI and may not be relied upon by RSI, its affiliates or any of their re-spective stockholders.

                   (q) Ownership of RSI Common Stock. To the knowledge of JPFI, as of the date hereof or at any time within twelve months prior to the date of this Agreement (and before giving effect to the RSI Option Agreement, which will be entered into immediately after the execution of this Agreement) neither JPFI nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in either Rule 13d-3 under the Exchange Act or in Article Fourteenth of the RSI Certificate of Incorporation) or owned, directly or in-directly, or (ii) is or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of RSI.

                   (r) Intellectual Property. JPFI and its subsidiar-ies own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any reg-istrations or applications for registration of any of the fore-going) (collectively, the "JPFI Intellectual Property") neces-sary to carry on its business substantially as currently con-ducted, except for such JPFI Intellectual Property the failure of which to own or validly license individually or in the ag-gregate would not have a material adverse effect on JPFI. Nei-ther JPFI nor any such subsidiary has received any notice of infringement of or conflict with, and, to JPFI's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any JPFI Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on JPFI.

                   (s) Certain Contracts. Except as set forth in the JPFI Filed SEC Documents, neither JPFI nor any of its subsid-iaries is a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of JPFI and its subsidiar-ies (including RSI and its subsidiaries, assuming the Merger had taken place), taken as a whole, is or would be conducted,
         (iii) any exclusive supply or purchase contracts or any exclu-sive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consum-mation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses
         (i) and (ii) being referred to herein as "JPFI Material Con-tracts"). JPFI has delivered to RSI, prior to the execution of this Agreement, complete and correct copies of all JPFI Mate-rial Contracts not filed as exhibits to the JPFI Filed SEC Documents. Each JPFI Material Contract is valid and binding on JPFI (or, to the extent a JPFI subsidiary is a party, such sub-sidiary) and is in full force and effect, and JPFI and each JPFI subsidiary have in all material respects performed all obligations required to be performed by them to date under each JPFI Material Contract, except where such noncompliance, indi-vidually or in the aggregate, would not have a material adverse effect on JPFI. Neither JPFI nor any JPFI subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of JPFI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any JPFI Material Contract.

                   (t) JPFI Rights Agreement. JPFI has taken all ac-tion (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the JPFI Rights Agreement or amending the JPFI Rights Agreement) so that the entering into of this Agreement, the JPFI Option Agreement and the Merger, the acquisition of shares pursuant to the JPFI Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the JPFI Rights Agreement or enable or require the JPFI Rights to be exercised, distributed or triggered.

                   (u) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or reme-diation activities or governmental investigations of any nature pending or threatened against JPFI or any of its subsidiaries seeking to impose, or that could reasonably be expected to re-sult in the imposition, on JPFI or any of its subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, CERCLA, which li-ability or obligation could reasonably be expected to have a material adverse effect on JPFI. To the knowledge of JPFI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any li-ability or obligation that could reasonably be expected to have a material adverse effect on JPFI.


                                    ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                   SECTION 4.1. Conduct of Business. (a) Conduct of Business by RSI. Except as set forth in Section 4.1(a) of the RSI Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by JPFI in writing, such con-sent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, RSI shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consis-tent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those per-sons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Ef-fective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, RSI shall not, and shall not permit any of its subsidiaries to:

                        (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of RSI to its parent, or by a subsidiary that is partially owned by RSI or any of its subsidiaries, provided that RSI or any such subsidiary receives or is to receive its proportionate share thereof, or regular semi-annual dividends not to exceed $.03 per share, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issu-ance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of RSI Common Stock upon the exercise of RSI Employee Stock Options or the Assumed Warrants, in each case, outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or is-sued pursuant to Section 4.1(a)(ii) or (z) purchase, re-deem or otherwise acquire any shares of capital stock of RSI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cash-less exercise of RSI Employee Stock Options outstanding on the date hereof, or in connection with withholding obliga-tions relating thereto);

                       (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities con-vertible into, or any rights, warrants or options to ac-quire, any such shares, voting securities or convertible securities (other than the issuance of RSI Common Stock upon the exercise or conversion of RSI Employee Stock Op-tions or the Assumed Warrants, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of RSI Employee Stock Options (and shares of RSI Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of RSI Common Stock subject to RSI Employee Stock Options issued to such employees does not exceed the lesser of (x) 400,000 shares of RSI Common Stock in the aggregate and (y) the number of shares of RSI Common Stock subject to RSI Employee Stock Options issued during RSI's fiscal year ended June 28, 1997 and so long as no RSI Employee Stock Option issued pursuant to this Section 4.1(a)(ii) shall contain any terms providing for, or otherwise permit or give rise to any right to, accelerated vesting, the releasing of restrictions or any payment (in cash or otherwise) as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                      (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                       (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or pursuant to RSI's current capital and op-erating budgets (in each case, as previously provided to JPFI), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of RSI;

                        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitiza-tions), other than in the ordinary course of business con-sistent with past practice;

                       (vi) take any action that would cause the repre-sentations and warranties set forth in Section 3.1(g) and qualified as to materiality to be no longer true and cor-rect or, if not so qualified, to be no longer true and correct in all material respects;

                      (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or en-dorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or re-ceivables facility in effect as of the date hereof, in the ordinary course of business consistent with past practice;

                     (viii) settle any material claim, action or pro-ceeding involving money damages, except in the ordinary course of business consistent with past practice;

                       (ix) enter into or terminate any material con-tract or agreement, or make any change in any of its mate-rial leases or contracts, other than amendments or renew-als of contracts and leases without material adverse changes of terms; or

                        (x) authorize, or commit or agree to take, any of the foregoing actions;

         provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between RSI and any wholly owned subsidiary or between any wholly owned subsidiaries of RSI.

                   (b) Conduct of Business by JPFI. Except as set forth in Section 4.1(b) of the JPFI Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as con-sented to by RSI in writing, such consent not to be unreason-ably withheld or delayed, during the period from the date of this Agreement to the Effective Time, JPFI shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current busi-ness organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having bus-iness dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, JPFI shall not, and shall not permit any of its subsidiaries to:

                        (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of JPFI to its parent, or by a subsidiary that is partially owned by JPFI or any of its subsidiaries, provided that JPFI or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in sub-stitution for shares of its capital stock, except for is-suances of JPFI Common Stock upon the exercise of JPFI Employee Stock Options outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(b)(ii) or (z) purchase, redeem or otherwise acquire any shares of capi-tal stock of JPFI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of JPFI Employee Stock Op-tions, or in connection with withholding obligations re-lating thereto);

                       (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities con-vertible into, or any rights, warrants or options to ac-quire, any such shares, voting securities or convertible securities (other than the issuance of JPFI Common Stock upon the exercise of JPFI Employee Stock Options outstand-ing as of the date hereof in accordance with their present terms or the issuance of JPFI Employee Stock Options (and shares of JPFI Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of JPFI Common Stock sub-ject to JPFI Employee Stock Options issued to employees does not exceed 300,000 shares of JPFI Common Stock in the aggregate);

                      (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

                       (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or pursuant to JPFI's current capital and oper-ating budgets (in each case, as previously provided to RSI), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of JPFI;

                        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitiza-tions), other than in the ordinary course of business con-sistent with past practice;

                       (vi) take any action that would cause the repre-sentations and warranties set forth in Section 3.2(g) and qualified as to materiality to be no longer be true and correct or or, if not so qualified, to be no longer true and correct in all material respects;

                      (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or en-dorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or re-ceivables facility in effect as of the date hereof, in the ordinary course of business consistent with past practice;

                     (viii) settle any claim, action or proceeding in-volving money damages, except in the ordinary course of business consistent with past practice;

                       (ix) enter into or terminate any material con-tract or agreement, or make any change in any of its mate-rial leases or contracts, other than amendments or renew-als of contracts and leases without material adverse changes of terms; or

                        (x) authorize, or commit or agree to take, any of the foregoing actions;

         provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction between JPFI and any wholly owned subsidiary or between any wholly owned subsidiaries of JPFI.

                   (c) Other Actions. Except as required by law, RSI and JPFI shall not, and shall not permit any of their respec-tive subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being sat-isfied.

                   (d) Advice of Changes. RSI and JPFI shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such repre-sentation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any mate-rial respect any covenant, condition or agreement to be com-plied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                   SECTION 4.2. No Solicitation or Negotiations. (a) Neither JPFI nor RSI shall, directly or indirectly, solicit or encourage (including by way of furnishing information), or au-thorize any individual, corporation or other entity to solicit or encourage (including by way of furnishing information), from any third party any inquiries or proposals relating to, or con-duct negotiations or discussions with any third party with re-spect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any proposal or offer relat-ing to the disposition of its business or assets, or the acqui-sition of its voting securities, or the merger or consolidation of it or any of its subsidiaries with or into any corporation or other entity other than as provided in this Agreement, the Option Agreements or the Support Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any such matters).

                   (b)  Nothing contained in Section 4.2(a) or Section
         5.1 shall prohibit RSI or JPFI from taking and disclosing to its respective stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                   SECTION 5.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, RSI and JPFI shall prepare and file with the SEC the Joint Proxy Statement, and JPFI shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospec-tus. Each of RSI and JPFI shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. RSI will use all best efforts to cause the Joint Proxy Statement to be mailed to RSI's stockholders, and JPFI will use all best efforts to cause the Joint Proxy Statement to be mailed to JPFI's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. JPFI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of JPFI Common Stock in the Merger and RSI shall furnish all information concerning RSI and the holders of RSI Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by JPFI without RSI's prior consent (which shall not be unreasonably withheld) and without providing RSI the opportunity to review and comment thereon. JPFI will advise RSI, promptly after it receives notice thereof, of the time when the Form S-4 has be-come effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualifi-cation of the JPFI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to RSI or JPFI, or any of their respective affiliates, officers or directors, should be discovered by RSI or JPFI which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not mis-leading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of RSI and JPFI.

                   (b) RSI shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stock-holders (the "RSI Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the RSI Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

                   (c) JPFI shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stock-holders (the "JPFI Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the JPFI Stockholder Ap-proval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

                   (d) JPFI and RSI will use best efforts to hold the RSI Stockholders Meeting and the JPFI Stockholders Meeting on the same date and as soon as reasonably practicable after the date hereof.

                   SECTION 5.2. Letters of RSI's Accountants. (a) RSI shall use best efforts to cause to be delivered to JPFI two letters from RSI's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to JPFI, in form and substance reasonably satisfactory to JPFI and customary in scope and substance for comfort letters delivered by indepen-dent public accountants in connection with registration state-ments similar to the Form S-4.

                   (b) RSI shall use best efforts to cause to be deliv-ered to JPFI and JPFI's independent accountants a letter from RSI's independent accountants addressed to JPFI and RSI, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pool-ing of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                   SECTION 5.3. Letters of JPFI's Accountants. (a) JPFI shall use best efforts to cause to be delivered to RSI two letters from JPFI's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to RSI, in form and substance reasonably satisfactory to RSI and customary in scope and substance for comfort letters delivered by indepen-dent public accountants in connection with registration state-ments similar to the Form S-4.

                   (b) JPFI shall use best efforts to cause to be de-livered to RSI and RSI's independent accountants a letter from JPFI's independent accountants, addressed to RSI and JPFI, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Prin-ciples Board and applicable SEC rules and regulations is ap-propriate if the Merger is closed and consummated as contem-plated by this Agreement.

                   SECTION 5.4. Access to Information; Confidentiality. Subject to the Confidentiality Agreements dated April 22, 1997, each as amended as of June 13, 1997, between JPFI and RSI (the "Confidentiality Agreements"), and subject to applicable law, each of RSI and JPFI shall, and shall cause each of its respec-tive subsidiaries to, afford to the other party and to the of-ficers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, con-tracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of RSI and JPFI shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of RSI and JPFI will hold, and will cause its respective officers, employees, accountants, counsel, fi-nancial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

                   SECTION 5.5. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to as-sist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effec-tive, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, in-cluding (i) the obtaining of all necessary actions or nonac-tions, waivers, consents and approvals from Governmental Enti-ties and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all neces-sary consents, approvals or waivers, and any necessary or ap-propriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agree-ment, including seeking to have any stay or temporary restrain-ing order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                   (b) In connection with and without limiting the foregoing, RSI and JPFI shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Op-tion Agreements, the Support Agreement or any of the transac-tions contemplated hereby and thereby and (ii) if any state takeover statute or similar statute or regulation becomes ap-plicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contem-plated by this Agreement.

                   SECTION 5.6. Employment Agreements. (a) From and after the Effective Time, JPFI will, and will cause Merger Sub to, honor in accordance with their respective terms, and assume and agree to perform, in the same manner and to the same extent that RSI would be required to do if the Merger had not taken place, the RSI Benefit Plans, the RSI Stock Plans (subject to
         Section 2.1(e)) and all employment, severance and change in control agreements in effect as of the date hereof. For the purpose of any such Plan or agreement that contains a provision relating to a change in control of RSI and that is disclosed as such on Section 5.6(a) of the RSI Disclosure Schedule, JPFI acknowledges that the consummation of the Merger constitutes such a change in control. RSI and JPFI will cooperate on and after the date of this Agreement to develop appropriate em-ployee benefit plans, programs and arrangements, including, but not limited to, executive and incentive compensation, stock option and supplemental executive retirement plans, for employ-ees and directors of the Surviving Corporation and its subsid-iaries from and after the Effective Time. Nothing in this Sec-tion 5.6 shall be interpreted as preventing the Surviving Cor-poration from amending, modifying or terminating any RSI Stock Plans or RSI Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, or be deemed to constitute an employment contract between JPFI or the Surviving Corporation and any in-dividual, or a waiver of JPFI's or the Surviving Corporation's right to discharge any employee at any time, with or without cause.

                   (b) Each of RSI and JPFI will take the actions indi-cated on Section 5.6(b) of the RSI Disclosure Schedule to be taken by it at or prior to the time specified therein, includ-ing the execution, at the Effective Time, of an employment agreement with Mark Van Stekelenburg in the form attached to this Agreement as Exhibit G.

                   SECTION 5.7. Indemnification, Exculpation and Insur-ance. (a) JPFI agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of RSI and its subsidiaries (and any of their respective predecessors, including, without limitation, US Foodservice Inc., a Delaware corporation ("US Foodservice"), that was merged within and into

         USF Acquisition Corporation on May 17, 1996) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of RSI or in Section 7.13 of the Agreement and Plan of Merger dated February 2, 1996, among RSI, USF Acquisition Corporation and US Foodservice. In addition, from and after the Effective Time, directors and officers of RSI who become directors or officers of JPFI will be entitled to the same in-demnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of JPFI.

                   (b) In the event that JPFI or any of its successors or assigns (i) consolidates with or merges into any other per-son and is not the continuing or surviving corporation or en-tity of such consolidation or merger or (ii) transfers or con-veys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of JPFI assume the obligations set forth in this Section 5.7.

                   (c) JPFI shall use its best efforts to provide to RSI's current directors and officers, for six years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by RSI's directors' and offi-cers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall JPFI be required to expend more than 200% of the current amount expended by RSI to maintain such coverage.

                   (d) The provisions of this Section 5.7 (i) are in-tended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her repre-sentatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                   SECTION 5.8. Fees and Expenses. All fees and ex-penses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (x) to the extent set forth in Section 7.5 hereof and (y) that each of JPFI and RSI shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

                   SECTION 5.9. Public Announcements. JPFI and RSI will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions con-templated by this Agreement, the Option Agreements and the Sup-port Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is re-quired by applicable law, court process or by obligations pur-suant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                   SECTION 5.10. Affiliates. (a) As soon as practi-cable after the date hereof, RSI shall deliver to JPFI a letter identifying all persons who may be deemed to be, at the time this Agreement is submitted for adoption by the stockholders of RSI, "affiliates" of RSI for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. RSI shall use best ef-forts to cause each person identified on such list to deliver to JPFI not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit E hereto. JPFI shall use best efforts to cause all persons who are "affiliates" of JPFI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to RSI not less than 30 days prior to the Effective Time, a written agreement substantially in the form of the fourth paragraph of Exhibit D hereto.

                   (b) JPFI shall use reasonable best efforts to pub-lish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                   SECTION 5.11. NYSE Listing. JPFI shall use best ef-forts to cause the JPFI Common Stock issuable under Article II to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

                   SECTION 5.12. Tax Treatment. Each of JPFI and RSI shall use best efforts to cause the Merger to qualify as a re-organization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Section 6.1(g). The parties will characterize the Merger as such a reorganization for purposes of all tax returns and other fil-ings.

                   SECTION 5.13. Pooling of Interests. Each of RSI and JPFI shall use best efforts to cause the transactions contem-plated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Account-ing Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of RSI and JPFI agrees that it shall take no action that would cause such accounting treatment not to be obtained.

                   SECTION 5.14. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, except as JPFI and RSI otherwise mutually agree pursuant to a written instrument, neither RSI nor JPFI shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. Except as JPFI and RSI otherwise mutually agree pursuant to a written instru-ment, during such period, RSI or JPFI, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtain-ing injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                   SECTION 5.15. Post-Merger Operations. Following the Effective Time, JPFI shall have its headquarters and principal corporate offices in Columbia, Maryland.

                   SECTION 5.16. Conveyance Taxes. JPFI and RSI shall cooperate in the preparation, execution and filing of all re-turns, questionnaires, applications or other documents regard-ing any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, re-cording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                   SECTION 5.17. 8 7/8% Indenture. Merger Sub, as the Surviving Corporation, agrees that it will comply with the pro-visions of Section 11.1 of the Indenture, dated as of November

         1, 1993, between RSI, as issuer, and Norwest Bank Minnesota, N.A., as trustee, as supplemented on May 1, 1996 (relating to a mandatory tender to the holders of the 8-7/8% Senior Subordi-nated Notes due 2003 thereunder upon a "change of control" (as defined in such Indenture)).

                   SECTION 5.18. Certain Tax Matters. Provided that the structure of the transaction as contemplated in Section 1.1 has not been revised pursuant to Section 1.7, each of RSI and JPFI agrees that it will not treat the Merger as a change in the ownership or effective control of RSI, or a change in the ownership of a substantial portion of the assets of RSI, each within the meaning of Section 280G of the Code, unless RSI or JPFI, as the case may be, concludes, in its sole discretion, that substantial authority (within the meaning of Section 6621 of the Code) does not exist for such position or unless other-wise required by a determination (as defined in Section 1313 of the Code).



                                    ARTICLE VI

                               CONDITIONS PRECEDENT

                   SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                   (a) Stockholder Approvals. Each of the RSI Stock-holder Approval and the JPFI Stockholder Approval shall have been obtained.

                   (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                   (c)  Governmental, Regulatory and Other Approvals.
         (i) Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of RSI, JPFI or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the mat-ters contemplated by Section 6.1(b), the "Requisite Regulatory Approvals") shall have been obtained and (ii) except as would not have a material adverse effect on any of RSI, JPFI or the Surviving Corporation, the consents and approvals set forth on
         Section 3.1(d) of the RSI Disclosure Schedule and Section

         3.2(d) of the JPFI Disclosure Schedule shall have been obtained or shall no longer be required.

                   (d) No Injunctions or Restraints. No judgment, or-der, decree, statute, law, ordinance, rule or regulation, en-tered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merg-er, or (ii) which otherwise is reasonably likely to have a ma-terial adverse effect on RSI or JPFI, as applicable; provided, however, that each of the parties shall have used its best ef-forts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be en-tered.

                   (e) Form S-4. The Form S-4 shall have become effec-tive under the Securities Act prior to the mailing of the Joint Proxy Statement by each of RSI and JPFI to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initi-ated by the SEC.

                   (f) NYSE Listing. The shares of JPFI Common Stock issuable to RSI's stockholders as contemplated by Article II shall have been approved for listing on the NYSE subject to official notice of issuance.

                   (g) Tax Opinions. JPFI shall have received from Wachtell, Lipton, Rosen & Katz, counsel to JPFI, and RSI shall have received from Jones, Day, Reavis & Pogue, counsel to RSI, an opinion, dated the Closing Date, substantially to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and JPFI and RSI will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by JPFI or RSI as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of RSI upon the exchange of their shares of RSI Common Stock solely for shares of JPFI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of JPFI Common Stock; (iv) the aggregate tax basis of the shares of JPFI Common Stock received solely in exchange for shares of RSI Common Stock pursuant to the Merger (including fractional shares of JPFI Common Stock for which cash is re-ceived) will be the same as the aggregate tax basis of the shares of RSI Common Stock exchanged therefor; and (v) the holding period for shares of JPFI Common Stock received in ex-change for shares of RSI Common Stock pursuant to the Merger will include the holding period of the shares of RSI Common

         Stock exchanged therefor, provided such shares of RSI Common Stock were held as capital assets by the stockholder at the Effective Time.

                   In rendering such opinions, each of counsel for JPFI and RSI shall be entitled to receive and rely upon representa-tions of fact contained in certificates of officers of JPFI, RSI and stockholders of RSI, which representations shall be in form and substance satisfactory to such counsel.

                   (h) Pooling Letters. JPFI and RSI shall have re-ceived letters from each of RSI's independent accountants and JPFI's independent accountants, dated as of the Closing Date, in each case addressed to JPFI and RSI, stating that the Merger qualifies for accounting as a pooling of interests under Opin-ion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                   SECTION 6.2. Conditions to Obligations of JPFI. The obligation of JPFI to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                   (a) Representations and Warranties. The representa-tions and warranties of RSI set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limita-tion as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on RSI.

                   (b) Performance of Obligations of RSI. RSI shall have performed in all material respects all obligations re-quired to be performed by it under this Agreement at or prior to the Closing Date.

                   (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to RSI.

                   (d) RSI Rights Agreement. The RSI Rights issued pursuant to the RSI Rights Agreement shall not have become non-redeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

                   SECTION 6.3. Conditions to Obligations of RSI. The obligation of RSI to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                   (a) Representations and Warranties. The representa-tions and warranties of JPFI set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limita-tion as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, indi-vidually or in the aggregate, a material adverse effect on JPFI.

                   (b) Performance of Obligations of JPFI. JPFI shall have performed in all material respects all obligations re-quired to be performed by it under this Agreement at or prior to the Closing Date.

                   (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to JPFI.

                   (d) JPFI Rights Agreement. The JPFI Rights issued pursuant to the JPFI Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                   SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(e) or 7.1(f)) whether before or after the RSI Stockholder Approval or the JPFI Stockholder Approval:

                   (a) by mutual written consent of JPFI and RSI, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

                   (b) by either the Board of Directors of JPFI or the Board of Directors of RSI:

                        (i) if the Merger shall not have been consum-mated by April 1, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose fail-ure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                       (ii) if the RSI Stockholder Approval shall not have been obtained at a RSI Stockholders Meeting duly con-vened therefor or at any adjournment or postponement thereof;

                      (iii) if the JPFI Stockholder Approval shall not have been obtained at a JPFI Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                       (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmen-tal Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has be-come final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Sec-tion 7.1(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

                   (c) by the Board of Directors of JPFI (provided that JPFI is not then in material breach of any representation, war-ranty, covenant or other agreement contained herein), if RSI shall have breached or failed to perform in any material re-spect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a con-dition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by RSI or is not cured within 45 days of written notice thereof;

                   (d) by the Board of Directors of RSI (provided that RSI is not then in material breach of any representation, war-ranty, covenant or other agreement contained herein), if JPFI shall have breached or failed to perform in any material re-spect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a con-dition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by JPFI or is not cured within 45 days of writ-ten notice thereof;

                   (e) by the Board of Directors of JPFI, at any time prior to the RSI Stockholders Meeting, if the RSI Board of Di-rectors shall have (A) failed to make, no later than the date of the first mailing of the Joint Proxy Statement to the RSI Stockholders, its recommendation referred to in Section 5.1(b),
         (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of JPFI; or

                   (f) by the Board of Directors of RSI, at any time prior to the JPFI Stockholders Meeting, if the JPFI Board of Directors shall have (A) failed to make, no later than the date of the first mailing of the Joint Proxy Statement to the JPFI Stockholders, its recommendation referred to in Section 5.1(c),
         (B) withdrawn such recommendation or (C) modified or changed such recommendation in a manner adverse to the interests of RSI.

                   SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either RSI or JPFI as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of JPFI or RSI, other than the provisions of the last sentence of Section 5.4, Section 5.8, this Section 7.2, Section 7.5 and
         Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary con-tained in this Agreement, neither JPFI nor RSI shall be re-lieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                   SECTION 7.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the RSI Stockholder Approval or the JPFI Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of such the stockholders of RSI (in the case of the RSI Stockhold-ers Approval) and the stockholders of JPFI (in the case of the JPFI Stockholders Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of RSI Common Stock hereunder, or which by law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

                   SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of
         Section 7.3, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions con-tained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this
         Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                   SECTION 7.5. Termination Expenses. (a) In the event of a termination of this Agreement and the abandonment of the Merger at any time (i) by JPFI pursuant to Section 7.1(c) (other than for a nonwillful breach of a representation, war-ranty, covenant or agreement of RSI contained herein) or Sec-tion 7.1(e) or (ii) by JPFI or RSI pursuant to Section 7.1(b)(ii) (if, at such time, in the case of clause (ii) of this Section 7.5(a), any event has occurred that would give JPFI the right to exercise the RSI Stock Option), and in order to compensate JPFI for the expenses associated with the nego-tiation of this Agreement and the other matters contemplated hereby, RSI shall, within one business day following such ter-mination, pay JPFI a fee of $30,000,000 in immediately avail-able funds.

                   (b) In the event of a termination of this Agreement and the abandonment of the Merger at any time (i) by RSI pursu-ant to Section 7.1(d) (other than for a nonwillful breach of a representation, warranty, covenant or agreement of JPFI con-tained herein) or Section 7.1(f) or (ii) by JPFI or RSI pursu-ant to 7.1(b)(iii) (if, at such time, in the case of clause
         (ii) of this Section 7.5(b), any event has occurred that would give RSI the right to exercise the JPFI Stock Option), and in order to compensate RSI for the expenses associated with the negotiation of this Agreement and the other matters contem-plated hereby, JPFI shall, within one business day following such termination, pay RSI a fee of $30,000,000 in immediately available funds.

                   (c) A party's right to receive the fee contemplated by this Section 7.5, and its ability to enforce the provisions this Section 7.5, shall not be subject to approval by the stockholders of either JPFI or RSI.



                                   ARTICLE VIII

                                GENERAL PROVISIONS

                   SECTION 8.1. Nonsurvival of Representations and War-ranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

         Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                   SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered per-sonally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to JPFI, to

                   JP Foodservice, Inc.
                   9830 Patuxent Woods Drive
                   Columbia, Maryland  21046
                   Telecopy No:  (410) 312-7149
                   Attention:  David M. Abramson, Esq.

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52 Street
                   New York, New York  10019
                   Telecopy No.:  (212) 403-2000
                   Attention:  Edward D. Herlihy, Esq.

                   (b)  if to Rykoff, to

                   Rykoff-Sexton, Inc.
                   1050 Warrenvill Road
                   Lisle, Illinois
                   Telecopy No.  (717) 830-7112
                   Attention:  Robert J. Harter, Jr., Esq.

                   with a copy to:

                   Jones, Day, Reavis & Pogue
                   77 West Wacker
                   Chicago, Illinois  10022
                   Telecopy No.:  (312) 782-8585
                   Attention:  Elizabeth Kitslaar, Esq.

                   SECTION 8.3.  Definitions.  For purposes of this
         Agreement:

                   (a) except for purposes of Section 5.10, an "affili-ate" of any person means another person that directly or indi-rectly, through one or more intermediaries, controls, is con-trolled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

                   (b) "material adverse change" or "material adverse effect" means, when used in connection with RSI or JPFI, any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

                   (c) "person" means an individual, corporation, part-nership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

                   (d) a "subsidiary" of any person means another per-son, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other govern-ing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

                   (e) "knowledge" of any person which is not an indi-vidual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

                   SECTION 8.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "here-under" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any par-ticular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any cer-tificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of stat-
         utes) by succession of comparable successor statutes and refer-ences to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted suc-cessors and assigns.

                   SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effec-tive when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                   SECTION 8.6. Entire Agreement; No Third-Party Ben-eficiaries. This Agreement (including the documents and in-struments referred to herein), the Option Agreements, the Sup-port Agreement and the Confidentiality Agreements (a) consti-tute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

                   SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                   SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agree-ment shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the par-ties and their respective successors and assigns.

                   SECTION 8.9. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Dela-ware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contem-plated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                   SECTION 8.10 Headings, Etc. The headings and table of contents contained in this Agreement are for reference pur-poses only and shall not affect in any way the meaning or in-terpretation of this Agreement.

                   SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic ben-efits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, il-legal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to ef-fect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an accept-able manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                   IN WITNESS WHEREOF, JPFI and RSI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  JP FOODSERVICE, INC.



                                  By /s/ James L. Miller
                                     Name:  James L. Miller
                                     Title: Chairman, President and
                                            Chief Executive Officer


                                  RYKOFF-SEXTON, INC.



                                  By /s/ Mark Van Stekelenburg
                                     Name:  Mark Van Stekelenburg
                                     Title: Chairman and
                                            Chief Executive Officer



                                  HUDSON ACQUISITION CORP.



                                  By /s/ James L. Miller
                                     Name:  James L. Miller
                                     Title: Chairman, President and
                                            Chief Executive Officer

[LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]
                                                                      APPENDIX B


June 30, 1997


Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, MD 21046

Gentlemen:

You have requested our opinion as to the fairness to JP Foodservice, Inc. (the "Company") of the exchange ratio of .84 shares of Common Stock, par value $.01 per share (the "Company Common Stock"), of the Company to be exchanged for each outstanding share of Common Stock, par value $.10 per share (the "Shares"), of Rykoff-Sexton, Inc. ("Rykoff-Sexton") (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of June 30, 1997 among the Company, Hudson Acquisition Corp, a wholly-owned subsidiary of the Company, and Rykoff-Sexton (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement and having acted as a co-managing underwriter for the Company with respect to the sale of shares of common stock of the Company in November 1996. We have also provided certain investment banking services from time to time for Rykoff-Sexton, including advising Rykoff-Sexton on its merger with US Foodservice Inc. in January 1996.

In connection with this opinion, we have reviewed, among other things, the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended June 29, 1996, as well as financial and other information concerning the Company for the three prior fiscal years, and for Rykoff-Sexton for the five fiscal years ended April 27, 1996; certain interim reports to stockholders and Quarterly Reports of the Company and Rykoff-Sexton on Form 10-Q; certain other communications from the Company and Rykoff-Sexton to its stockholders; and certain internal financial analyses and forecasts for the Company and Rykoff-Sexton as prepared by their respective managements and certain internal forecasts for the Company and Rykoff-Sexton on a combined basis after giving effect to the merger of the Company and Rykoff-Sexton (the "Merger"), including analyses and forecasts of certain operating efficiencies and financial synergies (the "Synergies") expected to be achieved as a result of the Merger prepared by the Company's management. We also have held discussions with members of the senior management of the Company and Rykoff-Sexton regarding the strategic rationale for, and benefits of, the Merger and the past and current business operations and financial condition of their respective companies as well as the future prospects of their respective companies on a combined basis after giving effect to the Merger. In addition, we have reviewed the reported price and trading activity for the Company's shares and Rykoff-Sexton's shares, compared certain financial and stock market information for the Company and Rykoff-Sexton with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food service industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have relied on the managements of the Company and Rykoff-Sexton as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us, and with your consent we have assumed that such forecasts, including without limitation the Synergies, reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts, including the Synergies, will be realized in the amounts and time periods currently estimated by the managements of the Company and Rykoff-Sexton. Further, in our evaluation of the Exchange Ratio, we have assumed, with your permission, that the consummation of the Merger will not result in a change of control of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or Rykoff-Sexton or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the Company.

Very truly yours,



GOLDMAN, SACHS & CO.

[LETTERHEAD OF SMITH BARNEY APPEARS HERE]

                                                                      APPENDIX C



June 30, 1997


The Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland  21046

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to JP Foodservice, Inc. ("JP Foodservice") of the consideration to be paid by JP Foodservice pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 30, 1997 (the "Merger Agreement"), by and among JP Foodservice, Hudson Acquisition Corp., a wholly owned subsidiary of JP Foodservice ("Merger Sub"), and Rykoff-Sexton, Inc. ("Rykoff-Sexton"). As more fully described in the Merger Agreement, (i) Rykoff-Sexton will be merged with and into Merger Sub (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share, of Rykoff-Sexton (the "Rykoff-Sexton Common Stock") will be converted into the right to receive 0.84 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of JP Foodservice (the "JP Foodservice Common Stock").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of JP Foodservice and certain senior officers and other representatives and advisors of Rykoff-Sexton concerning the businesses, operations and prospects of JP Foodservice and Rykoff-Sexton. We examined certain publicly available business and financial information relating to JP Foodservice and Rykoff-Sexton as well as certain financial forecasts and other information and data for JP Foodservice and Rykoff-Sexton which were provided to or otherwise discussed with us by the respective managements of JP Foodservice and Rykoff-Sexton, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of JP Foodservice Common Stock and Rykoff-Sexton Common Stock; the historical and projected earnings and other operating data of JP Foodservice and Rykoff-Sexton; and the capitalization and financial condition of JP Foodservice and Rykoff-Sexton. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of JP Foodservice and Rykoff-Sexton. We also evaluated the potential pro forma financial impact of the Merger on JP Foodservice. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of JP Foodservice and Rykoff-Sexton that such forecasts and other

The Board of Directors
JP Foodservice, Inc.
June 30, 1997
Page 2


information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of JP Foodservice and Rykoff-Sexton as to the future financial performance of JP Foodservice and Rykoff-Sexton and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of JP Foodservice and Rykoff-Sexton. We are not expressing any opinion as to what the value of the JP Foodservice Common Stock actually will be when issued to Rykoff-Sexton stockholders pursuant to the Merger or the price at which the JP Foodservice Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of JP Foodservice or Rykoff-Sexton nor have we made any physical inspection of the properties or assets of JP Foodservice or Rykoff-Sexton. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for JP Foodservice or the effect of any other transaction in which JP Foodservice might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to JP Foodservice in connection with the Merger and will receive a fee for such services, which fee is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of JP Foodservice and Rykoff-Sexton for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to JP Foodservice unrelated to the Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with JP Foodservice and Rykoff-Sexton.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of JP Foodservice in its evaluation of the proposed Merger, and our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to JP Foodservice.

Very truly yours,



SMITH BARNEY INC.

                  [LETTERHEAD OF MERRILL LYNCH APPEARS HERE]
                                                                      APPENDIX D


                                 June 30, 1997



Board of Directors
Rykoff-Sexton, Inc.
613 Baltimore Drive
East Mountain Corporate Center
Wilkes-Barre, PA  18702-7944

Members of the Board of Directors:

          Rykoff-Sexton, Inc. (the "Company"), JP Foodservice, Inc. ("JP Foodservice") and Hudson Acquisition Corp., a wholly owned subsidiary of JP Foodservice ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of June 30, 1997 (the "Agreement"), pursuant to which a strategic combination between the Company and JP Foodservice will be effected by means of a merger (the "Merger") between the Company and Merger Sub in which each outstanding share of the Company's common stock, par value $.10 per share (the "Company Shares"), will be converted into the right to receive 0.84 shares (the "Exchange Ratio") of the common stock of JP Foodservice, par value $.01 per share (the "JP Foodservice Shares").

          You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than JP Foodservice and its affiliates.

          In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and JP Foodservice which we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and JP Foodservice, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected

               Synergies"), in each case furnished to us by the Company and JP Foodservice;

          (3) Conducted discussions with members of senior management and representatives of the Company and JP Foodservice concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger, and the Expected Synergies;

          (4) Reviewed the market prices and valuation multiples for the Company Shares and the JP Foodservice Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (5) Reviewed the results of operations of the Company and JP Foodservice and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

          (7) Participated in certain discussions and negotiations among representatives of the Company and JP Foodservice and their financial and legal advisors;

          (8)  Reviewed the potential pro forma impact of the Merger;

          (9)  Reviewed the Agreement; and

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of current general economic, market and monetary conditions.

          In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or JP Foodservice or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or JP Foodservice. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or JP Foodservice, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the Company's and JP Foodservice's managements as to the expected future financial performance of, and expenses and benefits to, the Company or JP Foodservice, as the case may be, and the Expected Synergies, and that such forecasted results and Expected Synergies will be realized in the amounts and at the times indicated thereby. We express no opinion as to such financial forecast information and Expected Synergies or the assumptions upon which they were based. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States Federal income tax purposes. You have informed us that in connection with the Agreement certain significant stockholders of the Company who are affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are parties to and will be entering into various contractual arrangements with respect to their existing Company Shares and with respect to the JP Foodservice Shares to be received by them in the Merger. This opinion does not take into account or in any way address the implications to such stockholders of such contractual arrangements.

          For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or JP Foodservice are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or its stockholders of the Merger.

          Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

          In connection with performing our services for the Company, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

          We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a major portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the JP Foodservice Shares and other securities of JP Foodservice, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Certain of our affiliates own approximately 36% of the Company Shares and have representatives serving on the Company's Board of Directors.

          This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying business decision by the Company to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

          We are not expressing any opinion herein as to the prices at or trading ranges in which the Company Shares or the JP Foodservice Shares may trade following the announcement or consummation of the Merger.

          On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair from a financial point of view to the holders of the Company Shares, other than JP Foodservice and its affiliates.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH INCORPORATED

                                        [signed]

             [LETTERHEAD OF WASSERTEIN PERELLA & CO APPEARS HERE]
                                                                      APPENDIX E


                                 June 30, 1997


Board of Directors
Rykoff-Sexton, Inc.
613 Baltimore Drive
East Mountain Corporate Center
Wilkes-Barre, PA  18702-7944

Members of the Board of Directors:

          Rykoff-Sexton, Inc. (the "Company"), JP Foodservice, Inc. ("JP Foodservice") and Hudson Acquisition Corp., a wholly owned subsidiary of JP Foodservice ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of June 30, 1997 (the "Agreement"), pursuant to which a strategic combination between the Company and JP Foodservice will be effected by means of a merger (the "Merger") between the Company and Merger Sub in which each outstanding share of the Company's common stock, par value $.10 per share (the "Company Shares"), will be converted into the right to receive 0.84 shares (the "Exchange Ratio") of the common stock of JP Foodservice, par value $.01 per share (the "JP Foodservice Shares").

          You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than JP Foodservice and its affiliates.

          In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and JP Foodservice which we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and JP Foodservice, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), in each case furnished to us by the Company and JP Foodservice;

          (3) Conducted discussions with members of senior management and representatives of the Company and JP Foodservice concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger, and the Expected Synergies;

          (4) Reviewed the market prices and valuation multiples for the Company Shares and the JP Foodservice Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (5) Reviewed the results of operations of the Company and JP Foodservice and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

          (7) Participated in certain discussions and negotiations among representatives of the Company and JP Foodservice and their financial and legal advisors;

          (8)  Reviewed the potential pro forma impact of the Merger;

          (9)  Reviewed the Agreement; and

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of current general economic, market and monetary conditions.

          In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or JP Foodservice or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or JP Foodservice. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or JP Foodservice, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the Company's and JP Foodservice's managements as to the expected future financial performance of, and expenses and benefits to, the Company or JP Foodservice, as the case may be, and the Expected Synergies, and that such forecasted results and Expected Synergies will be realized in the amounts and at the times indicated thereby. We express no opinion as to such financial forecast information and Expected Synergies or the assumptions upon which they were based. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States Federal income tax purposes. You have informed us that in connection with the Agreement certain significant stockholders of the Company who are affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are parties to and will be entering into various contractual arrangements with respect to their existing Company Shares and with respect to the JP Foodservice Shares to be received by them in the Merger. This opinion does not take into account or in any way address the implications to such stockholders of such contractual arrangements.

          For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or JP Foodservice are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or its stockholders of the Merger.

          Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

          In connection with performing our services for the Company, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

          We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a major portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the

Company Shares and other securities of the Company, as well as the JP Foodservice Shares and other securities of JP Foodservice, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying business decision by the Company to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

          We are not expressing any opinion herein as to the prices at or trading ranges in which the Company Shares or the JP Foodservice Shares may trade following the announcement or consummation of the Merger.

          On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair from a financial point of view to the holders of the Company Shares, other than JP Foodservice and its affiliates.

                                          Very truly yours,

                                          [signed]

JP FOODSERVICE, INC.
9830 Patuxent Woods Drive
Columbia, Maryland 21046
------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF JP FOODSERVICE, INC. FOR THE ANNUAL MEETING ON
                       ____________, 1997 AT _______ AM

                             JP FOODSERVICE, INC.


The undersigned appoints David M. Abramson and George T. Megas, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of JP Foodservice, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on ____________, 1997, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Joint Proxy Statement/Prospectus is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 and 5.

          JP FOODSERVICE, INC. P.O. BOX 11069 NEW YORK, NY 10203-0069

           (Continued, and to be signed and dated on reverse side.)

1. Proposal to approve the issuance of JP Foodservice Common Shares in connection with the Merger Agreement (as such terms are defined in the enclosed Joint Proxy Statement/Prospectus) as described in the enclosed Joint Proxy Statement/Prospectus.

[_]      FOR     [_]      AGAINST      [_]      ABSTAIN

2.      Election of   FOR all nominees   WITHHOLD AUTHORITY to  *EXCEPTIONS  [_]
        Directors     listed below  [_]  vote for all nominees
                                         listed below      [_]


Nominees: James L. Miller, David M. Abramson and Dean R. Silverman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ________________________________________________________________

3. Amendment to the Restated Certificate of Incorporation of JP Foodservice, Inc. to increase the number of authorized shares of Common Stock from 75,000,000 shares to 150,000,000 shares.

[_]      FOR     [_]      AGAINST      [_]      ABSTAIN

4. Amendment to the 1994 Stock Incentive Plan of JP Foodservice, Inc. (i) to increase the number of shares of Common Stock authorized for issuance from 1,532,404 shares to 2,600,000 shares and (ii) for purposes of Section 162(m) of the Internal Revenue Code of 1986 and regulations thereunder, as described in the enclosed Joint Proxy Statement/Prospectus.

[_]      FOR     [_]      AGAINST      [_]      ABSTAIN

5. Amendment to the Stock Option Plan for Outside Directors of JP Foodservice, Inc. to (i) increase the number of shares of Common Stock authorized for issuance from 100,000 shares to 200,000 shares, (ii) increase the number of shares of Common Stock subject to annual option grants from 1,000 shares to 2,000 shares and (iii) modify the eligibility requirements for awards, as described in the enclosed Joint Proxy Statement/Prospectus.

[_]      FOR     [_]      AGAINST      [_]      ABSTAIN

6. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                           Change of Address and [_]
                           or Comments Mark Here

                   The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                   Dated:                           , 1997
                   -----                            ------

                                      Signature

                                      Signature

                   VOTES MUST BE INDICATED (X) IN BLACK OR BLUE
                   INK                                      [X]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)

                              RYKOFF-SEXTON, INC.

                              613 Baltimore Drive

                       Wilkes-Barre, Pennsylvania  18702




          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Mark Van Stekelenburg, Robert J. Harter, Jr. and Richard J. Martin as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of Common Stock of Rykoff-Sexton, Inc. held of record by the undersigned on _____________, 1997, at the Special Meeting of Stockholders of Rykoff-Sexton, Inc. to be held at _________________ on _________, 1997, at __ a.m. local time, and any adjournments or postponements thereof.



      (Continued, and to be marked, dated and signed, on the other side)

                                                 Please mark your votes as
                                                 indicated in this example   [X]
                                                 in blue or black ink.

The Board of Directors recommends a vote FOR Proposal 1.



 1.  PROPOSAL TO ADOPT THE MERGER AGREEMENT
     (as such term is defined in the enclosed
     Joint Proxy Statement/Prospectus), the
     provisions of which are described in the enclosed Joint Proxy Statement/Prospectus.

     FOR  AGAINST  ABSTAIN
     [_]    [_]      [_]

 2. In their discretion, the Proxies are authorized to transact such other matters as may arise relating to the conduct of the Special Meeting of Stockholders of Rykoff-Sexton, Inc. or any adjournments or postponements thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO
     DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
     PROPOSAL 1, AND IN THE DISCRETION OF THE PROXIES
     ON THE MATTERS DESCRIBED IN PROPOSAL 2.

     Do you plan to attend this meeting?

     YES    NO
     [_]    [_]


     PLEASE MARK, DATE, SIGN AND RETURN THE PROXY
     CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



   Signature(s)_______________________________________________________________

   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign the partnership's name by an authorized person.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

          Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation fled as Exhibit 3.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-Laws filed as Exhibit 3.2 hereto.

          The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such person because of such person's service as a director, officer, employee or agent of the corporation or such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

          The registrant's Amended and Restated By-laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the registrant's Amended and Restated By-laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director of officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such persons acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant and had no reason to believe that his conduct was illegal.

          Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duty as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          The registrant maintains directors and officers liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.

Item 21.  Exhibits and Financial Statements Schedules.

          (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement:

   Exhibit No.                   Description
   -----------                   -----------

      2.1      Agreement and Plan of Merger, dated as of June 30, 1997 among JP
               Foodservice, Inc. (the "Company"), Hudson Acquisition Corp. and
               Rykoff-Sexton, Inc. (included as Appendix A to the



               Joint Proxy Statement/Prospectus that is part of this Registration Statement).

     2.2 Amendment No.1 to Agreement and Plan of Merger, dated as of September 3, 1997, among the Company, Hudson Acquisition Corp.
               and Rykoff-Sexton, Inc. (incorporated by reference to Exhibit
               2.2 to the Company's Current Report on Form 8-K for reportable event dated September 3, 1997).

     3.1       Restated Certificate of Incorporation of JP Foodservice, Inc.
               (incorporated by reference to the Company's Registration
               Statement on Form S-3 (Commission File No. 333-14039)).

     3.2       Amended and Restated By-Laws of JP Foodservice, Inc.
               (incorporated by reference to Exhibit 3.2 to the Company's Annual
               Report on Form 10-K for the fiscal year ended June 28, 1997).

     4.1       Specimen of Certificate representing JP Foodservice, Inc. Common
               Stock, $.01 par value (incorporated by reference to the Company's
               Registration Statement on Form S-3 (Commission File No. 333-
               27275)).

     4.2       Rights Agreement, dated as of February 19, 1996, between JP
               Foodservice, Inc. and The Bank of New York, as Rights Agent (the
               "Rights Agreement") (incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form 8-A dated February
               22, 1996).

     4.3       Amendment No. 1 to Rights Agreement, dated as of May 17, 1996
               (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File
               No. 333-07321)).

     4.4       Amendment No. 2 to Rights Agreement, dated as of September 26,
               1996 (incorporated by reference to Exhibit 10.1 to Amendment No.
               2 to the Company's Registration Statement on Form S-3 (Commission
               File No. 333-14039)).

     4.5       Amendment No. 3 to Rights Agreement, dated as of June 30, 1997
               (incorporated by reference to Exhibit 4.1 to the Company's
               Current Report on Form 8-K for reportable event dated June 30,
               1997).

   **4.6       Form of Common Stock Purchase Warrant expiring September 30,
               2005.

   **5.1 Legal opinion of Hogan & Hartson L.L.P. with respect to the validity of the securities registered hereby.

   **8.1 Legal opinion of Wachtell, Lipton, Rosen & Katz with respect to certain tax matters.

   **8.2 Legal opinion of Jones, Day, Reavis & Pogue with respect to certain tax matters.

   +10.1       Form of Employment Agreement by and between JP Foodservice, Inc.
               and Mark Van Stekelenburg.

    10.2       Stock Option Agreement dated as of June 30, 1997 between JP
               Foodservice, Inc. and Rykoff-Sexton, Inc. (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form
               8-K for reportable event dated June 30, 1997).

    10.3       Stock Option Agreement dated as of June 30, 1997 between Rykoff-
               Sexton, Inc. and JP Foodservice, Inc. (incorporated by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K for reportable event dated June 30, 1997).




      10.4 Amended and Restated Support Agreement dated as of June 30, 1997 by and among JP Foodservice, Inc. and certain stockholders of Rykoff-Sexton, Inc. (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K for reportable event dated September 3, 1997) .

     *23.1     Consents of KPMG Peat Marwick LLP.

     *23.2     Consent of Price Waterhouse LLP.

    **23.3     Consent of Arthur Andersen LLP.

    **23.4     Consent of Hogan & Hartson LLP (contained in its opinion filed as
               Exhibit 5.1).

    **23.5 Consent of Wachtell, Lipton, Rosen & Katz (contained in its opinion filed as Exhibit 8.1).

    **23.6 Consent of Jones, Day, Reavis & Pogue (contained in its opinion filed as Exhibit 8.2).

     +24.1     Powers of Attorney.

     +99.1     Consent of Goldman, Sachs & Co.

     +99.2     Consent of Smith Barney Inc.

     +99.3     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     +99.4     Consent of Wasserstein Perella & Co., Inc.

     *99.5     Consent of Mark Van Stekelenburg.

     +99.6     Consent of James I. Maslon.

     *99.7     Consent of James P. Miscoll.

     *99.8     Consent of Neil I. Sell.

     *99.9     Consent of Bernard Sweet.

---------------------
*   Filed herewith.

**  To be filed by amendment.

+   Previously filed.

Item 22.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information caused for by the other items of the applicable form.

     (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, Maryland, on September 22, 1997.

                                   JP FOODSERVICE, INC.



                                   By: /s/ James L. Miller
                                      ------------------------------
                                       James L. Miller
                                       President and Chief Executive Officer
                                       (Duly Authorized Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                      Date
         ---------                          -----                      ----

/s/ James L. Miller            President, Chairman and Chief      September 22, 1997
---------------------------    Executive Officer and Director
James L. Miller                 (Principal Executive Officer)

/s/ Lewis Hay, III             Senior Vice President and Chief    September 22, 1997
---------------------------     Financial Officer (Principal
Lewis Hay, III                       Financial Officer)

/s/ George T. Megas               Vice President - Finance        September 22, 1997
---------------------------    (Principal Accounting Officer)
George T. Megas

/s/ Michael J. Drabb*                     Director                September 22, 1997
---------------------------
Michael J. Drabb

/s/ David M. Abramson                     Director                September 22, 1997
---------------------------
David M. Abramson

/s/ Eric E. Glass*                        Director                September 22, 1997
---------------------------
Eric E. Glass


       Signature                           Title                   Date
       ---------                           -----                   ----

/s/ Mark P. Kaiser                        Director           September 22, 1997
---------------------------
Mark P. Kaiser
                                          Director           September 22, 1997
---------------------------
Paul I. Latta, Jr.

/s/ Dean R. Silverman*                    Director           September 22, 1997
---------------------------
Dean R. Silverman

/s/ Jeffery D. Serkes*                    Director           September 22, 1997
---------------------------
Jeffrey D. Serkes


* By Lewis Hay, III as Attorney-in-Fact

                                 Exhibit Index
                                 -------------


   Exhibit No.                   Description
   -----------                   -----------

     2.1       Agreement and Plan of Merger, dated as of June 30, 1997 among JP
               Foodservice, Inc. (the "Company"), Hudson Acquisition Corp. and
               Rykoff-Sexton, Inc. (included as Appendix A to the Joint Proxy
               Statement/Prospectus that is part of this Registration
               Statement).

     2.2 Amendment No.1 to Agreement and Plan of Merger, dated as of September 3, 1997 among the Company, Hudson Acquisition Corp. and
               Rykoff-Sexton, Inc. (incorporated by reference to the Company's
               Current Report on Form 8-K for reportable event dated
               September 3, 1997).

     3.1       Restated Certificate of Incorporation of JP Foodservice, Inc.
               (incorporated by reference to the Company's Registration
               Statement on Form S-3 (Commission File No. 333-14039)).

     3.2       Amended and Restated By-Laws of JP Foodservice, Inc.
               (incorporated by reference to the Company's Registration
               Statement on Form S-3 (Commission File No. 333-14039)).

     4.1       Specimen of Certificate representing JP Foodservice, Inc. Common
               Stock, $.01 par value (incorporated by reference to the Company's
               Registration Statement on Form S-3 (Commission File No. 333-
               27275)).

     4.2       Rights Agreement, dated as of February 19, 1996, between JP
               Foodservice, Inc. and The Bank of New York, as Rights Agent (the
               "Rights Agreement") (incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form 8-A dated February
               22, 1996).

     4.3       Amendment No. 1 to Rights Agreement, dated as of May 17, 1996
               (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File
               No. 333-07321)).

     4.4       Amendment No. 2 to Rights Agreement, dated as of September 26,
               1996 (incorporated by reference to Exhibit 10.1 to Amendment No.
               2 to the Company's Registration Statement on Form S-3 (Commission
               File No. 333-14039)).

     4.5       Amendment No. 3 to Rights Agreement, dated as of June 30, 1997
               (incorporated by reference to Exhibit 4.1 to the Company's
               Current Report on Form 8-K for reportable event dated June 30,
               1997).

   **4.6       Form of Common Stock Purchase Warrant expiring September 30,
               2005.

   **5.1 Legal opinion of Hogan & Hartson L.L.P. with respect to the validity of the securities registered hereby.

   **8.1 Legal opinion of Wachtell, Lipton, Rosen & Katz with respect to certain tax matters.

   **8.2 Legal opinion of Jones, Day, Reavis & Pogue with respect to certain tax matters.

   +10.1       Form of Employment Agreement dated as of          , 1997 by and
               between JP Foodservice, Inc. and Mark Van Stekelenburg.

    10.2       Stock Option Agreement dated as of June 30, 1997 between JP
               Foodservice, Inc. and Rykoff-Sexton, Inc. (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form
               8-K for reportable event dated June 30, 1997).

    10.3       Stock Option Agreement dated as of June 30, 1997 between Rykoff-
               Sexton, Inc. and JP Foodservice, Inc. (incorporated by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K for reportable event dated June 30, 1997).

    10.4 Amended and Restated Support Agreement dated as of June 30, 1997 by and among JP Foodservice, Inc. and certain stockholders of Rykoff Sexton, Inc. (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K for reportable event dated September 3, 1997) .

   *23.1       Consents of KPMG Peat Marwick LLP.

   *23.2       Consent of Price Waterhouse LLP.

  **23.3       Consent of Arthur Andersen LLP.

  **23.4       Consent of Hogan & Hartson LLP (contained in its opinion filed as
               Exhibit 5.1).

  **23.5 Consent of Wachtell, Lipton, Rosen & Katz (contained in its opinion filed as Exhibit 8.1).

  **23.6 Consent of Jones, Day, Reavis & Pogue (contained in its opinion filed as Exhibit 8.2).

   +24.1       Powers of Attorney (included in the signature page hereof).

   +99.1       Consent of Goldman, Sachs & Co.

   +99.2       Consent of Smith Barney Inc.

   +99.3       Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

   +99.4       Consent of Wasserstein Perella & Co., Inc.

   *99.5       Consent of Mark Van Stekelenburg.

   +99.6       Consent of James I. Maslon.

   *99.7       Consent of James P. Miscoll.

   *99.8       Consent of Neil I. Sell.

   *99.9       Consent of Bernard Sweet.

-------------------------

*  Filed herewith

** To be filed amendment

+  Previously filed